As filed with the Securities and Exchange Commission on December 4, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KRAFT FOODS INC.

(Exact name of registrant as specified in its charter)

Virginia	2000	52-2284372
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Three Lakes Drive

Northfield, Illinois 60093

(847) 646-2000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Marc S. Firestone

Executive Vice President, Corporate & Legal Affairs and General Counsel

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois 60093

(847) 646-2000

(Name, address, including zip code, and telephone number

including area code, of agent for service)

Copies to:
Barbara L. Becker Andrew L. Fabens James J. Moloney Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 (212) 351-4000	Sarah Jones Clifford Chance US LLP 31 West 52nd Street New York, NY 10019 (212) 878-8000	Philip A. Gelston Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, without par value	365,985,303	N/A	$11,869,621,503.39	$662,324.88

(1)	Represents the maximum number of shares of Kraft Foods Class A common stock issuable if all ordinary shares of Cadbury plc (including ordinary shares represented by American Depositary Shares) are tendered based on an exchange ratio equivalent to 0.2589 shares of Kraft Foods Class A common stock for each ordinary share of Cadbury.
(2)

Pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the market value of the securities to be received was calculated as follows: (a) the product of (i) 1,413,616,467 Cadbury ordinary shares (the sum of (x) 1,372,703,854 Cadbury ordinary shares outstanding as of December 1, 2009 (as reported by Cadbury with the London Stock Exchange’s Regulatory News Service on December 1, 2009) and (y) 40,912,613 Cadbury ordinary shares that could be issued to satisfy the exercise and vesting of options and awards under Cadbury share plans (assuming exercise and vesting of such options and awards in full) as at the close of business on November 24, 2009 as disclosed by Cadbury in a letter from Cadbury to Kraft Foods’ financial advisor dated November 27, 2009) and (ii) the average of the high and low sales prices of Cadbury ordinary shares as quoted on the London Stock Exchange on December 2, 2009 ($13.38 based on an exchange rate of £1.00 = $1.6627 on December 1, 2009) less, (b) $7,051,260,299.04, the estimated amount of cash that would be paid by Kraft Foods in exchange for all of the Cadbury ordinary shares.

(3)	The amount of the filing fee, calculated in accordance with Rule 457(c) and Rule 457(f) under the Securities Act, equals $55.80 multiplied by the proposed maximum offering price. The amount of such registration fee was previously paid by Kraft Foods in connection with the payment of the $948,884.20 fee paid in respect of the preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission on November 9, 2009.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus/offer to exchange is not complete and may be changed. Kraft Foods Inc. may not complete the offer to exchange and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus/offer to exchange is not an offer to sell these securities and Kraft Foods Inc. is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2009

Offer to Exchange

Each Outstanding Ordinary Share

(Including Ordinary Shares Represented by American Depositary Shares)

of

Cadbury plc

by

Kraft Foods Inc.

Kraft Foods Inc., a Virginia corporation, is offering to acquire all of the issued and outstanding ordinary shares of 10 pence each of Cadbury plc, including Cadbury ordinary shares represented by American Depositary Shares, or Cadbury ADSs. Each Cadbury ADS represents four Cadbury ordinary shares. In this prospectus/offer to exchange, we refer to holders of Cadbury ordinary shares as Cadbury shareholders, and we refer to Cadbury shareholders and holders of Cadbury ADSs together as Cadbury securityholders. References in this prospectus/offer to exchange to Cadbury ADSs include the underlying Cadbury ordinary shares.

Cadbury securityholders who accept the offer are entitled to receive:

•

300 pence in cash and 0.2589 shares of Kraft Foods Class A common stock, without par value, which we refer to as Kraft Foods common stock, in exchange for each outstanding Cadbury ordinary share validly tendered and not withdrawn; and

•	1,200 pence in cash and 1.0356 shares of Kraft Foods common stock, in exchange for each outstanding Cadbury ADS validly tendered and not withdrawn.

If you accept the offer, you may request to vary the proportion of shares of Kraft Foods common stock and cash you will receive pursuant to a mix and match facility, including by electing to receive only cash or only shares of Kraft Foods common stock. However, your mix and match election will only be satisfied to the extent that other Cadbury securityholders make off-setting elections in the offer.

If you tender your Cadbury ordinary shares in the offer, you will receive the cash portion of the offer consideration for your Cadbury ordinary shares in pounds sterling, unless you specifically elect to receive U.S. dollars. If you tender your Cadbury ADSs in the offer, you will receive the cash portion of the offer consideration for your Cadbury ADSs in U.S. dollars, unless you specifically elect to receive pounds sterling. Please see the section of this prospectus/offer to exchange entitled “The Offer—Payment of Cash and Stock Consideration—Currency.”

Our obligation to accept for exchange, and to exchange, shares of Kraft Foods common stock for Cadbury ordinary shares, including those represented by Cadbury ADSs, is subject to a number of conditions that are described in paragraph 1 (Conditions of the Offer) of Part A of Appendix A to this prospectus/offer to exchange.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M. NEW YORK CITY TIME (1:00 P.M. LONDON TIME) ON JANUARY 5, 2010, UNLESS THE INITIAL OFFER PERIOD IS EXTENDED. CADBURY ORDINARY SHARES AND CADBURY ADSs TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE INITIAL OFFER PERIOD, AS IT MAY BE EXTENDED.

All holders of Cadbury ordinary shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the Securities Exchange Act of 1934, as amended) or residents of Canada, and all holders of Cadbury ADSs, wherever located, will receive this prospectus/offer to exchange. All holders of Cadbury ordinary shares who are not U.S. holders or residents of Canada will receive separate offer documents. Cadbury securityholders will only receive the relevant offer documents if they are permitted by law to receive them.

Kraft Foods common stock trades on the New York Stock Exchange, or the NYSE, under the symbol “KFT.” Cadbury ordinary shares trade on the London Stock Exchange, or the LSE, under the symbol “CBRY.” Cadbury ADSs trade on the NYSE under the symbol “CBY.”

FOR A DISCUSSION OF RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE OFFER, PLEASE CAREFULLY READ THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “RISK FACTORS” BEGINNING ON PAGE 19.

Kraft Foods has not authorized any person to provide any information or to make any representation in connection with the offer other than the information contained or incorporated by reference in this prospectus/offer to exchange, and if any person provides any of this information or makes any representation of this kind, you should not rely upon that information or representation as having been authorized by Kraft Foods.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to exchange. Any representation to the contrary is a criminal offense.

THIS PROSPECTUS/OFFER TO EXCHANGE IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR SHALL THERE BE ANY SALE OR PURCHASE OF SECURITIES PURSUANT HERETO, IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED OR WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH JURISDICTION. IF YOU ARE IN ANY DOUBT AS TO YOUR ELIGIBILITY TO PARTICIPATE IN THE OFFER, YOU SHOULD CONTACT YOUR PROFESSIONAL ADVISER IMMEDIATELY.

The date of this prospectus/offer to exchange is December 4, 2009

i

THIS PROSPECTUS/OFFER TO EXCHANGE INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT KRAFT FOODS AND CADBURY FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, OR THE SEC, THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS/OFFER TO EXCHANGE. THIS INFORMATION IS AVAILABLE AT THE INTERNET WEB SITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. PLEASE SEE THE SECTION OF THIS PROSPECTUS/OFFER TO EXCHANGE ENTITLED “WHERE YOU CAN FIND MORE INFORMATION.” YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM KRAFT FOODS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO KRAFT FOODS’ INFORMATION AGENT AT ITS ADDRESS OR TELEPHONE NUMBER SET FORTH ON THE BACK COVER OF THIS PROSPECTUS/OFFER TO EXCHANGE. IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE YOUR REQUEST NO LATER THAN DECEMBER 28, 2009, OR FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE INITIAL OFFER PERIOD, AS IT MAY BE EXTENDED, WHICHEVER IS LATER.

In making their decision whether or not to accept the offer, Cadbury securityholders who are South African residents will need to take into account the South African Exchange Control Regulations issued in terms of the Currency and Exchanges Act, 1933 (the “Excon Regulations”), and consider whether or not their acceptance of the offer and their subsequent receipt of consideration for their Cadbury ADSs from Kraft Foods, whether in the form of cash and/or shares of Kraft Foods common stock, will be in compliance with the Excon Regulations.

NOTE ON CADBURY INFORMATION

We have taken all information (other than certain information concerning Cadbury share options) concerning Cadbury, its business, management and operations presented or incorporated by reference in this prospectus/offer to exchange from publicly available information. This information may be examined and copies may be obtained at the places and in the manner set forth in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.” We are not affiliated with Cadbury, and we have not had the cooperation of Cadbury’s management or due diligence access to Cadbury or its business or management. Therefore, non-public information concerning Cadbury’s business and financial condition was not available to us for the purpose of preparing this prospectus/offer to exchange. Although we have no knowledge that would indicate that any information or statements relating to Cadbury contained or incorporated by reference in this prospectus/offer to exchange are inaccurate or incomplete, we were not involved in the preparation of the information or the statements and cannot verify them.

Any financial information regarding Cadbury that may be detrimental to Kraft Foods and its subsidiaries, including Cadbury, after completion of the offer, which we refer to as the combined company, and that has not been publicly disclosed by Cadbury, or errors in our estimates due to the lack of cooperation from Cadbury, may have an adverse effect on the benefits we expect to achieve through the consummation of the offer.

Pursuant to Rule 409 under the Securities Act of 1933, as amended (the “Securities Act”), and Rule 12b-21 under the Exchange Act, we are requesting that Cadbury provide us with information required for complete disclosure regarding Cadbury’s businesses, operations, financial condition and management. If we receive the information before the offer expires and we consider it to be material, reliable and appropriate, then we will amend or supplement this prospectus/offer to exchange to provide this information.

An auditor’s report was issued on Cadbury’s financial statements and included in Cadbury’s filings with the SEC. Pursuant to Rule 439 under the Securities Act, we are required to obtain the consent of Cadbury’s independent auditors to incorporate by reference their audit reports included in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008 into this prospectus/offer to exchange. We are requesting such consent from Cadbury’s independent auditors. If we receive this consent, we will promptly file it as an exhibit to our registration statement of which this prospectus/offer to exchange forms a part.

CURRENCIES

In this prospectus/offer to exchange, unless otherwise specified or the context otherwise requires:

•	“pounds sterling,” “pounds,” “sterling,” “U.K. pounds,” “£,” “pence” or “p” each refer to the lawful currency of the United Kingdom;

•	“U.S. dollars,” “dollars” or “$” each refer to the lawful currency of the United States; and

•	“euro” or “€” each refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the Treaty establishing the European Community, as amended.

We publish our financial statements in U.S. dollars and Cadbury publishes its financial statements in pounds sterling. Certain Kraft Foods and Cadbury financial information included in this prospectus/offer to exchange was translated using company specific exchange rates. In preparing our financial statements, we translated the results of operations of our foreign subsidiaries into U.S. dollars using average exchange rates during each period indicated. We translated balance sheet accounts into U.S. dollars using exchange rates at the end of each period indicated. According to Cadbury’s public filings, in preparing its financial statements, Cadbury translated the balance sheets of its non-U.K. subsidiaries into pounds sterling using exchange rates at the end of each period indicated. Cadbury translated the results of its non-U.K. subsidiary undertakings into pounds sterling at an average rate, calculated using the exchange rates prevailing at the end of each month during the applicable period presented. We are not making any representation to you regarding those translated amounts. Please see the section of this prospectus/offer to exchange entitled “Exchange Rate Information” for additional information regarding the exchange rates between pounds sterling and the U.S. dollar.

IMPORTANT DATES AND TIMES

You should take note of the dates and times set forth in the table below in connection with the offer. These dates and times may change in accordance with the terms and conditions of the offer, as described in this prospectus/offer to exchange.

Event	Time and/or date

Mailing of this prospectus/offer to exchange and transmittal materials and publication of the other offer documents; beginning of the initial offer period	December 4, 2009

Latest time and date for Cadbury securityholders to accept the offer (unless extended)	8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010

Kraft Foods special shareholder meeting	February 1, 2010

Payment of consideration to Cadbury securityholders who accept during the initial offer period (the “Settlement Date”)	Not later than 14 days after end of the initial offer period

If extended, latest date on which the offer may become or be declared wholly unconditional	February 2, 2010

Shares of Kraft Foods common stock to be issued in the offer begin trading on the NYSE	On or about the Settlement Date

v

QUESTIONS AND ANSWERS ABOUT THE OFFER

This section includes some of the questions that you, as a U.S. or Canadian Cadbury shareholder or as a holder of Cadbury ADSs, may have regarding the offer, along with answers to those questions. This section and the section of this prospectus/offer to exchange entitled “Summary” together provide a summary of the material terms of the offer. These sections highlight selected information from this prospectus/offer to exchange, but do not contain all of the information that may be important to you. To better understand the offer, you should read this entire prospectus/offer to exchange, including the appendices, carefully, as well as those additional documents incorporated by reference or referred to in this prospectus/offer to exchange. You may obtain the information incorporated by reference into this prospectus/offer to exchange by following the instructions in the section of this prospectus/offer to exchange entitled “Incorporation by Reference.”

Page numbers in parentheses refer to other places in this prospectus/offer to exchange that may contain more detailed information regarding the subject matter summarized, and we urge you to read carefully the remainder of this prospectus/offer to exchange and the accompanying Form of Acceptance or ADS Letter of Transmittal, as applicable.

References in this prospectus/offer to exchange to “we,” “us” and “our” refer to Kraft Foods Inc. and, where applicable, its subsidiaries. References in this prospectus/offer to exchange to numbers of days refer to calendar days, unless otherwise indicated.

1.	What is Kraft Foods offering to acquire in the offer?

In the offer, we are seeking to acquire all Cadbury ordinary shares, including those represented by Cadbury ADSs.

2.	Why is Kraft Foods making the offer? (See page 40)

We are making the offer to acquire control of Cadbury. We believe the financial and strategic rationale for the offer is compelling and will provide short- and long-term benefits to Cadbury securityholders who accept the offer. In particular, we believe:

•	the acquisition of Cadbury would build on a global powerhouse in snacks, confectionery and quick meals, with an exceptional portfolio of leading brands around the world;

•	the acquisition of Cadbury would create a combined company that will be a global confectionery leader;

•	Cadbury’s leading brands are highly complementary to our portfolio;

•	the acquisition of Cadbury will allow us to act as a stronger partner to our customers, create efficiencies for both partners and maintain balance as our customers increase their scale;

•	the acquisition of Cadbury would increase scale in developing markets for both Kraft Foods and Cadbury;

•

Cadbury’s routes to market are highly complementary to ours and that the acquisition of Cadbury will provide an enhanced platform for the combined company to distribute both Cadbury’s and Kraft Foods’ products; and

•	the acquisition of Cadbury will provide the potential for meaningful revenue synergies and a significant opportunity to realize cost savings over time.

As with any investment decision, the anticipated benefits may not be realized. For a discussion of the risk factors that you should consider carefully, please see the section of this prospectus/offer to exchange entitled “Risk Factors.”

3.	Has Kraft Foods discussed this offer with the Cadbury board of directors?

On August 28, 2009, Ms. Irene Rosenfeld, our Chairman and Chief Executive Officer, met with Mr. Roger Carr, the Chairman of Cadbury, to express our interest in pursuing a business combination with Cadbury and to convey a proposal to acquire all of the outstanding Cadbury ordinary shares for 300 pence in cash and 0.2589 new shares of Kraft Foods common stock per Cadbury ordinary share. Cadbury subsequently rejected our proposal. Although we have publicly expressed our desire to enter into a negotiated business combination with Cadbury, the Cadbury board of directors has not yet accepted our invitation to negotiate toward such a combination. Please see the section of this prospectus/offer to exchange entitled “Background and Reasons for the Offer—Background of the Offer.”

4.	Why is Kraft Foods communicating the offer under this prospectus/offer to exchange and under separate offering documents?

We are communicating the offer under separate offer documentation to satisfy regulatory requirements. All holders of Cadbury ordinary shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) or residents of Canada and all holders of Cadbury ADSs, wherever located, will receive this prospectus/offer to exchange. All holders of Cadbury ordinary shares who are not U.S. holders or residents of Canada will receive separate offer documents. Cadbury securityholders will only receive the relevant offer documents if they are permitted by law to receive them. The terms of the offer are the same regardless of the offer documentation used.

5.	What will I receive in the offer? (See page 45)

Under the basic terms of the offer, if you accept the offer, you will receive for each Cadbury ordinary share:

•	300 pence in cash; and

•	0.2589 shares of Kraft Foods common stock.

As each Cadbury ADS represents four Cadbury ordinary shares, under the basic terms of the offer, if you accept the offer, you will receive for each Cadbury ADS:

•	1,200 pence in cash; and

•	1.0356 shares of Kraft Foods common stock.

You will not receive any interest on the payments to which you are entitled under the offer.

If you tender your Cadbury ordinary shares in the offer, you will receive the cash portion of the offer consideration for your Cadbury ordinary shares in pounds sterling, unless you specifically elect to receive U.S. dollars. If you tender your Cadbury ADSs in the offer, you will receive the cash portion of the offer consideration for your Cadbury ADSs in U.S. dollars, unless you specifically elect to receive pounds sterling. Please see Question 7 and the section of this prospectus/offer to exchange entitled “The Offer—Payment of Cash and Stock Consideration—Currency.”

6.	May I request to receive more cash or more Kraft Foods common stock than the basic terms of the offer described above? (See page A-21)

Yes. There is a mix and match facility available to Cadbury securityholders. Under this facility, you may elect to vary the proportions in which you receive Kraft Foods common stock and cash consideration subject to off-setting elections being made by the other Cadbury securityholders. As such, it might not be possible to satisfy every election under the facility. To the extent that elections cannot be satisfied in full, they will be reduced on a pro rata basis.

To the extent that valid elections under the mix and match facility can be satisfied, Cadbury securityholders will receive Kraft Foods common stock instead of cash due under the offer or vice versa on the basis of a fixed rate of £15.94 in cash for each share of Kraft Foods common stock. The price has been set using the closing share price of the Kraft Foods common stock on the NYSE on December 1, 2009, and an exchange rate of $1.6627 to £1.00 (as quoted by WM/Reuters on December 1, 2009).

The mix and match facility will remain open until the end of the initial offer period, or such later time and date to which the initial offer period may be extended. We reserve the right to extend the mix and match facility during the subsequent offer period. However, you should note that the closing date for the mix and facility in the subsequent offer period may be earlier than the final closing date of the offer. If the mix and match facility has been closed, we reserve the right to reintroduce a mix and match facility on the same terms and subject to the rules of the U.K. City Code on Takeovers and Mergers (the “U.K. Takeover Code”) and U.S. tender offer rules. The number of shares of Kraft Foods common stock we will issue and the total cash consideration we will pay in the offer will not change as a result of elections under the mix and match facility.

You are not required to make an election. If you accept the offer and you choose not to make a mix and match election, or if you do not make a valid mix and match election, you will receive the basic terms of the offer. The invalidity of an election under the mix and match facility will not affect the validity of an acceptance of the offer.

The mix and match election procedure is described more fully in paragraph 6 (The Mix and Match Facility) of Part B of Appendix A to this prospectus/offer to exchange and the accompanying Form of Acceptance and ADS Letter of Transmittal. If you wish to make a mix and match election, you should carefully read and comply with the instructions in the accompanying Form of Acceptance or ADS Letter of Transmittal, as applicable. Please see the section of this prospectus/offer to exchange entitled “Risk Factors—Risk Factors Relating to the Offer—If you elect to use the mix and match facility, you may not receive the consideration in the proportion of Kraft Foods common stock and cash requested.”

7.	In what currency will I receive the cash portion of the offer consideration? (See page 52)

If you tender Cadbury ordinary shares in the offer, you will receive the cash portion of the offer consideration for your Cadbury ordinary shares in pounds sterling, unless you specifically elect to receive it in U.S. dollars. If you tender your Cadbury ADSs in the offer, you will receive the cash portion of the offer consideration for your Cadbury ADSs in U.S. dollars, unless you specifically elect to receive it in pounds sterling.

If you specifically elect to receive the cash portion of your consideration in U.S. dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the offer will be paid (net of all relevant fees and expenses) in U.S. dollars, based on the exchange rate obtainable on the spot market in London on the date the cash consideration is made available by Kraft Foods to Computershare Investor Services PLC (the “Ordinary Share Exchange Agent”) or Computershare Trust Company, N.A. (the “ADS Exchange Agent”) for delivery in respect of your Cadbury ordinary shares or Cadbury ADSs.

8.	How will I receive the share portion of the offer consideration?

The manner in which you will receive any shares of Kraft Foods common stock that you are entitled to receive in the offer will vary depending on a number of factors, including whether you hold Cadbury ordinary shares or Cadbury ADSs, whether you possess physical certificates or hold your Cadbury ordinary shares, including those represented by Cadbury ADSs, in uncertificated or book-entry form and whether you hold them through an intermediary, such as a stockbroker, custodian bank or clearing system. We will not issue actual stock certificates.

•

If you hold Cadbury ordinary shares in certificated form or you hold your Cadbury ADSs in certificated form, a book-entry account statement reflecting your ownership of shares of Kraft Foods common stock will be mailed to you.

•

If you hold your Cadbury ordinary shares in uncertificated form (that is, in CREST, the U.K. paperless settlement system) you will receive CREST Depository Interests, or CDIs, representing entitlements to your shares of Kraft Foods common stock, which will be credited to your CREST account. CDIs are depository interests in non-U.K. securities, in this case, shares of Kraft Foods common stock. The CDIs will be treated as shares of Kraft Foods common stock for the purposes of determining, for example, eligibility for any dividends. We intend to establish in accordance with applicable law and, to the extent possible, arrangements under which holders of CDIs will be able to receive notices of shareholder meetings, annual reports and any other documents we send to our shareholders. In addition, we intend to establish arrangements under which holders of CDIs will be able to give voting directions at meetings of our shareholders in a generally equivalent way to the holders of Kraft Foods common stock. Further details of the CDIs are set forth in the section of this prospectus/offer to exchange entitled “Description of Kraft Foods Capital Stock—Information on CREST Depository Interests.” Except where context otherwise requires, references in this prospectus/offer to exchange to Kraft Foods common stock include, where applicable, the CDIs.

•

If you hold your Cadbury ADSs through an intermediary in book-entry form (that is, you hold your Cadbury ADSs in a brokerage or custodian account and through a clearing system), your brokerage account will be credited for the shares of Kraft Foods common stock.

9.	How does the offer compare to Cadbury ordinary share prices and Cadbury ADS prices prior to the announcement of the offer?

Based on the closing share price of $26.50 per share of Kraft Foods common stock on the NYSE on December 1, 2009 and an exchange rate of $1.6627 per £1.00 (as quoted by WM/Reuters on December 1, 2009) the offer represents a substantial premium to the unaffected share price of Cadbury. The offer represents a premium of:

•

36% over the closing middle market price of 524 pence for Cadbury ordinary shares on the LSE on July 3, 2009; the last trading day prior to analyst suggestions regarding potential sector consolidation;

•	37% over the closing share price of $34.66 for Cadbury ADSs on the NYSE on July 2, 2009, the last trading day prior to analyst suggestions regarding potential sector consolidation;

•

28% over the average daily closing middle market price for Cadbury ordinary shares on the LSE during the 90-day period ended on September 4, 2009, the last full trading day before our first public announcement of a possible offer for Cadbury, which was 555 pence per Cadbury ordinary share;

•	29% over the average daily closing share price for Cadbury ADSs on the NYSE during the 90-day period ended on September 4, 2009, which was $36.71 per Cadbury ADS;

•	25% over the closing middle market price of 568 pence for Cadbury ordinary shares on the LSE on September 4, 2009; and

•	27% over the closing share price of $37.46 for Cadbury ADSs on the NYSE on September 4, 2009.

10.	How long will the offer remain open? (See page A-12)

Unless we extend or withdraw the offer, the offer will expire at 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010.

11.	What is the “minimum acceptance condition”? (See page A-1)

The minimum acceptance condition requires that holders of at least 90% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, validly accept the offer. We may decide to lower this threshold to any percentage above 50% as long as we comply with the U.K. Takeover Code and U.S. tender offer rules and will notify you in the manner described in Question 12. Furthermore, with the consent of the U.K. Takeover Panel, in determining whether the minimum acceptance condition has been satisfied, we may be permitted to exclude certain Cadbury ordinary shares issued after the time agreed with the U.K. Takeover Panel and prior to the expiration of the initial offer period.

12.	Will Kraft Foods notify Cadbury securityholders if it lowers the minimum acceptance condition? (See page A-14)

In accordance with applicable U.S. tender offer rules, we will announce, at least five U.S. business days prior to any reduction in the percentage of Cadbury ordinary shares, including those represented by Cadbury ADSs, required to satisfy the minimum acceptance condition, that we have reserved our right to reduce this percentage. The announcement will be made through a press release on among others, PR Newswire, and by placing an announcement in a newspaper of national circulation in the United States. This announcement will advise Cadbury securityholders that if their willingness to accept the offer would be affected by the reduction of the minimum acceptance condition, they should withdraw their Cadbury ordinary shares, including those represented by Cadbury ADSs, from the offer. During the five-day period following the public announcement that such a reduction may be made, Cadbury securityholders will have withdrawal rights.

13.	What does it mean for the offer to become or be declared “wholly unconditional”?

The offer will become or be declared wholly unconditional when all of the conditions of the offer described in paragraph 1 (Conditions of the Offer) of Part A of Appendix A to this prospectus/offer to exchange have been satisfied or waived by us. The minimum acceptance condition cannot become or be declared satisfied until all of the other conditions have been satisfied, fulfilled or to the extent permitted, waived. We cannot acquire your Cadbury ordinary shares, including those represented by Cadbury ADSs, pursuant to the offer until the offer becomes wholly unconditional. You will not have withdrawal rights after the offer becomes or is declared wholly unconditional except in certain limited circumstances (for example, if we have failed to make certain announcements required by the U.K. Takeover Code or if we withdraw an announcement that the offer will not be increased or further extended after a particular date). These circumstances are described in paragraph 4 (Rights of Withdrawal) of Part B of Appendix A to this prospectus/offer to exchange.

14.	What is the last day the offer could become or be declared wholly unconditional? (See page A-12)

If the conditions of the offer have not been satisfied or waived by us by 8:00 a.m. New York City time (1:00 p.m. London time), on February 2, 2010 (or such earlier time or date that we state), the offer will lapse. We may extend the offer beyond this time if:

•	a competing bid has been made for Cadbury; or

•	the U.K. Takeover Code permits; or

•	the U.K. Panel on Takeovers and Mergers (the “U.K. Takeover Panel”) agrees,

and we comply with the applicable U.S. tender offer rules. If we do not complete the offer, we will not purchase your Cadbury ordinary shares, including those represented by Cadbury ADSs, and we will return any Cadbury ordinary shares or Cadbury ADSs you tender.

15.	How will Kraft Foods let me know if it extends the initial offer period or if the offer has become or is declared wholly unconditional? (See page A-15)

If we extend the initial offer period, we will issue a press release on, among others, PR Newswire, by 3:00 a.m. New York City time (8:00 a.m. London time) on the following U.S. business day or U.K. business day (whichever is earlier), or at such later time or date as the U.K. Takeover Panel agrees and in accordance with U.S. tender offer rules. This announcement will include the new expiration date and time of the initial offer period. It will also inform you that you may tender, or withdraw your tendered, Cadbury ordinary shares and Cadbury ADSs, at any time until this expiration time and date, unless the offer becomes or is declared wholly unconditional prior to this time and date.

If the offer becomes or is declared wholly unconditional, we will issue a press release on, among others, PR Newswire, by 3:00 a.m. New York City time (8:00 a.m. London time) on the following U.S. business day or U.K.

x

business day (whichever is earlier), or at a later time or date that the U.K. Takeover Panel agrees and in accordance with U.S. tender offer rules. This announcement will also state that the initial offer period has closed and that a subsequent offer period has commenced.

We will also post these announcements on our web site at: www.transactioninfo.com/kraftfoods.

16.	Will there be a subsequent offer period?

If the offer becomes or is declared wholly unconditional, a subsequent offer period will start immediately. The subsequent offer period will be open for at least 14 days. We may extend the subsequent offer period until a later specified date or until further notice.

17.	What is the difference between the initial offer period and the subsequent offer period?

The initial offer period is the period during which the offer remains conditional, which commences on the date of this prospectus/offer to exchange and expires on the earliest of (a) the offer lapsing, (b) the offer becoming or being declared wholly unconditional in accordance with its terms and (c) 8:00 a.m. New York City time (1:00 p.m. London time) on February 2, 2010 or such later time and date as agreed with the U.K. Takeover Panel and in accordance with U.S. tender offer rules. The initial offer period cannot end before 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010. If the offer has not become or been declared wholly unconditional by 8:00 a.m. New York City time (1:00 p.m. London time) January 5, 2010 or such later time and date as we may extend the initial offer period, and we do not further extend the initial period, the offer will lapse.

You will have withdrawal rights throughout the initial offer period. You will not have withdrawal rights in the subsequent offer period except in certain limited circumstances (for example, if we have failed to make certain announcements required by the U.K. Takeover Code or if we withdraw an announcement that the offer will not be increased or further extended after a particular date). These circumstances are described in paragraph 4 (Rights of Withdrawal) of Part B of Appendix A to this prospectus/offer to exchange.

18.	Will I receive the same consideration if I accept the offer during the subsequent offer period?

Yes. However, because the exchange ratio is fixed, the market value of each share of Kraft Foods common stock you receive in the subsequent offer period may be more or less than the market value at the time the initial offer period ends. Furthermore, as described in paragraph 6 (The Mix and Match Facility) of Part B of Appendix A of this prospectus/offer to exchange, the mix and match facility may not be available during the entire subsequent offer period.

19.	How do I accept the offer? (See page 45)

You may accept the offer as follows:

•

If you hold your Cadbury ordinary shares in certificated form. To accept the offer, you must complete the Form of Acceptance in accordance with the instructions on it as soon as possible. These documents must be received by the Ordinary Share Exchange Agent at the address listed in the Form of Acceptance or on the back cover of this prospectus/offer to exchange, by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time and date to which the offer may be extended.

•

If you hold your Cadbury ordinary shares in uncertificated form. To accept the offer, you must take (or cause the taking of) the action set out below to transfer the Cadbury ordinary shares in respect of which you wish to accept the offer to the appropriate escrow balance(s), specifying the Ordinary Share Exchange Agent as the escrow agent as soon as possible. In any event, the TTE Instruction must settle by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time or date to which the offer may be extended. The input and settlement of a TTE Instruction will (subject to satisfying the requirements set out in Part B (Further Terms of the Offer) and Part D (Electronic Acceptance for Cadbury ordinary shares held in uncertificated form) of Appendix A to this prospectus/offer to exchange) constitute an acceptance of the offer in respect of the number of Cadbury ordinary shares so transferred to escrow. If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the required TTE Instruction to Euroclear in relation to your Cadbury ordinary shares.

•

If you hold your Cadbury ADSs in certificated form (that is, you hold a Cadbury American Depositary Receipt (ADR)). To accept the offer, you should complete, sign and send the ADS Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, together with your Cadbury ADRs and any other documents required by the ADS Letter of Transmittal, to the ADS Exchange Agent at the address listed on the back cover of this prospectus/offer to exchange as soon as possible. The ADS Exchange Agent must receive these documents by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010 or such later time or date to which the offer may be extended.

•

If you hold your Cadbury ADSs in direct registered (DRS) form. To accept the offer, you should convert your direct registration Cadbury ADSs into certificated Cadbury ADSs and follow the acceptance procedures for certificated Cadbury ADSs (or Cadbury ADRs) described above, or arrange for your direct registration Cadbury ADSs to be transferred to a brokerage or custodian account and follow the acceptance procedures for book-entry transfer described above, in each case, as soon as possible and, in any event, so as to be received by the ADS Exchange Agent at the address listed on the back cover of this prospectus/offer to exchange by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time or date to which the offer may be extended. The conversion of direct registration Cadbury ADSs into certificated Cadbury ADSs and the transfer of direct registration Cadbury ADSs to a brokerage or custodian account may be subject to processing delays. Cadbury ADS holders transferring DRS Cadbury ADSs to a brokerage or custodian account may also incur fees charged by the ADS Depositary pursuant to the ADS deposit agreement or by their broker or custodian. You are encouraged to inquire with JPMorgan Chase Bank, N.A. or its successor, as Depositary for the ADSs (the “ADS Depositary”) and your broker or custodian regarding the amount and applicability of any such fees. JPMorgan Chase Bank, N.A. can be reached directly at (800) 990-1135, or, from outside the United States at (651) 453-2128, or, by contacting Global Invest Direct at (800) 428-4237.

•

If you hold your Cadbury ordinary shares or Cadbury ADSs through one or more intermediaries, such as a stockbroker, custodian bank or clearing system. You should confirm the instruction deadline the intermediaries have established to accept the offer on your behalf. The custodian bank or stockbroker may set an earlier deadline for receiving instructions from Cadbury securityholders in order to permit the custodian bank or stockbroker to communicate acceptances to the Ordinary Share Exchange Agent or the ADS Exchange Agent in a timely manner. In order for your acceptance to count toward the minimum acceptance condition, you may have to act prior to the announced deadline for acceptance.

Please see the section of this prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer” for a detailed description of the procedures for accepting the offer.

20.	When will I receive the offer consideration for my tendered Cadbury ordinary shares or Cadbury ADSs? (See page 52)

The timing of payment of the offer consideration will be consistent with U.K. practice, which differs from U.S. domestic tender offer procedures. If you accept in the initial offer period and the offer becomes or is declared wholly unconditional, you will receive your consideration within 14 days after the end of the initial offer period. If you accept during the subsequent offer period, you will receive your consideration within 14 days after we receive your valid acceptance.

21.	Will I receive fractional shares of Kraft Foods’ shares of common stock?

No. We will not allot or issue fractional shares of Kraft Foods common stock to Cadbury securityholders who accept the offer (including such holders who are deemed to accept the offer). To the extent that you would be entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale (following conversion from U.S. dollars to pounds sterling, if applicable) distributed pro rata to the Cadbury securityholders entitled to them.

22.	Will I have to pay any brokerage commissions or transaction fees?

If you tender your Cadbury ADSs in the offer, and the offer becomes or is declared wholly unconditional, the ADS Exchange Agent, as your representative, will, upon the request of Kraft Foods, instruct the ADS Depositary on your behalf to withdraw the Cadbury ordinary shares represented by your tendered Cadbury ADSs and to deliver these Cadbury ordinary shares to the account or accounts designated by the ADS Exchange Agent. At such time, the ADS Depositary will assess you a withdrawal fee of $0.05 per Cadbury ADS. This fee will be deducted from the cash consideration payable to you. If you elect to receive additional shares of Kraft Foods common stock under the mix and match facility and, as a result, the cash consideration otherwise payable to you is not sufficient to cover this fee, your mix and match election will be adjusted to the extent necessary such that the cash consideration payable to you is sufficient to cover the amount of the fee. If the offer lapses or does not become or is not declared wholly unconditional, you will not be assessed any such fee.

If you are the record owner of your Cadbury ordinary shares or Cadbury ADSs, you will not have to pay any brokerage fees or similar expenses (other than the withdrawal fee of $0.05 per Cadbury ADS described above, if applicable) to accept the offer. If you hold your Cadbury ordinary shares or Cadbury ADSs through an intermediary such as a stockbroker, custodian bank or other nominee, and the intermediary accepts the offer on your behalf, the intermediary may charge you a fee for doing so. You should consult your stockbroker, custodian bank or nominee to determine whether any charges will apply. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

23.	After I accept the offer, may I change my mind and withdraw my acceptance? (See page A-17)

You may withdraw your acceptance of the offer at any time until 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010 unless we extend the initial offer period. If we extend the initial offer period, you may withdraw your acceptance of the offer at any time prior to the new expiration time and date or until the offer becomes or is declared wholly unconditional, whichever is earlier.

In order to withdraw your Cadbury ordinary shares or Cadbury ADSs once you have accepted the offer, you must generally provide a written notice of withdrawal and follow the procedures set forth in paragraph 4 (Rights of Withdrawal) of Part B of Appendix A to this prospectus/offer to exchange while you still have the right to withdraw your acceptance.

You will generally not be able to withdraw previously tendered Cadbury ordinary shares, including those represented by Cadbury ADSs, during the subsequent offer period. For more information on the circumstances in which you will have withdrawal rights in the subsequent offer period, please see paragraph 4 (Rights of Withdrawal) of Part B of Appendix A to this prospectus/offer to exchange.

24.	Will I be taxed on the Kraft Foods common stock and cash that I receive? (See page 54)

Yes. Your receipt of Kraft Foods common stock and cash, whether paid in pounds sterling or U.S. dollars, will be a taxable exchange for U.S. federal income tax purposes. For more information on the material U.S. federal income tax consequences of the offer, please see the section of this prospectus/offer to exchange entitled “The Offer—Certain Material U.S. Federal Income and Estate Tax Consequences.”

WE URGE YOU TO CONTACT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER.

25.	May I accept the offer with respect to my Cadbury share options?

If you hold exercisable Cadbury share options and you would like to participate in the offer, you must first exercise the options and then tender the underlying Cadbury ordinary shares in accordance with the terms of the offer. The Cadbury ordinary shares received as a result of exercising Cadbury share options will be subject to the offer (provided they are issued prior to the expiration of the offer, or such later date and/or time as we may, with the consent of the U.K. Takeover Panel, determine).

26.	What will happen to my Cadbury share options if the offer becomes or is declared wholly unconditional?

We will make appropriate proposals to holders of Cadbury ordinary share options in due course.

27.	Will the offer be followed by a compulsory acquisition?

If the offer becomes or is declared wholly unconditional and we acquire 90% or more of the Cadbury ordinary shares, including those represented by Cadbury ADSs, during the initial offer period and the subsequent offer period, we intend to acquire any outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, through a “compulsory acquisition procedure” under the United Kingdom Companies Act 2006, as amended (the “U.K. Companies Act”). In a compulsory acquisition, Cadbury securityholders who do not accept the offer will receive the same consideration received by any accepting Cadbury securityholder in the offer, which includes the opportunity to elect, subject to availability, to participate in a mix and match facility. If we do not achieve the 90% threshold, the compulsory acquisition procedure will not be available. However, the Cadbury ordinary shares may still be delisted as described in Question 29 below. Please see the section of this prospectus/offer to exchange entitled “Risk Factors—Risk Factors Relating to the Offer—Failure to acquire 100% of the Cadbury ordinary shares, including Cadbury ADSs, may affect our ability to complete any post-closing restructuring of Cadbury and its subsidiaries. This could reduce or delay the cost savings or revenue benefits to the combined company.”

28.	Will I have dissenters’ or appraisal rights in the offer? (See page 58)

No dissenters’ or appraisal rights are available in connection with the offer. However, in the event that we implement the compulsory acquisition procedures described in Question 27, Cadbury shareholders who have not participated in the offer and whose Cadbury ordinary shares are to be compulsorily acquired, will have certain rights under the U.K. Companies Act to object to the U.K. court to Kraft Foods compulsorily acquiring their Cadbury ordinary shares.

29.	If I decide not to accept the offer, how will the offer affect my Cadbury ordinary shares or Cadbury ADSs? (See page 59)

If we complete the offer, but we do not acquire your Cadbury ordinary shares, including those represented by your Cadbury ADSs, under the compulsory acquisition procedures described in Question 27, you will remain a Cadbury shareholder or a holder of Cadbury ADSs (unless we terminate Cadbury’s ADS program, in which case you will be a Cadbury shareholder), and will, therefore, become a minority shareholder in a subsidiary of Kraft Foods. If we do not complete the offer, your status as Cadbury shareholder or holder of Cadbury ADSs will not be affected.

If we acquire 75% of the voting rights of Cadbury, we intend to cause Cadbury to apply for cancellation of the listing of the Cadbury ordinary shares on the Official List maintained by the United Kingdom Financial Services Authority (the “U.K. Official List”) and the trading of the Cadbury ordinary shares on the LSE’s main market for listed securities. If we complete the offer, we intend, subject to the rules of the NYSE, to cause Cadbury to apply for the delisting of the Cadbury ADSs from the NYSE and terminate Cadbury’s ADS program. We may also seek to have Cadbury terminate the registration of the Cadbury ordinary shares and the Cadbury ADSs under the Exchange Act. This would substantially reduce the information Cadbury is required to furnish to shareholders and to the SEC and would also make certain provisions of the Exchange Act no longer applicable to Cadbury. Please see the section of this prospectus/offer to exchange entitled “The Offer—Certain Effects of the Offer.”

30.	Does Kraft Foods have the financial resources to complete the transactions contemplated by the offer? (See page 60)

Yes. We expect to use the borrowings from the bridge facility described in the section of this prospectus/offer to exchange entitled “The Offer—Financing of the Offer; Source and Amount of Funds,” to finance the acquisition of Cadbury pursuant to the offer and to refinance certain indebtedness of Cadbury and its subsidiaries to the extent that the cash consideration under the offer is not funded from our own resources and/or alternative funding sources.

31.	Is Kraft Foods’ financial condition relevant to my decision to accept the offer?

Yes. Because we will issue shares of Kraft Foods common stock to Cadbury securityholders who accept the offer (subject to elections under the mix and match facility), you should consider our financial condition before you decide to accept the offer. You also should consider the possible effect that our acquisition of Cadbury will have on our financial condition. For a discussion of the possible impact of the offer and any compulsory acquisition on our financial condition, please see the sections of this prospectus/offer to exchange entitled “Risk Factors—Risk Factors Relating to the Offer.”

32.	Does Kraft Foods or any of its respective directors or executive officers own any Cadbury ordinary shares or Cadbury ADSs?

No, neither Kraft Foods nor any of our directors or executive officers beneficially owns any Cadbury ordinary shares or Cadbury ADSs.

33.	Where can I find more information on Kraft Foods and Cadbury? (See page 95)

You can find more information about Kraft Foods and Cadbury from various sources described in the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

34.	Who can I talk to if I have questions about the offer?

You can call the information agent for the offer Monday through Friday between 9:00 a.m. and 11:00 p.m. New York City time or between 10:00 a.m. and 4:00 p.m. on Saturdays at the numbers below.

The information agent for the offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

Toll-Free in the United States (800) 868-1391

Outside the United States (212) 806-6859

SUMMARY

The Companies (See page 32)

Kraft Foods

Kraft Foods is the world’s second largest food company, with revenues of $41.9 billion and earnings from continuing operations before income taxes of $2.6 billion in 2008. Kraft Foods has approximately 100,000 employees worldwide and manufactures and markets packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. Kraft Foods sells its products to consumers in approximately 150 countries. At December 31, 2008, Kraft Foods had operations in more than 70 countries and made its products at 168 manufacturing and processing facilities worldwide. At September 30, 2009, Kraft Foods had net assets of $25.2 billion and gross assets of $66.7 billion. Kraft Foods is a member of the Dow Jones Industrial Average, the Standard & Poor’s 500, the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

Kraft Foods is a Virginia corporation with principal executive offices at Three Lakes Drive, Northfield, IL 60093. Its telephone number is (847) 646-2000 and its Internet address is www.kraftfoodscompany.com. Information contained on Kraft Foods’ web site does not constitute a part of this prospectus/offer to exchange.

Cadbury

Cadbury is an international confectionery business that generated £5.4 billion in total revenue from its global operations in 2008. At December 31, 2008, Cadbury operated in over 60 countries and had over 45,000 employees. Cadbury’s principal product segments are: chocolate, which contributed 46% of Cadbury’s revenue in 2008; gum, which contributed 33% of Cadbury’s revenue in 2008; and candy, which contributed 21% of Cadbury’s revenue in 2008 (in each case, excluding the revenues of Reading Scientific Services Limited).

Cadbury is registered under the laws of England and Wales as a public limited company with its registered office (principal executive office) at Cadbury House, Sanderson Road, Uxbridge, England, UB8 1DH. Its telephone number is +44 1895 615000 and its Internet address is www.cadbury.com. Information contained on Cadbury’s web site does not constitute a part of this prospectus/offer to exchange.

Terms of the Offer (See page 45)

The offer is a single offer for all of the issued and outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, and is being communicated by separate offer documentation to satisfy regulatory requirements. All holders of Cadbury ordinary shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) or residents of Canada and all holders of Cadbury ADSs, wherever located, will receive this prospectus/offer to exchange and all holders of Cadbury ordinary shares who are not U.S. holders or residents of Canada will receive separate offer documents, in each case if, pursuant to the local laws and regulations applicable to such holders, they are permitted to receive the relevant documents. The terms of the offer are the same regardless of the offer documentation used.

Under the basic terms of the offer, Cadbury securityholders who accept the offer will be entitled to receive:

•	300 pence in cash and 0.2589 shares of Kraft Foods common stock for each outstanding Cadbury ordinary share validly tendered and not withdrawn; and

•	1,200 pence in cash and 1.0356 shares of Kraft Foods common stock for each outstanding Cadbury ADS validly tendered and not withdrawn.

Initial Offer Period; Extension of the Initial Offer Period; Subsequent Offer Period (See page A-12)

The initial offer period is the period during which the offer remains conditional, which commences on the date of this prospectus/offer to exchange and expires on the earliest of (a) the offer lapsing, (b) the offer becoming or being declared wholly unconditional in accordance with its terms and (c) 8:00 a.m. New York City time (1:00 p.m. London time) on February 2, 2010 or such later time and date as agreed with the U.K. Takeover Panel and in accordance with U.S. tender offer rules. The initial offer period cannot end before 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010. We reserve the right at any time or from time to time to extend the offer beyond such time. If the offer has not become or been declared wholly unconditional by January 5, 2010 or such later time and date as we may extend the initial offer period and we do not further extend the initial offer period, the offer will lapse. The offer will become or be declared wholly unconditional when all of the conditions of the offer have been satisfied, fulfilled or waived by us.

If we make a material change in the terms of the offer or if we waive a material condition of the offer, we will disseminate additional offer materials and extend the offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price, will depend upon the facts and circumstances then existing, including the materiality of the changes. With respect to a change in price, a minimum of ten U.S. business days is generally required to allow for adequate dissemination of information to Cadbury securityholders.

If we extend the initial offer period, we will issue a press release on, among others, PR Newswire, by 3:00 a.m. New York City time (8:00 a.m. London time) on the following U.K. business day, or such later time or date as the U.K. Takeover Panel may agree and in accordance with U.S. tender offer rules. This announcement will include the new expiration date and time of the initial offer period. This announcement will also inform Cadbury securityholders that they may tender, or withdraw their tendered, Cadbury ordinary shares or Cadbury ADSs, at any time until this expiration time and date, unless the offer becomes or is declared wholly unconditional prior to this time and date.

If the offer becomes or is declared wholly unconditional on or after January 5, 2010, a subsequent offer period will start immediately. The subsequent offer period will be open for at least 14 days from the expiration of the initial offer period. We may extend it beyond that time until a further specified date or until further notice.

Conditions of the Offer (See page A-1)

The offer is subject to the fulfillment of the conditions described below and other conditions that are customary for a comparable offer for a U.K. company. The offer will lapse unless these conditions have been and remain satisfied, fulfilled or, if capable of waiver, waived prior to the expiration of the offer. We cannot waive the “minimum acceptance condition,” the “shareholder approval condition” or the “NYSE listing condition” described below. We reserve the right to waive, in whole or in part, any or all of the other conditions of the offer, subject to applicable laws and regulations.

•

Minimum acceptance condition—We shall have received valid acceptances prior to expiration of the offer in respect of not less than 90% (or such lower percentage as we may decide) of the Cadbury ordinary shares to which the offer relates, including those represented by Cadbury ADSs, and of the voting rights attached to those shares; provided, that this condition will not be satisfied unless we have acquired or agreed to acquire more than 50% of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. The minimum acceptance condition cannot become or be declared satisfied until all of the other conditions have been satisfied, fulfilled or to the extent permitted, waived.

•

Shareholder approval condition—Our shareholders shall have approved any proposals required under certain rules of the NYSE to approve the issuance of the Kraft Foods common stock in connection with the offer.

•

NYSE listing condition—The shares of Kraft Foods common stock to be issued in connection with the offer shall have been approved for listing on the NYSE and the registration statement of which this prospectus/offer to exchange is a part shall have been declared effective by the SEC and no stop order shall have been issued or proceedings for suspension of the effectiveness of the registration statement shall have been initiated by the SEC.

•

Antitrust approval conditions—We shall have received all applicable competition and antitrust approvals, including those from the European Commission and all applicable waiting periods under applicable competition or antitrust laws, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), shall have expired or terminated. In addition, no antitrust regulator or body shall have instituted any action or proceeding that would or might:

•	make the offer void or illegal;

•

require, prevent or delay the divesture by any of Kraft Foods, Cadbury or their respective subsidiaries of all or part of its business or impose any limitation on its ability to conduct its business; or

•	impose any limitation on the ability of any of Kraft Foods, Cadbury or their respective subsidiaries to conduct, integrate or coordinate its business.

The U.K. Takeover Code requires us to obtain the consent of the U.K. Takeover Panel before we can invoke any condition to the offer (other than the minimum acceptance condition and conditions in respect of European Commission merger approval). In practice, even if a condition has not been satisfied by its terms, the U.K. Takeover Panel will only give such consent where the circumstances underlying the failure of the condition are of material significance to us in the context of the offer.

If we amend or waive a condition that constitutes a material change to the offer, in accordance with U.S. tender offer rules, we will disseminate such material change in a manner reasonably calculated to inform you of such change and with sufficient time for you to consider such new information.

If the offer becomes or is declared wholly unconditional, we will announce by 3:00 a.m. New York City time (8:00 a.m. London time), or such later time or date as the U.K. Takeover Panel may agree and in accordance with U.S. tender offer rules, on the U.K. business day following the day on which the offer became or was declared wholly unconditional. This announcement will be made through a press release on among others, PR Newswire, and will state that the offer is wholly unconditional, that the initial offer period has closed and that a subsequent offer period has immediately commenced. In addition, we will make an announcement in the manner set forth in paragraph 3 (Announcements) of Part B of Appendix A to this prospectus/offer to exchange.

Ownership of Kraft Foods After Completion of the Offer (See page 53)

We estimate that, if all Cadbury ordinary shares, including those represented by Cadbury ADSs, are exchanged pursuant to the offer and any compulsory acquisition, former Cadbury securityholders would own, in the aggregate, approximately 19.9% of the outstanding shares of Kraft Foods common stock at the date of the exchange. For a discussion of the assumptions on which this estimate is based, please see the section of this prospectus/offer to exchange entitled “The Offer—Ownership of Kraft Foods After Completion of the Offer.”

Accounting Treatment (See page 64)

In accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), we will account for the acquisition of Cadbury pursuant to the offer using the acquisition method of accounting for business combinations.

Regulatory Approvals (See page 61)

The offer is conditioned on, among other things, the receipt of regulatory approvals from the European Commission and the expiration or termination of the applicable waiting period under the HSR Act.

Financing of the Offer (See page 60)

We expect to use the borrowings from the bridge facility described in the section of this prospectus/offer to exchange entitled “The Offer—Financing of the Offer; Source and Amount of Funds,” to finance the acquisition of Cadbury pursuant to the offer and to refinance certain indebtedness of Cadbury and its subsidiaries to the extent that the cash consideration under the offer is not funded from our own resources and/or alternative funding sources.

Listing of Kraft Foods Common Stock to be Issued in Connection with the Offer and any Compulsory Acquisition (See page 64)

We will submit the necessary applications to cause the shares of Kraft Foods common stock to be issued in connection with the offer and any compulsory acquisition to be approved for listing on the NYSE. Approval of this listing is a condition of the offer.

Comparison of Shareholders’ Rights (See page 68)

Unless you successfully elect to receive all cash under the mix and match facility, you will receive shares of Kraft Foods common stock as part of the offer consideration in exchange for any Cadbury ordinary shares or Cadbury ADSs you tender. As Kraft Foods is incorporated under Virginia law and Cadbury is incorporated under the laws of England and Wales, there are a number of differences between the rights of a holder of Cadbury ordinary shares, including those represented by Cadbury ADSs, and the rights of a shareholder of Kraft Foods common stock. We urge you to review the section of this prospectus/offer to exchange entitled “Comparison of Shareholders’ Rights” for a summary of these differences.

Risk Factors (See page 19)

The offer is, and upon the consummation of the offer, the combined company will be, subject to a number of risks. In deciding whether to tender your Cadbury ordinary shares, or your Cadbury ADSs, you should carefully read and consider the risk factors contained in the section of this prospectus/offer to exchange entitled “Risk Factors.”

FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus/offer to exchange may constitute “forward-looking statements.” All statements in this prospectus/offer to exchange, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those indicated in any such statements. Such factors include, but are not limited to, continued volatility of input costs, pricing actions, increased competition, our ability to differentiate our products from retailer brands, unanticipated expenses in connection with litigation, settlement of legal disputes, regulatory investigations or enforcement actions, our indebtedness and ability to pay our indebtedness, the shift in consumer preference to lower priced products, risks from operating outside the United States, tax law changes, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions of the offer, adverse effects on the market price of the Kraft Foods common stock and on our operating results because of a failure to complete the proposed acquisition, failure to realize the expected benefits of the proposed acquisition, significant transaction costs and/or unknown liabilities and general economic and business conditions that affect the combined company following the completion of the proposed acquisition. For more information on these and other factors that could affect our forward-looking statements, please also see the section of this prospectus/offer to exchange entitled “Risk Factors” and the risk factors in our filings with the SEC, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K incorporated by reference herein. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this prospectus/offer to exchange except as required by applicable law or regulation.

NOTICE REQUIRED UNDER THE U.K. TAKEOVER CODE

Nothing in this prospectus/offer to exchange is intended to be a profit forecast, as defined by the U.K. Takeover Code. For purposes of the U.K. Takeover Code, no statement in this prospectus/offer to exchange should be interpreted to mean that earnings per share of Kraft Foods common stock for the current or future financial periods will necessarily be greater than those for the relevant preceding financial period.

RECENT DEVELOPMENTS

On November 3, 2009, we released our third quarter results, in which we reported strong continued momentum in our underlying business. For the three months ended September 30, 2009, net revenues declined 5.7% and organic revenue grew 0.5%. For the nine months ended September 30, 2009, net revenues declined 6.0% and organic revenue grew 1.9%. This growth was driven by higher net pricing and continuing improvements in volume/mix, despite the dampening impact of several strategic decisions made to improve the long-term prospects of our business. Organic net revenues is a non-U.S. GAAP measure; see below for a discussion of limitations on the usefulness of non-U.S. GAAP measures. For the three months ended September 30, 2009, this volume/mix trend underpinned strong gains in margins and earnings per share, with a 470 basis point improvement in operating margins and a 62% rise in earnings per share from continuing operations, including a $0.09, or 26%, gain from operational sources. For the nine months ended September 30, 2009, operating margin improved 320 basis points and earnings per share from continuing operations increased 36.8%.

We also raised earnings per share and cash flow guidance for the year. We increased our guidance for 2009 diluted earnings per share to at least $1.97 versus the prior expectation of at least $1.93. Continued momentum in cash flow performance reflected strong operational performance, and we increased our discretionary cash flow outlook for the year by $400 million to at least $3 billion. Discretionary cash flow is a non-U.S. GAAP measure; please see below for a discussion of limitations on the usefulness of non-U.S. GAAP measures. We expect to achieve this while continuing to increase investment behind our brands, with advertising and consumer marketing spending expected to grow to approximately 7% of sales from 6.7% of sales in 2008.

We believe that this performance provides further evidence of our long-term sustainable business model and the attractiveness to Cadbury securityholders of holding Kraft Foods common stock. Should the combination with Cadbury be completed, we would expect to revise our long-term growth targets to 5+% for revenue and 9-11% for earnings per share, from our previously announced 4+% and 7-9% respectively.

Since September 30, 2009, the end of the last financial period for which we have published interim financial information, based on the most recent available information, our overall trading and financial performance has continued in line with recent performance.

We use the non-U.S. GAAP financial measure “organic net revenues” and corresponding growth ratios. The difference between “organic net revenues” and “net revenues,” which is the most comparable U.S. GAAP financial measure, is that organic net revenues excludes the impact of acquisitions, divestitures and currency. Organic net revenues is used by our management to budget, make operating and strategic decisions and evaluate our performance. We have disclosed this measure so that you have the same financial data that management uses with the intention of assisting you in making comparisons to our historical operating results and analyzing our underlying performance. Our management believes that organic net revenues better reflect the underlying growth from the ongoing activities of our business and provide improved comparability of results because they exclude the impact of fluctuations in foreign currency exchange rates, which are not under our control, and also exclude the one-time impacts of acquisitions and divestitures on net revenues. The limitation of this measure is that it excludes items that have an impact on net revenues. The best way that this limitation can be addressed is by using organic net revenues in combination with our U.S. GAAP reported net revenues. Our management believes that the presentation of this non-U.S. GAAP financial measure, when considered together with our U.S. GAAP financial measures and the reconciliations to the corresponding U.S. GAAP financial measures, provides you with a more complete understanding of the factors and trends affecting Kraft Foods than could be obtained absent these disclosures. Because organic net revenues calculations may vary among other companies, the organic net revenues figures presented in this prospectus/offer to exchange may not be comparable with similarly titled measures of other companies. Organic net revenues are not meant to be considered in isolation or as a substitute for U.S. GAAP financial measures. You should carefully evaluate the following table reconciling U.S. GAAP reported net revenues to organic net revenues.

The table below reconciles “organic net revenues” to “reported net revenues” for the periods stated.

	Three months ended September 30,			Nine Months Ended September 30,
	2009	2008	% change	2009	2008	% change
	(in millions)			(in millions)
Organic net revenues (non-U.S. GAAP)	$10,380	$10,333	0.5%	$31,567	$30,984	1.9%
Impact of divestitures	1	68	(0.6)%	29	267	(0.7)%
Unfavorable foreign currency	(578)	—	(5.6)%	(2,235)	—	(7.2)%

Reported net revenues (U.S. GAAP)	$9,803	$10,401	(5.7)%	$29,361	$31,251	(6.0)%

We also use the non-U.S. GAAP financial measure “discretionary cash flow.” The difference between “discretionary cash flow” and “net cash provided by operating activities,” which is the most comparable U.S. GAAP financial measure, is that discretionary cash flow excludes the impact of capital expenditures and voluntary pension contributions. The limitation of this measure is that it excludes items that have an impact on our cash flow. The best way that this limitation can be addressed is by using discretionary cash flow in combination with our U.S. GAAP reported net cash provided by operating activities.

Discretionary cash flow is an internal, supplemental measure of our performance. Our management uses discretionary cash flow as the primary cash flow metric in the budgeting and forecasting processes, as it represents the controllable cash flows from operations. We believe discretionary cash flow shows the financial health of, and how efficiently we are running, the company. We further believe that this non-U.S. GAAP measure provides information useful to both management and investors in gaining an overall understanding of our current financial performance, and that it provides investors with financial information that most closely aligns to our internal measurement processes.

This non-U.S. GAAP measure should not be considered in isolation or as an alternative to cash flows generated by operating, investing or financing activities as a measure of our liquidity. Because discretionary cash flow is not a measurement determined in accordance with U.S. GAAP, and is thus susceptible to varying calculations, discretionary cash flow may not be comparable to other similarly titled measures of other companies.

Our discretionary cash flow outlook is forward-looking and there can be no assurance that we will achieve such results. The table below reconciles historical “discretionary cash flow” to reported “net cash provided by operating activities” for the periods stated.

	Nine Months Ended September 30,
	2009	2008
	(in millions)
Net Cash Provided by Operating Activities (GAAP)	$3,269	$2,529
Capital Expenditures	(749)	(901)
Voluntary Pension Contribution	200	—

Discretionary Cash Flow (Non-GAAP)	$2,720	$1,628

Our share price

Since the announcement of its possible offer for Cadbury on September 7, 2009, Kraft Foods believes its share price performance has been adversely affected by a number of factors of a short-term nature, including: (i) concern that it will not maintain financial discipline regarding an acquisition of Cadbury; (ii) concern that the issuance of Kraft Foods common stock to certain Cadbury shareholders may result in “flowback” of such shares; and (iii) short selling activity. Kraft Foods believes that, following completion of its acquisition of Cadbury, these short-term pressures on its share price should dissipate.

By way of illustration, Kraft Foods notes the following:

•

Kraft Foods has historically traded on a current year price earnings multiple broadly in line with that of the S&P 500 Index. Based on Kraft Foods’ own guidance for its 2009 diluted earnings per share of at least $1.97, Kraft Foods’ current year price earnings multiple is 13.5 times as at December 1, 2009 (the latest practicable date prior to the printing of this prospectus/offer to exchange). The current year price earnings multiple of the S&P 500 Index is 19.1 times as at the same date;

•

between September 4, 2009 (the last U.K. business day preceding the announcement of its possible offer for Cadbury) and December 1, 2009 (the latest practicable date prior to the printing of this prospectus/offer to exchange), the share price for Kraft Foods common stock has declined by 5.7% from $28.10 to $26.50. Over the same period, the S&P 500 Index has increased by 9.1% from 1,016 to 1,109;

•

analysts’ consensus price target for Kraft Foods common stock is $32.20 per share and 93% of Kraft Foods’ current analyst recommendations are either a “buy” or a “hold” (as reported by Bloomberg) on December 1, 2009; and

•	Kraft Foods common stock currently has a dividend yield of 4.4%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KRAFT FOODS

The following table sets forth the selected historical consolidated financial and operating data of Kraft Foods for the nine-month periods ended September 30, 2009 and 2008 and for each of the years in the five-year period ended December 31, 2008. The following data have been derived from the annual audited consolidated financial statements, including the consolidated balance sheets at December 31, 2008 and 2007 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 2008 and notes thereto; and the unaudited Selected Financial Data Summary contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009. The data for the nine months ended September 30, 2009 and 2008 have been derived from unaudited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. All historical financial information presented with respect to Kraft Foods is prepared in accordance with U.S. GAAP, which differs from International Financial Reporting Standards (“IFRS”) in a number of significant respects. For a general discussion of the significant differences between IFRS and U.S. GAAP, please see the section of this prospectus/offer to exchange entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.” Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

This summary information is derived from and should be read in conjunction with the financial statements and related notes incorporated by reference into this prospectus/offer to exchange, as described in the section of this prospectus/offer to exchange entitled “Incorporation by Reference.”

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions, except for per share and employee data)
Summary of Operations:
Net revenues	$29,361	$31,251	$41,932	$35,858	$33,018	$32,779	$30,859
Cost of sales	18,890	20,777	28,088	23,656	21,190	21,115	19,474
Operating income	4,218	3,513	3,843	4,176	4,158	4,373	4,327
Operating margin	14.4%	11.2%	9.2%	11.6%	12.6%	13.3%	14.0%
Interest and other expense, net	915	934	1,240	604	510	635	666

Earnings from continuing operations before income taxes	3,303	2,579	2,603	3,572	3,648	3,738	3,661
Provision for income taxes	986	834	755	1,080	816	1,066	1,165
Earnings / (loss) from discontinued operations, net of income taxes	—	968	1,045	232	233	(33)	219

Net earnings	2,317	2,713	2,893	2,724	3,065	2,639	2,715
Noncontrolling interest	6	7	9	3	5	3	3

Net earnings attributable to Kraft Foods	2,311	2,706	2,884	2,721	3,060	2,636	2,712

Basic EPS attributable to Kraft Foods:
Continuing operations	1.56	1.15	1.22	1.56	1.70	1.57	1.45
Discontinued operations	—	0.63	0.70	0.15	0.14	(0.02)	0.13

Net earnings attributable to Kraft Foods	1.56	1.78	1.92	1.71	1.84	1.55	1.58
Diluted EPS attributable to Kraft Foods:
Continuing operations	1.56	1.14	1.21	1.56	1.70	1.57	1.45
Discontinued operations	—	0.63	0.69	0.14	0.14	(0.02)	0.13

Net earnings attributable to Kraft Foods	1.56	1.77	1.90	1.70	1.84	1.55	1.58
Dividends declared per share	0.87	0.83	1.12	1.04	0.96	0.87	0.77
Dividends declared as a % of Basic EPS	55.8%	46.6%	58.3%	60.8%	52.2%	56.1%	48.7%
Dividends declared as a % of Diluted EPS	55.8%	46.9%	58.9%	61.2%	52.2%	56.1%	48.7%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF KRAFT FOODS (con’t)

	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions, except for per share and employee data)
Weighted-average shares – Basic	1,477	1,516	1,505	1,591	1,659	1,699	1,720
Weighted-average shares – Diluted	1,485	1,527	1,515	1,600	1,661	1,699	1,720
Net cash provided by operating activities	3,269	2,529	4,141	3,571	3,720	3,464	4,008
Capital expenditures	749	901	1,367	1,241	1,169	1,171	1,006
Depreciation	644	734	963	873	884	869	868
Property, plant and equipment, net	10,409	10,638	9,917	10,778	9,693	9,817	9,985
Inventories, net	4,073	4,792	3,881	4,238	3,436	3,272	3,365
Total assets	66,669	67,029	63,173	68,132	55,548	57,597	59,905
Long-term debt	18,108	18,874	18,589	12,902	7,081	8,475	9,723
Total debt	20,725	20,593	20,251	21,009	10,821	11,200	12,518
Total long-term liabilities	29,402	30,176	29,773	23,574	16,520	19,285	20,903
Total Kraft Foods Shareholders’ Equity	25,125	—	22,295	27,407	28,536	29,574	29,888
Total Equity	25,211	26,554	22,356	27,445	28,562	29,600	29,924
Book value per common share outstanding	17.02	18.08	15.18	17.87	17.44	17.71	17.53
Market price per common share –high / low	29.84/20.81	34.97/28.04	34.97/24.75	37.20/29.95	36.67/27.44	35.65/27.88	36.06/29.45
Closing price of common share at period end	26.27	32.75	26.85	32.63	35.70	28.17	35.61
Price / earnings ratio at period end – Basic	17	18	14	19	19	18	23
Price / earnings ratio at period end – Diluted	17	19	14	19	19	18	23
Number of common shares outstanding at period end	1,476	1,469	1,469	1,534	1,636	1,670	1,705
Number of employees	N/A	N/A	98,000	103,000	90,000	94,000	98,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CADBURY

The following table sets forth the selected historical consolidated financial and operating data of Cadbury for the six-month periods ended June 30, 2009 and 2008 and for each of the years in the five-year period ended December 31, 2008. The information with respect to the six months ended June 30, 2009 and 2008 has been derived from the unaudited consolidated financial statements of Cadbury contained in Cadbury’s Report on Form 6-K furnished to the SEC on July 29, 2009. The following data, insofar as it relates to each of the years 2004 through 2008, have been derived from annual consolidated financial statements, including the consolidated balance sheets at December 31, 2008 and 2007 and the related consolidated statements of income and of cash flows for each of the three years in the period ended December 31, 2008 and notes thereto contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008. All historical financial information presented with respect to Cadbury is prepared in accordance with IFRS. Cadbury’s consolidated financial statements were prepared in pounds sterling and in accordance with IFRS, which differs from U.S. GAAP in a number of significant respects. For a general discussion of the significant differences between IFRS and U.S. GAAP, please see the section of this prospectus/offer to exchange entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.” Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year.

This summary information is derived from and should be read in conjunction with the financial statements and related notes incorporated by reference into this prospectus/offer to exchange, as described in the section of this prospectus/offer to exchange entitled “Incorporation by Reference.”

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(in millions of pounds sterling, except for per share data)
Continuing Operations
Revenue	2,767	2,440	5,384	4,699	4,483	4,295	3,990
Trading costs	(2,462)	(2,226)	(4,803)	(4,258)	(4,071)	(3,799)	(3,576)
Restructuring costs	(105)	(70)	(194)	(165)	(107)	(62)	(110)
Non-trading items	1	(6)	1	2	23	5	17

Profit from Operations	201	138	388	278	328	439	321
Share of result in associates	3	4	10	8	(15)	13	11

Profit before financing and taxation	204	142	398	286	313	452	332
Investment revenue	18	28	52	56	50	45	51
Finance costs	(110)	(36)	(50)	(88)	(119)	(174)	(196)

Profit before taxation	112	134	400	254	244	323	187
Taxation	(33)	26	(30)	(105)	(68)	24	11
Profit for the period from continuing operations	79	160	370	149	176	347	198
Discontinued operations(1)
(Loss)/profit for the period from discontinued operations	234	(47)	(4)	258	989	429	349

Profit for the period	313	113	366	407	1,165	776	547

Attributable to:
Equity holders of the parent	313	113	364	405	1,169	765	525
Minority interests	—		2	2	(4)	11	22

	313	113	366	407	1,165	776	547

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CADBURY (con’t)

	Six months ended June 30,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
(in millions of pounds sterling, except for per share data)
Earnings per share
From continuing and discontinued operations
Basic	23.1p	6.0p	22.6p	19.4p	56.4p	37.3p	25.9p
Diluted	23.1p	6.0p	22.6p	19.2p	55.9p	36.9p	25.7p
From continuing operations
Basic	5.8p	8.5p	22.8p	7.0p	8.7p	16.4p	8.7p
Diluted	5.8p	8.5p	22.8p	7.0p	8.6p	16.2p	8.6p
Earnings per ADR(2)
From continuing and discontinued operations
Basic	92.4p	24.0p	90.4p	77.6p	225.6p	149.2p	103.6p
Diluted	92.4p	24.0p	90.4p	76.8p	223.6p	147.6p	102.8p

From continuing operations
Basic	23.2p	34.0p	91.2p	28.0p	34.8p	65.6p	34.8p
Diluted	23.2p	34.0p	91.2p	28.0p	34.4p	64.8p	34.4p

(1)	Cadbury’s beverage businesses in Europe and South Africa were sold in 2006. In 2008, Cadbury completed the demerger of its Americas Beverages business and announced it had entered into a conditional agreement to sell the Australia Beverages business. On March 12, 2009, Cadbury entered into a definitive sale and purchase agreement for the sale of Australia Beverages. All of these businesses have been classified as discontinued operations and the 2004 to 2007 financial information has been re-presented accordingly.

(2)	Each Cadbury ADR (i.e., Cadbury ADS) represents four ordinary shares.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between U.S. dollars and pounds sterling. The information in the following table is expressed in U.S. dollars per pound sterling and is based on the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily noon buying rates. The average rates for the interim periods and annual periods presented in these tables were calculated by taking the simple average of the noon buying rates on the last day of each month during the relevant period.

On November 30, 2009, the latest practicable date for which such information was available before the printing of this prospectus/offer to exchange, the noon buying rate was $1.648 per £1.00. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, pounds sterling at the rates indicated.

	Period- end Rate	Average Rate	High	Low
Recent Monthly Data
November 2009	$1.648	$1.660	$1.680	$1.638
October 2009	1.648	1.621	1.661	1.588
September 2009	1.600	1.632	1.670	1.591
August 2009	1.631	1.653	1.698	1.621
July 2009	1.671	1.638	1.671	1.603
June 2009	1.645	1.637	1.655	1.598
May 2009	1.616	1.542	1.616	1.488
April 2009	1.480	1.471	1.499	1.440
March 2009	1.430	1.417	1.473	1.376
February 2009	1.428	1.442	1.494	1.422
January 2009	1.441	1.446	1.525	1.366
December 2008	1.462	1.485	1.546	1.440
November 2008	1.535	1.533	1.616	1.479

Interim Period Data
Nine months ended September 30, 2009	$1.600	$1.544	$1.698	$1.366
Six months ended June 30, 2009	1.645	1.494	1.655	1.366
Nine months ended September 30, 2008	1.780	1.947	2.031	1.750
Six months ended June 30, 2008	1.991	1.975	2.031	1.941

Annual Data (Year ended December 31,)
2008	$1.462	$1.854	$2.031	$1.440
2007	1.984	2.002	2.110	1.924
2006	1.959	1.843	1.979	1.726
2005	1.719	1.815	1.929	1.714
2004	1.916	1.836	1.948	1.754

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

The following selected unaudited pro forma financial data for the year ended December 31, 2008 and for the six-month period ended June 30, 2009, the date of the latest publicly available financial information of Cadbury, show the effect of the acquisition of Cadbury by Kraft Foods on Kraft Foods’ results of operations as if it had occurred on January 1, 2008. The following unaudited pro forma balance sheet data at June 30, 2009 show the effect of the acquisition of Cadbury by Kraft Foods on Kraft Foods’ financial position as if it had occurred on that date.

We are not affiliated with Cadbury, and we have not had the cooperation of Cadbury’s management or due diligence access to Cadbury or its business or management. Therefore, non-public information concerning Cadbury’s business and financial condition was not available to us for the purpose of presenting pro forma combined financial data for the nine-month period ended September 30, 2009. We have requested current financial information from Cadbury, including financial information for the nine-month period ended September 30, 2009. We have not received and do not expect to receive such information. If we do receive such information in a timely manner, we would compile pro forma combined financial data for the nine-month period ended September 30, 2009, and include it in this prospectus/offer to exchange.

The unaudited pro forma financial data included herein are based on the historical financial statements of Kraft Foods and Cadbury, and on publicly available information and certain assumptions that we believe are reasonable, which are described in the notes to the “Unaudited U.S. GAAP Pro Forma Financial Information” included in this prospectus/offer to exchange. Significantly, we have not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Cadbury assets to be acquired and liabilities to be assumed. Accordingly, the pro forma financial statements do not include an allocation of the purchase price, unless specified otherwise.

The information in the following table has been derived from the unaudited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, the audited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009, the unaudited consolidated financial statements of Cadbury contained in Cadbury’s Report on Form 6-K furnished to the SEC on July 29, 2009 and the audited consolidated financial statements of Cadbury contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008.

We have translated the Cadbury figures in this section from pounds sterling into U.S. dollars using average exchange rates applicable during the periods presented for the unaudited pro forma consolidated statements of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet, as described in the section of this prospectus/offer to exchange entitled “Unaudited U.S. GAAP Pro Forma Financial Information.”

Cadbury’s consolidated financial statements are prepared in accordance with IFRS, which differs in a number of significant respects from U.S. GAAP. For a general discussion of the significant differences between IFRS and U.S. GAAP, please see the section of this prospectus/offer to exchange entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.”

The following should be read in connection with the section of this prospectus/offer to exchange entitled “Unaudited U.S. GAAP Pro Forma Financial Information,” and other information included in or incorporated by reference into this prospectus/offer to exchange.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA (con’t)

The following pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations and financial position that would have been achieved had the consummation of the offer taken place on the date indicated or of the future operations of the combined company. The following table should be relied on only for the limited purpose of presenting what the results of operations and financial position of the combined businesses of Kraft Foods and Cadbury might have looked like had the offer been consummated at an earlier date. For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus/offer to exchange, please see the section of this prospectus/offer to exchange entitled “Unaudited U.S. GAAP Pro Forma Financial Information.”

	For the six months ended June 30, 2009	For the year ended December 31, 2008
	Pro Forma Combined
	(in millions, except percentages and share data)
Statement of Operations
Net revenues	$23,656	$52,031
Cost of sales	14,819	33,478
Operating income	3,027	4,467
Operating margin	12.8%	8.6%
Interest and other expense, net	806	1,443
Earnings from continuing operations before income taxes	2,221	3,024
Provision for income taxes	722	717
Earnings from continuing operations attributable to shareholders	1,495	2,294
Basic earnings per share from continuing operations	0.81	1.23
Diluted earnings per share from continuing operations	0.81	1.22
Weighted-average shares – Basic	1,842	1,871
Weighted-average shares – Diluted	1,850	1,881

As of June 30, 2009 Pro forma combined

(in millions, except per share data)
Balance Sheet Data
Property, plant and equipment, net	$13,057
Inventories, net	5,407
Total assets	89,875
Long-term debt	27,521
Total debt	30,334
Total long-term liabilities	41,354
Total Shareholders’ Equity	33,675
Total Equity	33,771
Book value per share outstanding	18.29
Number of shares outstanding at period end	1,841

HISTORICAL AND PRO FORMA PER SHARE DATA

The table set forth below depicts the basic and diluted earnings per share, cash dividends declared per share, and book value per share for (a) Kraft Foods and Cadbury on a historical basis, (b) the combination of Kraft Foods and Cadbury on a pro forma combined basis and (c) Cadbury in comparison with the equivalent pro forma net income and book value per share attributable to 0.2589 of a share of Kraft Foods common stock that will be received for each Cadbury ordinary share, including each share represented by a Cadbury ADS, exchanged in the offer, based on the average exchange rate for the period. The pro forma data of the combined company were derived by combining the historical consolidated financial information of Kraft Foods and using the acquisition method of accounting for business combinations as described in the section of this prospectus/offer to exchange entitled “The Offer—Accounting Treatment.” For a discussion of the assumptions and adjustments made in the preparation of the pro forma financial information presented in this prospectus/offer to exchange, see the section of this prospectus/offer to exchange entitled “Unaudited U.S. GAAP Pro Forma Financial Information.”

Cadbury’s consolidated financial statements are prepared in accordance with IFRS, which differs in certain material respects from U.S. GAAP. For a discussion of the significant differences between IFRS and U.S. GAAP, see the section of this prospectus/offer to exchange entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.”

You should read the information presented in the table below together with the historical financial statements of Kraft Foods and Cadbury and the related notes and the Unaudited U.S. GAAP Pro Forma Financial Information appearing elsewhere in this prospectus/offer to exchange or incorporated herein by reference. The pro forma data are unaudited and for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will achieve after the consummation of the offer.

	For the six months ended June 30, 2009	Year ended December 31, 2008
Kraft Foods historical data
Earnings per share from continuing operations
Basic	$1.01	$1.22
Diluted	1.00	1.21
Cash dividends declared per share	0.58	1.12
Book value per share	16.47	—

Cadbury historical data
Earnings per share from continuing operations
Basic	5.8p	22.8p
Diluted	5.8p	22.8p
Cash dividends declared per share	5.7p	16.4p
Book value per share	227.0p	—

Unaudited pro forma combined
Earnings per share
Basic	$0.81	$1.23
Diluted	0.81	1.22
Cash dividends declared per share(1)	0.58	1.12
Book value per share	18.29	—

Equivalent basis unaudited pro forma combined
Earnings per share
Basic	14.2p	16.9p
Diluted	14.1p	16.8p
Cash dividends declared per share(1)	10.1p	15.5p
Book value per share	288.1p	—

(1)	Same as historical since no change in dividend policy is expected as a result of the offer.

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Kraft Foods common stock is traded on the NYSE under the symbol “KFT.” Cadbury ordinary shares are traded on the LSE under the symbol “CBRY,” and Cadbury ADSs are traded on the NYSE under the symbol “CBY.”

The following table sets forth, for the periods indicated, the per share high and low sales prices of Kraft Foods common stock and Cadbury ADSs on the NYSE, and Cadbury ordinary shares on the LSE, as well as the dividends declared thereon. The share prices in the table have been obtained from FactSet. Cadbury ordinary share and Cadbury ADS dividend numbers have been obtained from publicly available information published by Cadbury.

	Kraft Foods common stock ($)			Cadbury ordinary shares (p)			Cadbury ADSs ($)
	High	Low	Dividend	High	Low	Dividend	High	Low	Dividend
2007, quarter ended
March 31	35.91	30.20	0.25	656.50	529.00	9.90	51.41	40.74	0.772
June 30	36.74	30.33	0.25	723.50	652.00	5.00	57.30	51.37	N/A
September 30	36.33	31.15	0.27	680.00	534.50	N/A	54.30	42.78	0.406
December 31	35.20	32.30	0.27	641.00	570.00	N/A	53.24	46.90	N/A

2008, quarter ended
March 31	32.70	28.81	0.27	625.00	539.50	10.50	49.56	43.43	N/A
June 30(1)	32.82	28.39	0.27	N/A	N/A	N/A	N/A	N/A	N/A
April 1 – May 1	N/A	N/A	N/A	586.50	556.50	N/A	46.61	43.86	0.844
May 2 – June 30	N/A	N/A	N/A	704.50	609.50	N/A	56.01	48.55	N/A
September 30	34.97	28.40	0.29	661.50	565.50	5.30	50.94	40.32	0.4195
December 31	33.54	24.87	0.29	605.50	453.25	N/A	40.09	29.65	N/A

2009
January 1 – March 31	29.57	21.00	0.29	619.00	497.25	11.10	37.18	28.06	0.6394
April 1 – June 30	27.04	22.05	0.29	554.50	486.50	N/A	35.99	28.78	N/A
July 1 – September 30	28.81	25.70	0.29	805.00	520.00	5.70	52.53	33.91	0.376
October 1 – December 1	27.64	25.95	N/A	814.00	758.00	N/A	54.00	49.72	N/A

(1)	On May 2, 2008, Cadbury plc was inserted as a new holding company above Cadbury Schweppes plc, trading on the LSE with a secondary listing on the NYSE via an American Depositary Receipt program and began trading as a stand-alone confectionery company. On May 7, 2008, Cadbury completed the demerger of its Americas Beverages business as Dr. Pepper Snapple Group. The market prices for Cadbury in the table above include the value of the Americas Beverages business through such date. On May 1, 2008, the last trading day prior to Cadbury trading as a stand-alone confectionery company, the closing price per Cadbury Schweppes ordinary share was 574.50p and the closing price per Cadbury Schweppes ADS was $45.46. On May 2, 2008, the first day that Cadbury traded as a stand-alone company, the closing price per Cadbury ordinary share was 640.00p and the closing price per Cadbury ADS was $51.60.

The following table shows, as of September 4, 2009, the last full trading day before we publicly announced a possible offer for a combination with Cadbury, November 6, 2009, the last full trading day before we publicly announced a firm intention to make an offer to acquire Cadbury, and December 1, 2009, the closing price per share of our common stock and Cadbury ADS on the NYSE and the closing price per Cadbury ordinary share on the LSE. This table also presents the implied equivalent value per security tendered into the offer. The implied equivalent value of a Cadbury ordinary share was calculated by multiplying the closing price per share of our common stock on the NYSE by 0.2589, the exchange ratio for each Cadbury ordinary share tendered in the offer, and then adding to that amount the cash portion of the exchange consideration of 300 pence payable for each Cadbury ordinary share tendered in the offer. The implied equivalent value of a Cadbury ADS was calculated by multiplying the closing prices per share of Kraft Foods common stock by 1.0356, the implied exchange ratio for each Cadbury ADS tendered in the offer, and then adding to that amount an amount in U.S. dollars equal to the cash portion of the exchange consideration of 1,200 pence payable for each Cadbury ADS tendered in the offer. Unless you elect to receive all cash or all shares of Kraft Foods common stock under the mix and match facility, you will receive the offer consideration in a mixture of cash and shares of Kraft Foods common stock on the terms described in this prospectus/offer to exchange.

In calculating the implied equivalent values below, amounts in U.S. dollars have been translated into pounds sterling, in the case of Cadbury ordinary shares, and amounts in pounds sterling have been translated into U.S. dollars, in the case of Cadbury ADSs, in each case at the applicable exchange rate on each date as follows:

•	at a rate of £1.00 = $1.6346, as quoted by WM/Reuters on September 4, 2009;

•	at a rate of £1.00 = $1.6609, as quoted by WM/Reuters on November 6, 2009; and

•	at a rate of £1.00 = $1.6627, as quoted by WM/Reuters on December 1, 2009.

	Kraft Foods Common Stock ($)	Cadbury Security		Implied Equivalent Value per Cadbury Security
		Ordinary Shares (p)	ADSs ($)(1)	Ordinary Share (p)(2)	ADS ($)(2)
September 4, 2009	28.10	568.00	37.46	745.07	48.72
November 6, 2009	26.78	758.00	50.50	717.44	47.66
December 1, 2009	26.50	806.00	53.24	712.63	47.40

(1)	Each Cadbury ADS represents four Cadbury ordinary shares.

(2)	Unless you elect to receive all cash or all shares under the mix and match facility, you will receive the offer consideration in a mixture of cash and shares of Kraft Foods common stock on the terms described in this prospectus/offer to exchange.

The market prices of Kraft Foods common stock, Cadbury ordinary shares and Cadbury ADSs are likely to fluctuate prior to the expiration date of the offer and cannot be predicted. We urge you to obtain current market information regarding Kraft Foods common stock, Cadbury ordinary shares and Cadbury ADSs.

RISK FACTORS

By accepting the offer, Cadbury securityholders will be choosing to invest in Kraft Foods common stock. In considering whether to accept the offer, you should consider carefully the following risk factors, and the other risks and information contained in this prospectus/offer to exchange and in documents incorporated herein by reference. Please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information” for information on where you can find additional risk factors and other information incorporated by reference in this prospectus/offer to exchange.

Risk Factors Relating to Our Business and the Business of the Combined Company

We operate in a highly competitive industry, which may affect our profitability.

The food industry is highly competitive. We compete based on price, product innovation, product quality, brand recognition and loyalty, effectiveness of marketing, promotional activity and the ability to identify and satisfy consumer preferences.

From time to time, we may need to reduce our prices in response to competitive and customer pressures and to maintain our market share. Competition and customer pressures may also restrict our ability to increase prices in response to commodity and other input cost increases. Our results of operations will suffer if profit margins decrease, as a result of a reduction in prices, increased input costs or other factors, and if we are unable to increase sales volumes to offset those profit margin decreases.

Retailers are increasingly offering retailer brands that compete with some of our products. It is important that our products provide higher value and/or quality to our consumers than less expensive alternatives. If the difference in value or quality between our products and those of retailer brands narrows, or if such difference in quality is perceived to have narrowed, then consumers may not buy our products. Furthermore, during periods of economic uncertainty, such as have been experienced in the recent past and may be experienced in the future, consumers tend to purchase more retailer brands or other economy brands, which could reduce sales volumes of our products or shift our product mix to our lower margin offerings. If we are not able to maintain or improve our brand image or value proposition, it could have a material effect on our market share and our profitability.

We may also need to increase spending on marketing, advertising and new product innovation to protect existing market share or increase market share. The success of our investments is subject to risks, including uncertainties about trade and consumer acceptance. As a result, our increased expenditures may not maintain or enhance market share and could result in lower profitability.

The consolidation of retail customers, the loss of a significant customer, or a material reduction in sales to a significant customer could affect our operating margins, our profitability, our sales and our results of operations.

Retail customers, such as supermarkets, warehouse clubs and food distributors in the United States, the European Union and our other major markets, continue to consolidate. These consolidations have produced large, sophisticated customers with increased buying power. These larger retailers, capable of operating with reduced inventories, can resist price increases and demand lower pricing, increased promotional programs and specifically tailored products. They also may use shelf space currently used for our products for their own retailer brands. The consolidation of retail customers also increases the risk that a severe adverse impact on their business operations could have a corresponding material adverse effect on us. Also, our retail customers may be affected by recent economic conditions. For example, they may not have access to funds or financing and that could cause them to delay, decrease or cancel purchases of our products, or to not pay us or to delay paying us for previous purchases.

During 2008, our five largest customers accounted for approximately 27% of our net revenues, with our largest customer, Wal-Mart Stores, Inc., accounting for approximately 16% of our net revenues. There can be no assurance that all significant customers will continue to purchase our products in the same quantities that they have in the past. The loss of any one of our significant customers or a material reduction in sales to a significant customer could have a material adverse effect on our sales and results of operations.

Increased price volatility for commodities we purchase may affect our profitability.

We are a major purchaser of commodities, including dairy, coffee, cocoa, wheat, corn products, soybean and vegetable oils, nuts, meat products, and sugar and other sweeteners. We also use significant quantities of plastic, glass and cardboard to package our products, and natural gas for our factories and warehouses. Price volatility for commodities we purchase has increased due to conditions outside of our control, including recent economic conditions, currency fluctuations, availability of supply, weather, consumer demand and changes in governmental agricultural programs. Although we monitor our exposure to commodity prices as an integral part of our overall risk management program, continued volatility in the prices of commodities we purchase could increase the costs of our products and services, and our profitability could suffer.

Our product sales depend on our ability to predict, identify and interpret changes in consumer preferences and demand, and on our ability to develop and offer new products rapidly enough to meet those changes.

Consumer preferences for food products change continually. Our success depends on our ability to predict, identify and interpret the tastes and dietary habits of consumers and to offer products that appeal to those preferences.

If we do not succeed in offering products that appeal to consumers, our sales and market share will decrease, and our profitability could suffer. We must be able to distinguish among short-term fads, mid-term trends and long-term changes in consumer preferences. If we are unable accurately to predict which shifts in consumer preferences will be long-term, or if we fail to introduce new and improved products to satisfy those preferences, our sales could decline. In addition, because of our varied consumer base, we must offer a sufficient array of products to satisfy the broad spectrum of consumer preferences. If we fail to expand our product offerings successfully across product categories or if we do not rapidly develop products in faster growing and more profitable categories, demand for our products will decrease and our profitability could suffer.

Prolonged negative perceptions concerning the health implications of certain food products could influence consumer preferences and acceptance of some of our products and marketing programs. For example, recently, consumers have been increasingly focused on health and wellness, including weight management and sodium consumption. Although we strive to respond to consumer preferences and social expectations, we may not be successful in these efforts. Continued negative perceptions and failure to satisfy consumer preferences could decrease demand for our products and adversely affect our profitability.

Legal claims or other regulatory enforcement actions could affect our sales, reputation and profitability.

As a large food company that operates in a highly regulated, highly competitive environment with growing retailer power and a constantly evolving legal and regulatory framework around the world, we are subject to heightened risk of legal claims or other regulatory enforcement actions. Legal claims or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could adversely affect our sales, reputation and profitability.

Further, selling products for human consumption involves inherent risks. We could be required to recall products due to product contamination, spoilage or other adulteration, product misbranding or product tampering.

We may also suffer losses if our products or operations violate applicable laws or regulations, or if our products cause injury, illness or death. In addition, our marketing could be the target of claims of false or deceptive advertising or other criticism. A significant product liability or other legal judgment or a related regulatory enforcement action against us, or a widespread product recall, may adversely affect our profitability. Moreover, even if a product liability or consumer fraud claim is unsuccessful, has no merit or is not pursued, the negative publicity surrounding assertions against our products or processes could adversely affect our sales, reputation and profitability.

Increased regulation could increase our costs and affect our profitability.

Food production and marketing are highly regulated by a variety of federal, state, local and foreign agencies. New regulations and changes to existing regulations are issued regularly. Increased governmental regulation of the food industry, such as proposed requirements designed to enhance food safety or to regulate imported ingredients, could increase our costs and adversely affect our profitability.

As a multinational corporation, our operations are subject to additional risks.

We generated approximately half of our 2008 sales, 43% of our 2007 sales and 40% of our 2006 sales outside the United States. If the offer is successful, the percentage of the combined company’s sales generated outside of the United States will increase. With operations in over 70 countries, our operations are subject to risks inherent in multinational operations, including:

•	fluctuations in currency values,

•	unpredictability of foreign currency exchange controls,

•	discriminatory fiscal policies,

•	compliance with a variety of local regulations and laws,

•	changes in tax laws and the interpretation of such laws,

•	difficulties enforcing intellectual property and contractual rights in certain jurisdictions, and

•	greater risk of uncollectible accounts and longer collection cycles.

In addition, certain jurisdictions could impose tariffs, quotas, trade barriers, and other similar restrictions on our sales. Moreover, our business operations could be interrupted and negatively affected by economic changes, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war, and other economic or political uncertainties. All of these risks could result in increased costs or decreased revenues, either of which could adversely affect our profitability.

If we are unable to expand our operations in certain emerging markets, our growth rate could be negatively affected.

In 2007, we unveiled our strategies to grow our operations with increased focus on emerging markets, especially Brazil, Russia, China and other regions of Southeast Asia. The success of our operations depends in part on our ability to grow our business in these and other emerging markets. In some cases, emerging markets have greater political and economic volatility and greater vulnerability to infrastructure and labor disruptions. In addition, emerging markets are becoming more competitive as other companies grow globally and local, low cost manufacturers expand their production capacities. If we are unable to increase our business in emerging markets, our market share and profitability could be adversely affected.

We may not be able to consummate proposed acquisitions or divestitures successfully or integrate acquired businesses successfully.

From time to time, we may evaluate additional acquisition candidates in the future that would strategically fit our business objectives. If we are unable to complete acquisitions, or integrate successfully and develop these businesses to realize revenue growth and cost savings, our financial results could be adversely affected. In addition, from time to time, we divest businesses that do not meet our strategic objectives, or do not meet our growth or profitability targets. Our profitability may be affected by either gains or losses on the sales of, or lost operating income from those businesses. Also, we may not be able to complete desired or proposed divestitures on terms favorable to us. Moreover, we may incur asset impairment charges related to acquisitions or divestitures, which may reduce our profitability. Finally, our acquisition or divestiture activities may present financial, managerial and operational risks, including diversion of management attention from existing core businesses, difficulties integrating or separating personnel and financial and other systems, adverse effects on existing business relationships with suppliers and customers, inaccurate estimates of fair value made in the accounting for acquisitions and amortization of acquired intangible assets which would reduce future reported earnings, potential loss of customers or key employees of acquired businesses, and indemnities and potential disputes with the buyers or sellers. Any of these activities could affect our product sales, financial condition and results of operations.

For information on other risks that relate to the offer, please see the section of this prospectus/offer to exchange entitled “—Risk Factors Relating to the Offer.”

Business process improvement initiatives to harmonize our systems and processes may fail to operate as designed and intended.

We regularly implement business process improvement initiatives to harmonize our systems and processes and to optimize our performance. Our current business process initiatives include, but are not limited to, our reorganization of our European operations, the delivery of a SAP enterprise resource planning application, and the outsourcing of certain administrative functions. If our business process improvement initiatives fail, our ability to improve existing operations, achieve anticipated cost savings and support future growth could be delayed.

Changes in our credit ratings and the effects of volatile economic conditions on the credit market could adversely affect our borrowing costs and liquidity.

Our credit ratings depend generally on the amount of our debt and our ability to service our debt. A downgrade in our credit ratings, including as a result of incurring additional debt, would, and disruptions in the commercial paper market or the effects of other volatile economic conditions on the credit market could, reduce the amount of commercial paper that we could issue, and could raise our borrowing costs for both short-term and long-term debt offerings.

Volatility in the equity markets or interest rates could substantially increase our pension costs and have a negative impact on our operating results and profitability.

At the end of 2008, the projected benefit obligation of our defined benefit pension plans was $9.3 billion and assets were $7.0 billion. The difference between plan obligations and assets, or the funded status of the plans, significantly affects the net periodic benefit costs of our pension plans and the ongoing funding requirements of those plans. Among other factors, changes in interest rates, mortality rates, early retirement rates, investment returns and the market value of plan assets can (a) affect the level of plan funding, (b) cause volatility in the net periodic pension cost, and (c) increase our future funding requirements. In addition, if we divest certain businesses, we may be required to increase future contributions to the benefit plans and the related net periodic pension cost could increase.

We expect to make approximately $410 million in contributions to our pension plans in 2009, which is approximately $190 million more than we made in 2008. We also expect that our net pension cost will increase by approximately $175 million to approximately $415 million in 2009. Volatile economic conditions increase the risk that we may be required to make additional cash contributions to the pension plans and recognize further increases in our net pension cost beyond 2009.

Cadbury operates occupational defined benefit pension schemes and the combined company may be required to fund an increase in the cost of future benefits and/or meet funding shortfalls in respect of these schemes.

According to its publicly available information, Cadbury has various pension schemes throughout the world and these cover a significant proportion of its current employees. The principal schemes are of the funded defined benefit type, with benefits accruing based on salary and length of service. The net retirement benefit obligation, recognized in the balance sheet at June 30, 2009 was £482 million versus £258 million at December 31, 2008. The actuarial loss on post retirement benefit obligations for the six months ended June 30, 2009 was £254 million (£190 million net of tax) and £388 million (£291 million net of tax) for the 12 months ended December 31, 2008. Regular assessments are carried out by independent actuaries and the long-term contribution rates decided on the basis of their guidance after discussions with trustees and the plan sponsor. According to Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008, which has been filed by Cadbury with the SEC and which is also incorporated by reference into this prospectus/offer to exchange, Cadbury expects to contribute approximately £56 million to its defined benefit schemes in 2009, with additional scheduled recovery contributions of approximately £4 million in 2009 to further fund its defined benefit obligation in the United Kingdom. For more information on the funding status of these plans, please refer to Cadbury’s unaudited financial statements for the six months ended June 30, 2009 included in Cadbury’s Report on Form 6-K filed with the SEC on July 29, 2009 and note 25 in Cadbury’s audited consolidated financial statements for the year ended December 31, 2008 included in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008, both of which are incorporated by reference into this prospectus/offer to exchange.

Because we have not had the cooperation of Cadbury’s management or due diligence access to Cadbury or its business or management for the purposes of preparing this prospectus/offer to exchange, we do not have enough information to assess the extent to which Cadbury’s defined benefit pension schemes are adequately funded in relation to benefits accrued to date, or whether costs for benefits accruing in the future are likely to increase materially from previous experience. Increases in the value of the liabilities of the defined benefit pension schemes and/or a reduction in the value of the assets supporting funded schemes can lead to a need to record increased deficits in the balance sheet. An increase in the value of the net liabilities of such schemes may negatively affect the combined company’s balance sheet and distributable reserves, which could have a material adverse effect on the combined company’s business, operating or financial results or financial position. Further demands for materially increased contributions from Cadbury employers to meet past service deficits or future service costs would impact the cash flows of the combined company.

There may also be pension arrangements or “pension-like” programs in relation to Cadbury’s non-U.K. employees that are not reflected in Cadbury’s financial statements, such as mandatory termination indemnities in favor of Cadbury employees or U.S. industry based multi-employer pension programs in which Cadbury employees participate. Because we do not have access to Cadbury’s non-public business or financial information, we do not have the information to assess whether any such programs or arrangements exist, and, if so, whether the combined company could have significant obligations under these programs or arrangements.

In relation to Cadbury’s U.K. pension arrangements, the Cadbury Pension Fund is a funded defined benefit pension scheme, which according to Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008, which has been filed by Cadbury with the SEC and which is also incorporated by reference into this prospectus/offer to exchange, represents about 65% of Cadbury and its subsidiaries’ post retirement liabilities. Its assets are held by trustees separate from the assets of Cadbury. U.K. pension law requires employers to pay periodic contributions and lump sums to these types of pension schemes.

While the Cadbury Pension Fund is ongoing (as opposed to if the Cadbury Pension Fund is wound up, which is described below) contributions are paid by employers over time to meet the cost of future service benefits and any past service deficits. Because we do not have access to the trust deed and rules of the Cadbury Pension Fund, we do not know whether the contributions to be paid are set by agreement between the employer and trustees or by the trustees alone. U.K. law requires a degree of prudence in the calculation process used to set the level of contributions and depending on the situation, at the next valuation date, there could be a material increase in the cash demands placed on Cadbury and its subsidiaries who are employers for the purposes of the Cadbury Pension Fund, which may have a material adverse effect on the combined company’s business, operating or financial results or financial position.

If the Cadbury Pension Fund trustees have the power to wind up the Cadbury Pension Fund and elect to exercise this power, Cadbury and its subsidiaries who are employers for the purposes of the Cadbury Pension Fund would be required to pay an amount equal to the shortfall or deficit at that time between the Cadbury Pension Fund’s assets and its liabilities assessed on the so called “buy out basis.” This is the cost of purchasing annuities to cover all the Cadbury Pension Fund benefits with a buy out provider. We estimate that such an amount may be significant and could be in excess of £1.0 billion. Buy out deficits are volatile and depend on, among other things, market conditions and the appetite of buy-out providers from time to time. In the event the Cadbury Pension Fund trustees were to wind up the fund, the amount of the deficit may be greater or less than this amount and the requirement to meet this deficit in very short order may have a material adverse effect on the combined company’s business, operating or financial results or financial position.

Cadbury’s pension liabilities are calculated using the accounting valuation basis for the purposes of determining the provision to be included in the balance sheet in its financial statements. According to the Annual Report and Accounts of Cadbury for the year ended December 31, 2008, the Cadbury Pension Fund was broadly in balance on an accounting basis at December 31, 2008. The level of the deficit calculated using the accounting valuation basis is volatile and depends on, among other things, market conditions from time to time. We estimate that, as at August 31, 2009, the accounting deficit would have been approximately £400 million. Following completion of the offer, depending on the circumstances at the time the next balance sheet is prepared for the combined company, Cadbury’s pension liabilities may have a material adverse effect on the combined company’s business, operating or financial results or financial position.

Upon completion of the offer, the U.K. Pensions Regulator will have power in certain circumstances to require us and our subsidiaries (including those subsidiaries outside the U.K.) to make substantial payments into or otherwise provide financial support to the Cadbury Pension Fund, for amounts up to the buy-out deficit from time to time. Thus, upon completion of the offer, liability to support the Cadbury Pension Fund will not necessarily be limited to Cadbury and its subsidiaries.

Cadbury’s “Vision into Action” initiative to deliver improvements in business performance may fail and the implementation of the plan may disrupt the combined company’s business.

On June 19, 2007, Cadbury announced a new strategy for its confectionery business called “Vision into Action,” which includes a plan to improve its margin performance to achieve a mid-teens operating margin by 2011. According to publicly available information published by Cadbury, this plan includes reductions in the number of factories and employees, material changes to Cadbury’s supply chain configuration, and to the structure and operation of Cadbury’s business.

To the extent that we continue to implement the “Vision into Action” plan following completion of the offer, these reductions and changes increase the risk of disruption to the combined company’s business, which may occur, for example, through a failure to successfully implement the Vision into Action plan, unforeseen events or workforce actions.

Cadbury has publicly indicated that it expects to incur a restructuring charge of £550 million (of which around £50 million is non-cash) and invest £200 million of capital expenditure behind the “Vision into Action”

plan. If we continue to implement this plan following completion of the offer, there can be no guarantee that this plan, or any of Cadbury’s other plans or investments, will deliver the anticipated improvements in business performance, which could adversely affect the business of the combined company. In addition, the implementation of the plan may not give rise to a sustained improvement in Cadbury’s revenues or profitability or reach the level of projected improvement.

Risk Factors Relating to Kraft Foods Common Stock

There will be material differences between your current rights as a holder of Cadbury ordinary shares, including those represented by Cadbury ADSs, and the rights you can expect as a shareholder of Kraft Foods.

Under the terms of the offer (subject to the mix and match facility), Cadbury securityholders will receive a combination of Kraft Foods common stock and cash consideration if the offer becomes or is declared unconditional, and will consequently become holders of Kraft Foods common stock. Kraft Foods is governed by the laws of the United States, the Commonwealth of Virginia, its articles of incorporation, and its by-laws. There will be material differences between the current rights of Cadbury securityholders and the rights they can expect to have as holders of Kraft Foods common stock. For example, holders of Kraft Foods common stock do not have the benefit of statutory pre-emption rights under the Virginia Stock Corporation Act. In addition, under Virginia law, the Kraft Foods board of directors may elect to adopt certain provisions that have the effect of discouraging a third party from acquiring control of Kraft Foods, which could limit the price that some investors might be willing to pay in the future for Kraft Foods common stock. Provisions of the Virginia Stock Corporation Act and Kraft Foods’ articles of incorporation may also have the effect of discouraging or preventing certain types of transactions involving an actual or a threatened change in control of Kraft Foods, including unsolicited takeover attempts, even though such a transaction may offer Kraft Foods shareholders the opportunity to sell their Kraft Foods common stock at a price above the prevailing market price. For a detailed discussion of the material differences between the current rights of Cadbury shareholders, and the rights you can expect as a holder of Kraft Foods common stock, please see our discussion in the section of this prospectus/offer to exchange entitled “Comparison of Shareholders’ Rights.”

Cadbury securityholders will own a smaller percentage of the combined company than they currently own of Cadbury.

After completion of the offer, Cadbury securityholders will own a smaller percentage of the combined company than they currently own of Cadbury. Assuming exercise of all share options and vesting of all share awards held under the Cadbury share schemes over Cadbury ordinary shares and full acceptance of the offer, former Cadbury securityholders and existing Kraft Foods shareholders will own approximately 19.9% and 80.1%, respectively, of the outstanding shares of the combined company immediately after completion of the offer.

Risks of executing the offer could cause the market price of Kraft Foods common stock to decline.

The market price of Kraft Foods common stock may decline as a result of the offer, among other reasons, if:

•	the integration of Cadbury’s business is delayed or unsuccessful;

•	we do not achieve the expected benefits of our acquisition of Cadbury as rapidly or to the extent anticipated by us, financial analysts or investors or at all;

•	the effect of our acquisition of Cadbury on our financial results is not consistent with the expectations of financial analysts or investors;

•	former Cadbury securityholders sell a significant number of shares of Kraft Foods common stock after completion of the offer; or

•	we fail to acquire 100% of the Cadbury ordinary shares, including those represented by Cadbury ADSs, in the offer or through the compulsory acquisition process.

Assuming exercise of all share options and vesting of all share awards held under the Cadbury share schemes over Cadbury ordinary shares and full acceptance of the offer, the number of shares of Kraft Foods common stock that will be issued to Cadbury securityholders pursuant to the offer will be not more than 366.0 million, representing approximately 19.9% of the issued and outstanding shares of Kraft Foods common stock, as increased as a result of the offer, calculated at December 2, 2009. If a significant proportion of Cadbury securityholders who receive Kraft Foods common stock in the offer seek to sell those shares within a short period after completion of the offer, this could create selling pressure in the market for Kraft Foods common stock or a perception that such selling pressure may develop, either of which may adversely affect the market for, and the market price of, Kraft Foods common stock.

The market price of Kraft Foods common stock may be affected by factors different from those affecting the price of Cadbury ordinary shares and Cadbury ADSs.

If the offer is successfully completed, Cadbury securityholders will become holders of Kraft Foods common stock. Our business differs from that of Cadbury, and our results of operations, as well as the price of Kraft Foods common stock, may be affected by factors different from those affecting Cadbury’s results of operations and the price of Cadbury ordinary shares and Cadbury ADSs.

The level of any dividend paid in respect of the Kraft Foods common stock is subject to a number of factors.

The level of any dividend paid in respect of Kraft Foods common stock is within the discretion of our board of directors and is subject to a number of factors, including the business and financial conditions, earnings and cash flow of, and other factors affecting us and our subsidiaries (and following completion of the offer, the combined company), as well as the availability of funds from which dividends can be legally paid. The level of any dividend in respect of the Kraft Foods common stock is also subject to the extent to which we receive funds, directly or indirectly, from our operating subsidiaries and divisions in a manner which creates funds from which dividends can be legally paid. Any reduction in dividends paid on Kraft Foods common stock from those historically paid, or the failure to pay dividends in any financial year, could adversely affect the market price of Kraft Foods common stock.

Risk Factors Relating to the Offer

If you elect to use the mix and match facility, you may not receive the consideration in the proportion of Kraft Foods common stock and cash requested.

There is a mix and match facility available to Cadbury securityholders. Under the mix and match facility, accepting Cadbury securityholders may elect to vary the proportions in which they receive shares of Kraft Foods common stock and cash consideration, subject to off-setting elections made by other Cadbury securityholders. Satisfaction of elections under the mix and match facility will be effected on the basis of £15.94 in cash (the closing price of a share of Kraft Foods common stock derived from the NYSE on December 1, 2009, converted to pounds sterling at an exchange rate of $1.6627 per £1.00, as quoted by WM/Reuters on December 1, 2009) for each share of Kraft Foods common stock (and vice versa). To the extent that elections cannot be satisfied in full, they will be reduced on a pro rata basis.

As a result, if you make an election under the mix and match facility, you may not have your election satisfied in full or at all, and you will not know the exact number of shares of Kraft Foods common stock or the amount of cash you will receive until settlement of the consideration under the offer.

Furthermore, if during the subsequent offer period, the mix and match facility remains open or is reintroduced, we may elect to treat elections received (or validated or completed) during such subsequent offer period as forming one or more separate pools for purposes of determining the cash and shares of Kraft Foods common stock available to meet such elections. As a result, Cadbury securityholders who tender their Cadbury ordinary shares or Cadbury ADSs during a subsequent offer period and elect for more cash or more shares of Kraft Foods common stock under the mix and match facility may receive a different proportion of their preferred consideration than those who accept during the initial offer period or those who accept earlier or later during the subsequent offer period.

We describe our procedures for election and proration in paragraph 6 (The Mix and Match Facility) of Part B of Appendix A to this prospectus/offer to exchange.

The offer may adversely affect the liquidity and value of non-tendered Cadbury ordinary shares and Cadbury ADSs.

If the offer is successfully completed, the number of Cadbury securityholders and the number of non-tendered Cadbury ordinary shares and Cadbury ADSs held by individual holders may be greatly reduced. As a result, the successful completion of the offer could adversely affect the liquidity and may adversely affect the market value of the remaining non-tendered Cadbury ordinary shares and Cadbury ADSs held by the public. If the offer becomes or is declared wholly unconditional and we acquire 75% of the voting rights of Cadbury, we intend to cause Cadbury to apply for the cancellation of the listing of the Cadbury ordinary shares on the U.K. Official List and the cancellation of trading of the Cadbury ordinary shares on the LSE’s main market for listed securities. If we complete the offer, we intend, subject to the rules of the NYSE, to cause Cadbury to apply for the delisting of the Cadbury ADSs from the NYSE and terminate Cadbury’s ADS program. As a result of any delisting and cancellation of trading, Cadbury ordinary shares and Cadbury ADSs not acquired pursuant to the offer may become less liquid and may have a reduced value.

Failure to acquire 100% of the Cadbury ordinary shares, including Cadbury ADSs, may affect our ability to complete any post-closing restructuring of Cadbury and its subsidiaries. This could reduce or delay the cost savings or revenue benefits to the combined company.

To effect a compulsory acquisition of the remaining Cadbury ordinary shares, including those represented by Cadbury ADSs, we will need to first obtain at least 90% of the Cadbury ordinary shares to which the offer relates, including those represented by Cadbury ADSs. Unlike domestic U.S. corporations, English corporations cannot merge with another corporation with the approval of a majority shareholder vote. The offer is conditional upon valid acceptances being received (and not, where permitted, withdrawn) in respect of not less than 90% of Cadbury ordinary shares, including those represented by Cadbury ADSs, but this percentage may be reduced by Kraft Foods to any percentage above 50%. Were this condition to be reduced, we could complete the offer without being able to acquire compulsorily the remaining Cadbury ordinary shares, including those represented by Cadbury ADSs, we do not own. We would then be entitled to exercise control of Cadbury and affect the composition of the Cadbury board of directors. However, depending on the level of acceptances received, we may not control sufficient voting rights to delist Cadbury from the U.K. Official List and from trading on the LSE; it may take longer and be more difficult to effect any post-closing restructuring; and the full amount of the cost synergies and revenue benefits identified for the combined company may not be obtained or may only be obtained over a longer period of time. In addition, if we own less than 100% of Cadbury after completion of the offer, we may not be able to carry out joint cash pooling or other intra-company transactions with Cadbury and its subsidiaries on favorable terms or at all. This may adversely affect our ability to achieve the expected amount of cost synergies and revenue benefits after the offer is completed.

If we fail to acquire 100% of the Cadbury ordinary shares, including those represented by Cadbury ADSs, but we are able to effect any post-closing restructuring, the consideration that Cadbury securityholders who do not tender in the offer may receive in any post-closing restructuring may be substantially lower and/or different in form than the consideration they would have received had they tendered in the offer (and they may also be subject to different tax consequences).

If we fail to acquire in the offer and in a compulsory acquisition 100% of the Cadbury ordinary shares, including those represented by Cadbury ADSs, but are able to complete any post-closing restructuring we may decide to undertake, the consideration that Cadbury securityholders who do not tender their Cadbury ordinary shares, including those represented by Cadbury ADSs, in the offer may receive in any post-closing restructuring may be lower and/or different in form than the consideration that they would have received had they tendered their Cadbury ordinary shares, including those represented by Cadbury ADSs, in the offer. Such differences could result from the fact that:

•	if any post-closing restructuring is the subject of litigation, we may be required to change the consideration offered to Cadbury securityholders in response to any court order;

•

the tax consequences to Cadbury securityholders of receiving payment in any post-closing restructuring may be different from what they would have been if they had tendered their Cadbury ordinary shares, including those represented by Cadbury ADSs, in the offer; and

•

any Kraft Foods common stock received as part of the consideration may have a different value at the time of completion of any post-closing restructuring than at the time of the completion of the offer.

Moreover, if any post-closing restructuring is the subject of litigation, a court could delay or prohibit the restructuring from occurring on its proposed terms, or at all. Accordingly, Cadbury securityholders who do not tender their Cadbury ordinary shares or Cadbury ADSs in the offer may not receive consideration for such shares promptly after the closing of the offer, or at all.

We must obtain governmental and regulatory consents to complete the offer, which, if delayed, not granted or granted with onerous conditions, may jeopardize or delay the offer, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the acquisition.

The offer is conditional on, among other things, the receipt of regulatory approvals from regulators with jurisdiction over the operations of Kraft Foods and Cadbury. The governmental agencies from which Kraft Foods seeks these approvals have discretion in administering the governing regulations. As a condition to their approval of the transactions contemplated by the offer, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the consummation of the offer or may reduce the anticipated benefits of the acquisition of Cadbury to the combined company. Furthermore, we may not be able to obtain the required consents and approvals and, if so, the required conditions of the offer may not be satisfied. Even if all of the required consents and approvals are obtained and the conditions to the consummation of the offer are satisfied, we will not necessarily be able to control the terms, conditions and timing of the approvals. If we agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the offer, these requirements, limitations, additional costs or restrictions could adversely affect the two companies’ ability to integrate their operations or reduce the anticipated benefits of the proposed acquisition of Cadbury to the combined company. This could result in a delay in completion of, or a decision not to complete, the offer or have a material adverse effect on the business and results of operations of the combined company. Please see paragraph 1 (Conditions of the Offer) of Part A of Appendix A to this prospectus/offer to exchange for a discussion of the conditions of the offer and the section of this prospectus/offer to exchange entitled “The Offer—Regulatory Approvals” for a description of the material regulatory approvals necessary in connection with the offer.

Even if a material adverse change to Cadbury’s business or prospects were to occur, in certain circumstances we may not be able to invoke the offer conditions and terminate the offer, which could reduce the value of the Kraft Foods common stock we issue in the offer.

Completion of the offer is subject to a number of conditions, including that there is no material adverse change affecting Cadbury before the offer becomes, or is declared, wholly unconditional. Under the U.K. Takeover Code, and except for the minimum acceptance condition and the conditions relating to the European Commission antitrust approval (as described in the section of this prospectus/offer to exchange entitled “The Offer—Regulatory Approvals”), we may invoke a condition to the offer to cause the offer not to proceed only if the U.K. Takeover Panel is satisfied that the circumstances giving rise to that condition not being satisfied are of material significance to us in the context of the offer.

If a material adverse change affecting Cadbury were to occur and the U.K. Takeover Panel does not allow us to invoke a condition to cause the offer not to proceed, the market price of the Kraft Foods common stock may decline or our business or our financial condition may be materially adversely affected. As a result, the value of the Kraft Foods common stock received by Cadbury securityholders may be reduced.

We have not had the cooperation of Cadbury’s management or due diligence access to Cadbury or its business or management for the purposes of preparing this prospectus/offer to exchange.

We have not had the cooperation of Cadbury’s management or due diligence access to Cadbury or its business or management for the purposes of preparing this prospectus/offer to exchange. Accordingly, we have prepared the information in, or incorporated by reference into, this prospectus/offer to exchange based only on publicly available information regarding Cadbury and such information has not been subject to comment or verification by Cadbury, Kraft Foods or their respective directors.

We have no knowledge that any information or statements relating to Cadbury contained in, or incorporated by reference into, this prospectus/offer to exchange are inaccurate or incomplete. However, we were not involved in the preparation of such information and statements and, therefore, cannot verify the accuracy, completeness or truth of such information or any failure by Cadbury to disclose events that may have occurred, but that are unknown to us, that may affect the significance or accuracy of any such information.

In addition, we have made certain assumptions relating to the forecast level of cost savings, synergies and associated costs of the offer based only on publicly available information regarding Cadbury. Our assumptions relating to the forecast level of cost savings, synergies and associated costs of the offer may be inaccurate.

Further, the completion of the offer may give rise to the right of contractual counterparties to terminate material supply and other contracts with Cadbury or result in other consequences as a result of matters unknown to us. As such, there may be other matters relating to Cadbury that are unknown by us and that may have an adverse effect on the combined company’s financial condition and results of operations and/or result in substantial additional costs or liabilities.

Whether or not the offer is completed, the announcement and prospect of the successful completion of the offer could cause disruptions in the businesses of Kraft Foods and/or Cadbury, which could have material adverse effects on their businesses and financial results, as well as on the business prospects and financial results of the combined company.

Whether or not the offer is completed, the announcement and prospect of the successful completion of the offer could cause disruptions in the businesses of Kraft Foods and/or Cadbury. Specifically if the offer succeeds, some current and prospective employees may experience uncertainty about their future roles within the combined company, which may adversely affect Kraft Foods’ and Cadbury’s abilities to retain or recruit key managers and other employees. If Kraft Foods and Cadbury fail to manage these risks effectively, the business and financial results of Kraft Foods, Cadbury and the combined company could be adversely affected.

If there are significant, unforeseen difficulties integrating the business operations of Kraft Foods and Cadbury, they could adversely affect the business of the combined company.

We intend, to the extent possible, to integrate our operations with those of Cadbury. Our goal in integrating these operations is to increase revenues through enhanced growth opportunities and achieve cost savings by taking advantage of the significant anticipated synergies of consolidation. However, we may encounter difficulties integrating our operations with Cadbury’s operations, resulting in a delay or the failure to achieve the anticipated synergies, including the expected increases in earnings and cost savings. If such difficulties are significant, this could adversely affect the business of the combined company.

We may incur higher than expected integration, transaction and offer-related costs.

We expect to incur a number of non-recurring costs associated with combining the operations of the two companies, including implementation cash costs estimated to be approximately $1.2 billion in the first three years following completion of the offer. In addition, we will incur legal, accounting and transaction fees and other costs related to the offer. Some of these costs are payable regardless of whether the offer is completed and such costs may be higher than anticipated.

Although we believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset these implementation and offer costs over time, this net benefit may not be achieved within the expected timetable. In addition, some of these costs could be higher than we anticipate, which could reduce the net benefits of the transaction and impact our results of operations.

Risk Factors Relating to Market and Currency Fluctuation

Market fluctuations may reduce the overall value of the consideration in the offer.

Unless you make a successful mix and match election, each Cadbury ordinary share, including each Cadbury ordinary share represented by a Cadbury ADS, you tender in the offer will be exchanged for 300 pence in cash and 0.2589 shares of Kraft Foods common stock. As one Cadbury ADS represents four Cadbury ordinary shares, for each Cadbury ADS you tender in the offer, you will receive 1,200 pence in cash and 1.0356 shares of Kraft Foods common stock. Any fluctuation in the market price of Kraft Foods common stock or the pound sterling/U.S. dollar exchange rate between now and the consummation of the offer will increase or decrease the cash value of the Kraft Foods common stock that you will receive.

Kraft Foods common stock and any dividends to be paid in respect of it will be denominated in U.S. dollars. An investment in Kraft Foods common stock by an investor whose principal currency is not U.S. dollars exposes the investor to foreign exchange rate risk. Any depreciation of the U.S. dollar in relation to such other currency will reduce the value of the investment in Kraft Foods common stock, and any dividends to be paid in respect of it, in terms of such other currency, and any appreciation of the U.S. dollar will increase the value in terms of such other currency.

Cadbury securityholders who tender their Cadbury ordinary shares and Cadbury ADSs in the offer will be subject to exchange rate risk.

The cash portion of the consideration that you will receive for your Cadbury ordinary shares is payable in pounds sterling, unless you elect to receive it in U.S. dollars. The cash portion of the consideration that you will receive for your Cadbury ADSs is payable in U.S. dollars, unless you elect to receive it in pounds sterling. As a result, the value of this consideration in any currency relevant to a Cadbury securityholder will vary depending on the exchange rate between that currency and pounds sterling or U.S. dollars, as applicable, which is likely to fluctuate between the date of this prospectus/offer to exchange and the date on which cash consideration is paid to Cadbury securityholders. Fluctuations in the exchange rate between other currencies and U.S. dollars, as applicable, will also affect the pound sterling equivalent of the price of the Kraft Foods common stock.

Furthermore, if you receive the cash portion of your consideration in U.S. dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the terms of the offer will be paid (net of all relevant fees and expenses) in U.S. dollars, based on the exchange rate obtainable on the spot market in London on the date the cash consideration is made available by Kraft Foods to the Ordinary Share Exchange Agent or ADS Exchange Agent for delivery in respect of your Cadbury ordinary shares or Cadbury ADSs. In this case, the actual amount of U.S. dollars you receive will depend on this, so you will be subject to the risk that exchange rate fluctuations could change the amount of U.S. dollars you receive.

Shareholders in the combined company will be more exposed to currency exchange rate fluctuations as, following completion of the offer, there will be an increased proportion of assets, liabilities and earnings denominated in foreign currencies.

As a result of the successful completion of the offer, the financial results of the combined company will be more exposed to currency exchange rate fluctuations and an increased proportion of assets, liabilities and earnings will be denominated in non-U.S. dollar currencies.

The combined company will present its financial statements in U.S. dollars and will have a significant proportion of net assets and income in non-U.S. dollar currencies, primarily pounds sterling and the euro as well as a range of emerging market currencies. The combined company’s financial results and capital ratios will therefore be sensitive to movements in foreign exchange rates. A depreciation of non-U.S. dollar currencies relative to the U.S. dollar could have an adverse impact on the combined company’s financial results.

Risk Factors Relating to Cadbury’s Business

Additionally, we encourage you to read and consider other risk factors specific to Cadbury’s businesses (that may also affect the combined company after consummation of the offer) described in the section entitled “Risk Factors” in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008, which Cadbury has filed with the SEC and which we have also incorporated by reference into this prospectus/offer to exchange. Please see the section of this prospectus/offer to exchange entitled “Incorporation by Reference.”

THE COMPANIES

Kraft Foods

We are the world’s second largest food company, with revenues of $41.9 billion and earnings from continuing operations before income taxes of $2.6 billion in 2008. Our approximately 100,000 employees worldwide manufacture and market packaged food products, including snacks, beverages, cheese, convenient meals and various packaged grocery products. We sell our products to consumers in approximately 150 countries. At December 31, 2008, we had operations in more than 70 countries and made our products at 168 manufacturing and processing facilities worldwide. At September 30, 2009, we had net assets of $25.2 billion and gross assets of $66.7 billion. We are a member of the Dow Jones Industrial Average, Standard & Poor’s 500, the Dow Jones Sustainability Index and the Ethibel Sustainability Index.

We have a proven track record of successfully completing and integrating strategic combinations to build and grow iconic brands and multi-national businesses. These acquisitions include LU Biscuits in 2007 and Nabisco in 2000.

Our portfolio includes nine brands with annual revenues exceeding $1.0 billion each, including Kraft cheeses, dinners and dressings; Oscar Mayer meats; Philadelphia cream cheese; Maxwell House and Jacobs coffee; Nabisco cookies and crackers; Oreo cookies; Milka chocolates and LU biscuits. Our portfolio also includes more than 50 brands which each generate annual revenues of more than $100 million, including Côte d’Or, Toblerone, Marabou and Alpen Gold chocolates; Royal biscuits; and Kenco, Carte Noire and Grand’ Mère coffees.

Our strategy is centered on marketing and developing leading consumer brands and pursuing growth opportunities consistent with consumer trends in order to deliver shareholder value. Our increasing investment in snacks and quick meals and our portfolio of iconic brands aligns with growing consumer interest in convenience products and premium brands. Our focus on snacks and confectionery products fits well within our strategy of growth in instant consumption channels.

Four priorities have shaped our long-term strategy:

•

focusing on growth categories to transform into a leading snack, confectionery and quick meals company. This is being achieved through exiting lower growth and/or lower margin businesses and reinvigorating high cash flow businesses to fund growth;

•	expanding our footprint in rapidly growing developing markets to benefit from trading up by consumers and achieving the scale to establish cost-efficient infrastructure in key geographies;

•	increasing our presence in instant consumption channels as they continue to gain share versus grocery channels in the U.S. and European Union; and

•	enhancing margins by improving our portfolio mix and reducing costs while investing in quality.

We believe our key competitive strengths include:

•	our global scale;

•	our portfolio of leading brands;

•	a leading sales and distribution system;

•	a proven track record of acquiring and integrating large scale new businesses; and

•	an experienced management team.

We are a Virginia corporation with principal executive offices at Three Lakes Drive, Northfield, IL 60093. Our telephone number is (847) 646-2000 and our Internet address is www.kraftfoodscompany.com.

Cadbury

Cadbury is an international confectionery business that generated £5.4 billion in total revenue from its global operations in 2008. At December 31, 2008, Cadbury operated in over 60 countries and had over 45,000 employees. Cadbury’s principal product segments are: chocolate, which contributed 46% of Cadbury’s revenue in 2008; gum, which contributed 33% of Cadbury’s revenue in 2008; and candy, which contributed 21% of Cadbury’s revenue in 2008.

Cadbury’s major brands by segment include:

•	Chocolate—Cadbury Dairy Milk, Cadbury Creme Egg, Flake, and Green & Black’s;

•	Gum—Trident, Hollywood, Stimorol, Dentyne, Clorets, and Bubbaloo; and

•	Candy—Halls, Maynard’s, The Natural Confectionery Co. and Cadbury Eclairs.

Cadbury is registered under the laws of England and Wales as a public limited company with its registered office (principal executive office) at Cadbury House, Sanderson Road, Uxbridge, England, UB8 1DH. Its telephone number is +44 1895 615000 and its Internet address is www.cadbury.com.

BACKGROUND AND REASONS FOR THE OFFER

Background of the Offer

We continually review our strategic alternatives. In the summer of 2009, we gave serious consideration to whether or not a business combination with Cadbury could be accomplished on favorable terms.

On August 20, 2009, our board of directors met with members of senior management and certain of our financial advisors. Our board of directors authorized Ms. Irene Rosenfeld, our Chairman and Chief Executive Officer, to approach Cadbury to ascertain its interest in a business combination.

On August 28, 2009, Ms. Rosenfeld met with Mr. Roger Carr, the Chairman of Cadbury, in London to express our interest in pursuing a business combination with Cadbury. Ms. Rosenfeld informed Mr. Carr that our board of directors had authorized her to make a proposal to acquire all of the outstanding Cadbury ordinary shares for 300 pence in cash and 0.2589 new shares of Kraft Foods common stock per Cadbury ordinary share. That same day, Ms. Rosenfeld sent Mr. Carr the following letter confirming their conversation and the proposal put forth by Ms. Rosenfeld at the meeting (footnotes omitted):

28 August 2009

Mr. R. Carr

Cadbury plc

Cadbury House

Sanderson Road

Uxbridge

UB8 1DH

Dear Roger,

I very much enjoyed meeting you this morning. As I explained, we believe that the combination of our companies would provide a compelling value proposition for both our shareholders. As analysts and industry observers have long speculated, our two great companies are highly complementary and a combination makes a great deal of strategic and financial sense. We believe that now is the time to pursue a transaction as a result of the significant opportunities available to both of us. We look forward to engaging in constructive, friendly discussions and working toward a positive outcome on a recommended basis.

We have great respect and admiration for Cadbury plc (“Cadbury”), its employees, its leadership and its proud heritage. We have also taken note of your recent performance and the successful ongoing implementation of your Vision Into Action programme. However, we believe that Cadbury’s prospects, ability to fully realise operational efficiencies and capacity to invest are necessarily constrained given its limited scale and scope relative to larger global competitors. We see few catalysts for sustained future value creation for Cadbury as a standalone entity. In contrast, we have concluded that we can strengthen both our companies by bringing them together, enhancing our worldwide scale and scope, and capitalising on significant opportunities to build a global leader in the food and snacking industry for the benefit of all of our respective stakeholders. In so doing, we are eager to build upon the success of your iconic brands and strong British heritage through increased investment and innovation.

Accordingly, I am writing to set out the details of a possible offer to combine Cadbury and Kraft Foods Inc. (“Kraft Foods”) (a “Possible Offer”), as approved by the Board of Directors of Kraft Foods. Subject to the pre-conditions set out below, Kraft Foods is prepared to offer 300 pence in cash and 0.2589 new Kraft Foods shares per Cadbury share, which values each Cadbury share at 755 pence

(based on yesterday’s closing price of $28.42 for a Kraft Foods share and an exchange rate of 1.617 $/£). This price represents an attractive premium to any measure of the standalone value of Cadbury and fully reflects your recent performance and prospects. Specifically, this price represents a premium of:

•	44% over Cadbury’s share price of 524 pence on 3 July 2009, prior to recent analyst suggestions regarding potential sector consolidation;

•	37% over Cadbury’s 90-day average share price of 553 pence in the period up to 27 August 2009, the last business day preceding this letter; and

•	31% over Cadbury’s share price of 578 pence at close yesterday.

We would also point out that this price is beyond any price at which Cadbury’s shares have traded since the demerger.

The Possible Offer would provide your shareholders with both value certainty and the opportunity to enjoy the significant value upside in the combined entity’s attractive growth prospects and considerable synergies. Kraft Foods would also offer a mix and match facility under which Cadbury shareholders could elect, subject to availability, to vary the proportions in which they would receive cash and new Kraft Foods shares.

I believe that the strategic and financial rationale for this transaction is compelling. The transaction would create:

•	a company with approximately $50 billion in revenues, with leading shares in snacking and an exceptional portfolio of confectionery and biscuit brands around the world;

•	a geographically diversified combined business, with leading positions and significant scale in key developing markets including India, Mexico, Brazil, China and Russia;

•	a strong presence in instant consumption channels in both developed and developing markets, expanding the reach and margin potential of the combined business; and

•

the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development, as well as a significant opportunity to realise pre-tax cost savings of at least $625 million annually through increased operational efficiencies.

Kraft Foods has a proven track record of successfully completing and integrating strategic combinations to build iconic brands and multi-national businesses, including the acquisitions of LU in 2007 and Nabisco in 2000.

A combination with Cadbury is consistent with Kraft Foods’ stated strategic objective to build a high-performing global company by reframing our categories, capitalising on our established sales capabilities and driving down costs without compromising our commitment to high quality. Over the past three years, we have successfully positioned Kraft Foods for sustainable, profitable growth. A combination with Cadbury would mark a logical next step in our transformation as we shape the company into a more global, higher-growth and higher-margin entity.

Together, we would draw on the collective strengths of our two organisations and create a stronger, more competitive global company for the benefit of all stakeholders. We believe that the growth prospects and global scope of the enlarged entity should lead to increased opportunities for talented employees and managers of both companies. In addition, we confirm that the existing contractual employment rights, including pension rights, of all employees of Cadbury would be fully safeguarded.

The consideration required for the Possible Offer would be provided from a combination of Kraft Foods’ existing funds, new debt and the issuance of equity. Financing would be on the basis that Kraft Foods would maintain an investment-grade credit rating. The significant cash flow of the enlarged entity following a combination would allow for rapid debt paydown and the continued funding of growth initiatives.

We, together with our legal advisers, have undertaken an analysis in relation to anti-trust matters. The complementary nature of our two businesses means that any antitrust concerns will be few, and limited in scope: we are confident that any issues can be appropriately addressed within the envisaged implementation timeframe. In this regard, we would suggest that our respective legal advisers meet at your earliest convenience, in order for our advisers to explain their analysis, and for next steps to be identified.

We believe it is in all parties’ interests to progress this transaction as swiftly as possible. Our senior management and advisers have already completed extensive analysis and due diligence based on publicly available information. Accordingly, our due diligence requirements are limited, confirmatory in nature and capable of being addressed within a compressed timeframe. Lazard is acting as our lead financial adviser. We have also retained Centerview Partners, Citigroup and Deutsche Bank as financial advisers. Our legal advisers are Clifford Chance; Cravath, Swaine & Moore; Gibson, Dunn & Crutcher; and Arnold & Porter.

It is Kraft Foods’ preference to implement any offer by means of a scheme of arrangement but we reserve the right to change this to a general offer. Any offer, if made, would be subject to the terms and conditions usually attaching to a scheme of arrangement, or offer, involving a UK public company.

The making of any offer would be subject to the following pre-conditions:

•	satisfactory completion of a limited due diligence review by Kraft Foods, including access to Cadbury’s internal plan and projections;

•	Kraft Foods obtaining satisfactory financing; and

•	a unanimous recommendation by the directors of Cadbury to vote in favour of the scheme, or if relevant, to accept the offer.

For the avoidance of doubt, this letter should not be construed in any regard as constituting an offer or evincing an intention to make an offer or inviting an offer or imposing an obligation to make an offer for Cadbury and any of its securities or otherwise giving rise to legal relations (save for the obligation to keep its terms confidential) and, in particular, does not constitute a firm intention to make an offer for the purposes of Rule 2.5 of The City Code on Takeovers and Mergers. This proposal is made on a strictly private and confidential basis. This letter shall be governed by and construed in accordance with English law.

We trust that our proposal makes clear our level of seriousness and enthusiasm for pursuing this opportunity. We are willing to commit substantial time and financial resources to do so. This matter has the highest priority for Kraft Foods and we are keen to have our advisers and executive team engage with yours so that we can progress this proposal in an expeditious manner.

Per our conversation, I look forward to hearing from you shortly.

Yours sincerely,

Irene B. Rosenfeld

On August 31, 2009, Ms. Rosenfeld received the following letter from Mr. Carr stating that the Cadbury board of directors was not interested in the proposed business combination with Kraft Foods:

August 31, 2009

Ms. Irene B. Rosenfeld

Chairman & Chief Executive Officer Kraft Foods

Three Lakes Drive

Northfield, Illinois

60093

Dear Irene,

I have discussed your letter of 28 August with the Board of Directors of Cadbury plc.

The Board believes strongly in both the strategy and prospects of Cadbury as an independent company. The Cadbury business is unique in both category and geographical scope and we are confident in our standalone growth prospects.

As you will no doubt have seen, we are delivering against our Vision into Action plan as clearly demonstrated by our performance and we have the strength in our brands, together with the necessary scale in our categories and the management capacity to deliver substantial value to our shareholders.

Your proposal is unsolicited, unattractive and fundamentally undervalues Cadbury. Accordingly the Board, with the unqualified support of its advisers (Goldman Sachs, Morgan Stanley and UBS), unanimously rejects your proposal and confirms its commitment to its independent strategy.

Yours sincerely,

Roger Carr

Chairman, Cadbury plc

On September 7, 2009, concurrently with our public announcement of our proposal to acquire Cadbury, Ms. Rosenfeld sent Mr. Carr the following letter:

7 September 2009

Mr. R. Carr

Cadbury plc

Cadbury House

Sanderson Road

Uxbridge

UB8 1DH

Dear Roger,

Thank you for your letter in response to our discussion on 28 August and the letter I sent to you as a follow-up outlining our possible offer (a “Possible Offer”) for Cadbury plc (“Cadbury”). I have given careful consideration to your response.

Although I am disappointed that you rejected unequivocally our proposal, I remain committed to working toward a recommended offer and to maintaining a constructive dialogue. We are therefore disclosing publicly our Possible Offer as a means to encourage and further that process.

I continue to believe strongly in the strategic rationale for combining our two companies and that our Possible Offer represents an attractive premium and a compelling value proposition for your shareholders.

As I outlined during our meeting, I believe we can strengthen both of our companies by bringing them together, enhancing their worldwide scale and scope, and capitalising on significant opportunities, building on the position of Kraft Foods Inc. (“Kraft Foods”) as a global powerhouse in snacks, confectionery and quick meals for the benefit of all of our respective stakeholders.

We understand the great sense of pride that you and your team have for Cadbury and its brands. We also have a long history of respecting and building iconic brands like Oreo, LU, Milka, Toblerone, Kenco, Philadelphia and Dairylea to name just a few. Kraft Foods is committed to building upon Cadbury’s success and strong British heritage through increased investment and innovation.

Our extensive combined global business network would create opportunities for talented Cadbury employees and managers across all areas of the combined enterprise. We would augment Kraft Foods’ and Cadbury’s world-class capabilities by employing a “best of both” focus, from sales and marketing to distribution and manufacturing. For example, we believe we would be in a position to continue to operate the Somerdale facility, which is currently planned to be closed, and invest in Bournville, thereby preserving UK manufacturing jobs.

I also want to reiterate that our Possible Offer represents a compelling value proposition for your shareholders. Given the proposed consideration mix of cash and shares, they would enjoy both value certainty and significant potential upside in the combined entity’s attractive growth prospects and meaningful synergies. As we discussed, and as I noted in my previous letter to you, we commend you on your successful ongoing implementation of Vision Into Action (“VIA”). I believe Cadbury’s share price already reflects its prospects as a standalone entity and the benefits of VIA. Our Possible Offer therefore not only takes into account these factors, but also provides a significant premium and, I believe, significantly more value for your shareholders than Cadbury could create independently.

Together, we can draw on the collective strengths of our two organisations to create a stronger, more competitive global company for the benefit of all our stakeholders. I would ask you to reconsider your rejection of our Possible Offer and would welcome a constructive dialogue.

Yours sincerely,

Irene B. Rosenfeld

For the avoidance of doubt, this letter should not be construed in any regard as constituting an offer or evincing an intention to make an offer or inviting an offer or imposing an obligation to make an offer for Cadbury and any of its securities or otherwise giving rise to legal relations and, in particular, does not constitute a firm intention to make an offer for the purposes of Rule 2.5 of The City Code on Takeovers and Mergers. This letter shall be governed by and construed in accordance with English law.

On September 7, 2009, we issued a press release setting forth the terms of our proposal and the text of our August 28, 2009 and September 7, 2009 letters.

On the same day, September 7, 2009, the Cadbury board of directors summarily rejected our proposal in the following statement issued via press release:

In response to the announcement by Kraft Foods Inc. (“Kraft Foods”), Cadbury plc (“Cadbury” or the “Group”) confirms that it recently received an unsolicited proposal from Kraft Foods regarding a possible share and cash offer for the Group which is conditional on, inter alia, financing and due diligence. The Board of Cadbury reviewed the proposal with its advisers and rejected it.

The Board is confident in Cadbury’s standalone strategy and growth prospects as a result of its strong brands, unique category and geographic scope and the continued successful delivery of its Vision into Action plan. The Board believes that the proposal fundamentally undervalues the Group and its prospects.

On September 12, 2009, Ms. Rosenfeld received the following letter from Mr. Carr reiterating Cadbury’s opposition to our proposal and Cadbury’s commitment to remaining an independent company.

Dear Irene,

In my letter of 31st August, I informed you that the Board had rejected your unsolicited proposal on the grounds that it is unattractive and fundamentally undervalues Cadbury. Under your proposal, Cadbury would be absorbed into Kraft Foods’ low growth, conglomerate business model, an unappealing prospect which contrasts sharply with our strategy to be a pure play confectionery company. I also re-affirmed the Board’s confidence in our future prospects as an independent company. There is nothing in your letter dated 7th September, or your various announcements on and since that date, to change our view.

I would like to take the opportunity to expand on some points I made in my letter.

Over the past few years, Cadbury has completed a major corporate transformation through the acquisition of Adams and the demerger and sale of our beverage businesses. The disposal of Beverages provides the clear business focus we believe essential to achieve outstanding performance.

We have created a pure play confectionery business with strong brands occupying leading market positions in both developed markets and high growth emerging economies – a business of considerable inherent value, impossible to replicate and with a unique position in the global confectionery market. We have a clear set of targets, a track record of delivery accepted by the market and value enhancing plans to further exploit our proven growth platforms.

We have demonstrated through our performance to date that we have the scale, capabilities and resource to deliver on our commitments to shareholders. Since the Adams acquisition, our confectionery business has delivered top line growth of over 6%, we have increased our global market share by over 100 bps and generated comparable margin growth of over 200 bps, all while materially increasing spend on marketing and science and technology to drive innovation.

We have been able to demonstrate both organic and inorganic growth. The acquisition of Adams, together with more recent acquisitions, including Intergum and Sansei, provided scale and new growth opportunities in attractive product areas of gum and candy together with exposure to emerging markets that complemented our powerful British Commonwealth heritage.

Our integration of Adams achieved combined cost and revenue synergies of 14% by the end of 2006. We achieved this performance by reinvigorating sales growth, re-stimulating the acquired brands through increased marketing investment and widening the product range through greater commitment to product innovation.

We understand the attraction of our business and fully appreciate the value and benefits it would offer to those looking for superior growth and exposure to our attractive product segments and markets. Equally, the quality of our management, the momentum of our business, the power of our brands, the strength of our market positions and the spread of our global footprint continue to underpin our belief in the business and its prospects as an independent entity.

Finally, I would emphasise that the delivery of value to our shareholders remains at the top of our agenda. Your proposal is for Cadbury shareholders to exchange shares in a pure-play confectionery business for cash and shares in Kraft Foods, a company with a considerably less focused business mix and historically lower growth. In addition, the proposal is of uncertain value for Cadbury shareholders as underlined by the movement in the Cadbury share price since your announcement. Your proposal fundamentally fails to reflect the current value of Cadbury as a standalone business, its growth prospects and the potential synergies of a combined entity.

We are committed to the delivery of optimum value to our shareholders and our Board remains convinced that this is achieved through continuing to deliver our standalone pure play confectionery strategy.

Yours sincerely,

Roger Carr

Chairman, Cadbury plc

During October 2009, our board of directors met on several occasions with management and certain of our financial advisors to discuss the due diligence investigation conducted to date with respect to Cadbury by certain of our legal and other advisors, discuss the terms of the offer and to approve the bridge facility described in the section of this prospectus/offer to exchange entitled “The Offer—Financing of the Offer; Source and Amount of Funds.”

On November 6, 2009, our board of directors met with management and certain of our financial advisors. At this meeting, our board of directors approved the offer as set forth in this prospectus/offer to exchange, including issuing shares of Kraft Foods common stock in connection with the offer.

On November 9, 2009, we announced a firm intention to make an offer to acquire all of the outstanding Cadbury ordinary shares, including those represented by ADSs, on the terms set forth in this prospectus/offer to exchange.

On that same day, November 9, 2009, the Cadbury board of directors issued a statement recommending that Cadbury shareholders reject our offer.

Between November 9, 2009 and December 4, 2009, our board of directors met several times with management to discuss the terms of the offer and to approve the offer documentation.

On December 4, 2009, we commenced the offer by filing the registration statement of which this prospectus/offer to exchange is a part with the SEC, issuing a press release and summary advertisement regarding the commencement of the offer and mailing the other offer documentation.

Reasons for the Offer

A Disciplined Approach

We intend to continue to maintain a disciplined approach with respect to an acquisition of Cadbury in line with four key criteria:

•

accretion to earnings in the second year following completion on a cash basis (which excludes the one-time expenses related to the transaction and the impact of non-cash items such as the amortization of intangibles after the acquisition);

•	provide a return on investment in excess of our cost of capital within an acceptable timeframe;

•	retention of our investment-grade credit rating; and

•	maintenance of our dividend.

Compelling Strategic and Financial Rationale

We believe the financial and strategic rationale for the offer and the acquisition of Cadbury is compelling and will provide short- and long-term benefits to Cadbury securityholders who accept the offer. In particular:

•	Global Powerhouse—We believe the acquisition of Cadbury would build on a global powerhouse in snacks, confectionery and quick meals, with an exceptional portfolio of leading brands around the world.

•

Increased Scope—We believe the acquisition of Cadbury would create a combined company that is a global confectionery leader. The combined company is expected to have a portfolio that includes more than 40 confectionery brands each with annual sales in excess of $100 million. Globally, the combined company would be number one in the chocolate and sugar confectionery segments and a strong number two in the high growth gum segment.

•

Complementary Brands—We believe that Cadbury’s leading brands such as Cadbury, Trident, and Halls are highly complementary to our portfolio and would benefit from our global scope, scale and array of proprietary technologies and processes.

•

Increased Scale—We believe that confectionery markets are consolidating and scale is becoming increasingly important, in part due to retailers’ increasing bargaining power, control of the supply chain and growing portfolio of their own retailer brands, which have benefited from the global economic climate. We believe that the combination of Kraft Foods and Cadbury would provide the necessary scale to compete even more effectively in the confectionery sector. Furthermore, as our customers grow and consolidate, we believe that there are benefits to growing along with them, which will allow us to act as a stronger partner, create efficiencies for both partners and maintain balance as our customers increase their scale.

•

Strengthened Geographic Footprint—Cadbury’s geographic footprint is complementary to ours. Importantly, the acquisition of Cadbury would increase scale in developing markets for both companies. Our operations in developing markets currently deliver revenues twice those of Cadbury. Our businesses in Brazil, China and Russia are, in the aggregate, about three times larger than Cadbury’s businesses in those countries. Conversely, we believe that Cadbury would provide us with a meaningful entry into India and South Africa and would be transformational in Mexico. We also believe that the combined company would have improved positions in several developed markets, such as France and Spain.

•

Complementary Routes to Market—We believe that Kraft Foods’ and Cadbury’s routes to market are highly complementary. We believe that we are particularly strong in the grocery channel in North America and Western Europe. We believe that Cadbury is well positioned in instant consumption channels, which have become increasingly important in both developed and developing markets. It is anticipated that the acquisition of Cadbury will provide an enhanced platform for the combined company to distribute both Cadbury’s and Kraft Foods’ products through both channels and create an attractive opportunity for higher growth and margins.

•

Meaningful Cost Savings and Other Synergies—As discussed in the section of this prospectus/offer to exchange entitled “—Meaningful Cost Savings and Other Synergies,” we believe the acquisition of Cadbury will provide the potential for meaningful cost savings and other synergies.

We believe that Cadbury and Kraft Foods represent a uniquely complementary fit and expect that the combination will enhance the combined company’s growth profile. We also believe that the combination will augment the world-class capabilities of both Kraft Foods and Cadbury by employing a “best of both” approach, from sales and marketing to distribution and management. In particular, we believe that the global business network of the combined company will create opportunities for talented Cadbury employees and managers. Accordingly, we believe that we are the most logical acquiror of Cadbury. Furthermore, no other potential offeror has publicly declared a formal intention to make an offer for Cadbury.

Meaningful Cost Savings and Other Synergies

Although no assurance can be given that any particular level of cost savings will be achieved, we believe a combination with Cadbury will provide the potential for meaningful revenue synergies over time from investments in distribution, marketing and product development. In addition, we believe there is a significant opportunity to realize pre-tax cost savings of at least $625 million annually.

Such annual cost savings are expected to be achieved over and above the current performance improvement programs at each of Kraft Foods and Cadbury (including Cadbury’s “Vision into Action” program). We believe that, as both companies have been actively rationalizing their cost bases over the last few years, the most easily achieved cost saving initiatives have already been implemented and “Vision into Action” represents a significant cost cutting program in its own right. Further, we will take on the risks associated with delivering the remaining margin improvement associated with “Vision into Action.”

We believe the expected cost savings are in line with other relevant transactions and are greater, as a percentage of revenues, than the 6.5% estimated by Cadbury at the time it announced its acquisition of Adams in December 2002.

Cadbury has since stated that it achieved synergies representing 14% of revenues from its acquisition of Adams. This level of synergies was achieved approximately four years after the transaction was announced and includes revenue synergies equating to 6% to 7% of revenues. Given the complementary nature of Kraft Foods and Cadbury, we believe that there is potential for meaningful revenue synergies from a combination of the two businesses.

Such synergies will, however, take time to be realized and will require significant investments in distribution, marketing and product development. Cadbury securityholders who accept the offer will be able to share in all synergies resulting from the combination of Kraft Foods and Cadbury through the Kraft Foods common stock component of the offer. We expect that we will achieve the run-rate on these cost savings by the end of the third year following completion of the offer. We expect to incur total one-off implementation cash costs of approximately $1.2 billion in the first three years following completion. The expected sources of the expected annual pre-tax cost savings of at least $625 million are:

•

potential operational cost savings of $300 million per annum resulting from efficiencies and economies of scale in the areas of procurement, manufacturing, customer service, logistics and research and development;

•	potential general and administrative cost savings of $200 million resulting from efficiencies in the areas of central, regional and country level administrative expenses; and

•	potential marketing and selling cost savings of $125 million resulting from efficiencies and economies of scale in the areas of marketing, media and selling expenses.

When evaluating the cost savings we have assumed the following:

•	that Kraft Foods will acquire 100% of the shares in Cadbury following completion of the offer, without undue delay;

•	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

•	that there will be no material change to the market dynamics affecting Kraft Foods and/or Cadbury following completion of the offer; and

•	that there will be no material change to exchange rates following completion of the offer.

In establishing the estimate of cost savings, we have assumed that Cadbury’s operations, processes and procedures are comparable to those of our own related operations, except where publicly available information clearly indicates otherwise. Kraft Foods’ management, aided by its previous integration experience and through an understanding of Cadbury’s cost structure based on their own market intelligence and experience, has determined the source and scale of realizable cost savings. The cost savings and the one-off implementation cash costs of achieving the cost savings are incremental to Kraft Foods’ and, to the best of our knowledge, Cadbury’s existing plans. In addition to information from Kraft Foods’ management, the sources of information that we have used to arrive at the estimate of cost savings include:

•	the Annual Report and Accounts of Cadbury for the year ended December 31, 2008;

•	Cadbury’s presentations to analysts;

•	Cadbury’s website;

•	analysts’ research;

•	other public information;

•	Kraft Foods’ knowledge of the industry and of Cadbury; and

•	Kraft Foods’ experience of cost savings from previous transactions, in particular, its acquisitions of LU Biscuit and Nabisco.

We have not had discussions with Cadbury’s management nor had access to Cadbury’s books and records to confirm the reasonableness of the assumptions we set out above to support our estimate of cost savings. Therefore, there remains an inherent risk in this forward-looking estimate.

Attractive Multiples

We believe that the offer represents attractive earnings per share and EBITDA multiples. The offer equates to:

•	a multiple of 28.7 times Cadbury’s diluted “underlying” (i.e., adjusted) earnings per share; and

•	an enterprise value multiple of 14.2 times Cadbury’s “underlying” (i.e., adjusted) EBITDA,

in each case, as disclosed by Cadbury, for the year ended December 31, 2008 and based on the closing price of $26.50 per share of Kraft Foods common stock on December 1, 2009 and an exchange rate of $1.6627 per £1.00 (as quoted by WM/Reuters on December 1, 2009).

In addition, given Cadbury’s mix of businesses, there are no previous transactions that are perfectly comparable with our proposed acquisition of Cadbury. However, as highlighted by Cadbury at the time, Cadbury paid 12.8 times historical EBITDA for the Adams Confectionary business of Pfizer Inc. in 2002. At the time of the Adams acquisition, the price to historical earnings ratios of the Dow Jones Industrial Average and the FTSE 100 were 22.4 times and 18.4 times respectively. As at November 9, 2009, they both stood at 17.4 times and as at December 1, 2009 they stood at 18.0 times and 17.6 times respectively, reflecting the significantly altered economic and stock market climates.

We have presented the offer by referring to a multiple of Cadbury’s underlying EBITDA under IFRS. We believe that EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of tangible assets (affecting relative depreciation expense). We have presented the offer by referring to an enterprise multiple of Cadbury’s underlying EBITDA because we believe securities analysts, investors and other interested parties frequently use it to evaluate similar issuers. EBITDA is a non-U.S. GAAP measure for IFRS purposes. EBITDA has limitations as an analytical tool, including:

•	it does not reflect Cadbury’s cash expenditures, or future requirements for, capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, Cadbury’s working capital needs;

•	it does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on Cadbury’s debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA measures do not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in Cadbury’s statements of cash flows; and

•	other companies in the food industry may calculate this measure differently therefore limiting its usefulness as a comparative measure.

Because of these limitations, you should not consider EBITDA as a measure of discretionary cash available to Cadbury, and you should not consider it in isolation from, or as a substitute for, analysis of Cadbury’s results of operations, including its cash flows, as reported under IFRS. In addition, the criteria and accounting principles upon which EBITDA is based can vary from company to company. We have calculated Cadbury’s underlying EBITDA from Cadbury’s underlying operating profit of £638 million as given in Cadbury’s audited consolidated financial statements for the financial year ended December 31, 2008, adjusted for depreciation of property, plant and equipment (£161 million) and amortization of intangibles (£31 million). “Underlying EBITDA” and “diluted underlying earnings per share” are calculated based on Cadbury’s definitions for those terms and include adjustments for restructuring costs, certain discrete items outside Cadbury’s core trading activities (“non-trading items”), amortization and impairment of acquisition intangibles, and derivative accounting and any associated tax effect. Cadbury defines “underlying” to mean adjusted for restructuring costs, non-trading items, amortization and impairment of acquisition intangibles, and derivative accounting and any associated tax effect. The offer is presented as an enterprise multiple of Cadbury’s EBITDA as a supplemental measure that is not required by, or presented in accordance with, U.S. GAAP or IFRS. EBITDA is not a measure of Cadbury’s financial performance or liquidity under IFRS and should not be considered as an alternative to gross profit, operating profit or any other performance measure derived in accordance with IFRS or as an alternative to cash flow from operating activities as a measure of Cadbury’s liquidity.

We caution you that there can be no assurance about future results, including results considered or expected as described in this section, such as assumptions regarding potential synergies. The information presented in this section is forward looking in nature and, therefore, you should read it in light of the factors discussed in the section of this prospectus/offer to exchange entitled “Forward-Looking Statements.”

THE OFFER

Terms of the Offer

Upon the terms and subject to the conditions set forth in this prospectus/offer to exchange, we are offering to acquire all of the issued and outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs. Under the basic terms of the offer, Cadbury securityholders who accept the offer will be entitled to receive:

•	300 pence in cash and 0.2589 shares of Kraft Foods common stock for each outstanding Cadbury ordinary share validly tendered and not withdrawn; and

•	1,200 pence in cash and 1.0356 shares of Kraft Foods common stock for each outstanding Cadbury ADS validly tendered and not withdrawn.

If you tender Cadbury ordinary shares in the offer, you will receive the cash portion of the offer consideration for your Cadbury ordinary shares in pounds sterling, unless you specifically elect to receive it in U.S. dollars. If you tender your Cadbury ADSs in the offer, you will receive the cash portion of the offer consideration for your Cadbury ADSs in U.S. dollars, unless you specifically elect to receive it in pounds sterling.

We will not allot or issue fractions of shares of Kraft Foods common stock. To the extent that Cadbury securityholders are entitled to fractional shares, those fractional entitlements will be aggregated and sold in the market and the net proceeds of such sale (following conversion from U.S. dollars to pounds sterling, if applicable) distributed pro rata to the Cadbury securityholders entitled thereto.

The shares of Kraft Foods common stock that will be issued in the offer and in any compulsory acquisition will be listed on the NYSE.

The offer is a single offer for all of the issued and outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, and is being communicated by separate offer documentation to satisfy regulatory requirements. All holders of Cadbury ordinary shares who are U.S. holders (within the meaning of Rule 14d-1(d) under the Exchange Act) or residents of Canada and all holders of Cadbury ADSs, wherever located, will receive this prospectus/offer to exchange. All holders of Cadbury ordinary shares who are not U.S. holders or residents of Canada will receive separate offer documents. Cadbury securityholders will only receive the relevant offer documents if they are permitted by law to receive them. The terms of the offer are the same regardless of the offer documentation used.

We reserve the right to elect, with the agreement of Cadbury and the consent of the U.K. Takeover Panel, where necessary, to implement the acquisition of Cadbury by way of a court-approved “scheme of arrangement” in accordance with Part 26 of the U.K. Companies Act. In such event, the acquisition will be implemented on substantially the same terms, subject to appropriate amendments, as those which apply to the offer.

The offer is also subject to the conditions and other terms of Appendix A to this prospectus/offer to exchange. You should read Appendix A carefully as it contains important information about the offer.

Procedures for Accepting the Offer

The procedure for tendering Cadbury ordinary shares, including those represented by Cadbury ADSs, into the offer varies depending on a number of factors, including whether you hold Cadbury ordinary shares or Cadbury ADSs, whether you possess physical certificates or hold your Cadbury ordinary shares, including those represented by Cadbury ADSs, in uncertificated or book-entry form and whether you hold them through an intermediary, such as a stockbroker, custodian bank or clearing system.

If you hold your Cadbury ordinary shares in certificated form (that is, not in CREST)

To accept the offer, you must complete the Form of Acceptance in accordance with the instructions set out below and on the Form of Acceptance. The Form of Acceptance should be returned as soon as possible and must be received by the Ordinary Share Exchange Agent at the address listed in the Form of Acceptance by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time and date to which the initial offer period may be extended. Further details on the procedures for acceptance, including representations and warranties you are making by accepting the offer, if you hold your Cadbury ordinary shares in certificated form, are set out in the Form of Acceptance and Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of Appendix A to this prospectus/offer to exchange. If you have any questions as to how to complete the Form of Acceptance, please call the information agent between 9:00 a.m. and 11:00 p.m. New York City time Monday to Friday or between 10:00 a.m. and 4:00 p.m. on Saturdays at the number listed on the back cover of this prospectus/offer to exchange. Additional Forms of Acceptance are available from the information agent upon request.

To accept the offer on its basic terms

You must complete Box 1 of the Form of Acceptance by inserting the total number of Cadbury ordinary shares held by you in respect of which you wish to accept the offer whether or not you wish to make an election under the mix and match facility. In addition:

•	an individual must sign Box 4A on the Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed on it; and

•	a company must execute Box 4B on the Form of Acceptance in accordance with the instructions printed on it.

If you do not insert a number in Box 1 of the Form of Acceptance, or if you insert in Box 1 a number that is greater than the number of Cadbury ordinary shares that you hold and you have signed Box 4A or 4B, you will be deemed to have accepted the basic terms of the offer in respect of your entire holding of Cadbury ordinary shares held in certificated form.

To make an election under the mix and match facility

To make an election under the mix and match facility you must first accept the offer in accordance with the instructions set out in the section of this prospectus/offer to exchange entitled “—To accept the offer on its basic terms.” Having done so, you must then complete EITHER Box 2A OR Box 2B of the Form of Acceptance. Under the mix and match facility, you may, subject to availability, elect to receive either additional shares of Kraft Foods common stock only or additional cash only in respect of some or all of your Cadbury ordinary shares. YOU MUST NOT THEREFORE COMPLETE BOTH BOX 2A AND BOX 2B. If you do so, you will be deemed not to have made a valid election under the mix and match facility and you will be deemed to have accepted the basic terms of the offer in respect of the number of Cadbury ordinary shares inserted or deemed to be inserted in Box 1.

If you wish to receive additional shares of Kraft Foods common stock in place of cash to which you would be entitled under the basic terms of the offer, you must put either “All” or the relevant number of Cadbury ordinary shares (which must be a whole number) in respect of which you wish to receive additional Kraft Foods common stock in Box 2A. If you wish to receive additional cash in place of the shares of Kraft Foods common stock to which you would otherwise be entitled under the basic terms of the offer, you must put either “All” or the relevant number of Cadbury ordinary shares (which must be a whole number) in respect of which you wish to receive additional cash in Box 2B.

If you make a mix and match election in respect of some, but not all of your Cadbury ordinary shares, you will be deemed to have accepted the basic terms of the offer in respect of the balance of your Cadbury ordinary shares.

A Form of Acceptance received after the closing date of the mix and match facility (if one is specified) but before the end of the subsequent offer period will be taken to constitute an acceptance of the basic terms of the offer, but not a valid election under the mix and match facility. The invalidity of an election under the mix and match facility will not affect the validity of an acceptance of the offer.

To make an election for U.S. dollars

To make an election to receive all of your cash consideration in U.S. dollars instead of pounds sterling, you must first accept the offer, in accordance with the instructions set out in the section of this prospectus/offer to exchange entitled “—To accept the offer on its basic terms.” Having done so, you must then put “YES” in Box 3. You may not elect to receive payment of your cash consideration in a mixture of U.S. dollars and pounds sterling. If you put “YES” in Box 3 you will receive the whole of your cash consideration (including any additional cash to which you may become entitled under the mix and match facility) in U.S. dollars. Please note that any fluctuation in the U.S. dollar/pound sterling exchange rate will be at your own risk.

The invalidity of a U.S. dollar election will not affect the validity of an acceptance of the offer.

A Form of Acceptance received after the closing date of the mix and match facility (if one is specified) but before the end of the subsequent offer period will be taken to constitute an acceptance of the basic terms of the offer, but not a valid election under the mix and match facility.

Cadbury ordinary share certificates not readily available or lost

A completed, signed and, where required, witnessed Form of Acceptance should be accompanied by the relevant share certificates or other documents of title. If, for any reason, any of your share certificates or any other documents of title are not readily available or are lost, you should nevertheless complete, sign and return the Form of Acceptance as stated above so as to be received by the Ordinary Exchange Agent by mail or by hand (during normal business hours) at the address listed on the back cover of this prospectus/offer to exchange not later than 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010 or such later time or date to which the offer may be extended. You should send with the Form of Acceptance any share certificates and any other documents of title that you may have available, accompanied by a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificates or other documents of title. You should then arrange for the relevant share certificates or other documents of title to be forwarded to the Ordinary Share Exchange Agent as soon as possible.

If you have lost any of your share certificates or other documents of title, you should write as soon as possible to Cadbury’s registrars, Computershare Investor Services PLC at The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ, England, requesting a letter of indemnity for the lost share certificates or other documents of title that, when completed in accordance with the instructions given, should be returned by mail or by hand (during normal business hours) to the Ordinary Share Exchange Agent at the address listed on the back cover of this prospectus/offer to exchange.

If you hold your Cadbury ordinary shares in uncertificated form (that is, in CREST)

To accept the offer, you must take (or cause the taking of) the action set out below to transfer the Cadbury ordinary shares in respect of which you wish to accept the offer to the appropriate escrow balance(s), specifying the Ordinary Share Exchange Agent as the escrow agent as soon as possible. In any event, the TTE Instruction must settle by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time or date to which the offer may be extended. The input and settlement of a TTE Instruction will (subject to satisfying the requirements set out in Part B (Further Terms of the Offer) and Part D (Electronic Acceptances for Cadbury ordinary shares held in uncertificated form) of Appendix A to this prospectus/offer to exchange) constitute an acceptance of the offer in respect of the number of Cadbury ordinary shares so transferred to escrow. If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to send the required TTE Instruction to Euroclear in relation to your Cadbury ordinary shares. Further details of the procedures for acceptance if you hold your Cadbury ordinary shares in uncertificated form, including representations and warranties you are making by accepting the offer, are set out in Part D (Electronic Acceptance for Cadbury ordinary shares held in uncertificated form) of Appendix A to this prospectus/offer to exchange.

To accept the offer on its basic terms

To accept the offer on its basic terms in respect of some or all of your Cadbury ordinary shares, you must send (or, if you are a CREST sponsored member, cause your CREST sponsor to send) to Euroclear a Basic Offer TTE Instruction (as defined below) in relation to such shares. A Basic Offer TTE Instruction to Euroclear must be properly authenticated in accordance with Euroclear’s specifications for transfers to escrow and must contain the following details:

•	the ISIN number for the Cadbury ordinary shares. This is GB00B2PF6M7O;

•	the number of Cadbury ordinary shares in respect of which you wish to accept the offer (i.e., the number of Cadbury ordinary shares to be transferred to escrow);

•	your member account ID;

•	your participant ID;

•	the participant ID of the Ordinary Share Exchange Agent in its capacity as escrow agent (as described in the CREST Manual issued by Euroclear) (the “Escrow Agent”). This is 3RA34;

•	the member account ID of the Escrow Agent for the offer on its basic terms. This is CADGBP01 (or CADUS01 if you are making a specific election in U.S. dollars);

•

the intended settlement date. This should be as soon as possible and, in any event, not later than 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time or date to which the offer may be extended;

•	the corporate action number of the offer. This is allocated by Euroclear and will be available on screen from Euroclear;

•	input with a standard delivery instruction priority of 80; and

•	a contact name and telephone number in the shared note field.

A “Basic Offer TTE Instruction” is a Transfer to Escrow instruction (as described in the CREST manual issued by Euroclear) in relation to Cadbury ordinary shares in uncertificated form meeting the requirements set out in this section of the prospectus/offer to exchange entitled “—To accept the offer on its basic terms.”

To make an election under the mix and match facility

To accept the offer and make an election under the mix and match facility, you should send (or if you are a CREST sponsored member, cause your CREST sponsor to send) a Mix and Match TTE Instruction (but not a Basic Offer TTE Instruction) to Euroclear in relation to such shares, in accordance with EITHER of the following two paragraphs. “Mix and Match TTE Instruction” means a Transfer to Escrow instruction (as described in the CREST manual issued by Euroclear) in relation to Cadbury ordinary shares in uncertificated form meeting the requirements set out in this section of the prospectus/offer to exchange entitled “—To make an election under the mix and match facility.”

If you wish to receive additional shares of Kraft Foods common stock, you should adopt the same procedures as apply in respect of a Basic Offer TTE Instruction, but with the following variations:

•

in the field relating to the number of Cadbury ordinary shares to be transferred to escrow, you should insert the number of shares in respect of which you wish to make an election under the mix and match facility for Kraft Foods common stock only; and

•

the member account ID of the Escrow Agent for such election is CADGBP02 (or CADUSD02 if you are making a specific election to receive any cash consideration (as a result of your election for shares of Kraft Foods common stock only not being satisfied in full) in U.S. dollars).

If you wish to receive additional cash in place of the shares of Kraft Foods common stock to which you would otherwise be entitled under the basic terms of the offer, you should adopt the same procedures as apply in respect of a Basic Offer TTE Instruction, but with the following variations:

•

in the field relating to the number of Cadbury ordinary shares to be transferred to escrow, you should insert the number of shares in respect of which you wish to make an election under the mix and match facility for cash only; and

•	the member account ID of the Escrow Agent for such election is CADGBP03 (or CADUSD03 if you are making a specific election to receive any cash consideration in U.S. dollars).

If you make a mix and match election in respect of some, but not all, of your Cadbury ordinary shares, you will receive the basic terms of the offer in respect of the balance of your Cadbury ordinary shares.

You cannot indicate that you would like to receive additional Kraft Foods common stock and additional cash. If you do so, you will be deemed not to have made a valid election under the mix and match facility. A Mix and Match TTE Instruction that settles after the closing date of the mix and match facility (if one is specified) but before the closing date of the offer will be deemed to be an acceptance of the offer on its basic terms (but not a valid election under the mix and match facility).

Validity of acceptances

Holders of Cadbury ordinary shares in uncertificated form who wish to accept the offer should note that a TTE instruction will only be a valid acceptance of that offer as at the relevant closing date if it has settled on or before 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010.

Deposits of Cadbury ordinary shares into, and withdrawals of Cadbury ordinary shares from, CREST

Normal CREST procedures (including timings) apply in relation to any Cadbury ordinary shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the offer (whether any such conversion arises as a result of a transfer of Cadbury ordinary shares or otherwise). Cadbury shareholders who are proposing to so convert any such shares should ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Cadbury ordinary shares as a result of the conversion to take all necessary steps in connection with an acceptance of the offer (in particular, as regards delivery of share certificates and any other documents of title or transfers to an escrow balance as described above) prior to 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010.

If you hold your Cadbury ADSs in certificated form (that is, you hold a Cadbury ADR)

To accept the offer, you should complete, sign and send the ADS Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, together with your Cadbury ADRs and any other documents required by the ADS Letter of Transmittal, to the ADS Exchange Agent at the address listed on the back cover of this prospectus/offer to exchange as soon as possible. The ADS Exchange Agent must receive these documents by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time or date to which the offer may be extended. Further details on the procedures for acceptance, including representations and warranties you are making by accepting the offer are set out in the ADS Letter of Transmittal and Part E (Acceptance for Cadbury ordinary shares represented by Cadbury ADSs) of Appendix A to this prospectus/offer to exchange.

In general, signatures on letters of transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Association Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchange

Medallion Program (an “Eligible Institution”). However, no signature guarantee is required on the ADS Letter of Transmittal if (a) the ADS Letter of Transmittal is signed by the registered holder(s) of the Cadbury ADSs evidenced by Cadbury ADRs in respect of which the offer is being accepted and such holder(s) has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal or (b) the offer is being accepted in respect of such Cadbury ADSs for the account of an Eligible Institution.

If the Cadbury ADSs are registered in the name of a person other than the person who signs the ADS Letter of Transmittal, then the tendered Cadbury ADRs must be endorsed or accompanied by appropriate stock powers, signed exactly as the name of the registered holder or holders appear(s) on Cadbury ADRs evidencing such Cadbury ADSs, with the signatures on such Cadbury ADRs or stock powers to be guaranteed as described above.

If you wish to tender fewer than all of the Cadbury ADSs evidenced by Cadbury ADRs delivered to the ADS Exchange Agent, you must indicate this in the ADS Letter of Transmittal by completing the box entitled “Number of ADSs Tendered.” In such case, except as otherwise provided in the ADS Letter of Transmittal, a new Cadbury ADR for the untendered Cadbury ADSs will be sent to you, unless otherwise provided in the appropriate box entitled “Special Delivery Instructions” on the ADS Letter of Transmittal, as promptly as practicable following the date on which the offer becomes or is declared wholly unconditional. All Cadbury ADSs delivered to the ADS Exchange Agent will be deemed to have been tendered unless otherwise indicated.

If any Cadbury ADR evidencing Cadbury ADSs has been lost, destroyed or stolen you should contact the ADS Depositary to obtain the proper paperwork required in order to replace your ADS certificate(s). JP Morgan Chase Bank, N.A. can be reached directly at (800) 990-1135, or, from outside the United States, at (651) 453-2128, or, by contacting Global Invest Direct at (800) 428-4237.

If you hold your Cadbury ADSs through an intermediary in book-entry form (that is, you hold your Cadbury ADSs in a brokerage or custodian account and through a clearing system)

If you hold your Cadbury ADSs through a broker, dealer, commercial bank, trust company or similar institution, you should follow the instructions sent to you by that institution. To accept the offer, your intermediary should deliver your Cadbury ADSs by book-entry transfer made to the account maintained by the ADS Exchange Agent at the Depository Trust Company, which we refer to as DTC or the Book-Entry Transfer Facility, and deliver an Agent’s Message. These steps should be completed by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time or date to which the offer may be extended.

The ADS Exchange Agent will establish an account at the Book-Entry Transfer Facility with respect to Cadbury ADSs for the purposes of the offer within two days from the date of this prospectus/offer to exchange. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Cadbury ADSs by causing the Book-Entry Transfer Facility to transfer such Cadbury ADSs into the ADS Exchange Agent’s account at the Book-Entry Transfer Facility’s Automated Tender Offer Program (“ATOP”) in accordance with applicable ATOP procedures for the transfer. An “Agent’s Message” delivered in lieu of the ADS Letter of Transmittal is a message transmitted by the Book-Entry Transfer Facility to, and received by, the ADS Exchange Agent as part of a confirmation of a book-entry transfer. The message states that the Book-Entry Transfer Facility has received an express acknowledgement from the Book-Entry Transfer Facility participant tendering the Cadbury ADSs that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and the offer. Further details on the procedures for acceptance, including representations and warranties you are making by accepting the offer, are set out in the ADS Letter of Transmittal and Part E (Acceptance for Cadbury ordinary shares represented by Cadbury ADSs) of Appendix A to this prospectus/offer to exchange.

If you hold your Cadbury ADSs through direct registration on the books and records of the ADS Depositary (that is, you hold your Cadbury ADSs in uncertificated form in an ADS holder account at the ADS Depositary)

To accept the offer, you should convert your direct registration Cadbury ADSs into certificated Cadbury ADSs and follow the acceptance procedures for certificated Cadbury ADSs described above, or arrange for your direct registration Cadbury ADSs to be transferred to a brokerage or custodian account and follow the acceptance procedures for book-entry transfer described above, in each case, as soon as possible and, in any event, so as to be received by the ADS Exchange Agent at the address listed on the back cover of this prospectus/offer to exchange by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, or such later time or date to which the offer may be extended. The conversion of direct registration Cadbury ADSs into certificated Cadbury ADSs and the transfer of direct registration Cadbury ADSs to a brokerage or custodian account may be subject to processing delays.

Cadbury ADS holders transferring DRS Cadbury ADSs to a brokerage or custodian account may also incur fees charged by the ADS Depositary pursuant to the ADS deposit agreement or by their broker or custodian. You are encouraged to inquire with the ADS Depositary and your broker or custodian regarding the amount and applicability of any such fees. JPMorgan Chase Bank, N.A. can be reached directly at (800) 990-1135, or, from outside the United States at (651) 453-2128, or, by contacting Global Invest Direct at (800) 428-4237.

Effects of tendering Cadbury ADSs

The method of delivery of Cadbury ADSs evidenced by Cadbury ADRs and all other required documents is at the option and risk of the tendering holder of Cadbury ADSs. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

No alternative, conditional or contingent acceptance will be accepted and no fractional Cadbury ADSs will be purchased. All accepting holders of Cadbury ADSs, by execution of the ADS Letter of Transmittal (or a manually signed facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message), waive any right to receive any notice of the acceptance of their Cadbury ADSs for payment.

The offer in respect of Cadbury ADSs evidenced by Cadbury ADRs shall be deemed (without any further action by the ADS Depositary or the ADS Exchange Agent) to constitute acceptance of the offer by delivery of the ADS Letter of Transmittal (or a manually signed facsimile thereof), Cadbury ADRs evidencing tendered Cadbury ADSs and any other required documents to the ADS Exchange Agent, or, in the case of a book-entry holder, book-entry transfer of Cadbury ADSs to the account maintained by the ADS Exchange Agent at the Book-Entry Transfer Facility and delivery of an Agent’s Message. The acceptance of the offer by a tendering holder of Cadbury ADSs pursuant to the procedures described above, subject to the withdrawal rights described below, will constitute a binding agreement between the tendering holder of Cadbury ADSs and Kraft Foods upon the terms and subject to the conditions of the offer. Accordingly, references in this prospectus/offer to exchange and in the ADS Letter of Transmittal to a tender of Cadbury ADSs shall be construed to mean acceptance of the offer in respect of the shares underlying such Cadbury ADSs upon the terms and subject to the conditions of the offer. If acceptance has been made in respect of the Cadbury ADSs, then a separate acceptance in respect of the Cadbury ordinary shares represented by such Cadbury ADSs may not be made.

Conversion of Cadbury ADSs

If you tender your Cadbury ADSs in the offer, and the offer becomes or is declared wholly unconditional, the ADS Exchange Agent, as your representative, will, upon the request of Kraft Foods, instruct the ADS Depositary on your behalf to withdraw the Cadbury ordinary shares represented by your tendered Cadbury ADSs and to deliver these Cadbury ordinary shares to the account or accounts designated by the ADS Exchange Agent. At such time, the ADS Depositary will assess you a withdrawal fee of $0.05 per Cadbury ADS. This fee will be deducted from the cash consideration payable to you. If you elect to receive additional shares of Kraft Foods common stock under the mix and match facility and, as a result, the cash consideration otherwise payable to you is not sufficient to cover this fee, your mix and match election will be adjusted to the extent necessary such that the cash consideration payable to you is sufficient to cover the amount of the fee. If the offer lapses or does not become or is not declared wholly unconditional, you will not be assessed any such fee.

Additional information

If you hold your Cadbury ordinary shares or Cadbury ADSs through one or more intermediaries, such as a stockbroker, custodian bank or clearing system, you should confirm the instruction deadline the intermediaries have established to accept the offer on your behalf. The custodian bank or stockbroker may set an earlier deadline for receiving instructions from Cadbury securityholders in order to permit the custodian bank or stockbroker to communicate acceptances to the Ordinary Share Exchange Agent or the ADS Exchange Agent in a timely manner. In order for your acceptance to count toward the minimum acceptance condition, you may have to act prior to the announced deadline for acceptance.

If you are in any doubt as to the procedure for acceptance or if you require additional Forms of Acceptance or ADS Letters of Transmittal, please call the information agent toll-free in the United States at (800) 868-1391, or, if calling from outside the United States, at (212) 806-6859. Please note that, for legal reasons, the information agent will be unable to give advice on the merits of the offer or to provide legal, financial or taxation advice on the contents of this prospectus/offer to exchange.

Payment of Cash and Stock Consideration

Currency

If you tender your Cadbury ordinary shares in the offer, you will receive the cash portion of the offer consideration for your Cadbury ordinary shares in pounds sterling, unless you specifically elect to receive it in U.S. dollars. If you tender your Cadbury ADSs in the offer, you will receive the cash portion of the offer consideration for your Cadbury ADSs in U.S. dollars, unless you specifically elect to receive it in pounds sterling. Holders of Cadbury ADSs who want to receive the cash consideration into their brokerage account must not elect to receive pounds sterling.

If you receive the cash portion of your consideration in U.S. dollars, the cash amount payable in pounds sterling to which you would otherwise be entitled pursuant to the offer will be paid (net of all relevant fees and expenses) in U.S. dollars based on the exchange rate obtainable on the spot market in London on the date the cash consideration is made available by Kraft Foods to the Ordinary Share Exchange Agent or the ADS Exchange Agent for delivery in respect of your Cadbury ordinary shares or Cadbury ADSs. The actual amount of U.S. dollars received will depend on this exchange rate.

Timing of Consideration

The settlement with respect to the offer will be consistent with U.K. practice, which differs from U.S. domestic tender offer procedures in certain material respects, particularly with regard to the date of payment.

Subject to the offer becoming or being declared wholly unconditional, the settlement of the consideration to which any Cadbury securityholder is entitled will be effected by the issuance of checks, book-entry account statements, crediting of CREST accounts and/or transfer through DTC:

•	in the case of complete acceptances received by the date on which the offer becomes or is declared wholly unconditional, within 14 calendar days of such date; and

•	in the case of complete acceptances received after such date but while the offer remains open for acceptance, within 14 calendar days of receipt.

Cadbury Ordinary Shares and Cadbury ADSs in Certificated Form

A book-entry account statement reflecting ownership of shares of Kraft Foods common stock and a check representing the cash consideration, as applicable, will be mailed by first class mail (or such other method as may be approved by the U.K. Takeover Panel) to Cadbury securityholders who accept the offer with respect to Cadbury ordinary shares in certificated form and Cadbury ADSs.

Cadbury Ordinary Shares in Uncertificated Form (that is, in CREST)

Cash consideration to which the accepting Cadbury shareholder is entitled will be paid by means of a CREST payment in favor of an accepting Cadbury shareholder’s payment bank, in accordance with CREST payment arrangements to each Cadbury shareholder who accepts the offer with respect to Cadbury ordinary shares held in CREST. In addition, we will instruct our transfer agent to credit each such Cadbury shareholder’s shares of Kraft Foods common stock through DTC to the securities deposit account of CREST International Nominee, as nominee for CREST Depository Limited. CREST Depository Limited will then issue such Cadbury shareholder’s CDIs through CREST to the Ordinary Share Exchange Agent to deliver to the securities deposit account in CREST in which such Cadbury shareholder previously held his or her Cadbury ordinary shares. We reserve the right to settle all or any part of the consideration in the manner described in the section of this prospectus/offer to exchange entitled “—Cadbury Ordinary Shares and Cadbury ADSs in Certificated Form” above, if, for any reason, we wish to do so.

If a Cadbury shareholder elects to receive his or her cash consideration in U.S. dollars and CREST rejects the U.S. dollar payment because the shareholder does not have a U.S. dollar bank account linked to his or her participant ID or holding of Cadbury ordinary shares or for any other reason, that shareholder will receive the cash payment by check.

Cadbury ADSs Tendered by Means of Book Entry Transfer

If a Cadbury ADS holder tenders his or her Cadbury ADSs in the offer to the ADS Exchange Agent by means of DTC book-entry confirmation, the ADS Exchange Agent will deliver the applicable whole number of shares of Kraft Foods common stock and cash consideration to the Book-Entry Transfer Facility for delivery to the accounts of the applicable Book-Entry Transfer Facility participant who accepted the offer and tendered the Cadbury ADSs on the tendering Cadbury ADS holder’s behalf.

Ownership of Kraft Foods After Completion of the Offer

We estimate that upon consummation of the offer and any compulsory acquisition, former Cadbury securityholders and existing Kraft Foods shareholders will own approximately 19.9% and 80.1%, respectively, of the shares of Kraft Foods common stock outstanding immediately after the offer is completed. Our estimate assumes that:

•

all of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, the total number of which is 1,372,703,854 as of December 1, 2009 (as publicly reported by Cadbury), are exchanged for shares of Kraft Foods common stock pursuant to the terms of the offer set forth in this prospectus/offer to exchange and that no Kraft Foods shareholders hold Cadbury ordinary shares (including those represented by Cadbury ADSs); and

•

all 40,912,613 Cadbury ordinary shares that could be issued to satisfy the exercise and vesting of options and awards under Cadbury share schemes (assuming exercise and vesting of such options and awards in full) as at the close of business on November 24, 2009 as disclosed by Cadbury in a letter from Cadbury to Kraft Foods’ financial advisor dated November 27, 2009 (as disclosed on behalf of Cadbury to Lazard & Co., Limited on November 27, 2009 for the purposes of Note 3 on Rule 10 of the U.K. Takeover Code), are exercised for Cadbury ordinary shares and are exchanged for shares of Kraft Foods common stock pursuant to the terms of the offer described in this prospectus/offer to exchange.

Certain Material U.S. Federal Income and Estate Tax Consequences

The following is a summary of certain material U.S. federal income and estate tax consequences of the offer. This summary is for general information purposes only and applies only to holders that hold their Cadbury ordinary shares or Cadbury ADSs as capital assets as defined for U.S. federal income tax purposes. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular person in light of its individual circumstances, or the U.S. federal income tax consequences applicable to a person that is subject to special rules, such as:

•	a broker or dealer in securities or currencies;

•	a bank or other financial institution;

•	an insurance company;

•	a tax-exempt organization;

•

a person that holds or will hold their Cadbury ordinary shares, Cadbury ADSs or Kraft Foods common stock or pounds sterling received, as part of a “straddle,” “hedge,” “integrated” or “conversion” transaction;

•	a controlled foreign corporation;

•	a passive foreign investment company;

•	a corporation that accumulates earnings to avoid U.S. federal income tax;

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar;

•	a real estate investment trust or regulated investment company;

•	a United States expatriate;

•	a person that owns or has owned (or that is deemed to have owned) 10% or more (by voting power or value) of the stock of Cadbury; or

•	a person who acquired Cadbury ordinary shares or Cadbury ADSs upon the exercise of an employee share option, employee share purchase right or otherwise in connection with the provision of services.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. Except as specifically set forth herein, this summary does not describe any U.S. state, local or foreign income or other tax consequences of the offer.

For purposes of the section of this prospectus/offer to exchange entitled “—Certain Material U.S. Federal Income and Estate Tax Consequences,” a “U.S. holder” is a beneficial owner of Cadbury ordinary shares or Cadbury ADSs (other than an entity, including a partnership or arrangement classified as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (a) a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all of the substantial decisions of that trust, or (b) the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a United States person (as defined under the Code).

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Cadbury ADSs that is not a U.S. holder or an entity, including a partnership, or arrangement classified as a partnership for U.S. federal income tax purposes.

If an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds Cadbury ordinary shares or Cadbury ADSs, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A partner in such an entity or arrangement holding Cadbury ordinary shares or Cadbury ADSs should consult its tax advisor with regard to the U.S. federal income tax treatment of the offer.

CADBURY SECURITYHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THE OFFER AND OF THE OWNERSHIP AND DISPOSITION OF KRAFT FOODS COMMON STOCK, AND THE TAX CONSEQUENCES UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

Consequences to U.S. Holders

Consequences of Participation in the Offer

A U.S. holder will generally recognize gain or loss upon the receipt of Kraft Foods common stock and cash, whether paid in pounds sterling or U.S. dollars, in exchange for such U.S. holder’s Cadbury ordinary shares or Cadbury ADSs pursuant to the offer in an amount equal to the difference between: (a) the sum of (i) the fair market value of such Kraft Foods common stock received; and (ii) the amount of U.S. dollars, if any, received, or, in the case of cash received in pounds sterling, the U.S. dollar value of such determined based on the spot rate on the date payment is received; and (b) the U.S. holder’s adjusted tax basis in the Cadbury ordinary shares or Cadbury ADSs exchanged.

Gain or loss must be calculated separately for each block of Cadbury ordinary shares or Cadbury ADSs (i.e., shares acquired at the same cost in a single transaction) exchanged pursuant to the offer. Such gain or loss will generally be capital gain or loss. Any such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such Cadbury ordinary shares or Cadbury ADSs exceeds one year at the time of the exchange. Long-term capital gains of non-corporate U.S. holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss, if any, recognized by a U.S. holder will generally be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. U.S. holders should consult their own tax advisors regarding the potential applicability of special sourcing rules to them.

The discussion set forth in the preceding paragraph assumes that Cadbury does not constitute, and has not in the past constituted, a passive foreign investment company for U.S. federal income tax purposes. If this assumption is incorrect, the U.S. federal income tax consequences to a U.S. holder of participation in the offer will differ from those set forth above.

A U.S. holder’s tax basis in any pounds sterling received will equal the U.S. dollar value of those pounds sterling using the same spot rate used to determine the amount of gain or loss recognized. A U.S. holder’s initial tax basis in the Kraft Foods common stock will be the fair market value of such Kraft Foods common stock on the date of receipt. The holding period for the Kraft Foods common stock will begin on the day following the day the offer closes.

Conversion of Pounds Sterling into U.S. Dollars

A U.S. holder that subsequently converts pounds sterling received pursuant to the offer into U.S. dollars will generally recognize exchange gain or loss equal to the difference between the U.S. holder’s basis in the pounds sterling (as described above) and the U.S. dollars received in exchange therefor. Exchange gain or loss will generally be treated as U.S.-source ordinary income or loss.

Ownership of Kraft Foods Common Stock

Distributions made by us on the Kraft Foods common stock will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal tax purposes. The gross amount of any distributions treated as dividends for U.S. federal income tax purposes will be included in a U.S. holder’s income as ordinary dividend income. With respect to dividends received by non-corporate U.S. holders, for taxable years beginning before January 1, 2011, such dividends are generally subject to tax at a maximum U.S. federal income tax rate of 15%, provided certain holding period requirements are satisfied. Dividends received by a corporation may be eligible for the dividends-received deduction, subject to applicable limitations.

To the extent that a distribution made by us exceeds our current or accumulated earnings and profits, the distribution will be treated first as a return of basis, and, thereafter, as gain from the sale or exchange of Kraft Foods common stock. For more information please see the section of this prospectus/offer to exchange entitled “—Sale, Exchange or Other Taxable Dispositions of Kraft Foods Common Stock.”

Sale, Exchange, or Other Taxable Dispositions of Kraft Foods Common Stock

Upon the sale, exchange or other taxable disposition of Kraft Foods common stock, a U.S. holder will generally recognize capital gain or loss equal to the difference between (a) the amount of cash and the fair market value of any property received upon such sale, exchange or disposition and (b) such U.S. Holder’s adjusted tax basis in its Kraft Foods common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the Kraft Foods common stock exceeds one year at the time of the disposition. Long-term capital gains recognized by certain non-corporate U.S. holders are currently subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, in the case of a non-corporate U.S. holder, Kraft Foods and other payors must report to the Internal Revenue Service (the “IRS”) amounts paid pursuant to the offer, dividends paid on the Kraft Foods common stock and proceeds received from a disposition of Kraft Foods common stock. Backup withholding may also apply to any payments if the recipient of the payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Consequences of Participation in the Offer

A non-U.S. holder will not generally be subject to U.S. federal income tax on the exchange of his or her Cadbury ADSs pursuant to the offer unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such non-U.S. holder (in which case, the gain will generally be subject to U.S. federal income tax on a net income basis in the manner applicable to a United States person (as defined under the Code), and, if such non-U.S. holder is a foreign corporation, a branch profits tax equal to 30% (or lower applicable treaty rate) on its effectively connected earnings and profits, as determined under the Code may also apply); or

•

in the case of an individual non-U.S. holder, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met (in which case, the gain will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States).

A non-U.S. holder that is subject to U.S. federal income tax on the exchange of its Cadbury ADSs under the rules set forth above and receives cash in the form of U.S. dollars should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the receipt of U.S. dollars.

Ownership of Kraft Foods Common Stock

Dividends paid by us will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty, of the gross amount of the dividend.

Dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder in the United States and, if an income tax treaty applies, attributable to a permanent establishment in the United States, are subject to tax on a net income basis at applicable U.S. federal graduated income tax rates. In such case, we will not have to withhold U.S. federal withholding tax on dividends paid to a non-U.S. holder if such non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a non-U.S. holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.

A non-U.S. holder that wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that such shareholder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if the Kraft Foods common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Kraft Foods Common Stock

A non-U.S. holder will recognize gain or loss on the sale, exchange or other taxable disposition of Kraft Foods common stock equal to the difference between (a) the amount of cash plus the fair market value of other property received in exchange for Kraft Foods common stock and (b) the non-U.S. holder’s tax basis in the Kraft Foods common stock. A non-U.S. holder that obtained its Kraft Foods common stock in the offer will have a tax basis in the Kraft Foods common stock equal to the fair market value of the Kraft Foods common stock on the date of receipt. A non-U.S. holder will not generally be subject to U.S. federal income tax on gain recognized on the sale, exchange or other taxable disposition of Kraft Foods common stock unless any one or more of the following is true:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such non-U.S. holder (in which case, the gain will generally be subject to U.S. federal income tax on a net income basis in the manner applicable to a United States person, and, if such non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply);

•

in the case of an individual non-U.S. holder, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met (in which case, the gain will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other requirements are met. We believe that we are not currently, and do not anticipate becoming in the future, a United States real property holding corporation.

U.S. Federal Estate Tax

Kraft Foods common stock held by an individual non-U.S. holder at the time of his or her death will generally be included in such non-U.S. holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise.

Information Reporting and Backup Withholding

We must report to the IRS and to each non-U.S. holder the amounts paid to non-U.S. holders pursuant to the offer. In addition, we must report annually to the IRS and to each non-U.S. holder, the amount of dividends paid to such non-U.S. holder on the Kraft Foods common stock and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such amounts may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. A non-U.S. holder will be subject to backup withholding for amounts paid to such non-U.S. holder unless such holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Kraft Foods common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Appraisal/Dissenters’ Rights

No dissenters’ or appraisal rights are available in connection with the offer. However, in the event that we implement the compulsory acquisition procedures referred to above, Cadbury securityholders who have not participated in the offer and whose Cadbury ordinary shares, including those represented by Cadbury ADSs, are to be compulsorily acquired, will have certain rights under the U.K. Companies Act to object to the U.K. court to Kraft Foods compulsorily acquiring their Cadbury ordinary shares, including those represented by Cadbury ADSs.

Plans for Cadbury

The purpose of the offer is to acquire control of, and ultimately the entire interest in, Cadbury. If, and to the extent that we acquire control of Cadbury, it would become our majority owned or wholly owned subsidiary. We will then be entitled to replace the Cadbury board of directors. Following completion of the offer, joint teams will be established to conduct integration process reviews to assess how best to leverage the combined company’s strategic position and resources. These teams will look at all aspects of the combined company’s business, including manufacturing, logistics, research and development, selling, marketing, and administrative functions. We expect that this review will result in the streamlining of operations and some consolidations in certain areas of the business of the combined company. Within the U.K., we believe we would be in a position to continue to operate the Somerdale facility, which is currently planned to be closed, and invest in Bournville, thereby preserving U.K. manufacturing jobs. In addition, we have given assurances to the directors of Cadbury that, on the offer becoming or being declared wholly unconditional, the existing contractual employment rights, including pension rights, of all employees of Cadbury and its subsidiaries will be fully safeguarded.

We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient to optimize Cadbury’s potential in conjunction with our businesses in light of our review or in light of future developments. Such changes may include, among other things, changes in Cadbury’s business by virtue of the combination, corporate structure, assets, properties, marketing strategies, capitalization, the composition of the Cadbury board of directors, management, personnel or dividend policy and changes to Cadbury’s articles of association.

Except as indicated in this prospectus/offer to exchange, neither we nor any of our subsidiaries have any current plans or proposals that relate to or would result in (a) any extraordinary transaction, such as a merger, reorganization or liquidation of Cadbury or any of its subsidiaries, (b) any purchase, sale or transfer of a material amount of assets of Cadbury or any of its subsidiaries, (c) any material change in the present dividend rate or policy, or indebtedness or capitalization of Cadbury or any of its subsidiaries, (d) any change in the current board of directors or management of Cadbury or any change to any material term of the employment contract of any executive officer of Cadbury, (e) any other material change in Cadbury’s corporate structure or business, (f) any class of equity security of Cadbury being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (g) any class of equity securities of Cadbury becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

Certain Effects of the Offer

Stock Exchange Listings

If we acquire 75% of the voting rights of Cadbury, we intend to cause Cadbury to apply for cancellation of the listing of the Cadbury ordinary shares on the U.K. Official List and the trading of the Cadbury ordinary shares on the LSE’s main market for listed securities. If the offer becomes or is declared wholly unconditional, we intend, subject to the rules of the NYSE, to cause Cadbury to apply for the delisting of the Cadbury ADSs from the NYSE and to terminate Cadbury’s ADS program and related deposit agreement. We also intend, following the offer becoming or being declared wholly unconditional and after the delisting of the Cadbury ordinary shares and Cadbury ADSs, to cause Cadbury to be re-registered as a private company under the relevant provisions of the U.K. Companies Act.

A notice period of not less than 20 U.K. business days prior to the cancellation of listing on the U.K. Official List and cancellation of trading on the LSE’s main market for listed securities will commence upon our attaining 75% or more of the voting rights described above or on the first date of issue of the compulsory acquisition notices under the U.K. Companies Act. No fewer than ten days before filing the necessary form with the SEC to delist the Cadbury ADSs from the NYSE, we must request that Cadbury notify the NYSE, and contemporaneously publish notice, that it intends to withdraw the Cadbury ADSs from listing. Once the necessary form is filed with the SEC, it becomes effective in ten days. Delisting is likely to reduce significantly the liquidity and marketability of any Cadbury ordinary shares, including those represented by Cadbury ADSs, in respect of which the offer has not been accepted.

Registration Under the Exchange Act

The Cadbury ADSs and the Cadbury ordinary shares (not for trading but in support of the Cadbury ADSs) are currently registered under the Exchange Act. Registration of such Cadbury ordinary shares and Cadbury ADSs may be terminated upon application of Cadbury to the SEC if, among other conditions, Cadbury ADSs are not listed on a national securities exchange and are not held by 300 or more beneficial owners in the United

States or trading in them falls below certain average daily trading volume benchmarks. If, as a result of the purchase of Cadbury ordinary shares represented by Cadbury ADSs, pursuant to the offer and prior to completing the compulsory acquisition, Cadbury is not required to maintain registration of Cadbury ordinary shares and Cadbury ADSs under the Exchange Act, we may seek to have Cadbury terminate the registration of the Cadbury ordinary shares, including those represented by Cadbury ADSs, under the Exchange Act. Termination of registration of Cadbury ADSs and Cadbury ordinary shares under the Exchange Act would substantially reduce the information required to be furnished by Cadbury to holders of Cadbury ADSs and to the SEC and would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to “going private” transactions, no longer applicable to Cadbury. Furthermore, “affiliates” of Cadbury and persons holding “restricted securities” of Cadbury may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

Market Effect

Our acquisition of Cadbury ordinary shares, including those represented by Cadbury ADSs, pursuant to the offer will reduce the number of Cadbury ordinary shares and Cadbury ADSs that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Cadbury ordinary shares and Cadbury ADSs held by the public. The extent of the public market for Cadbury ordinary shares and Cadbury ADSs, and the availability of quotations reported in the over-the-counter market depends upon the number of holders of Cadbury ordinary shares and Cadbury ADSs, the aggregate market value of the Cadbury ordinary shares and Cadbury ADSs remaining at such time, the interest of maintaining a market in the shares on the part of any securities firms and other factors.

Margin Regulations

Cadbury ordinary shares and Cadbury ADSs are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such securities as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the offer, it is possible that Cadbury ordinary shares and Cadbury ADSs might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Cadbury ordinary shares or Cadbury ADSs could no longer be used as collateral for loans made by brokers. In addition, if registration of Cadbury ordinary shares or Cadbury ADSs under the Exchange Act were terminated, Cadbury ordinary shares or Cadbury ADSs, as applicable, would no longer constitute “margin securities.”

Financing of the Offer; Source and Amount of Funds

Assuming all of the outstanding Cadbury ordinary shares, including those represented by Cadbury ADSs, and assuming the exercise of all share options and vesting of all share awards over Cadbury ordinary shares held under the Cadbury share schemes, are tendered into the offer, we would be obligated to pay an aggregate amount of approximately £4.2 billion in cash to the holders of those Cadbury ordinary shares and Cadbury ADSs. This amount will be lower if less than 100% of the currently outstanding Cadbury ordinary shares or Cadbury ADSs are tendered into the offer. The amount may also vary depending on the number of Cadbury ordinary shares, including those represented by Cadbury ADSs, outstanding at the time of the closing of the offer.

To the extent that the cash consideration under the offer is not funded from our own resources and/or proceeds from alternative funding sources, we expect to use borrowings under the bridge facility described below to refinance certain indebtedness of Cadbury and its subsidiaries and to finance the offer. Borrowings under the Loan Agreement (as defined below) are available for general corporate purposes of Kraft Foods and its subsidiaries.

On November 9, 2009, we entered into an agreement (the “Loan Agreement”) for a senior unsecured term loan facility with, among others, the lenders listed below, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., as joint bookrunners and Citibank, N.A. and Deutsche Bank AG Cayman Islands Branch, as co-administrative agents. The Loan Agreement provides for borrowings by us and certain of our subsidiaries that may be designated by us in an aggregate principal amount of up to £5.5 billion.

Under the Loan Agreement, we guarantee the obligations of any subsidiary borrower. Borrowings under the bridge facility will bear interest at a variable annual rate based on (a) LIBOR for borrowings in pounds sterling, (b) LIBOR or base rate, at our election, for borrowings in U.S. dollars and (c) EURIBOR for borrowings in euros, plus in each case an applicable margin based on the credit rating at that time for our long-term senior unsecured indebtedness. The Loan Agreement has a maturity date of 364 days following the initial borrowing thereunder.

The Loan Agreement requires the maintenance of a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses) of not less than $23 billion, which minimum level would be increased, in the event of completion of the offer, by 75% of any increase in such total shareholders’ equity as a direct result of certain issuances by Kraft Foods of equity securities to finance the acquisition of Cadbury or to refinance certain indebtedness. In addition, in the event that our long-term senior unsecured indebtedness is rated below investment grade (or not rated) by either Moody’s or S&P, the Loan Agreement requires us to maintain a leverage ratio (measured by the ratio of the total indebtedness (net of cash and cash equivalents) of Kraft Foods and its subsidiaries to the adjusted EBITDA of Kraft Foods and its subsidiaries) of not more than 4.25 to 1.00. The Loan Agreement also contains customary representations, covenants and events of default and requires the prepayment of advances and/or the permanent reduction of commitments under the facility with the net cash proceeds received from certain disposals, debt issuances and equity capital markets transactions.

We may use a portion of Cadbury’s cash flow to repay indebtedness incurred in connection with the offer, including payments of interest, but we do not intend that security would be granted over Cadbury assets in connection with that indebtedness.

Subject to market conditions, we expect to refinance or reduce advances under the facility from proceeds of alternative financing sources.

The initial lenders under the new facility are: Citibank, N.A.; Deutsche Bank AG Cayman Islands Branch; Deutsche Bank AG, London Branch; HSBC Bank USA, National Association; Barclays Bank PLC; Banco Bilbao Vizcaya Argentaria, S.A., New York Branch; BNP Paribas; Credit Suisse AG, Cayman Islands Branch; The Royal Bank of Scotland plc; and Société Générale.

Purchases Outside the Offer

In accordance with normal U.K. practice and subject to Rule 14e-5(b) of the Exchange Act, Kraft Foods or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Cadbury ordinary shares outside the United States, other than pursuant to the offer, before or during the period in which the offer remains open for acceptance. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service and will be available on the LSE web site, www.londonstockexchange.com. This information will be disclosed in the United States through amendments to our Tender Offer Statement on Schedule TO on file with the SEC to the extent that such information is made public in the United Kingdom pursuant to the U.K. Takeover Code. Free copies of the Tender Offer Statement are available on the SEC’s web site at www.sec.gov.

Also, in accordance with Rule 14e-5(b) of the Exchange Act, Citigroup Global Markets UK Equity Limited and Deutsche Bank AG, London Branch continue to act as exempt principal traders in Cadbury ordinary shares on the LSE. These purchases may occur either in the open market or as privately negotiated transactions. Any information about such purchases will be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service and will be available on the LSE web site, www.londonstockexchange.com. This information will also be made available to Cadbury securityholders if they call the information agent, toll-free in the United States at (800) 868-1391, or, if calling from outside the United States, at (212) 806-6859.

Regulatory Approvals

Antitrust in the United States

Under the HSR Act and the related rules and regulations that have been issued by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material (“Premerger Notification and Report Forms”) have been furnished to the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to our proposed acquisition of Cadbury ordinary shares, including those represented by Cadbury ADSs.

Under the HSR Act, our purchase of Cadbury ordinary shares, including those represented by Cadbury ADSs, pursuant to the offer may not be completed until the expiration of a 30-day waiting period following our filing of a Premerger Notification and Report Form concerning the proposed acquisition of Cadbury with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. We filed a Premerger Notification and Report Form on November 9, 2009 with the FTC and the Antitrust Division in connection with the proposed purchase of Cadbury ordinary shares, including those represented by Cadbury ADSs, pursuant to the offer, and the required waiting period will expire December 14, 2009 unless earlier terminated by the FTC and the Antitrust Division or we receive a request for additional information or documentary material (a “Second Request”) prior to that time. If within the waiting period either the FTC or the Antitrust Division issues a Second Request to us, the waiting period will be extended for an additional period of 30 days following the date we comply with that request.

At any time before or after our purchase of Cadbury ordinary shares, including those represented by Cadbury ADSs, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin our purchase of Cadbury ordinary shares or seeking the divestiture of Cadbury ordinary shares acquired by us or the divestiture of substantial assets of Cadbury or its subsidiaries.

In addition, the proposed acquisition of Cadbury may be reviewed by the attorneys general in the various states in which we and Cadbury operate. These authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove of the acquisition of Cadbury under the circumstances and based upon the review set forth in applicable state laws and regulations. We cannot assure you that one or more state attorneys general will not attempt to file an antitrust action to challenge the Cadbury acquisition. Private parties also may seek to take legal action under the antitrust laws in some circumstances.

European Commission Merger Regulation

Both Kraft Foods and, based on publicly available information, Cadbury, sell products to customers based in the European Union. The EC Merger Regulation (Council Regulation (EC) 139/2004) requires notification of and approval by the European Commission of mergers or acquisitions involving parties with worldwide and European Union sales exceeding given thresholds. We have filed a notification of the offer with the European Commission. The European Commission has an initial period of 25 business days after receipt of the notification to issue its decision. The European Commission may extend this period to 35 business days if, within the first 20 business days after submission of the notification, we propose remedies to address any competition concerns identified by the European Commission.

Other Foreign Competition Law Filings

Both Kraft Foods and, based on publicly available information, Cadbury, sell products in a number of other jurisdictions throughout the world, where antitrust filings or approvals are required or advisable in connection with the completion of the proposed acquisition of Cadbury.

Kraft Foods expects the offer to receive all necessary regulatory clearances under applicable U.S. and EU antitrust laws and in all other countries where approval is required. The clearance process is underway with the relevant antitrust authorities and Kraft Foods remains confident that any issues will be limited in scope and can be appropriately addressed.

However, we cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. We also cannot assure you that the Department of Justice, the FTC or any state attorney general, the European Commission or any other governmental entity or any private party will not attempt to challenge the completion of the offer on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Certain Relationships with Cadbury and Interests of Kraft Foods in the Offer

Except as set forth in this prospectus/offer to exchange, neither Kraft Foods nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Cadbury, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as otherwise described in this prospectus/offer to exchange, there have been no contacts, negotiations or transactions since two years before the printing of this prospectus/offer to exchange, between Kraft Foods, any of Kraft Foods’ subsidiaries or, to the best of our knowledge, any of the persons listed on Schedule I to this prospectus/offer to exchange, on the one hand, and Cadbury or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, an exchange offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. We have not effected any transaction in securities of Cadbury in the past 60 days. Except as set forth in this prospectus/offer to exchange, none of our directors or executive officers nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Cadbury or has effected any transaction in securities of Cadbury during the past 60 days.

The name, citizenship, business address, business telephone number, principal occupation or employment, and five-year employment history for each of our directors and executive officers and certain other information is set forth in Schedule I of this prospectus/offer to exchange. Except as described in this prospectus/offer to exchange and in Schedule I hereto, neither Kraft Foods, nor, to our best knowledge, any of the persons listed on Schedule I to this prospectus/offer to exchange, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Except as set forth in this prospectus/offer to exchange, none of the persons listed on Schedule I, nor any of their respective associates or majority owned subsidiaries, beneficially owns or has the right to acquire any securities of Cadbury or has effected any transaction in securities of Cadbury during the past 60 days.

We do not believe that the offer and any compulsory acquisition will result in a change of control under any of our stock option plans or any change in control agreement between us and any of our employees. As a result, no options or other equity grants held by such persons will vest as a result of the offer and any compulsory acquisition.

Fees and Expenses

We have retained Georgeson Inc. as information agent in connection with the offer. The information agent may contact Cadbury securityholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the offer to beneficial owners of Cadbury ordinary shares and Cadbury ADSs. We will pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for our reasonable out-of-pocket expenses. We agree to indemnify the information agent against certain liabilities and expenses in connection with the offer.

In addition, we have retained Computershare Investor Services PLC as the Ordinary Share Exchange Agent and Computershare Trust Company, N.A. as the ADS Exchange Agent in connection with the offer. We will pay the Ordinary Share Exchange Agent and the ADS Exchange Agent customary compensation for their services in connection with the offer, will reimburse them for their reasonable out-of-pocket expenses and will indemnify them against certain liabilities and expenses.

Except as set forth above, we will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer. We will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

We will account for the acquisition of Cadbury pursuant to the offer in accordance with U.S. GAAP, as treated within the acquisition method of accounting for business combinations. Under this method of accounting, we will record the exchange of Cadbury ordinary shares, including those represented by Cadbury ADSs, for Kraft Foods common stock based on the fair value of the consideration given, which is the market value of Kraft Foods common stock issued in connection with the offer (based on the closing share price on the date the minimum acceptance condition is satisfied) and the cash consideration paid in the offer, as the purchase price of Cadbury. We will allocate the purchase price to the net tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values at the date the minimum acceptance condition is satisfied. Any excess of the purchase price over those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. If in the future, we determined that intangible assets or goodwill are impaired, an impairment charge would be recorded at that time.

The purchase price allocation reflected in the pro forma information included in this prospectus/offer to exchange is based on preliminary assumptions. The amount of the estimated purchase price allocated to goodwill and intangibles is approximately $18.5 billion. The final purchase price allocation, which will be based in part on detailed valuation studies which have not yet been completed, may result in an increase or decrease in finite-lived intangible assets which could result in a material increase or decrease in the estimated amortization of intangible assets included in the pro forma information included in this prospectus/offer to exchange. We expect to complete the final purchase price allocation no later than 12 months following the date the minimum acceptance condition is satisfied or we otherwise acquire Cadbury.

Listing of Kraft Foods Common Stock to be Issued in Connection with the Offer and any Compulsory Acquisition

Kraft Foods will submit the necessary applications to cause the shares of Kraft Foods common stock to be issued in the offer and any compulsory acquisition to be approved for listing on the NYSE. Approval of this listing is a condition to the offer.

General

Appendix A to this prospectus/offer to exchange contains the conditions and other terms of the offer and Appendix B to this prospectus/offer to exchange contains additional information that we are required to disclose under the U.K. Takeover Code. The terms, provisions, instructions and authorities contained in or deemed to be incorporated in any Form of Acceptance or ADS Letter of Transmittal, including any electronic acceptance, as well as those set forth in this prospectus/offer to exchange and those set forth in Appendix A and Appendix B constitute a part of the offer. You should carefully review these terms and provisions. References in this prospectus/offer to exchange to “outstanding” Cadbury ordinary shares refer to all issued and to be issued share capital of Cadbury. References in this prospectus/offer to exchange to the “offer” refer to any subsequent revision, variation, extension or renewal of the offer, including any election or alternative available in connection with it.

DESCRIPTION OF KRAFT FOODS CAPITAL STOCK

Kraft Foods authorized capital stock consists of 3,000,000,000 shares of Class A common stock, without par value, 2,000,000,000 shares of Class B common stock, without par value, and 500,000,000 shares of preferred stock, without par value. As of December 2, 2009, there were 1,477,157,333 shares of Kraft Foods Class A common stock outstanding, and held of record by 81,258 shareholders, and no shares of Kraft Foods Class B common stock or preferred stock outstanding and we do not intend to issue any such shares. As of December 2, 2009, there were 61,599,569 shares of Kraft Foods Class A common stock reserved for stock options and other stock awards.

The Kraft Foods articles of incorporation, as amended, specify different rights for holders of Kraft Foods Class A common stock and Class B common stock with regard to dividends, liquidation, and corporate reorganization. However, all outstanding shares of Kraft Foods Class B common stock were converted to Kraft Class A common stock immediately prior to the Kraft Foods spin-off from Altria Group, Inc. Therefore, all information presented in this prospectus/offer to exchange concerning the rights, preferences, qualifications, limitations or restrictions of Kraft Foods common stock relates to Kraft Foods Class A common stock only.

The following description of the terms of the Kraft Foods common stock and preferred stock is not complete and is qualified in its entirety by reference to Kraft Foods’ articles of incorporation, as amended, and its amended and restated by-laws. To find out where copies of these documents can be obtained, please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

Common Stock

The outstanding shares of Kraft Foods common stock are validly issued, fully paid and nonassessable. The holders of the Kraft Foods common stock have no preemptive rights and no rights to convert their Kraft Foods common stock into any other securities, and the Kraft Foods common stock is not subject to any redemption or sinking fund provisions.

Subject to the preferences applicable to any shares of Kraft Foods preferred stock outstanding at any time, holders of Kraft Foods common stock are entitled to receive dividends when and as declared by the Kraft Foods board of directors from funds legally available therefore and are entitled, in the event of a liquidation, to share ratably in all assets remaining paid after payment of liquidation.

The principal stock exchange on which the Kraft Foods common stock is listed is the NYSE under the symbol “KFT.” The transfer agent and registrar for the Kraft Foods common stock is Wells Fargo Bank, N.A.

Preferred Stock

Kraft Foods’ board of directors has the authority, without action by the shareholders, to issue up to 500,000,000 shares of Kraft Foods preferred stock in one or more series or classes and to fix the following terms of the preferred stock:

•	the designation of each series;

•	the number of shares of each series, as well as the powers, preferences and rights, as well as the qualifications, limitations or restrictions thereof;

•	dividend rights and the dividend rate, if any;

•	the rights and term of conversion or exchange, if any;

•	the voting rights, if any;

•	the rights and terms of redemption, if any, and the redemption price; and

•	the rights of the series in the event of any involuntary or voluntary liquidation, dissolution or winding-up of the affairs of Kraft Foods.

Articles of Incorporation and By-Law Provisions

Various provisions contained in the Kraft Foods articles of incorporation, as amended, and amended and restated by-laws could delay or discourage some transactions involving an actual or potential change in control of Kraft Foods or its management and may limit the ability of Kraft Foods shareholders to remove current management or approve transactions that Kraft Foods shareholders may deem to be in their best interests. These provisions:

•

authorize Kraft Foods’ board of directors to establish one or more series or classes of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	do not authorize cumulative voting;

•

provide that only the board of directors and the chairman of the board of directors may call a special meeting of the shareholders, except that the board of directors must call a special meeting upon the request from at least 20% of the combined voting power of the outstanding shares of all classes of Kraft Foods’ capital stock;

•	provide an advanced written notice procedure with respect to shareholder proposals and shareholder nomination of candidates for election as directors; and

•

allow Kraft Foods’ directors, and not its shareholders, to fill any vacancies on its board of directors, including vacancies resulting from amending the by-laws to increase the number of directors by 30% or less.

Information on CREST Depository Interests

General

If you hold your Cadbury ordinary shares in uncertificated form (that is, in CREST) you will receive CREST Depository Interests, or CDIs, representing entitlements to your shares of Kraft Foods common stock, which will be credited to your CREST account. CDIs are depository interests in non-U.K. securities, in this case, shares of Kraft Foods common stock. CDIs are transferred exclusively through CREST.

The CDI arrangements do not affect the economic rights attached to the underlying shares of Kraft Foods common stock. However, while holders of CDIs will beneficially own the underlying shares of Kraft Foods common stock, they will not be the record holders of those shares. Shares of Kraft Foods common stock to which Cadbury shareholders who hold their Cadbury ordinary shares through CREST will be entitled in the offer will be delivered, held and settled in CREST by means of the CREST International Settlement Links Service, and in particular CREST’s established link with DTC. This link operates via the services of CREST International Nominees, which is a DTC participant.

The terms on which CDIs are issued and held in CREST are set out in the CREST manual issued by Euroclear (and, in particular, the deed poll set out in the CREST International Manual) and the CREST Terms and Conditions issued by Euroclear. A custody fee, as determined by CREST from time to time, is charged at the user level for the use of CDIs.

Rights of Holders of CDIs

The record holder of the shares of Kraft Foods common stock represented by CDIs will be Cede & Co, a nominee entity of DTC. The custodian of these shares of Kraft Foods common stock will be CREST International Nominees, who will hold these shares of Kraft Foods common stock through the DTC system as nominee for CREST Depository Limited. CREST Depository Limited will hold these shares of Kraft Foods common stock in trust (as bare trustee under English law) for the Cadbury shareholders who receive CDIs. Accordingly, the holders of CDIs will only be able to enforce and exercise the rights relating to the underlying shares of Kraft Foods common stock in accordance with the arrangements described below.

In order to allow the holders of CDIs to exercise rights relating to the underlying shares of Kraft Foods common stock, we will enter into arrangements pursuant to which holders of CDIs will be able to:

•	receive notices of Kraft Foods shareholder meetings;

•	give directions as to voting at Kraft Foods shareholder meetings;

•	have made available to them and be sent, at their request, copies of our annual report and any other documents we send to our shareholders; and

•	otherwise be treated in the same manner as if they were the record holders of the shares of Kraft Foods common stock underlying their CDIs,

in each case in accordance with applicable law and, to the extent possible, in accordance with the CREST arrangements.

Voting

Holders of CDIs will be entitled to attend our shareholder meetings in person as a result of their beneficial interest in Kraft Foods common stock. In addition, under an agreement for the provision of the CDI register, Euroclear will make available to us (and/or our voting agent) a copy of the register of the names and addresses of CDI holders to enable us (and/or our voting agent) to:

•	send out notices of our shareholder meetings and proxy forms to CDI holders; and

•	produce a definitive list of CDI holders as at the record date for the meeting.

In addition, Cede & Co and Euroclear have omnibus proxy arrangements pursuant to which Crest International Nominees Limited (the custodian of the shares of Kraft Foods common stock underlying the CDIs) will be able to grant each CDI holder the right to vote in respect of such holder’s underlying shares of Kraft Foods common stock. As a result, the custodian and the depositary will simply pass on any voting rights they have, by virtue of holding the underlying shares of Kraft Foods common stock, to the CDI holders.

Dividends

Dividends paid on Kraft Foods common stock will be paid to a holder of CDIs in the currency in which that holder has elected to receive payments through CREST.

Transfer and cancellation of CDIs

Holders of CDIs will be able to cancel their CDIs by settling a cross border delivery transaction in respect of the underlying shares of Kraft Foods common stock through CREST to a DTC participant, in accordance with the rules and practices of CREST and DTC. Transaction fees will be payable by a holder of CDIs who executes a transaction through CREST.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Cadbury securityholders who validly tender their Cadbury ordinary shares or Cadbury ADSs in the offer and do not withdraw such securities (subject to the mix and match facility) will receive shares of Kraft Foods common stock following consummation of the offer. Cadbury is organized under the laws of England and Wales and Kraft Foods is organized under the laws of the Commonwealth of Virginia. Accordingly, differences in the rights of holders of Cadbury capital stock and Kraft Foods capital stock arise both from differences between the articles of incorporation, as amended, and the amended and restated by-laws of Kraft Foods and the memorandum and articles of association of Cadbury and also from differences between Virginia law and English law. As holders of Kraft Foods common stock, your rights with respect thereto will be governed by Virginia law, including the Virginia Stock Corporation Act, as well as Kraft Foods’ constituent documents. This section summarizes the material differences between the rights of holders of Cadbury ordinary shares, including those represented by Cadbury ADSs, and the rights of Kraft Foods shareholders.

The following summary is not a complete statement of the rights of shareholders of either of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the Virginia Stock Corporation Act, the U.K. Companies Act, and Cadbury’s and Kraft Foods’ constituent documents, which you are urged to read carefully. There are a number of differences between Virginia law and English law, many (but not all) of which are summarized below. Copies of the companies’ constituent documents have been filed with the SEC. To find out where you can get copies of these documents, please see the section of this prospectus/offer to exchange entitled “Where You Can Find More Information.”

	Kraft Foods	Cadbury

Authorized Capital

The authorized capital stock of Kraft Foods is set forth under the “Description of Kraft Foods Capital Stock” above.

The board of directors of Kraft Foods can decide how to deal with any authorized shares that are not outstanding.

The authorized share capital of Cadbury is £250,000,000, divided into 2,500,000,000 ordinary shares of 10 pence each.

The directors can decide how to deal with any shares that have not been issued, taking into account legislative provisions, the company’s articles, shareholder resolutions and rights attached to existing shares.

English law restricts directors from exercising the power to allot shares or grant rights to subscribe for or to convert any securities to shares in the company unless they are authorized by the articles of association of the company or by an ordinary resolution of shareholders. At the last annual general meeting of Cadbury on May 14, 2009, Cadbury shareholders voted to allow Cadbury such authority, subject to specified parameters of time and volume. Such authority is set to expire at the earlier of the next annual general meeting of Cadbury and May 14, 2010.

Common Stock	Each holder of Kraft Foods common stock is entitled to cast one vote per share.	Cadbury’s articles of association provide that resolutions voted on at any general meeting will be decided by a show of hands

	Kraft Foods	Cadbury

unless a poll is demanded by: (a) the chairman of the meeting; (b) at least five persons are present and entitled to vote; and (c) Cadbury shareholders (or their proxies) are present, entitled to vote and representing at least 10% of the votes of all shareholders with the right to vote at the meeting or holding shares on which the total paid up amount on their shares is at least 10% of the total sum paid up on all shares giving the right to vote at the meeting.

Subject to any special rights or restrictions, on a poll, each Cadbury shareholder is entitled to cast one vote per share, whether in person or by proxy.

Preferred Stock	The Kraft Foods articles of incorporation, as amended, authorize the Kraft Foods board of directors, without further shareholder action or approval, to issue shares of preferred stock in one or more classes or series, and to fix the rights, preferences and privileges of the shares of each unissued class or series and any of its qualifications, limitations or restrictions. No shares of Kraft Foods preferred stock have been issued.	Cadbury’s articles of association authorize Cadbury by ordinary resolution of the shareholders or by the directors (not acting in conflict with any shareholder resolution) to issue shares with any rights or restrictions attached to them so long as this is not restricted by any rights attached to existing shares.

Dividend Policy

Dividends are declared and approved at the discretion of the Kraft Foods board of directors. Virginia corporations have considerable flexibility to make distributions to shareholders. In summary, under Virginia law, the board of directors of Kraft Foods may authorize and pay dividends so long as Kraft Foods meets two tests: (a) Kraft Foods would be able to pay its debts as they become due in the normal course of business; or (b) Kraft Foods’ total assets would not be less than the sum of its total liabilities plus the amount needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any preferential rights superior to those receiving the dividend.

In the third quarter of 2008, the Kraft Foods board of directors approved a 7.4% increase

Pursuant to the Cadbury articles of association, dividends not exceeding an amount recommended by the directors are declared by ordinary resolution of Cadbury shareholders. In addition, if the directors consider that the financial position of the company justifies such payments, they can pay interim dividends on shares of any amounts and on any dates and for any period which they decide.

English law requires the payment of distributions to be made out of “profits available for the purpose” and additionally restricts a public company from making a distribution if the distribution would reduce the amount of the net assets of the company below the aggregate amount of its called up share capital and certain undistributable reserves.

	Kraft Foods	Cadbury
in the current quarterly dividend rate to $0.29 per share payable on Kraft Foods common stock. As a result, the present annualized dividend rate is $1.16 per share of Kraft Foods common stock. The annual cash dividends per share for 2008 through 2004 were, respectively, $1.12 per share, $1.04, $0.96, $0.87 and $0.77.

Preemptive rights	None.	English law provides for statutory pre-emption rights that will apply on an allotment of equity securities. Such rights may be disapplied by special resolution of the shareholders. At the annual general meeting on May 14, 2009, Cadbury shareholders voted to disapply the statutory rights in respect of equity securities up to a specified amount. Such authority is set to expire at the next annual general meeting of Cadbury.

Number of Directors	The Kraft Foods articles of incorporation, as amended, provide that the number of directors on the board shall be fixed in the by-laws, or if not so fixed, the number shall be two. The Kraft Foods amended and restated by-laws provide for ten directors.	Cadbury’s articles of association provide that Cadbury must have a minimum of two directors and a maximum of 20 directors (excluding alternate directors), subject to change by ordinary resolution of the shareholders.

Terms of Directors	Each Kraft Foods director serves for the term for which he or she shall have been elected and until a successor shall have been duly elected. Each Kraft Foods director has been elected to a one-year term.	Cadbury’s articles of association provide for retirement by rotation, such that a Cadbury director must retire at every annual general meeting of Cadbury if he or she has: (a) been appointed by the directors since the previous annual general meeting; (b) held office at the time of the two previous annual general meetings and not retired at either of them; or (c) held office, other than in an executive position, for a continuous period of nine years or more at the date of the annual general meeting. A Cadbury director so resigning may offer himself or herself for immediate reappointment by the shareholders.

Removal of Directors	Kraft Foods’ articles of incorporation, as amended, are silent with respect to removal of directors. Therefore, removal of directors is governed by Virginia law, which provides that shareholders may remove one or more directors with or without cause if the number of votes cast to remove the director	Cadbury’s articles of association provide that a Cadbury director may be removed by special resolutions of the shareholders. This is in addition to provisions of English law, under which Cadbury may remove a director by ordinary resolutions of the shareholders at a meeting for which special notice has

	Kraft Foods	Cadbury
	constitutes a majority of the votes entitled to be case at an election of directors, subject to the following: (a) if a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director; and (b) a director may be removed by the shareholders only at a meeting called for the purpose of removing the director. The meeting notice shall state that the purpose, or one of the purposes of the meeting, is removal of the director. None of the directors of Kraft Foods have been elected by a voting group of shareholders.	been given (a period of notice to Cadbury of 28 days before the meeting).

Director Vacancies	Kraft Foods’ amended and restated by-laws provide that any vacancy may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum.

Cadbury’s articles of association provide that a director retiring by rotation at an annual general meeting can be reappointed or another eligible person can be appointed to fill a vacancy by ordinary resolutions of the shareholders.

The directors, or Cadbury by ordinary resolution of the shareholders, can appoint any willing person to be a director, either as an extra director or to fill a vacancy.

Nomination of Directors	Kraft Foods’ amended and restated by-laws provide that a shareholder wishing to nominate a director or properly bring other business before an annual meeting must deliver written notice of nomination or business, in specified form, to the secretary of Kraft Foods. This notice must be received: (a) no less than 120 days, and no more than 150 days, prior to the first anniversary of the prior year’s annual meeting, or (b) if the date of the applicable annual meeting has been changed by more than 30 days from the date of the prior year’s annual meeting, not less than 60 days before the date of the annual meeting, or (c) with respect to any special meeting of shareholders called for the election of directors, no later than the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders.	Cadbury’s articles of association provide that a Cadbury shareholder wishing to nominate a director must: (a) be a Cadbury shareholder entitled to vote at a general meeting; (b) not be the nominee; and (c) deliver to the office of Cadbury not less than seven nor more than 42 days before the date of the meeting a letter of his or her intention to nominate and written consent from the nominee to his or her appointment.

Election of Directors	Under the Kraft Foods amended and restated by-laws, each Kraft Foods director is elected	See above section entitled “Director Vacancies.”

	Kraft Foods	Cadbury
by a majority of the votes cast with respect to that director-nominee’s election at a meeting for electing directors at which a quorum is present. However, a plurality of the votes cast in such election shall be needed if there are more nominees than number of directors to be elected, one or more of whom has been properly proposed by shareholders.

Shareholder Action by Written Consent	Under Virginia law, any action required or permitted to be taken by the shareholders can be effected by unanimous written consent.	Under English law, resolutions of a public limited company must be passed at a meeting of its members.

Special Meetings	Kraft Foods’ amended and restated by-laws provide that, unless otherwise provided by law, special meetings of the shareholders may be called by the chairman of the board of directors or by order of the board of directors, whenever deemed necessary, except that the board of directors must, subject to certain exceptions in the by-laws, call a special meeting of the shareholders upon the request from at least 20% of the combined voting power of the outstanding shares of all classes of Kraft Foods’ capital stock entitled to vote on the matters to be voted on at the meeting.	Under English law, shareholders representing 10% or more of the paid-up capital of the company can require the directors to call a general meeting. In the event that directors do not call a meeting within 21 days (such meeting to be held within 28 days after the notice convening the meeting), the shareholders who requested the meeting, or any shareholders representing more than 50% of the company’s voting rights, may call a meeting at the company’s expense.

Indemnification	The Kraft Foods articles of incorporation include indemnification provisions under which Kraft Foods is required to indemnify, to the fullest extent permitted by Virginia law, any person who was or is a party to any proceeding by reason of the fact that such person is or was a director, officer or employee of Kraft Foods or a person who is or was serving at the request of Kraft Foods as a director, trustee, partner, officer or employee of another corporation, affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Kraft Foods is empowered to enter into a contract to indemnify any eligible person against liability in respect of any proceeding arising from any act or omission, whether occurring before or after the execution of such contract.

Cadbury’s articles of association provide that, to the extent permitted by English law, the company can indemnify any Cadbury director or any director of any associated company against any liability and can purchase and maintain insurance for him or her against any liability.

English law will restrict the applicability of this provision, such that Cadbury will not be permitted to indemnify for liability incurred by the director, the company or an associated company: (a) to pay a fine in criminal proceedings or to a regulatory authority for non-compliance with any regulation; (b) incurred in defending criminal proceedings in which he or she is convicted; (c) incurred in defending civil proceedings brought by the company or an associated company in which judgment is given against him or her; or (d) in

	Kraft Foods	Cadbury

Virginia law prohibits indemnification for willful misconduct or a knowing violation of criminal law.

Kraft Foods will indemnify any eligible person who prevails in the defense of any proceeding. Any other indemnification shall be made by Kraft Foods only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the eligible person has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification.

Kraft Foods may pay for or reimburse the reasonable expenses incurred by any person entitled to indemnification who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination if any such person furnishes Kraft Foods (a) a written statement, executed personally, of his or her good faith belief that he or she has met any standard of conduct that is a prerequisite to his or her entitlement to indemnification and (b) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

connection with an application to the court for certain specified reliefs in which the court refuses to grant such relief (i.e., that he or she acted honestly and reasonably despite a claim for his or her negligence).

Limitation of Liability	Under the Kraft Foods articles of incorporation, to the fullest extent permitted under Virginia law, no director or officer of Kraft Foods or other eligible person made a party to any proceeding shall be liable to Kraft Foods or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Under Virginia law, the liability of an officer or director may not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.	Under English law, with the exception of certain permitted indemnities (see above section entitled “Indemnification”) and maintenance of insurance, any provision purporting to exempt a director of a company from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Amendment to the Articles of Incorporation	Virginia law provides that Kraft Foods may amend its articles of incorporation upon a resolution of the board of directors	Under English law, a company may amend its articles of association by special resolution of the shareholders, subject to any

	Kraft Foods	Cadbury

proposing the amendment and its submission to the shareholders for their approval. The Kraft Foods articles of incorporation require approval by a majority of all votes entitled to be cast by each voting group entitled to vote on the amendment.

Virginia law provides that when an exchange, reclassification or change of shares is effected by amendment of the articles of incorporation, and a material difference in right results, or the par value of the shares is changed or the corporate name is changed, the action of the shareholders authorizing the amendment may prescribe a time after which the holders of the old shares shall no longer be entitled to receive distributions or to vote or to exercise any other rights as shareholders until certificates representing the old shares are surrendered in exchange for certificates representing the new shares; but upon such surrender all distributions not paid because of this provision shall be paid without interest.

conditional provisions in the articles as set out on formation or by unanimous agreement of the shareholders.

Cadbury’s articles of association provide that the rights attached to any class of shares can be changed if approved in writing by shareholders holding at least 75% of the issued shares of that class by amount or by special resolution by the shareholders at a separate meeting of the holders of that class.

Amendment to the By-laws	Kraft Foods’ amended and restated by-laws provide that the by-laws may be altered, amended, or repealed by the board of directors, but by-laws made by the board of directors may be repealed or changed by the shareholders, or new by-laws adopted by the shareholders, and the shareholders may prescribe that any by-laws made by them shall not be altered, amended or repealed by the directors.	See above section entitled “Amendment to the Articles of Incorporation.”

Appraisal Rights	Under Virginia law, a shareholder of a Virginia corporation generally has the right to obtain payment of fair value of that shareholder’s shares in the event of a merger, share exchange or sale of assets requiring shareholder approval or any interested transaction, subject to certain requirements. Appraisal rights are also available to shareholders if the articles of incorporation are amended to reduce the number of shares of a class or series of shares to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share created. Additionally, appraisal rights are available	Not applicable.

	Kraft Foods	Cadbury

to shareholders with respect to any other amendment to the articles of incorporation, merger, share exchange or sale of assets if provided in the articles of incorporation, the by-laws or by resolution of the board of directors.

Virginia law does not confer appraisal rights on a shareholder of any shares: (a) that constitute a covered security under Section 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended, (b) that are traded in an organized market with at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial owners owning at least 10% of such shares, or (c) that are issued by an open-end management investment company registered with the SEC under the Investment Company Act of 1940 and that may be redeemed at the holder’s option at net asset value. However, appraisal rights are available if a shareholder is required to accept something other than cash or shares of any corporation or other proprietary interest of any other entity that satisfies (a), (b) or (c) above.

An amendment to the articles of incorporation that limits or eliminates appraisal rights for shares of preferred stock outstanding immediately prior to the effective date of such amendment will not apply to any corporate action effective within one year from that date if such action would have otherwise afforded appraisal rights.

Control Share Acquisition	Kraft Foods has opted out of the Virginia anti-takeover law regulating “control share acquisitions.”	Not applicable.

Affiliate Transactions	Under Virginia law, material acquisition transactions between Kraft Foods and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by a majority of the disinterested directors and by the holders of at least two-thirds of the remaining voting shares.	Under the listing rules of the U.K. Listing Authority, subject to certain exceptions, a listed company must disclose and obtain shareholder approval for transactions between the company or its subsidiary and a related party.

	Kraft Foods	Cadbury
	Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, the sale of shares of the corporation or any of its subsidiaries to a 10% holder having an aggregate fair market value of greater than 5% of the aggregate fair market value of the corporation’s outstanding shares, any dissolution of Kraft Foods proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of Kraft Foods with its subsidiaries, that increases the percentage of voting shares beneficially owned by a 10% holder by more than 5%.	A related party includes: (a) a person who is, or was within the 12 months before the transaction, a shareholder capable of exercising 10% or more of the votes at general meetings, or a director or shadow director of the company or its subsidiary; (b) a person exercising significant influence over the company; or (c) an associate of a related party.

Suspension of Rights for Non-Disclosure	No similar provisions.

English law permits a company to send out notices to those it knows or has reasonable cause to believe have an interest in its shares asking for details of the extent of interests in its shares. Cadbury shareholders holding at least 10% of the paid up voting share capital of Cadbury may require the company to send out a notice requesting information.

Cadbury’s articles of association provide that if a Cadbury shareholder does not comply with the notice within 14 days of receipt, Cadbury may serve a restriction notice on such shareholder stating that the shareholder no longer has any right to attend or vote at a shareholder meeting or to exercise any other right in relation to shareholders’ meetings. If the shareholder holds 0.25% or more (in amount or number) of the existing shares of any class, the Cadbury directors can also withhold dividend payments on those Cadbury shares and can refuse to register a transfer of those shares.

Additionally, English law permits Cadbury to apply to the courts to restrict the rights of those who do not comply with the requirements to disclose their interests in the time limit specified in the notice. The effect of such an order will be that: (a) any transfer of shares is void; (b) no voting rights are exercisable on those shares; and (c) no payment may be made on the shares (in respect of capital or otherwise).

	Kraft Foods	Cadbury
Lien and Call	No similar provisions.	Under the Cadbury articles of association, the company has a lien on all partly paid shares, which has priority over other claims to the shares. The Cadbury directors may make calls on Cadbury shareholders to pay any money outstanding on their shares (including outstanding amounts of nominal value). In the event that a call is not complied with within at least 14 clear days of the call (or any longer period in the notice of call), the Cadbury shareholder may forfeit the shares and the Cadbury directors may sell them as they see fit.

UNAUDITED U.S. GAAP PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information for the year ended December 31, 2008, and for the six month period ended June 30, 2009, the date of the latest publicly available financial information of Cadbury, gives effect to the acquisition of Cadbury by Kraft Foods as if it had occurred on January 1, 2008. The following unaudited pro forma balance sheet information at June 30, 2009, gives effect to the acquisition of Cadbury by Kraft Foods as if it had occurred on June 30, 2009.

We are not affiliated with Cadbury, and we have not had the cooperation of Cadbury’s management or due diligence access to Cadbury or its business or management. Therefore, non-public information concerning Cadbury’s business and financial condition was not available to us for the purpose of presenting pro forma combined financial data for the nine-month period ended September 30, 2009. We have requested current financial information from Cadbury, including financial information for the nine-month period ended September 30, 2009. We have not received and do not expect to receive such information. If we do receive such information in a timely manner, we would compile pro forma combined financial data for the nine-month period ended September 30, 2009, and include it in this prospectus/offer to exchange.

The unaudited pro forma financial information included herein is based on the historical financial statements of Kraft Foods and Cadbury and on publicly available information and certain assumptions which Kraft Foods believes to be reasonable, which are described in the notes to the statements below. Kraft Foods has not performed any due diligence or detailed valuation analysis necessary to determine the fair market values of the Cadbury assets to be acquired and liabilities to be assumed, and accordingly, except as described in note 4(a) below, the pro forma financial statements do not include an allocation of the purchase price to reflect the fair value of those assets and liabilities.

The unaudited pro forma financial information:

•

has been prepared for illustrative purposes only, and because of its nature, addresses a hypothetical situation and, therefore, does not represent the combined actual financial position or results of Kraft Foods and Cadbury;

•

does not purport to represent what the consolidated results of operations actually would have been if the acquisition of Cadbury had occurred on January 1, 2008 or what those results will be for any future periods or what the consolidated balance sheet would have been if the acquisition had occurred on June 30, 2009. The pro forma adjustments are based on information current as at December 1, 2009 (being the latest practicable date prior to the printing of this prospectus/offer to exchange and the other offer documents); and

•

has not been adjusted to reflect any matters not directly attributable to implementing the acquisition of Cadbury. No adjustment, therefore, has been made for actions which may be taken once the offer is complete, such as any integration plans of Cadbury.

The unaudited pro forma financial information has been compiled from the following sources:

•

U.S. GAAP financial information on Kraft Foods has been extracted without material adjustment from Kraft Foods’ audited consolidated statements of earnings for the year ended December 31, 2008 contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009 and incorporated by reference into this prospectus/offer to exchange, and unaudited consolidated statements of earnings for the six months ended June 30, 2009 and the unaudited consolidated balance sheet as at June 30, 2009 contained in Kraft Foods’ Quarterly Report on Form 10-Q, for the quarter ended June 30, 2009 and incorporated by reference into this prospectus/offer to exchange. Financial information from the reconciliations summarizing the material differences between U.S. GAAP and

IFRS has not been adjusted to reflect any matters not directly attributable to implementing the acquisition of Cadbury. No adjustment, therefore, has been made for actions which may be taken once the offer is complete, such as any integration plans of Cadbury.

•

IFRS financial information on Cadbury has been extracted without material adjustment, except for currency translation as noted below, from the Cadbury audited consolidated income statement for the year ended December 31, 2008, contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008 and incorporated by reference into this prospectus/offer to exchange, and from the Cadbury unaudited consolidated statement of income for the six months ended June 30, 2009, and unaudited consolidated balance sheet as at June 30, 2009, contained in Cadbury’s Report on Form 6-K furnished to the SEC on July 29, 2009 and incorporated by reference into this prospectus/offer to exchange.

•

Unaudited adjustments have been made to align the Cadbury IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies. Because Kraft Foods did not have any access to non-public or detailed financial statements of Cadbury, these adjustments have been estimated based on publicly available information. The basis for these adjustments is explained in the notes to the information accompanying the tables.

•

Kraft Foods translated its historical financial information based on the requirement of SFAS 52, using historical exchange rates, as described in the section of this prospectus/offer to exchange entitled “Currencies.” Cadbury translated its historical financial information based on the requirement of IFRS. Based on its review of Cadbury’s historical financial statements and understanding of the differences between U.S. GAAP and IFRS, Kraft Foods is not aware of any further adjustments that it would need to make to Cadbury’s historical financial statements relating to foreign currency translation. The pro forma adjustments in this table have been translated from £ to $ using Kraft Foods’ historic exchange rates. The average exchange rates applicable during the periods presented for the unaudited pro forma consolidated statements of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet are:

		$/£1
December 31, 2008	Average Spot Rate	1.8758
June 30, 2009	Average Spot Rate	1.4812
June 30, 2009	Period End Rate	1.6439

The following pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the Unaudited U.S. GAAP Pro Forma Financial Information;

•	the consolidated financial statements of Kraft Foods for the year ended December 31, 2008 and for the six months ended June 30, 2009 and the notes relating thereto, incorporated herein by reference;

•	the consolidated financial statements of Cadbury for the year ended December 31, 2008 and for the six months ended June 30, 2009 and the notes relating thereto, incorporated herein by reference; and

•	the section of this prospectus/offer to exchange entitled “Summary of Significant Differences Between IFRS and U.S. GAAP.”

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the six months ended June 30, 2009

(in millions of U.S. dollars, except common share amounts and as indicated)

	Kraft Foods	Cadbury IFRS (in £)	Pro Forma Adjustments					Note	Pro Forma Kraft Foods
			Cadbury IFRS (in $)	Cadbury U.S. GAAP Adjustments		Other
Net revenues	$19,558	£2,767	$4,098	$		$			$23,656
Cost of sales	12,628				2,191			3(d), 3(j)	14,819

Gross profit	6,930	2,767	4,098		(2,191)				8,837
Marketing, administration and research costs	4,131	2,461	3,645		(2,155)			3(c), 3(g), 3(j)	5,621
Asset impairment and exit costs	(26)	105	156						130
Losses / (gains) on divestitures, net	17								17
Amortization of intangibles	9				24		9	3(b), 3(j), 4(d)	42

Operating income	2,799	201	297		(60)		(9)		3,027
Interest and other expense, net	592	89	132		(9)		91	3(d),3(j), 4(c)	806

Earnings from continuing operations before income taxes	2,207	112	165		(51)		(100)		2,221
Provision for income taxes	716	33	49		(13)		(30)	3(i), 4(e)	722

Earnings from continuing operations	1,491	79	116		(38)		(70)		$1,499
Noncontrolling interest	4								4

Earnings from continuing operations attributable to shareholders	$1,487	£79	$116		$(38)		$(70)		$1,495

Per share data attributable to shareholders:
Basic earnings per share from continuing operations	$1.01								$0.81

Diluted earnings per share from continuing operations	$1.00								$0.81

See notes to pro forma financial statements.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS

For the year ended December 31, 2008

(in millions of U.S. dollars, except common share amounts and as indicated)

	Kraft Foods	Cadbury IFRS (in £)	Pro Forma Adjustments					Note	Pro Forma Kraft Foods
			Cadbury IFRS (in $)	Cadbury U.S. GAAP Adjustments		Other
Net revenues	$41,932	£5,384	$10,099	$		$			$52,031
Cost of sales	28,088				5,390			3(d), 3(j)	33,478

Gross profit	13,844	5,384	10,099		(5,390)				18,553
Marketing, administration and research costs	8,862	4,802	9,008		(5,365)			3(c), 3(g), 3(j)	12,505
Asset impairment and exit costs	1,024	194	364						1,388
Losses / (gains) on divestitures, net	92								92
Amortization of intangibles	23				60		18	3(b), 3(j), 4(d)	101

Operating income	3,843	388	727		(85)		(18)		4,467
Interest and other expense, net	1,240	(12)	(23)		45		181	3(d), 3(j), 4(c)	1,443

Earnings from continuing operations before income taxes	2,603	400	750		(130)		(199)		3,024
Provision for income taxes	755	30	56		(34)		(60)	3(i), 4(e)	717

Earnings from continuing operations	1,848	370	694		(96)		(139)		2,307
Noncontrolling interest	9	2	4						13

Earnings from continuing operations attributable to shareholders	$1,839	£368	$690		$(96)		$(139)		$2,294

Per share data attributable to shareholders:
Basic earnings per share from continuing operations	$1.22								$1.23

Diluted earnings per share from continuing operations	$1.21								$1.22

See notes to pro forma financial statements.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As at June 30, 2009

(in millions of U.S. dollars, except as indicated)

	Kraft Foods	Cadbury IFRS (in £)	Pro Forma Adjustments				Note	Pro Forma Kraft Foods
			Cadbury IFRS (in $)	Cadbury U.S. GAAP Adjustments		Other
ASSETS
Cash and cash equivalents	$1,731	£266	$437	$		$(435)	4(a)i.	$1,733
Short-term investments		98	161					161
Receivables	4,646	923	1,517		(395)		3(j)	5,768
Inventories, net	4,011	849	1,396					5,407
Deferred income taxes	682				260		3(j)	942
Other current assets	618	166	273		395		3(j)	1,286

Total current assets	11,688	2,302	3,784		260	(435)		15,297
Property, plant and equipment, net	10,224	1,762	2,897		(64)		3(d), 3(e)	13,057
Goodwill	28,225	2,081	3,421		2,701	7,363	3(a), 4(a)ii.	41,710
Intangible assets, net	13,257	1,457	2,395		(865)	3,470	3(b), 4(a)ii.	18,257
Other assets	1,260	297	488		(194)		3(i), 3(j)	1,554

TOTAL ASSETS	$64,654	£7,899	$12,985		$1,838	$10,398		$89,875

LIABILITIES
Short-term borrowings	$856	£729	$1,198		$(822)		3(j)	$1,232
Current portion of long-term debt	759				822		3(j)	1,581
Accounts payable	3,225	1,345	2,211		(1,376)		3(j)	4,060
Accrued marketing	1,869							1,869
Accrued employment costs	847							847
Other current liabilities	2,747	435	715		1,379	320	3(f), 3(j), 4(b)	5,161

Total current liabilities	10,303	2,509	4,124		3	320		14,750
Long-term debt	18,610	1,396	2,295			6,616	4(a)i.	27,521
Deferred income taxes	4,266	155	255		(441)	1,042	3(i), 4(a)ii.	5,122
Accrued pension costs	2,209	482	792		210		3(c)	3,211
Accrued postretirement health care costs	2,682							2,682
Other liabilities	2,204	270	444		170		3(g), 3(h)	2,818

TOTAL LIABILITIES	40,274	4,812	7,910		(58)	7,978		56,104

Contingencies

EQUITY
Common stock, no par value
Additional paid-in capital	23,517	197	324			9,375	4(a)i.	33,216
Retained earnings	14,016	2,470	4,060		2,106	(6,486)	4(a)i., 4(b)	13,696
Accumulated other comprehensive losses	(4,723)	413	679		(210)	(469)	3(c), 4(a)i.	(4,723)
Treasury stock, at cost	(8,514)							(8,514)

Total Shareholders’ Equity	24,296	3,080	5,063		1,896	2,420		33,675
Noncontrolling interest	84	7	12					96

TOTAL EQUITY	24,380	3,087	5,075		1,896	2,420		33,771

TOTAL LIABILITIES AND EQUITY	$64,654	£7,899	$12,985		$1,838	$10,398		$89,875

See notes to pro forma financial statements.

NOTES

1.	BASIS OF PRESENTATION

The unaudited pro forma financial information has been compiled from underlying financial statements prepared in accordance with U.S. GAAP and reflects the acquisition of Cadbury by Kraft Foods.

The unaudited pro forma financial information should be read in conjunction with the underlying financial information from which it was extracted without material adjustment: (a) the audited consolidated financial statements of Kraft Foods as at and for the year ended December 31, 2008, and as at and for the six months ended June 30, 2009, each prepared in accordance with U.S. GAAP; (b) the audited consolidated financial statements of Cadbury as at and for the year ended December 31, 2008, and the unaudited interim financial information of Cadbury as at and for the six months ended June 30, 2009, each prepared in accordance with IFRS; and (c) the unaudited reconciliation of Cadbury’s IFRS financial statements to U.S. GAAP.

The underlying financial information of Kraft Foods has been derived from the unaudited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and the audited consolidated financial statements of Kraft Foods contained in Kraft Foods’ Current Report on Form 8-K filed with the SEC on November 3, 2009. The underlying financial information for Cadbury has been derived from the unaudited consolidated financial statements of Cadbury contained in Cadbury’s Report on Form 6-K furnished to the SEC on July 29, 2009 and the audited consolidated financial statements of Cadbury contained in Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008.

The acquisition of Cadbury has been treated as an acquisition, with Kraft Foods as the acquirer and Cadbury as the acquiree, assuming that the offer had been completed on January 1, 2008, for the unaudited pro forma consolidated statements of earnings and on June 30, 2009, for the unaudited pro forma consolidated balance sheet.

This unaudited pro forma financial information is not intended to reflect the financial position and results which would have actually resulted had the acquisition of Cadbury been effected on the dates indicated. Further, the pro forma results of operations are not necessarily indicative of the results of operations that may be obtained in the future. No account has been taken of the trading activity or other transactions of Kraft Foods or Cadbury for the period since June 30, 2009.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by Kraft Foods. These accounting policies differ in a number of significant respects from those of Cadbury. The adjustments made to align Cadbury’s IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies are described in Note 3.

The Cadbury balances have been translated from £ to $ using average exchange rates applicable during the periods presented for the unaudited pro forma consolidated statements of earnings and the period end exchange rate for the unaudited pro forma consolidated balance sheet.

3.	PRO FORMA U.S. GAAP ADJUSTMENTS

The following adjustments have been made to align the Cadbury IFRS financial information with Kraft Foods’ U.S. GAAP accounting policies. Because Kraft Foods did not have any access to non-public or detailed financials of Cadbury, these adjustments have been estimated based on publicly available information.

(a)	Goodwill

Upon adoption of IFRS, entities were permitted to retain their historical GAAP accounting treatment for business combinations. Under U.K. GAAP, Cadbury wrote off goodwill acquired prior to 1998 against shareholder’s equity at the time of acquisition. Goodwill resulting from business combinations between 1998 and 2003 was capitalized, with subsequent measurement based on the attributes of the acquired business. Since the adoption of IFRS, both U.S. GAAP and IFRS require that goodwill not be amortized, and that it be tested on an annual basis for potential impairment.

For the purposes of U.S. GAAP, $2,701 million was added to goodwill to reflect the estimated net impact of accounting differences.

(b)	Intangible Assets

Prior to the adoption of IFRS, under U.K. GAAP, Cadbury was not required to recognize customer relationships as a separate identifiable intangible asset, which is recognized under U.S. GAAP. Cadbury exercised the IFRS 1 exemption not to restate business combinations upon adoption. As these intangibles are deemed to have a definite life, an amortization charge is recorded under U.S. GAAP that is not present under IFRS.

Also, under IFRS, when an entity increases its interest in an associate such that the associate is then consolidated, any fair value uplift related to the percentage ownership which it previously held is recorded in the financial statements as an increase in the related assets. Any offset to this fair value increase is recorded in shareholders’ equity. For transactions completed before 2009, only the percentage of assets and liabilities acquired in each step of an acquisition are fair valued under U.S. GAAP; no revaluation of assets and liabilities previously acquired is made.

A net reduction of $865 million was made to intangible assets as of June 30, 2009, to reflect customer relationship and remove the fair value uplift. We recorded additional amortization expense of $21 million for the six months ended June 30, 2009, and $52 million for the year ended December 31, 2008, related to the customer relationship intangible assets.

(c)	Retirement Benefits

Upon the adoption of IFRS, Cadbury elected to recognize all cumulative actuarial gains and losses at the date of transition. Under IFRS, all future actuarial gains and losses are also recognized in full outside the income statement in retained earnings and presented in a statement of recognized income and expense. U.S. GAAP does not permit recognition of all actuarial gains and losses in a separate statement other than the primary income statement.

At June 30, 2009, $210 million of additional noncurrent liability was recorded to restore net actuarial losses that were not recognized under IFRS. For the periods ended June 30, 2009 and December 31, 2008, $30 million and $60 million of additional expense was recorded, respectively.

(d)	Interest Capitalization

Under IFRS, the capitalization of interest in relation to the construction of qualifying assets is optional and Cadbury does not capitalize such interest. Under U.S. GAAP, interest is required to be capitalized on capital construction projects and depreciated over the life of the asset.

At June 30, 2009, $66 million of additional property was recorded to reflect this difference. Interest expense was reduced $9 million for the six months ended June 30, 2009 and $6 million for the year ended December 31, 2008, as the interest was capitalized. The net deferred tax impact of these adjustments is included in all the net deferred tax adjustments explained in note 3(i) below.

Also, depreciation expense of $3 million for the six months ended June 30, 2009, and $7 million for the year ended December 31, 2008, was recorded.

(e)	Property, Plant and Equipment

Under IFRS, when an increase in the interest in an entity results in the entity being consolidated, any fair value uplift related to the percentage ownership previously held is recorded in the financial statements as an increase in the related assets. Any off-set to this fair value increase is recorded in shareholders’ equity. For transactions completed before 2009, under U.S. GAAP, only the percentage of assets and liabilities acquired in each step of an acquisition are fair valued.

Also, Cadbury revalued certain properties under U.K. GAAP which was not permitted under U.S. GAAP. This remains a difference between the basis under IFRS and U.S. GAAP.

At June 30, 2009, a decrease of $130 million was recorded to property, plant and equipment for the net impact of these differences.

(f)	Derivatives

Under IFRS, certain derivative instruments were not required to be recognized on Cadbury’s balance sheet at fair value until January 3, 2005. Under U.S. GAAP, consistent with IFRS, all derivatives are recorded in the financial statements at fair value. As U.S. GAAP has required derivatives to be held on the balance sheet at fair value since January 1, 2001, there is a difference in the accounting for derivatives under IFRS and U.S. GAAP resulting in an additional liability of $3 million.

(g)	Employee Share Arrangements

Under IFRS, all of Cadbury’s employee share awards are equity settled and no liability is recognized for these awards. Expense is based upon the grant date fair value of the share awards. Under U.S. GAAP, certain plans containing inflation indexed earnings growth performance conditions would be accounted for under the liability method. This method requires a liability be recorded until the awards have vested. The fair value of each award classified as a liability must be remeasured at each reporting date until vesting.

An additional liability of $145 million was recorded in the balance sheet as of June 30, 2009, related to the plans accounted for under the liability method. In the statement of operations, additional compensation expense of $6 million and $17 million was recorded for the periods ended June 30, 2009 and December 31, 2008, respectively.

(h)	Deferred Gain on Sale and Leaseback of Land and Building

Under IFRS, profit or loss arising on the sale and operating leaseback of property, plant and equipment may generally be recognized in the period in which the sale takes place. Under U.S. GAAP, a sale and leaseback of property, plant and equipment must first qualify for such accounting and then the profit or loss appraised is recognized depending upon the amount of use that the seller will retain of the property. Otherwise, the gain must be deferred and recognized over the lease period.

In 2006, Cadbury sold a property and leased it back resulting in the deferral of a gain of $25 million which is recognized over the lease term. Because we do not have sufficient information to determine the annual amount of the gain to be recognized, we adjusted the balance sheet for the deferral of the gain, however no adjustment has been made to the statement of operations.

(i)	Taxation

An interpretation of U.S. GAAP issued in 2006 clarifies that in order to recognize a tax benefit a position must be more likely than not to be sustained upon an audit. As this interpretation does not exist under IFRS, additional liabilities related to uncertain tax positions may exist under U.S. GAAP, however Kraft Foods does not have access to the information to estimate the amount of these liabilities and therefore no adjustment has been made for this difference.

For U.S. GAAP, deferred tax assets for share awards are recorded based on the recorded compensation expense. Under IFRS, deferred tax assets are adjusted to recognize the movement in the intrinsic value of the share awards at the year end. The amount recognized in the income statement is capped at the tax-effected share award charge, with any excess being recognized directly through reserves.

A historic difference related to the deferred tax on intangible assets remains after the transition to IFRS. Under U.K. GAAP, residual payments on certain acquisitions were classified as brand intangibles. Under U.S. GAAP, these were treated as goodwill. Under IFRS, the U.K. GAAP classification was maintained resulting in the recognition of deferred tax liabilities on these brand intangibles. Under U.S. GAAP, no deferred tax liability was recognized as these non-tax deductible amounts were classified as goodwill.

Also, deferred taxes have been provided on the pro forma U.S. GAAP adjustments.

Additional noncurrent assets of $66 million and reduction of noncurrent liabilities of $441 million were recorded as of June 30, 2009, for the net impact of the differences described above. In the statement of operations, income tax expense was reduced by $13 million for the six months ended June 30, 2009 and $34 million for the year ended December 31, 2008.

Also, under IFRS, Cadbury disclosed the gross deferred tax assets and liabilities as non-current. Under U.S. GAAP, deferred taxes are classified between current and non-current portion, depending on the items they relate to, disclosed separately and presented on a net basis, by tax jurisdiction. Note 3(j) further describes reclassification to reflect this difference.

(j)	Reclassifications

Certain balances were reclassified from the financial statements of Cadbury so their presentation would be consistent with Kraft Foods.

The following reclassifications were made to the balance sheet as at June 30, 2009 (in millions):

Receivables	$(395)
Other assets	395
Deferred income tax assets – current	260
Other noncurrent assets (deferred income tax assets)	(260)
Accounts payable	(1,376)
Other current liabilities	1,376
Short-term borrowings	(822)
Current portion of long-term debt	822

The following reclassifications were made to the statements of operations for the periods ended June 30, 2009 and December 31, 2008 (in millions):

	June 30, 2009	December 31, 2008
Cost of sales	$2,188	$5,383
Interest and other expense, net – the removal of interest income on postretirement employee benefits	—	51
Amortization of intangibles	3	8
Marketing, administration and research costs	(2,191)	(5,442)

4.	OTHER PRO FORMA ADJUSTMENTS

(a)	Estimated Purchase Consideration

Estimated purchase consideration and related excess purchase consideration over book value of net assets acquired are as follows (in millions):

		Notes
Cadbury shares outstanding as of December 1, 2009	1,373	i.
Estimated Cadbury shares issued pursuant to conversion of stock options, long term incentive plans, and change in control provisions	41

Total Cadbury shares and share equivalents prior to transaction	1,414

Exchange ratio	0.2589

Total Kraft Foods shares to be issued	366

Kraft Foods closing share price on December 1, 2009	26.50

Total value of Kraft Foods shares to be issued	9,699	i.
Total cash consideration paid at 300 pence per Cadbury share	7,051

Total purchase price	16,750
Less: book value of net assets acquired	(6,959)	ii.
Less: fair value adjustment for identifiable intangible assets, net of tax	(2,428)	ii.

Residual goodwill	$7,363	ii.

i.	To complete the acquisition, Cadbury will be acquired by Kraft Foods, pursuant to the offer in which each holder of one Cadbury ordinary share will be entitled to 300 pence in cash and 0.2589 shares of Kraft Foods common stock.

The ordinary share portion of the estimated purchase consideration was calculated using a price of $26.50 for each share of Kraft Foods common stock based on the closing share price of Kraft Foods common shares on the NYSE on December 1, 2009, the last trading date preceding the offer. The number of shares of Kraft Foods common stock assumed to be issued is 366.0 million.

For purposes of preparing these pro forma financial statements, Kraft Foods has assumed that funding will come from the bridge loan facility described in the section of this prospectus/offer to exchange entitled “The Offer—Financing of the Offer; Source and Amount of Funds” less cash acquired upon acquisition of Cadbury. The source of cash for an acquisition of Cadbury may or may not be in whole or in part from the bridge loan facility. The cash portion of the estimated purchase consideration, payable in U.K. pounds, was translated based on an exchange rate of £1 : $1.6627 on December 1, 2009, the latest practicable date prior to the printing of this prospectus/offer to exchange and the other offer documents.

ii.	Fair value adjustments:

The unaudited condensed consolidated pro forma financial statements have been prepared using Cadbury’s publicly available financial statements and disclosures, without the benefit of inspection of Cadbury’s books and records. Therefore, except as noted below, the carrying value of assets and liabilities in Cadbury’s financial statements are considered to be a proxy for fair value of those assets and liabilities. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, except for the adjustments to reflect Cadbury under U.S. GAAP, are not reflected in these unaudited pro forma consolidated financial statements.

For purposes of the pro forma analysis, the intangible assets of Cadbury have been increased $3,470 million to a total value of $5,000 million to reflect our preliminary estimate of the fair value of intangible assets, including trade names and customer lists. A deferred tax liability of $1,042 million was recorded in connection with this increase. No other adjustment was made to the assets and liabilities of Cadbury to reflect their fair value. Goodwill was increased $7,363 million to reflect the total excess of the purchase consideration over the fair value of the assets acquired of $13,485 million. Following completion of the offer, Kraft Foods anticipates that the acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

At this time there is insufficient information as to the specific nature, age, condition and location of Cadbury’s property, plant and equipment to make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $100 million fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $10 million. Once Kraft Foods has complete information as to the specifics of Cadbury’s intangible assets, the estimated values assigned to the intangible assets and/or the associated estimated weighted-average useful life of the intangible assets will likely be different than that reflected in these unaudited pro forma condensed combined financial statements and the differences could be material.

(b)	Transaction Costs

We have estimated that total offer related costs will be $390 million. These costs have been accrued as a current liability, net of a $70 million tax benefit. Because we are required to expense these costs as they are incurred, we have charged them to retained earnings as of June 30, 2009. No adjustment has been made to either income statement for these costs as they are non-recurring.

(c)	Interest Expense

An adjustment to record pro forma interest expense of $91 million was made for the six months ended June 30, 2009, and $181 million for the year ended December 31, 2008. The interest charges relate to the $6,616 million drawn on the bridge loan as if such amount was borrowed at January 1, 2008 and outstanding at June 30, 2009. The interest rate on this loan is one-month LIBOR (0.25% at December 1, 2009) plus 250 basis points. A change in this rate of one-eighth of a percent would cause a $8 million change in annual interest expense. These interest charges will have a continuing impact on the consolidated results until borrowings under this facility are repaid.

(d)	Amortization Expense

An adjustment to record estimated amortization of $9 million was made for the six months ended June 30, 2009, and $18 million for the year ended December 31, 2008. This adjustment was based on the assumption that

$360 million of the recorded intangible assets would be definite lived. The estimated useful life of these intangible assets is 20 years.

(e)	Tax Provision Benefit

The estimated tax provision benefits of the above adjustments are $30 million for the six months ended June 30, 2009, and $60 million for the year ended December 31, 2008. The tax rate is based on the estimated blended tax rate based on the tax jurisdictions in which Cadbury operates.

(f)	Elimination of Cadbury Shareholders’ Equity

An adjustment to eliminate Cadbury’s Additional Paid in Capital of $324 million, Retained Earnings of $6,166 million and Accumulated Other Comprehensive Income of $469 million was recorded in the pro forma consolidated balance sheet at June 30, 2009.

(g)	Earnings per Common Share

Pro forma earnings per common share for the year ended December 31, 2008 and the six months ended June 30, 2009, have been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described below. The pro forma weighted average number of common shares outstanding for the year ended December 31, 2008 and the six months ended June 30, 2009, have been calculated as if the acquisition shares had been issued and outstanding on January 1, 2008.

The following table sets forth the computation of basic and diluted earnings per share for the six month period ended June 30, 2009 and the year ended December 31, 2008:

	For the Six Months Ended June 30, 2009		For the Year Ended December 31, 2008
	Historical Kraft Foods	Pro Forma Combined	Historical Kraft Foods	Pro Forma Combined
	(in millions, except per share data)
Net earnings attributable to Kraft Foods from continuing operations	$1,487	$1,495	$1,839	$2,294

Weighted-average shares for basic EPS	1,476	1,842	1,505	1,871
Plus incremental shares from assumed conversions of stock options and long-term incentive plan shares	8	8	10	10

Weighted-average shares for diluted EPS	1,484	1,850	1,515	1,881

Basic earnings per share attributable to Kraft Foods from continuing operations	$1.01	$0.81	$1.22	$1.23
Diluted earnings per share attributable to Kraft Foods from continuing operations	$1.00	$0.81	$1.21	$1.22

SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN IFRS AND U.S. GAAP

The financial information of Cadbury included in this prospectus/offer to exchange has been prepared and presented in accordance with IFRS. Certain differences exist between IFRS and U.S. GAAP which might be material to the financial information included in this prospectus/offer to exchange.

The principal relevant differences between U.S. GAAP and IFRS that we believe would be material in the preparation of Cadbury’s financial statements are described below. Because we did not have any access to non-public business or detailed financial information of Cadbury, we cannot be sure that the differences described below are complete or would in fact be the accounting principles creating the most significant differences between financial information of Cadbury prepared under IFRS and U.S. GAAP. The following summary does not include all differences that exist between IFRS and U.S. GAAP and is not intended to provide a comprehensive listing of all such differences specifically related to us, Cadbury or the industry in which we and Cadbury operate.

The differences described below reflect only those differences in accounting policies in force at the time of the preparation of the historical financial information of Cadbury. There has been no attempt to identify future differences between IFRS and U.S. GAAP as the result of prescribed changes in accounting standards, transactions or events that may occur in the future. The organizations that promulgate IFRS and U.S. GAAP have significant projects ongoing that could have a significant impact on future comparisons such as this one between IFRS and U.S. GAAP. Future developments or changes in either IFRS or U.S. GAAP may give rise to additional differences between IFRS and U.S. GAAP which could have a significant impact on us or the combined company.

Consolidated Financial Statements

Both IFRS and U.S. GAAP generally require the preparation of consolidated financial statements by a parent entity that includes all subsidiaries. For purposes of consolidation, the definition of a subsidiary is an important distinction between the two frameworks. IFRS focuses solely on the parent’s ability to govern the financial and operating policies of a subsidiary to obtain benefits in determining whether that subsidiary should be consolidated. Under U.S. GAAP the need for consolidation is evaluated under both a traditional voting control model and a variable interest model. Consolidated variable interests (“VIE”) are those for which a parent does not have a controlling voting interest, but does absorb the majority of the VIE’ s expected losses or returns.

Business Combinations and Goodwill

Upon adoption of IFRS, entities were permitted to retain their historical GAAP accounting treatment for business combinations. Under U.K. GAAP, Cadbury wrote off goodwill acquired prior to 1998 against shareholder’s equity at the time of acquisition. Goodwill resulting from business combinations between 1998 and 2003 was capitalized, with subsequent measurement based on the attributes of the acquired business. Any historical differences between previous GAAP used and U.S. GAAP would continue to exist if this election is applied. Since the adoption of IFRS, both U.S. GAAP and IFRS require that goodwill not be amortized, and that it be tested on an annual basis for potential impairment.

Also, under IFRS, where the change of interest in an entity results in an entity previously accounted for as an associated undertaking to being a subsidiary, any fair value uplift related to the percentage ownership previously held is recorded in the financial statements as an increase to the related assets and by the creation of a revaluation reserve, which is amortized into retained earnings over the period that the related depreciation is charged to the income statement. Until 2009, under U.S. GAAP, only the percentage of assets and liabilities acquired in each step of an acquisition are fair valued; no revaluation of assets and liabilities previously acquired is made.

Intangible Assets

IFRS permits capitalization of certain internal development costs whereas U.S. GAAP requires all research and development costs to be expensed as incurred. Measurement of acquired intangibles is similar under IFRS and U.S. GAAP, except that IFRS permits reversal of intangible impairment losses under certain conditions whereas reversal is prohibited under U.S. GAAP.

Property, plant and equipment

Under IFRS, the use of historical cost, or revalued amounts is permitted. Frequent valuations of entire classes of assets are required when the revaluation option is chosen. Under U.S. GAAP, revaluation is not permitted, except for downward revaluation when the asset is impaired.

Under both IFRS and U.S. GAAP, an impairment loss is recognized on long-lived assets held for use when events and circumstances indicate the asset might be impaired. Under IFRS, an impairment charge is recorded to reduce the carrying value to fair value, while under U.S. GAAP, such impairment charge is recorded only if the estimated undiscounted cash flows to be generated by the asset are less than carrying value. Under IFRS, reversals of impairment losses are recognized under certain conditions, while U.S. GAAP does not permit the reversal of an impairment loss.

Also, on transition to IFRS, Cadbury exercised the exemption available under IFRS to treat the depreciated revalued cost of certain properties as the deemed cost. The revaluation of these properties under U.K. GAAP was not permitted under U.S. GAAP and remains a difference between IFRS and U.S. GAAP.

Capitalization of Interest

Under IFRS, Cadbury elected to not capitalize interest and expenses interest charges to the profit and loss account in the year in which they are incurred. Under U.S. GAAP, interest charges on funds invested in the construction of qualifying assets during the time required to prepare them for their intended use are capitalized and amortized over the life of the respective assets.

Accounting for Leases

Under IFRS, profit or loss arising on the sale and operating leaseback of property, plant and equipment may generally be recognized in the period in which the sale takes place. Under U.S. GAAP, a sale and leaseback of property, plant and equipment must first qualify for such accounting and then profit or loss appraised is recognized depending upon the amount of use that the seller will retain of the property. Where the seller will retain more than a minor part but less than substantially all of the use of the property, any profit up to the present value of the minimum lease payments for an operating lease is deferred and recognized over the lease and any amount in excess of the present value of the minimum lease payments shall be recognized at the date of sale.

Deferred Tax

Both frameworks follow the principle that a deferred tax liability or asset should be recognized for all temporary differences. IFRS requires entities to measure deferred tax balances on the basis of tax rates that are expected to apply in the period they are settled (realized), which are enacted or substantively enacted by the balance sheet date. Under U.S. GAAP, deferred taxation is provided on all temporary differences between the tax and book bases of assets and liabilities using enacted tax rate at the reporting date; the effects of future changes in tax laws or rates are not anticipated.

Under IFRS, deferred tax is recognized on intra-group transfers of assets and liabilities, including transfers of intellectual property assets. Under U.S. GAAP, the recognition of deferred tax on such transactions is not permitted.

Uncertain Tax Positions

U.S. GAAP requires entities to utilize a two-step process to recognize and measure uncertain tax positions. Tax benefits arising from uncertain tax positions can be recognized only if it is more likely than not that the position is sustainable on its technical merits. IFRS does not specifically address the accounting for uncertain tax positions.

Employee Share Compensation

Under IFRS, all of Cadbury’s employee share awards are considered equity settled and hence Cadbury did not recognize a liability within the balance sheet for such arrangements. The income statement charge recorded under IFRS is based upon the grant date fair value of the share awards. Under U.S. GAAP, certain plans which contain inflation-indexed earnings growth performance conditions would be accounted for under the liability method, which would require a liability to be recorded on the balance sheet over the vesting period. In addition, the fair value of each liability-classified award must be re-measured at each reporting date until vesting, whereas for equity-settled employee share awards the charge is calculated with reference to the grant date fair value.

For U.S. GAAP, deferred tax assets for share awards are recorded based on the recorded compensation expense. Under IFRS, deferred tax assets are adjusted to recognize the movement in the intrinsic value of the share awards.

Employee Pension Benefits

Both frameworks require the cost of providing retirement benefits to be recognized on a systematic and rational basis over the period during which employees provide services to the entity. However, with respect to defined benefit plans, IFRS methodology generally provides for more immediate recognition of gains and losses arising from changes in actuarial measurement of obligations, as well as from changes in the market value of plan assets.

Upon the adoption of IFRS, Cadbury elected to recognize all cumulative actuarial gains and losses through equity at the date of transition. U.S. GAAP does not permit this option to recognize all cumulative actuarial gains or losses, therefore, at the date of transition and in future periods, this difference in timing causes differences between IFRS and U.S. GAAP. Under IFRS, all future actuarial gains and losses are also recognized in full outside the income statement in retained earnings and presented in the statement of recognized income and expense. U.S. GAAP does not permit recognition of all actuarial gains and losses in a statement other than the primary income statement.

Exit Activities

Under IFRS, liabilities for employee severance, plant closure, and other exit costs may generally be recognized when an entity has formally committed to a plan. U.S. GAAP prohibits the recognition of a liability based solely on an entity’s commitment to a plan. Recognition of a provision for one-time termination benefits requires communication of the details of the plan to the affected employees and most other categories of exit costs are recognized as incurred.

LEGAL MATTERS

Before this registration statement becomes effective, Hunton & Williams LLP will provide an opinion regarding the validity of the shares of Kraft Foods common stock to be issued pursuant to the offer.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus/offer to exchange by reference to the Current Report on Form 8-K, dated November 3, 2009, and the financial statement schedule incorporated in this prospectus/offer to exchange by reference to the Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Cadbury’s consolidated financial statements appearing in its Annual Report on Form 20-F for the year ended December 31, 2008 (including schedules appearing therein), and Cadbury management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included therein, have been audited by an independent registered public accounting firm, as set forth in their reports thereon, included therein, and included and/or incorporated herein by reference. Pursuant to Rule 439 under the Securities Act, we require the consent of Cadbury’s independent auditors to incorporate by reference in this prospectus/offer to exchange their audit report to Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008. We are requesting that consent from Cadbury and, as of the date hereof, we have not received it. If we receive this consent, we will promptly file it as an exhibit to our registration statement. This prospectus/offer to exchange forms a part of our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC, and Cadbury files annual and special reports and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street NE

Room 1024

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the web site maintained by the SEC at www.sec.gov, on our web site at www.kraftfoodscompany.com or from commercial document retrieval services. In addition, Kraft Foods common stock is listed on the NYSE and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. You are encouraged to read the information that we file with the SEC, which discloses important information about us to you in those documents. This information includes any filing we have made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

We have filed a registration statement on Form S-4 to register with the SEC the offer and sale of the shares of Kraft Foods common stock to be issued in the offer and any compulsory acquisition. This prospectus/offer to exchange is a part of that registration statement. We may also file amendments to that registration statement. In addition, on December 4, 2009, we filed with the SEC a tender offer statement on Schedule TO under the Exchange Act, together with exhibits, to furnish certain information about the offer. We may also file amendments to the Schedule TO. You should read these documents as they will contain important information. These documents will not be sent to you in hard copy form. You may obtain copies of the Form S-4 and Schedule TO (and any amendments to those documents) by contacting the information agent as directed on the back cover of this prospectus/offer to exchange. You may also request that the information agent sends you all future documents, announcements and information in relation to the offer in hard copy form.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate information into this prospectus/offer to exchange “by reference,” which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to exchange, except for any information superseded by information contained directly in this prospectus/offer to exchange. This prospectus/offer to exchange incorporates by reference the documents set forth below that Kraft Foods and Cadbury have previously filed or furnished with the SEC. These documents contain important information about Kraft Foods and Cadbury and their financial condition, business and results.

Kraft Foods Filings (File No. 001-16483)	Period

Annual Report on Form 10-K	Fiscal year ended December 31, 2008, as filed on February 27, 2009

The description of the Kraft Foods common stock contained in Kraft Foods’ Registration Statement on Form 8-A, filed with the SEC on May 9, 2001, including any amendment or report filed with the SEC for the purpose of updating such description

Quarterly Reports on Form 10-Q	Fiscal quarter ended March 31, 2009, as filed on May 5, 2009, fiscal quarter ended June 30, 2009, as filed on August 5, 2009 and fiscal quarter ended September 30, 2009, as filed on November 3, 2009

Current Reports on Form 8-K	Filed on January 15, 2009, January 20, 2009, February 2, 2009, February 26, 2009, March 4, 2009, March 18, 2009, March 26, 2009 (Item 8.01 information only), May 7, 2009, May 21, 2009, June 22, 2009, July 31, 2009, September 8, 2009 (as to Item 5.02), September 8, 2009 (Item 8.01 information only), October 6, 2009, November 3, 2009 (as to Items 8.01 and 9.01), November 9, 2009 (as to Items 1.01 and 2.03), November 9, 2009 (Item 8.01 information only), December 1, 2009 and December 4, 2009 (Item 8.01 information only)

Proxy Statement on Schedule 14A	Filed on March 31, 2009

Cadbury Filings (File No. 333-06444)	Period

Annual Report on Form 20-F	Fiscal year ended December 31, 2008, as filed on March 31, 2009

Reports on Form 6-K	Furnished on July 29, 2009

We also hereby incorporate by reference any additional documents that we or Cadbury may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus/offer to exchange to the completion of the offer or the earlier termination of the offer. These include, but are not limited to, periodic reports, such as annual reports on Form 10-K or 20-F, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. We will also incorporate by reference any additional Annual Reports on Form 20-F and any amendments thereto that Cadbury may file with the SEC from the date of this prospectus/offer to exchange to the completion of the offer. You may obtain any of these documents without charge upon written or oral request to the information agent, Georgeson Inc., at 199 Water Street, 26th Floor, New York, NY 10038-3560, toll-free in the United States at (800) 868-1391 or if calling from outside of the United States, at (212) 806-6859 (stockholders) or collect at (212) 440-9800 (banks and brokers), or from the SEC at the SEC’s Internet web site at www.sec.gov.

IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM KRAFT FOODS, PLEASE CONTACT THE INFORMATION AGENT NO LATER THAN DECEMBER 28, 2009, OR FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE INITIAL OFFER PERIOD, AS IT MAY BE EXTENDED, WHICHEVER IS LATER, TO RECEIVE THEM BEFORE THE EXPIRATION OF THE INITIAL OFFER PERIOD. If you request any incorporation documents, the information agent will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS/OFFER TO EXCHANGE OR TO WHICH WE HAVE REFERRED YOU IN MAKING YOUR DECISION WHETHER TO TENDER YOUR CADBURY ORDINARY SHARES OR CADBURY ADSs INTO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT DIFFERS FROM THAT CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE. THIS PROSPECTUS/OFFER TO EXCHANGE IS DATED DECEMBER 4, 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS/OFFER TO EXCHANGE IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE.

SCHEDULE I – DIRECTORS AND EXECUTIVE OFFICERS OF KRAFT FOODS

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Kraft Foods are set forth below. References in this Schedule I to “Kraft Foods” mean Kraft Foods Inc. Unless otherwise indicated below, the current business address of each director and officer is c/o Kraft Foods Inc., Board of Directors (or specific director), c/o Corporate Secretary, Kraft Foods Inc., Three Lakes Drive, Northfield, Illinois 60093. Unless otherwise indicated below, the current business telephone of each director and officer is (847) 646-2000. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Kraft Foods. Each director and officer is a citizen of the United States, except for David A. Brearton, who is a citizen of Canada, Michael A. Clarke, who is a citizen of South Africa and Ireland, and Sanjay Khosla, who is a citizen of India. None of the directors is related to another or to any executive officer of Kraft Foods by blood, marriage or adoption. Except as described in this Schedule I, none of the directors and officers of Kraft Foods listed below has, during the past five years, (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

DIRECTORS

Name	Age	Present Principal Occupation and Five-Year Employment History

Ajaypal S. Banga	50	Mr. Banga has been President and Chief Operating Officer of MasterCard Worldwide, a global payments solutions company, since August 2009. Prior to that, Mr. Banga spent 13 years at Citigroup, most recently serving as Chief Executive Officer of Citigroup’s Asia Pacific region from March 2008 until July 2009. Citigroup is a global financial services company. Mr. Banga also previously served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group–International, Executive Vice President of Citigroup’s Global Consumer Group, and President of Citigroup’s Retail Banking North America. Prior to joining Citigroup, Mr. Banga spent 13 years at Nestle S.A. and two years at PepisCo Restaurants, in a variety of sales, marketing and general management positions. He is an alumnus of the Indian Institute of Management in Ahmedabad, India. Mr. Banga is on the Board of Trustees of the Asia Society. Mr. Banga has been a director since January 2007.

Myra M. Hart	69	Dr. Hart joined the Harvard Business School in 1995 and retired to its senior faculty in 2008. From 1985 until 1990, Dr. Hart served on the founding team of Staples, Inc., an office supply retail store chain, leading operations, strategic planning, and growth implementation in new and existing markets. She serves on the boards of Office Depot Inc. and Nina McLemore Inc. Dr. Hart received a Doctor of Business Administration and a Master of Business Administration from Harvard University and a Bachelor of Arts from Cornell University. Dr. Hart is a director of the Center for Women’s Business Research and a Trustee of Babson College. She is also a Trustee Emeritus of Cornell University and a member of the National Board of the Smithsonian Institution. Dr. Hart has been a director since December 2007.

Lois D. Juliber	60	Ms. Juliber served as a Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from July 2004 until April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from March 2000 to July 2004, Executive Vice President–North America and Europe from 1997 until March 2000, and President of Colgate North America from 1994 to 1997. Ms. Juliber has 32 years of experience working in the consumer products

Name	Age	Present Principal Occupation and Five-Year Employment History
		industry and extensive experience leading global organizations. She received a Bachelor of Arts from Wellesley College and a Master of Business Administration from Harvard University. Ms. Juliber serves on the boards of Goldman Sachs Group Inc. and E.I. du Pont De Nemours and Company. She is Chairman of the MasterCard Foundation. Ms. Juliber is a Trustee of Wellesley College and a director of Women’s World Banking. Ms. Juliber has been a director since November 2007.

Mark D. Ketchum	60	Mr. Ketchum has been President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, since October 2005, and a member of its board of directors since February 2005. From 1999 to 2004, Mr. Ketchum was President, Global Baby and Family Care of The Procter & Gamble Company, a global marketer of consumer products. Mr. Ketchum joined Procter & Gamble in 1971, and thereafter served in a variety of roles, including Vice President and General Manager–Tissue/Towel from 1990 to 1996 and President–North American Paper Sector from 1996 to 1999. Mr. Ketchum received a Bachelor’s Degree in Industrial Engineering and Operations Research from Cornell University. Mr. Ketchum has been a director since April 2007.

Richard A. Lerner, M.D.	71	Dr. Lerner has been President and a member of the board of trustees of The Scripps Research Institute, a private, non-profit biomedical research organization, since 1986. Dr. Lerner graduated from Northwestern University and Stanford Medical School. He interned at Palo Alto Stanford Hospital and received postdoctoral training at Scripps Clinic and Research Foundation in experimental pathology. He serves on the boards of Opko Health, Inc., Sequenom, Inc., and Intra-Cellular Therapies, Inc. Dr. Lerner is a member of numerous scientific associations, including the National Academy of Science and the Royal Swedish Academy of Sciences. Dr. Lerner has been a director since January 2005.

John C. Pope	60	Mr. Pope has served as Chairman of PFI Group, LLC, a financial management firm that invests primarily in private equity opportunities, since July 1994. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components. Prior to joining MotivePower Industries, Inc., Mr. Pope served in various capacities with United Airlines and its parent, UAL Corporation, including as a Director, Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Executive Vice President, Marketing and Finance. Mr. Pope received a Bachelor’s Degree in Engineering and Applied Science from Yale University and a Master of Business Administration from Harvard University. He serves on the boards of Con-way, Inc., Dollar Thrifty Automotive Group, Inc., R.R. Donnelley and Sons Co., and Waste Management, Inc. where he is also nonexecutive Chairman of the Board. Mr. Pope has been a director since July 2001.

Fredric G. Reynolds	59	Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From 2001 until 2006, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group

Name	Age	Present Principal Occupation and Five-Year Employment History
		and Executive Vice President and Chief Financial Officer of the businesses that comprised Viacom Inc. Mr. Reynolds is a certified public accountant and received a Bachelor of Business Administration in finance from the University of Miami. Mr. Reynolds is a Trustee of the University of Miami and a director of AOL, Inc. Mr. Reynolds has been a director since December 2007.

Irene B. Rosenfeld	56	Ms. Rosenfeld was appointed Chief Executive Officer of Kraft Foods in June 2006 and Chairman of the Board in March 2007. Prior to that, she had been Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Previously, Ms. Rosenfeld was employed continuously by Kraft Foods and its predecessor, General Foods Corporation, in various capacities from 1981 until 2003, including President of Kraft Foods North America and, before that, President of Operations, Technology, Information Systems and Kraft Foods Canada, Mexico and Puerto Rico. Ms. Rosenfeld received a Ph.D. in Marketing and Statistics, a Master of Science in Business Administration, and a Bachelor of Arts in Psychology from Cornell University. She is also a Trustee of Cornell University. Ms. Rosenfeld has been a director since June 2006.

Deborah C. Wright	51	Ms. Wright has been President and Chief Executive Officer of Carver Bancorp, Inc., the holding company for Carver Federal Savings Bank, a federally chartered savings bank, since 1999. She was elected Chairman in 2005. Previously, she served as President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999. Ms. Wright received a Bachelor’s Degree, Master of Business Administration and Juris Doctor degree from Harvard University. She serves on the board of Time Warner Inc. Ms. Wright also is a member of the Board of Managers of Memorial Sloan-Kettering Cancer Center, and she serves on the boards of the Partnership for New York City, the Children’s Defense Fund, and The Sesame Workshop. Ms. Wright has been a director since July 2001.

Frank G. Zarb	74	Mr. Zarb has been a Managing Director of Hellman & Friedman LLC, a private equity firm, since 2002. He is non-executive Chairman of Promontory Financial Group, LLC. Previously, he served as Chairman and Chief Executive Officer of NASD and The Nasdaq Stock Market, Inc. from 1997 to 2001. Mr. Zarb received a bachelor’s degree, a Master of Business Administration and an honorary Doctor of Law degree from Hofstra University. Mr. Zarb is a Trustee of Hofstra University. Mr. Zarb has been a director since November 2007.

EXECUTIVE OFFICERS

Name	Title	Age	Present Principal Occupation and Five Year Employment History

Irene B. Rosenfeld	Chairman and Chief Executive Officer	56	See biographical information above.

David A. Brearton	Executive Vice President, Operations and Business Services	48	Mr. Brearton was appointed as Executive Vice President, Operations and Business Services effective January 1, 2008. Prior to that, he served as Executive Vice President, Global Business Services and Strategy, as Senior Vice President of Business Process Simplification and as Corporate Controller for Kraft Foods. He previously served as a Senior Vice President, Finance for Kraft Foods International. Mr. Brearton first joined Kraft Foods in 1984. Mr. Brearton is also on the Board of Directors for Feeding America.

Michael A. Clarke	Executive Vice President and President, Kraft Foods Europe	45	Mr. Clarke joined Kraft Foods as President, Kraft Foods Europe on January 2, 2009 and was appointed Executive Vice President and President, Kraft Foods Europe on January 27, 2009. Prior to joining Kraft Foods, Mr. Clarke spent 12 years with The Coca-Cola Company, a beverage company, most recently serving as President of the Northwest Europe and Nordics businesses from August 2005 to December 2008 and as President of the South Pacific and Korea businesses from March 2000 to July 2005. Mr. Clarke is also on the Advisory Board of the Inspire Foundation.

Marc S. Firestone	Executive Vice President, Corporate & Legal Affairs and General Counsel	50	Mr. Firestone was appointed as Executive Vice President, Corporate and Legal Affairs and General Counsel in January 2006. He previously served as Kraft Foods’ Executive Vice President, General Counsel and Corporate Secretary. Prior to joining Kraft Foods in 2003, Mr. Firestone served as Senior Vice President and General Counsel of Philip Morris International, a tobacco company.

Sanjay Khosla	Executive Vice President and President, Kraft Foods International	58	Mr. Khosla was appointed as Executive Vice President and President, Kraft Foods International in January 2007. Before joining Kraft Foods, he served as the Managing Director of the consumer and foodservice business for the New Zealand-based Fonterra Co-operative Group, a dairy company. Previously, Mr. Khosla spent 27 years with Unilever, a consumer products company, in India, London and Europe. Mr. Khosla serves on the boards of Best Buy Co., Inc. and NIIT Ltd. and is a trustee of the Goodman Theatre Company in Chicago.

Karen J. May	Executive Vice President, Global Human Resources	51	Ms. May was appointed as Executive Vice President, Global Human Resources in October 2005. Prior to joining Kraft Foods, she was Corporate Vice President, Human Resources for Baxter International Inc., a healthcare company, since February 2001. Ms. May also serves on the Board of Directors of MB Financial Inc.

Name	Title	Age	Present Principal Occupation and Five Year Employment History
Timothy R. McLevish	Executive Vice President and Chief Financial Officer	54	Mr. McLevish was appointed as Executive Vice President and Chief Financial Officer in October 2007. Prior to that, he had been the Senior Vice President and Chief Financial Officer at Ingersoll-Rand Company Limited, an industrial company, since June 2002. Mr. McLevish also serves on the Board of Directors of Kennametal Inc.

Michael Osanloo	Executive Vice President, Strategy	43	Mr. Osanloo was appointed as Executive Vice President, Strategy in April 2008. Prior to joining Kraft Foods, Mr. Osanloo served as Senior Vice President, Marketing at Harrah’s Entertainment, a provider of branded casino entertainment, from July 2005 until March 2008. Previously, Mr. Osanloo was a partner in the retail and consumer products practice at Bain & Company, a management consulting firm, from August 1996 until June 2005.

Jean E. Spence	Executive Vice President, Research, Development & Quality	52	Ms. Spence was appointed as Executive Vice President, Research, Development and Quality in January 2004. Prior to her current position, Ms. Spence served as the Senior Vice President, Research and Development, Kraft Foods North America. She joined Kraft Foods in 1981. Ms. Spence also serves on the Board of Directors of International Life Sciences Institute.

W. Anthony Vernon	Executive Vice President and President, Kraft Foods North America	53	Mr. Vernon joined Kraft Foods as Executive Vice President and President, Kraft Foods North America in August 2009. Prior to that, he was the Healthcare Industry Partner of Ripplewood Holdings Inc., a private equity firm, since 2006. Mr. Vernon spent 23 years with Johnson & Johnson, a pharmaceutical company. From 2004 to 2005, he served as Company Group Chairman of DePuy Inc., an orthopaedics company and a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedics company and a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and Nutritionals, Worldwide President of the Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals and Medical Devices and Diagnostics. Mr. Vernon also serves as a director of Medivation, Inc.

Mary Beth West	Executive Vice President and Chief Marketing Officer	47	Ms. West was appointed as Executive Vice President and Chief Marketing Officer in October 2007. Previously, she served as a Group Vice President for Kraft Foods and President of the North America Beverages Sector. Ms. West joined Kraft Foods in 1986. Ms. West also serves on the Board of Directors of J.C. Penney Co., Inc. and is a member of the Executive Leadership Council.

APPENDIX A – CONDITIONS AND FURTHER TERMS OF THE OFFER

Part A: Conditions of the Offer

The offer is made by Kraft Foods in compliance with the applicable rules and regulations of the U.K. Takeover Code and applicable U.S. tender offer rules, is governed by English law, and will be subject to the jurisdiction of the courts of England and the U.S. In addition, it will be subject to the following conditions and to the terms and conditions set out in the relevant Acceptance Forms. The term “Acceptance Forms” means the Form of Acceptance and the ADS Letter of Transmittal or any other form issued by or on behalf of Kraft Foods and “Acceptance Form” means any of them. The term “Conditions” means the conditions of the offer set out in this Part A (Conditions of the Offer) of this Appendix A and “Condition” means any one of them.

1.	Conditions of the Offer

The offer is subject to the following conditions:

Minimum Acceptance Condition

(a)	valid acceptances being received (and not, where permitted, withdrawn) by not later than 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010 (or such later time(s) and/or date(s) as Kraft Foods may, subject to the rules of the U.K. Takeover Code or with the consent of the U.K. Takeover Panel, decide) in respect of not less than 90% (or such lower percentage as Kraft Foods may decide) of the Cadbury ordinary shares (including Cadbury ordinary shares represented by Cadbury ADSs) to which the offer relates and of the voting rights attached to those shares, provided that this condition will not be satisfied unless Kraft Foods (together with its wholly owned subsidiaries) shall have acquired or agreed to acquire (whether pursuant to the offer or otherwise) Cadbury ordinary shares (including Cadbury ordinary shares represented by Cadbury ADSs) carrying in aggregate more than 50% of the voting rights then normally exercisable at a general meeting of Cadbury, including for this purpose (except to the extent otherwise agreed by the U.K. Takeover Panel) any such voting rights attaching to Cadbury ordinary shares (including Cadbury ordinary shares represented by Cadbury ADSs) that are unconditionally allotted or issued before the offer becomes or is declared unconditional as to acceptances whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise, and provided that unless Kraft Foods otherwise determines, this Condition 1(a) shall be capable of being satisfied or being treated as satisfied only at the time when all of the other Conditions 1(b) to 1(o) inclusive have either been satisfied, fulfilled or, to the extent permitted, waived;

For the purposes of this condition:

(i)	Cadbury ordinary shares (including Cadbury ordinary shares represented by Cadbury ADSs) which have been unconditionally allotted shall be deemed to carry the voting rights they will carry upon issue;

(ii)	Cadbury ordinary shares that cease to be held in treasury are Cadbury ordinary shares (including Cadbury ordinary shares represented by Cadbury ADSs) to which the offer relates; and

(iii)	the expression “Cadbury ordinary shares (including Cadbury ordinary shares represented by Cadbury ADSs) to which the offer relates” shall be construed in accordance with Chapter 3 of Part 28 of the U.K. Companies Act;

Approval of Kraft Foods Shareholders

(b)	the passing at a shareholder meeting of Kraft Foods (or at any adjournment of the meeting) of all proposals that may be required under certain rules of the NYSE to approve the issuance of the new shares of Kraft Foods common stock in connection with the offer;

Listing on the NYSE

(c)	the new shares of Kraft Foods common stock to be issued in connection with the offer having been approved for listing on the NYSE and the registration statement on Form S-4 of which the prospectus/offer to exchange is a part (the “Registration Statement”) having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of the Registration Statement having been initiated by the SEC;

Intellectual Property

(d)	no circumstance having arisen or event having occurred in relation to any Intellectual Property owned, used or licensed by the Wider Cadbury Group or to any third parties, including:

(i)	any member of the Wider Cadbury Group losing its title to any Intellectual Property or any Intellectual Property owned by the Wider Cadbury Group being revoked, cancelled or declared invalid;

(ii)	any agreement regarding the use of any Intellectual Property licensed to or by any member of the Wider Cadbury Group being terminated or varied; or

(iii)	any claim being filed alleging that any member of the Wider Cadbury Group infringed the Intellectual Property rights of a third party or any member of the Wider Cadbury Group being found to have infringed the Intellectual Property rights of a third party, which, in any case, results or could result in the financial, trading position or prospects of the Wider Cadbury Group being materially prejudiced or adversely affected;

The term “Intellectual Property” means all industrial and intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including: (i) patents (including patentable inventions), trademarks, registered and unregistered designs, copyrights (including copyright in computer software) and database rights; (ii) goodwill and rights in respect of domain names, unique marketing codes, trade, business and company names, color combinations, logos, slogans, get-up, trade dress, packaging and marketing materials; and (iii) confidential information, trade secrets and know-how.

The term “Wider Cadbury Group” means Cadbury and its subsidiaries and associated undertakings and any other body corporate, partnership, joint venture or person in which Cadbury and all such undertakings (aggregating their interests) have an interest of more than 20% of the voting or equity capital or the equivalent.

European Commission clearance

(e)	(i)	the European Commission making a decision, in terms satisfactory to Kraft Foods, that in connection with the proposed acquisition of Cadbury by Kraft Foods, or any matter arising therefrom, it will not initiate proceedings under Article 6(1)(c) of the Council Regulation (EC) 139/2004;

	(ii)	in the event that a request under Article 9(2) of the Council Regulation (EC) 139/2004 has been made by a European Union or European Free Trade Association state, the European Commission indicating, in terms satisfactory to Kraft Foods, that it does not intend to refer the proposed acquisition, or any aspect of the proposed acquisition, to a competent authority of such state in accordance with Article 9(3)(b) of the Council Regulation (EC) 139/2004;

(iii)	in the event of a referral of the proposed acquisition, or any aspect of the proposed acquisition, to a competent authority of a European Union or European Free Trade Association state in accordance with Article 9(3)(b) of the Council Regulation (EC) 139/2004, and in the event that Kraft Foods waives, in whole or in part, Condition (e)(ii) in relation to such referral, such competent authority adopting a decision or providing such other indication of its position as shall be satisfactory to Kraft Foods; and

(iv)	no indication having been made that a European Union or European Free Trade Association state may take any measure pursuant to Article 21(4) of the Council Regulation (EC) 139/2004 in relation to the proposed acquisition or any aspect of the proposed acquisition;

United States Hart-Scott-Rodino clearance

(f)	all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the offer (including, without limitation, to its implementation and financing) and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Cadbury by any member of the Wider Kraft Foods Group;

The term “Wider Kraft Foods Group” means Kraft Foods and its subsidiaries and associated undertakings and any other body corporate, partnership, joint venture or person in which Kraft Foods and all such undertakings (aggregating their interests) have an interest of more than 20% of the voting or equity capital or the equivalent.

General antitrust

(g)	no antitrust regulator or body having decided to take, institute, implement or threaten any action proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might:

(i)	make the offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group, void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise impede, challenge, interfere or require amendment of the offer or the acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group;

(ii)	require, prevent or delay the divestiture or alter the terms envisaged for such divestiture by any member of the Wider Kraft Foods Group or by any member of the Wider Cadbury Group of all or any part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Kraft Foods Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Cadbury or on the ability of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Cadbury Group;

(iv)	require, prevent or delay a divestiture by any member of the Wider Kraft Foods Group of any shares or other securities (or the equivalent) in, any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

(v)	impose any limitation on the ability of any member of the Wider Kraft Foods Group or any member of the Wider Cadbury Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Kraft Foods Group and/or the Wider Cadbury Group; or

(vi)	otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or body could decide to take, institute, implement or threaten any such action, proceedings, suit, investigation, enquiry or reference or take any other step under the laws or any jurisdiction in respect of the offer or the acquisition or proposed acquisition of any Cadbury ordinary shares or otherwise intervene having expired, lapsed, or been terminated;

General regulatory

(h)	no central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction (each a “Third Party”) having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice and there not continuing to be outstanding any statute, regulation, decision or order which would or might:

(i)	make the offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise impede, challenge, interfere or require amendment of the offer or the acquisition of any shares or other securities in, or control or management of, Cadbury by any member of the Wider Kraft Foods Group;

(ii)	require, prevent or delay the divestiture or alter the terms envisaged for such divestiture by any member of the Wider Kraft Foods Group or by any member of the Wider Cadbury Group of all or any part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(iii)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Kraft Foods Group directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Cadbury or on the ability of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, any member of the Wider Cadbury Group;

(iv)	except pursuant to Chapter 3 of Part 28 of the U.K. Companies Act, require any member of the Wider Kraft Foods Group or the Wider Cadbury Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Cadbury Group or any asset owned by any third party (other than in the implementation of the offer);

(v)	require, prevent or delay a divestiture by any member of the Wider Kraft Foods Group of any shares or other securities (or the equivalent) in any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

(vi)	result in any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vii)	impose any limitation on the ability of any member of the Wider Kraft Foods Group or any member of the Wider Cadbury Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Kraft Foods Group and/or the Wider Cadbury Group; or

(viii)	otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group;

and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the offer or the acquisition or proposed acquisition of any Cadbury ordinary shares (including ordinary shares represented by Cadbury ADSs) or otherwise intervene having expired, lapsed, or been terminated;

No undertakings or assurances

(i)	no undertakings or assurances being sought from Kraft Foods, any member of the Wider Kraft Foods Group or any member of the Wider Cadbury Group by the U.K. Secretary of State for Business, Innovation and Skills, or any other third party, except on terms satisfactory to Kraft Foods;

Notifications, waiting periods and Authorizations

(j)	all notifications, filings or applications which are necessary or considered appropriate or desirable by Kraft Foods having been made in connection with the offer and all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the offer and all Authorizations necessary or appropriate in any jurisdiction for or in respect of the offer or the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Cadbury or any other member of the Wider Cadbury Group by any member of the Wider Kraft Foods Group having been obtained in terms and in a form satisfactory to Kraft Foods from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider Cadbury Group or the Wider Kraft Foods Group has entered into contractual arrangements and all such Authorizations necessary, appropriate or desirable to carry on the business of any member of the Wider Cadbury Group in any jurisdiction having been obtained and all such Authorizations remaining in full force and effect at the time at which the offer becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorizations;

The term “Authorizations” means authorizations, orders, grants, recognitions, confirmations, consents, licenses, clearances, certificates, permissions or approvals.

Certain matters arising as a result of any arrangement, agreement etc.

(k)

except as fairly disclosed in the Annual Report and Accounts of Cadbury for the year ended December 31, 2008 or as publicly announced to a Regulatory Information Service by or on behalf of Cadbury before November 9, 2009, there being no provision of any arrangement, agreement, license, permit, franchise, lease or other instrument to which any member of the Wider Cadbury Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or be subject or any event or circumstance which, as a consequence of the offer or the acquisition or the proposed acquisition by any member of the Wider Kraft Foods Group of any shares or other securities in Cadbury or because of a change in the control or management of any member of the Wider Cadbury Group or otherwise, could or might reasonably be expected to result in:

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, or any grant available to any member of the Wider Cadbury Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	the rights, liabilities, obligations, interests or business of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group under any such arrangement, agreement, license, permit, lease or instrument or the interests or business of any member of the Wider Cadbury Group or any member of the Wider Kraft Foods Group in or with any other firm or company or body or person (or any agreement or arrangement relating to any such business or interests) being or becoming capable of being terminated or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(iii)	any member of the Wider Cadbury Group ceasing to be able to carry on business under any name under which it presently carries on business;

(iv)	any assets or interests of, or any asset the use of which is enjoyed by, any member of the Wider Cadbury Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Wider Cadbury Group;

(v)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any member of the Wider Cadbury Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(vi)	the value of, or the financial or trading position or prospects of, any member of the Wider Cadbury Group being prejudiced or adversely affected;

(vii)	the creation or acceleration of any liability (actual or contingent) by any member of the Wider Cadbury Group; or

(viii)	any liability of any member of the Wider Cadbury Group to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any arrangement, agreement, license, permit, franchise, lease or other instrument to which any member of the Wider Cadbury Group is a party or by or to which any such member or any of its assets may be bound or be subject, would or might result in any events or circumstances as are referred to in Condition (k)(i) to (viii);

The term “Regulatory Information Service” means any information service authorized from time to time by the U.K. Financial Services Authority for the purpose of disseminating regulatory announcements.

Certain events occurring since December 31, 2008

(l)	except as fairly disclosed in the Annual Report and Accounts of Cadbury for the year ended December 31, 2008 or as publicly announced to a Regulatory Information Service by or on behalf of Cadbury before November 9, 2009, no member of the Wider Cadbury Group having since December 31, 2008:

(i)	issued or agreed to issue, or authorized or proposed the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold or agreed to transfer or sell or authorized or proposed the transfer or sale of Cadbury ordinary shares out of treasury (except, where relevant, as between Cadbury and wholly owned subsidiaries of Cadbury and except for the issue or transfer out of treasury of Cadbury ordinary shares on the exercise of employee share options or vesting of employee share awards granted before November 9, 2009 in the ordinary course under the Cadbury share schemes);

(ii)	except for the final dividend of 11.1 pence per Cadbury ordinary share in respect of the year ended December 31, 2008 and the interim dividend of 5.7 pence per Cadbury ordinary share paid by Cadbury on October 16, 2009, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than to Cadbury or one of its wholly owned subsidiaries;

(iii)	merged with (by statutory merger or otherwise) or demerged from or acquired any body corporate, partnership or business or acquired or disposed of, or, other than in the ordinary course of business, transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares and trade investments) or authorized, proposed or announced any intention to do so;

(iv)	made, authorized, proposed or announced an intention to propose any change in its loan capital;

(v)	issued, authorized or proposed, or made any change in or to, the issue of any debentures or incurred or increased any indebtedness or become subject to any contingent liability;

(vi)	entered into or varied or authorized, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or which involves or could involve an obligation of such nature or magnitude;

(vii)	entered into or varied or made an offer (which remains open for acceptance) to vary the terms of any contract, commitment or arrangement with any director or senior executive of any member of the Wider Cadbury Group;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme, or other benefit relating to the employment or termination of employment of any employee of the Wider Cadbury Group;

(ix)

or, the trustees of the relevant pension scheme having (I) proposed, made or agreed to any significant change to: (a) the terms of the trust deeds, rules, policy or other governing documents constituting any pension scheme or other retirement or death benefit arrangement established for the directors, former directors, employees or former employees of any entity in the Wider Cadbury Group or their dependants (a “Relevant Pension Plan”); (b) the basis on which benefits accrue, pensions which are payable or the persons entitled to accrue or be paid benefits, under any Relevant Pension Plan; (c) the basis on which the liabilities of any Relevant Pension Plan are funded or valued; (d) the manner in which the assets of any Relevant Pension Plan are invested; (e) the basis or rate of employer contribution to a Relevant Pension Plan; or (II) entered into or proposed to enter into one or more bulk annuity contracts in relation to any Relevant Pension Plan; or (III) carried out any act: (a) which would or might lead to the commencement of the winding up of any Relevant Pension Plan; (b) which would or might create a material debt owed by an employer to any Relevant Pension Plan; (c) which would or might accelerate any obligation on any employer to fund or pay additional contributions to a Relevant Pension Plan; or (d) which would or might give rise directly or indirectly to a liability in respect of a Relevant Pension Plan arising out of the operation of sections 38 to 56 inclusive of the U.K. Pensions Act 2004 in relation to the scheme;

(x)	changed the trustee or trustee directors or other fiduciary of any Relevant Pension Plan;

(xi)	entered into, implemented or authorized the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities;

(xii)	implemented or effected, or authorized, proposed or announced its intention to implement or effect, any composition, assignment, reconstruction, amalgamation, commitment, scheme or other transaction or arrangement (other than the offer);

(xiii)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in sub paragraph (i) above, made any other change to any part of its share capital;

(xiv)	had any claim made or threatened against it, or litigation, arbitration proceedings, prosecution or other legal proceedings commenced against it involving a claim of a material amount;

(xv)	waived, compromised or settled any claim;

(xvi)	made any alteration to its memorandum or articles of association or other incorporation documents;

(xvii)	taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding up (voluntary or otherwise), dissolution, reorganization or for the appointment of any administrator, receiver, manager, administrative receiver, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;

(xviii)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xix)	entered into any contract, commitment, agreement or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition;

The term “Cadbury share schemes” means the following: Cadbury Schweppes Savings-Related Share Option Scheme 1982, Cadbury plc 2008 Savings-Related Share Option Scheme, Cadbury Schweppes Share Option Plan 1994, Cadbury Schweppes Share Option Plan 2004, Cadbury Schweppes (New Issue) Share Option Plan 2004, Cadbury Schweppes Irish Savings Related Share Option Scheme, Cadbury plc 2008 Irish Savings-Related Share Option Scheme, Cadbury Schweppes Irish AVC Savings-Related Share Option Scheme, Cadbury plc 2008 Irish AVC Savings-Related Share Option Scheme, Cadbury Schweppes International Savings-Related Share Option Scheme 1998, Cadbury plc 2008 International Savings-Related Share Option Scheme, Cadbury Schweppes plc US Employees Share Option Plan 2005, Cadbury plc 2008

US Employees Share Option Plan, Cadbury Schweppes plc Americas Employee Share Option Plan 2005, Cadbury plc 2008 Americas Employee Share Option Plan, Cadbury Schweppes Long Term Incentive Plans 1997 and 2004, Cadbury Schweppes Bonus Share Retention Plan 2004, Cadbury Schweppes International Share Award Plan, Cadbury plc 2008 Bonus Share Retention Plan, Cadbury plc 2008 Long Term Incentive Plan, Cadbury plc 2008 International Share Award Plan and Cadbury plc 2008 Share Option Plan.

No adverse change, litigation, regulatory enquiry or similar

(m)	since December 31, 2008, and except as fairly disclosed in the Annual Report and Accounts of Cadbury for the year ended December 31, 2008 or as publicly announced to a Regulatory Information Service by or on behalf of Cadbury before November 9, 2009:

(i)	no adverse change having occurred, and no circumstance having arisen which would or might be expected to result in any adverse change, in the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider Cadbury Group;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against or remaining outstanding against any member of the Wider Cadbury Group or to which any member of the Wider Cadbury Group is or may become a party (whether as claimant or defendant or otherwise) having been threatened, announced, instituted or remaining outstanding by, against or in respect of, any member of the Wider Cadbury Group;

(iii)	no enquiry, review investigation by any Third Party or other investigative body against or in respect of any member of the Wider Cadbury Group having been threatened, announced, instituted or remaining outstanding by, against or in respect of any member of the Wider Cadbury Group;

(iv)	no contingent or other liability having arisen or become apparent or increased; and

(v)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any license held by any member of the Wider Cadbury Group, which is necessary for the proper carrying on of its business;

No discovery of certain matters regarding information and liabilities

(n)	Kraft Foods not having discovered:

(i)	that any financial, business or other information concerning the Wider Cadbury Group publicly disclosed or disclosed to any member of the Wider Kraft Foods Group at any time by or on behalf of any member of the Wider Cadbury Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading;

(ii)	that any member of the Wider Cadbury Group is subject to any liability, contingent or otherwise, which is not disclosed in the Annual Report and Accounts of Cadbury for the year ended December 31, 2008; or

(iii)	any information which affects the import of any information disclosed to Kraft Foods at any time by or on behalf of any member of the Wider Cadbury Group; and

No discovery of environmental issues

(o)	Kraft Foods not having discovered:

(i)	that any past or present member of the Wider Cadbury Group has not complied with all applicable legislation or regulations of any jurisdiction or any Authorizations relating to the storage, carriage, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider Cadbury Group;

(ii)	that there has been a disposal, discharge, spillage, accumulation, leak, emission, release or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human health which (whether or not giving rise to non-compliance with any law or regulation) would be likely to give rise to any liability (whether actual or contingent) on the part of any member of the Wider Cadbury Group;

(iii)	that there is or is likely to be any liability (whether actual or contingent) or requirement to make good, remediate, repair, re-instate or clean up any property or asset currently or previously owned, occupied or made use of by any past or present member of the Wider Cadbury Group (or on its behalf), or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorization, other legally binding requirement or order of any Third Party or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto;

(iv)	that circumstances exist (whether as a result of the making of the offer or otherwise):

(I)	which would be likely to lead to any Third Party instituting; or

(II)	whereby any member of the Wider Kraft Foods Group or any present or past member of the Wider Cadbury Group would be likely to be required to institute,

an environmental audit or take any other steps which would in any such case be likely to result in any liability (whether actual or contingent) to improve, modify existing or install new plant, machinery or equipment or carry out changes in the processes currently carried out or make good, remediate, repair, re-instate or clean up any land or other asset currently or previously owned, occupied or made use of by any past or present member of the Wider Cadbury Group (or on its behalf) or by any person for which a member of the Wider Cadbury Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest; or

(v)	that circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Wider Cadbury Group which claim or claims would be likely to affect any member of the Wider Cadbury Group.

2.	Waiver and amendment of Conditions

The offer will lapse unless the Conditions have been determined by Kraft Foods in its reasonable opinion to have been and to remain satisfied, fulfilled or, if capable of waiver, waived by 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010 or such later time and/or date as Kraft Foods may determine in accordance with the U.K. Takeover Code or with the consent of the U.K. Takeover Panel.

Unless Kraft Foods otherwise determines, the acceptance condition in Condition 1(a) shall be capable of being satisfied or being treated as satisfied only at the time when all of the other Conditions 1(b) to 1(o) inclusive shall have been either satisfied, fulfilled or, to the extent permitted, waived. Kraft Foods reserves the right to waive in whole or in part all or any of Conditions 1(d) to 1(o) inclusive. Kraft Foods is under no obligation to waive or determine to be, or treat as, fulfilled, any of these Conditions by a date earlier than the date specified above for the fulfillment thereof notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfillment.

If Kraft Foods is required by the U.K. Takeover Panel to make an offer for Cadbury ordinary shares under the provisions of Rule 9 of the U.K. Takeover Code, Kraft Foods may make such alterations to the terms and conditions of the offer as are necessary to comply with the provisions of that Rule.

Kraft Foods reserves the right, subject to the consent of the U.K. Takeover Panel, to extend the time allowed under the rules of the U.K. Takeover Code for satisfaction of the acceptance condition in Condition 1(a) and accordingly for the satisfaction, fulfillment or, where permitted, waiver of the other Conditions, and thus to extend the duration of the initial offer period.

3.	Certain Terms of the Offer

The offer will lapse if the European Commission either initiates proceedings under Article 6(1)(c) of the Council Regulation (EC) 139/2004 or makes a referral to a competent authority of the United Kingdom under Article 9(3)(b) of that Council Regulation (EC) 139/2004 and there is a subsequent reference to the Competition Commission, in either case before 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010 or the date on which the offer becomes or is declared unconditional as to acceptances, whichever is the later. If the offer so lapses, the offer will cease to be capable of further acceptance and accepting Cadbury securityholders and Kraft Foods will cease to be bound by relevant Acceptance Forms, Electronic Acceptances and Agent’s Messages submitted before the time when the offer lapses.

Kraft Foods reserves the right to elect, with the agreement of Cadbury and the consent of the U.K. Takeover Panel (where necessary), to implement the acquisition of Cadbury by way of a court-approved scheme of arrangement in accordance with Part 26 of the U.K. Companies Act. In such event, the acquisition will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the offer.

The term “Electronic Acceptance” means the inputting and settling of a TTE Instruction which constitutes or is deemed to constitute an acceptance of the offer on the terms set out in the prospectus/offer to exchange.

Part B: Further Terms of the Offer

The following further terms apply, unless the context requires otherwise, to the offer. Unless the context requires otherwise, any reference in the prospectus/offer to exchange and in the Acceptance Forms to:

(i)	“acceptances of the offer” includes deemed acceptances of the offer;

(ii)	the offer “becoming wholly unconditional” means the offer being or becoming or being declared wholly unconditional;

(iii)	an “extension of the offer” shall include a reference to an extension of the date by which the minimum acceptance condition has to be fulfilled;

(iv)	“Day 39” shall mean January 12, 2010;

(v)	“Day 46” shall mean January 19, 2010;

(vi)	“Day 60” shall mean February 2, 2010; and

(vii)	“Day 70” shall mean February 12, 2010.

The term “Offer Period” means the period commencing on (and including) September 7, 2009 and ending on whichever of the following dates shall be the latest: (i) 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010; (ii) the date on which the offer lapses; and (iii) the date on which the offer becomes or is declared wholly unconditional in accordance with its terms.

The term “Restricted Jurisdiction” means any jurisdiction where the extension or acceptance of the offer or where sending or making available information concerning the offer to Cadbury securityholders in such jurisdictions would violate the laws of that jurisdiction or would require registration of the new shares of Kraft Foods common stock (except the United States).

The term “U.K. Business Day” means any day on which banks are generally open in London for the transaction of general banking business, other than Saturday or Sunday or a public holiday.

1.	Acceptance Period

(a)	The offer is initially open for acceptance until 8:00 a.m. New York City time (1:00 p.m. London time) on January 5, 2010, such date being the first closing date. Kraft Foods reserves the right (but will not be obliged, other than as may be required by the U.K. Takeover Code or the U.S. tender offer rules) at any time or from time to time to extend the offer after such time and, in such event, will make a public announcement of such extension in the manner described in paragraph 3(a) (Announcements) of Part B of this Appendix A below and give oral or written notice of such extension to the Ordinary Share Exchange Agent and the ADS Exchange Agent.

(b)	Although no revision is contemplated, if Kraft Foods revises the offer, it will remain open for acceptance for a period of at least 14 calendar days (or such other period as may be permitted by the U.K. Takeover Panel and in accordance with U.S. tender offer rules) after the date on which Kraft Foods publishes and/or files, as applicable the revised offer documentation. Except with the consent of the U.K. Takeover Panel, Kraft Foods may not revise the offer or publish and/or file any revised offer documentation after Day 46 or, if later, the date which is 14 calendar days before the last date on which the offer can become wholly unconditional.

(c)	The offer, whether revised or not, shall not (except with the consent of the U.K. Takeover Panel) be capable of becoming wholly unconditional, and accordingly the initial offer period is not (except with the consent of the U.K. Takeover Panel) capable of being extended, after 7:00 p.m. New York City time (midnight London time) on Day 60 (or any other time or date beyond which Kraft Foods has stated that the offer will not be extended and has not, where permitted, withdrawn that statement) nor of being kept open for acceptance after that time and/or date unless the offer has previously become wholly unconditional. If the Conditions are not satisfied, fulfilled or, to the extent permitted, waived by 8:00 a.m. New York City time (1:00 p.m. London time) on Day 60 (in the case of all Conditions other than the minimum acceptance condition) or 7:00 p.m. New York City time (midnight London time) on Day 60 (in the case of the minimum acceptance condition) or by any later time and/or date to which the initial offer period has been extended, the offer will lapse in the absence of a competing bid and/or unless the U.K. Takeover Panel agrees otherwise. If the offer lapses for any reason, the offer shall cease to be capable of further acceptance and Kraft Foods and Cadbury securityholders shall cease to be bound by prior acceptances. Kraft Foods reserves the right, subject to the consent of the U.K. Takeover Panel, to extend the time allowed under the rules of the U.K. Takeover Code for satisfaction of the minimum acceptance condition and accordingly for the satisfaction, fulfillment or, where permitted, waiver of the other Conditions, and thus to extend the duration of the initial offer period.

(d)

If the offer becomes wholly unconditional, it will remain open for the subsequent offer period, which shall be not less than 14 calendar days from the end of the initial offer period. If the offer becomes wholly unconditional and it is stated by or on behalf of Kraft Foods that the offer will remain open until further notice or if the offer will remain open for acceptance beyond Day 70, then not less than 14 calendar days’ written notice will be given by or on behalf of Kraft Foods to Cadbury securityholders who have not accepted the offer prior to the closing of the subsequent offer period.

(e)	If a competitive situation arises (as determined by the U.K. Takeover Panel) after a “no increase” and/or “no extension” statement (as referred to in the U.K. Takeover Code) has been made by or on behalf of Kraft Foods in relation to the offer, Kraft Foods may, if it specifically reserved the right to do so at the time the statement was made (or otherwise with the consent of the U.K. Takeover Panel), choose not to be bound by or withdraw the statement and extend or revise the offer provided that it complies with the requirements of the U.K. Takeover Code and the U.S. tender offer rules and, in particular, that:

(i)	it announces the withdrawal and that it is free to extend or revise the offer (as appropriate) as soon as possible and in any event within four U.K. Business Days after the date of the firm announcement of the competing offer or other competitive situation; and

(ii)	it notifies Cadbury securityholders and persons with information rights at the earliest practicable opportunity in writing (and by press release in the United States on, among others, PR Newswire) to that effect or, in the case of Cadbury shareholders with registered addresses in Restricted Jurisdictions or whom Kraft Foods reasonably believes to be nominees, custodians or trustees holding Cadbury ordinary shares for such persons, by announcement in the U.K.

(f)	If Cadbury publishes material new information of the kind referred to in Rule 31.9 of the U.K. Takeover Code after Day 39, Kraft Foods may choose not to be bound by a “no increase” and/or “no extension” statement if it specifically reserved the right to do so at the time such statement was made, (or otherwise with the consent of the U.K. Takeover Panel) and to be free to extend or revise the offer if permitted by the U.K. Takeover Panel, provided that:

(i)	it announces the withdrawal and that it is free to extend or revise the offer (as appropriate) as soon as possible and in any event within four U.K. Business Days after the date of publication by Cadbury; and

(ii)	it notifies Cadbury securityholders and persons with information rights at the earliest practicable opportunity in writing (and by press release in the United States on, among others, PR Newswire) to that effect or, in the case of Cadbury shareholders with registered addresses in Restricted Jurisdictions or whom Kraft Foods reasonably believes to be nominees, custodians or trustees holding Cadbury ordinary shares for such persons, by announcement in the U.K.

(g)	Kraft Foods may, if it specifically reserved the right to do so at the time the statement was made (or otherwise with the consent of the U.K. Takeover Panel), choose not to be bound by the terms of a “no increase” and/or “no extension” statement and may publish an increased or improved offer if it is recommended for acceptance by the board of directors of Cadbury or in any other circumstance permitted by the U.K. Takeover Panel.

(h)

If a competitive situation arises (as determined by the U.K. Takeover Panel) and is continuing on the U.K. Business Day preceding Day 60, Kraft Foods will enable holders of Cadbury ordinary shares in uncertificated form, who have not already validly accepted the offer but who have previously accepted a competing offer, to accept the offer by a special form of acceptance to take effect on Day 60. The special form of acceptance shall constitute a valid acceptance of the offer provided that (i) it is received by the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be) on or before Day 60; (ii) the relevant Cadbury shareholder shall have applied to withdraw his acceptance of the competing offer but that the Cadbury ordinary shares to which such withdrawal relates shall not have been released from escrow by the Escrow Agent to the competing offer before Day 60; and (iii) the Cadbury ordinary shares to which the special form of acceptance relates are not transferred to escrow in accordance with the procedure for acceptance set out in the prospectus/offer to exchange on or before Day 60, but an undertaking is given that they will be so transferred as soon as possible thereafter. Cadbury shareholders wishing to use such special forms of acceptance should apply to (as applicable) the Ordinary Share Exchange Agent on +44 870 889 3144 between 9:00 a.m. and 5:30 p.m. (London time) or the information agent at (212) 806-6859 between 9:00 a.m. and 5:30 p.m. (New York time), in each case, on the U.K. Business Day preceding Day 60 in order that such forms can be dispatched. Notwithstanding the right to use such a special form for acceptance, holders of Cadbury ordinary shares in uncertificated form may not use a Form of Acceptance (or any other purported acceptance form) for the purpose of accepting the offer or making an election under the mix and match facility in respect of such shares. The above provisions apply equally to Cadbury ADSs.

2.	Minimum Acceptance Condition

(a)	Except with the consent of the U.K. Takeover Panel, for the purpose of determining at any particular time whether the minimum acceptance condition is satisfied, Kraft Foods may only take into account acceptances received or purchases of Cadbury ordinary shares (including those represented by Cadbury ADSs) made in respect of which all relevant Acceptance Forms, TTE Instructions and/or Agent’s Messages are received by the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be):

(i)	by 8:00 a.m. New York City time (1:00 p.m. London time) on Day 60 (or any other date beyond which Kraft Foods has stated that it will not extend the offer, and Kraft Foods has not withdrawn that statement); or

(ii)	if the offer is extended with the consent of the U.K. Takeover Panel, such later time(s) or date(s) as the U.K. Takeover Panel may agree.

If the latest time at which the offer may become wholly unconditional is extended beyond 7:00 p.m. New York City time (midnight London time) on Day 60, so that the initial offer period is accordingly extended, acceptances received in respect of which the relevant Acceptance Forms, TTE Instruction and/or Agent’s Messages are received by the Ordinary Share Exchange Agent or the ADS Exchange Agent after 8:00 a.m. New York City time (1:00 p.m. London time) on that date may only be taken into account with the agreement of the U.K. Takeover Panel (except where the U.K. Takeover Code permits otherwise).

(b)	Except as otherwise agreed by the U.K. Takeover Panel:

(i)	an acceptance of the offer will only be counted towards fulfilling the minimum acceptance condition if the requirements of Note 4 and, if applicable, Note 6 on Rule 10 of the U.K. Takeover Code are satisfied in respect of it;

(ii)	a purchase of Cadbury ordinary shares by Kraft Foods or its nominee(s) or (if Kraft Foods is required by the U.K. Takeover Panel to make an offer for Cadbury ordinary shares under Rule 9 of the U.K. Takeover Code) by a person acting in concert with Kraft Foods or its nominee(s), will only be counted towards fulfilling the minimum acceptance condition if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the U.K. Takeover Code are satisfied in respect of it;

(iii)	Cadbury ordinary shares that have been borrowed by Kraft Foods may not be counted towards fulfilling the minimum acceptance condition; and

(iv)	before the offer may become wholly unconditional, the Ordinary Share Exchange Agent shall issue a certificate to Kraft Foods and/or the Financial Advisers (or their respective agents) that states the number of Cadbury ordinary shares in respect of which acceptances have been received and not validly withdrawn, and the number of Cadbury ordinary shares otherwise acquired, whether before or during the Offer Period, which comply with the provisions of this paragraph 2 (Minimum Acceptance Condition) of Part B of this Appendix A. A copy of the certificate will be sent to the U.K. Takeover Panel as soon as possible after it is issued.

The term “Financial Advisers” means Lazard & Co., Limited, Centerview Partners UK LLP, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch (and its affiliates).

(c)	For the purpose of determining at any particular time whether the minimum acceptance condition is satisfied, Kraft Foods is not bound (unless required by the U.K. Takeover Panel) to take into account any Cadbury ordinary shares that have been unconditionally allotted or issued or that arise as a result of the exercise of conversion rights before the determination takes place unless Cadbury or its agent has given written notice to Kraft Foods or the Ordinary Share Exchange Agent at 2nd Floor, Vintners’ Place, 68 Upper Thames Street, London EC4V 3BJ on behalf of Kraft Foods containing relevant details of the allotment, issue or conversion. Notification by e-mail, telex, facsimile or other electronic transmission does not constitute written notice for this purpose.

(d)	In accordance with applicable SEC rules, at least five U.S. Business Days prior to any reduction in the percentage of Cadbury ordinary shares required to satisfy the minimum acceptance condition, Kraft Foods will announce that it is reserving its right so to reduce the minimum acceptance condition. Such announcement will state the exact percentage to which the minimum acceptance condition may be reduced, will state that such a reduction is possible but that Kraft Foods need not disclose its actual intentions until it is required to do so under the U.K. Takeover Code and will contain language advising Cadbury securityholders to withdraw their acceptances if their willingness to accept the offer would be affected by the reduction of the minimum acceptance condition. Kraft Foods will not make such an announcement unless it believes that there is a significant possibility that a sufficient number of acceptances will be received to permit the minimum acceptance condition to be satisfied at such reduced level and that the other Conditions will be satisfied, fulfilled or, to the extent permitted, waived at such time. Cadbury securityholders who are not willing to accept the offer if the percentage level is reduced to a level lower than 90% should be prepared to withdraw their acceptances promptly following Kraft Foods’ announcement that it is reserving its right to reduce the minimum acceptance condition. Upon Kraft Foods’ announcement that it may reduce the percentage of Cadbury ordinary shares required to satisfy the minimum acceptance condition, the offer shall not be capable of becoming wholly unconditional until at least five U.S. Business Days have elapsed. Cadbury securityholders will be able to accept the offer for at least five U.S. Business Days after a reduction in the minimum acceptance condition either during the initial offer period or the subsequent offer period. If Kraft Foods states that the offer will remain open until further notice, Kraft Foods will give not less than 14 calendar days’ notice in writing to Cadbury securityholders who have not accepted the offer before closing the subsequent offer period.

The term “U.S. Business Day” has the meaning given in Rule 14d-1 under the Securities Act.

3.	Announcements

(a)	Without prejudice to paragraph 4(c) (Rights of Withdrawal) of Part B of this Appendix A, by 3:00 a.m. New York City time (8:00 a.m. London time) on the earlier of the next U.K. Business Day or the next U.S. Business Day (the “relevant day”) following the day on which the offer is due to expire or becomes wholly unconditional, or is revised or extended (or such later time(s) or date(s) as the U.K. Takeover Panel may agree), Kraft Foods will make an appropriate announcement. The announcement will state (unless otherwise permitted by the U.K. Takeover Panel):

(i)	the total number of Cadbury ordinary shares (including those represented by Cadbury ADSs) for which acceptances of the offer have been received, specifying the extent, if any, to which such acceptances have been received (I) from any person(s) acting or deemed to be acting in concert with Kraft Foods for the purposes of the offer and (II) that were the subject of an irrevocable commitment or letter of intent procured by Kraft Foods or any of its associates (as defined in the U.K. Takeover Code);

(ii)	details of any Cadbury relevant securities (as defined in Section X of Appendix B to the prospectus/offer to exchange) in which Kraft Foods or any person acting in concert with it has an interest or in respect of which it has a right to subscribe, in each case specifying the nature of the interests or rights concerned. Similar details of any short positions over Cadbury relevant securities held by Kraft Foods or any person acting in concert with it (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, will also be stated;

(iii)	details of any Cadbury relevant securities in respect of which Kraft Foods or any of its associates (as defined in the U.K. Takeover Code) has an outstanding irrevocable commitment or letter of intent; and

(iv)	details of any Cadbury relevant securities which Kraft Foods or any person acting in concert with it has borrowed or lent, except for any borrowed shares which have been either on-lent or sold,

and will specify the percentages of each class of Cadbury relevant securities represented by these figures. The announcement will include a statement of the total number of Cadbury ordinary shares (including those represented by Cadbury ADSs) which Kraft Foods may count towards the satisfaction of the minimum acceptance condition and the percentage of Cadbury ordinary shares (including those represented by Cadbury ADSs) represented by this figure.

(b)	Except as otherwise agreed by the U.K. Takeover Panel, in computing the number of Cadbury ordinary shares (including those represented by Cadbury ADSs) represented by acceptances and/or purchases for the announcement, an acceptance or purchase will only be counted towards fulfilling the minimum acceptance condition if the requirements of Notes 4, 5 and 6 (as applicable) on Rule 10 of the U.K. Takeover Code are satisfied. Subject to this, Kraft Foods may include or exclude, for announcement purposes, acceptances and purchases not in all respects in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title and/or not accompanied by the relevant TTE Instruction or Agent’s Message or which are subject to verification.

(c)	Any decision to extend the time and/or date by which the minimum acceptance condition has to be fulfilled may be made at any time up to, and will be announced by 3:00 a.m. New York City time (8:00 a.m. London time) on the relevant day or such later time(s) and/or date(s) as the U.K. Takeover Panel may agree. If the offer is not yet wholly unconditional (so that the initial offer period has not yet expired), the announcement will state the next time and date on which the initial offer period will expire and inform Cadbury securityholders that they may accept the offer or withdraw their acceptance at any time until the end of the initial offer period, as extended.

(d)	If the offer has become wholly unconditional (with the result that the initial offer period has ended), the announcement to be made by 3:00 a.m. New York City time (8:00 a.m. London time) on the relevant day or such later time(s) and/or date(s) as the U.K. Takeover Panel may agree will state that the offer will remain open for a subsequent offer period until further notice or until a specified date not less than 14 calendar days after the end of the initial offer period.

(e)	In this Appendix A, references to the making of an announcement or the giving of notice by or on behalf of Kraft Foods include the release of an announcement by Kraft Foods’ public relations consultants or the Financial Advisers, in each case on behalf of Kraft Foods to the press (through, among others, PR Newswire) and the delivery by hand or telephone, telex or facsimile or other electronic transmission of an announcement through a Regulatory Information Service or a newswire service. A press release or other announcement made otherwise than through a Regulatory Information Service will be notified simultaneously through a Regulatory Information Service (unless otherwise agreed by the U.K. Takeover Panel).

4.	Rights of withdrawal

(a)	Except as provided by this paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A, acceptances of and elections under the offer are irrevocable.

(b)	An accepting Cadbury securityholder may withdraw his acceptance of the offer at any time during the initial offer period and in certain other circumstances described below by written notice or otherwise, in the case of Cadbury ordinary shares in uncertificated form, in the manner set out in paragraph 4(h) (Rights of Withdrawal) of Part B of this Appendix A or, in the case of Cadbury ADSs, in the manner set out in paragraph 4(i) (Rights of Withdrawal) of Part B of this Appendix A. Except for the circumstances where paragraph 4(e) (Rights of Withdrawal) of Part B of this Appendix A applies, acceptances of the offer that are not validly withdrawn during the initial offer period or that are received during the subsequent offer period may not be withdrawn. Cadbury securityholders will not have any withdrawal rights during the subsequent offer period, except in certain limited circumstances described below. The subsequent offer period must remain open for at least 14 calendar days but may be extended beyond that time until a further specified date or until further notice.

(c)	Kraft Foods will only announce that the minimum acceptance condition has been satisfied if all other Conditions are also satisfied, fulfilled or, to the extent permitted, waived. Withdrawal rights will also terminate at this time unless Kraft Foods fails to comply by 10:30 a.m. New York City time (3:30 p.m. London time) on the relevant day (as defined in paragraph 3(a) (Announcements) of Part B of this Appendix A) (or such later time(s) and/ or date(s) as the U.K. Takeover Panel may agree) with any of the other requirements specified in paragraph 3(a) (Announcements) of Part B of this Appendix A, in which case an accepting Cadbury securityholder may (unless the U.K. Takeover Panel agrees otherwise) withdraw his acceptance of the offer by written notice or otherwise in accordance with paragraph 4(h) or 4(i) (Rights of Withdrawal) of Part B of this Appendix A. Subject to paragraph 1(c) (Acceptance Period) of Part B of this Appendix A this right of withdrawal may be terminated not less than eight calendar days after the relevant day by Kraft Foods confirming, if such is the case, that the offer is still unconditional, and complying with the other requirements specified in paragraph 3(a) (Announcements) of Part B of this Appendix A. If that confirmation is given, the first period of 14 calendar days referred to in paragraph 1(d) (Acceptance Period) of Part B of this Appendix A will start on the date of that confirmation.

(d)	If a “no increase” and/or “no extension” statement is withdrawn in accordance with paragraph 1(e) (Acceptance Period) of Part B of this Appendix A, a Cadbury securityholder who accepts the offer after the date of the statement may withdraw such acceptance by written notice or otherwise in accordance with paragraph 4(h) or 4(i) (Rights of Withdrawal) of Part B of this Appendix A during the period of eight calendar days after the date on which Kraft Foods sends the notice of the withdrawal of that statement to Cadbury securityholders.

(e)	Following publication of a supplementary prospectus (as defined by the Financial Services and Markets Act 2000 of the U.K.) by Kraft Foods in respect of the new shares of Kraft Foods common stock, if a Cadbury securityholder who accepted the offer prior to publication of the supplementary prospectus has a right of withdrawal which arises pursuant to Section 87Q of the Financial Services and Markets Act 2000 of the U.K., then such Cadbury securityholder may withdraw his acceptance of the offer by written notice or otherwise in accordance with paragraph 4(h) or 4(i) (Rights of Withdrawal) of Part B of this Appendix A during the period of two U.K. Business Days beginning with the first U.K. Business Day after the date on which the supplementary prospectus was published.

(f)

All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Kraft Foods whose determination (except as required by the U.K. Takeover Panel) will be final and binding. None of Kraft Foods, the Financial Advisers, the Ordinary Share Exchange Agent, the ADS

Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification or for any determination under this paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A.

(g)	In this paragraph 4 (Rights of Withdrawal), “written notice” (including any letter of appointment, direction or authority) means notice in writing signed by the relevant accepting Cadbury securityholder(s) (or his/their agent(s) duly appointed in writing and evidence of whose appointment satisfactory to Kraft Foods is produced with the notice) given by post or by hand only (during normal business hours) to Computershare Investor Services PLC at 2nd Floor, Vintners’ Place, 68 Upper Thames Street, London EC4V 3BJ or by post only to the ADS Exchange Agent at the address set forth on the back cover of the prospectus/offer to exchange (as the case may be). Telex, facsimile or other electronic transmission or copies will not be sufficient. To be effective, a written notice must be received on a timely basis by the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be) and must specify the name of the person who has tendered the Cadbury ordinary shares and/or Cadbury ADSs, the number of Cadbury ordinary shares and/or Cadbury ADSs to be withdrawn and the name of the registered holder of those Cadbury ordinary shares and/or Cadbury ADSs, if different from the name of the person whose acceptance is to be withdrawn and in the case of Cadbury ADSs in certificated form, the additional information set out in paragraph 4(i) (Rights of Withdrawal) of Part B of this Appendix A. A notice which is postmarked in, or otherwise appears to Kraft Foods or its agents to have been sent from a Restricted Jurisdiction may not be treated as valid.

(h)	In the case of Cadbury ordinary shares held in uncertificated form, if withdrawals are permitted pursuant to paragraph 4(b), 4(c), 4(d) or 4(e) (Rights of Withdrawal) of Part B of this Appendix A, an accepting Cadbury shareholder may withdraw his acceptance through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and to settle, include the following details:

•	the number of Cadbury ordinary shares to be withdrawn, together with their ISIN number which is GB00B2PF6M70;

•	the member account ID of the accepting shareholder, together with his participant ID;

•

the member account ID of the Escrow Agent (this is CADGBP01 (or CADUSD01 if the accepting Cadbury shareholder has made a specific election to receive cash consideration in U.S. dollars) for the basic terms of the offer, CADGBP02 (or CADUSD02 if the accepting Cadbury shareholder has made a specific election to receive cash consideration in U.S. dollars) for additional new shares of Kraft Foods common stock under the mix and match facility and CADGBP03 (or CADUSD03 if the accepting Cadbury shareholder has made a specific election to receive cash consideration in U.S. dollars) for additional cash under the mix and match facility) included in the relevant Electronic Acceptance, together with the Escrow Agent’s participant ID (this is 3RA34);

•	the transaction reference number of the Electronic Acceptance to be withdrawn;

•	the intended settlement date for the withdrawal;

•	the corporate action number for the offer; and

•	input with standard delivery instruction priority of 80.

Any such withdrawal will be conditional upon the Ordinary Share Exchange Agent verifying that the withdrawal request is validly made. Accordingly, the Ordinary Share Exchange Agent will on behalf of

Kraft Foods reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

The term “ESA instruction” means an Escrow Account Adjustment Input (AESN), transaction type “ESA” (as described in the CREST manual issued by Euroclear).

(i)	In the case of Cadbury ADSs in certificated form, if withdrawals are permitted pursuant to paragraphs 4(b), 4(c), 4(d) or 4(e) (Rights of Withdrawal) of Part B of this Appendix A, a holder may withdraw his prior acceptance of the offer and request the return of the Cadbury ADRs previously tendered to the ADS Exchange Agent by delivery of a signed notice of withdrawal to the ADS Exchange Agent at the applicable address set forth in the ADS Letter of Transmittal. The notice of withdrawal must specify the following: name, address and tax identification number of the person who previously accepted the offer, the serial numbers shown on the Cadbury ADRs previously surrendered to the ADS Exchange Agent, the number of the Cadbury ADSs to be withdrawn and the name of the registered holder of the Cadbury ADSs previously surrendered (if different from the name of the person who previously accepted the offer). Unless the Cadbury ADSs evidenced by such Cadbury ADRs have been delivered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. In the case of Cadbury ADSs in uncertificated form, if withdrawals are permitted pursuant to paragraphs 4(b), 4(c), 4(d) or 4(e) (Rights of Withdrawal) of Part B of this Appendix A, a holder may withdraw his prior acceptance of the offer and request the return of the Cadbury ADSs previously tendered to the ADS Exchange Agent by instructing the applicable intermediary to deliver a notice of withdrawal to the ADS Exchange Agent through the Book-Entry Transfer Facility’s procedures. Any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Cadbury ADSs. Any such withdrawal will be conditional upon the ADS Exchange Agent verifying that the withdrawal request is validly made.

(j)	Cadbury ordinary shares and Cadbury ADSs in respect of which acceptances have been validly withdrawn in accordance with this paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A may subsequently be reassented to the offer by following one of the procedures described in the section of the prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer” while the offer remains open for acceptance.

5.	Revised Offer

(a)	Although no revision is contemplated, if Kraft Foods revises the offer (in its original or previously revised form(s) and either in its terms and conditions or in the value or nature of the consideration offered or otherwise) and whether or not Kraft Foods revises the mix and match facility, the benefit of the revised offer will, subject to this paragraph 5 (Revised Offer) and paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, be made available to a Cadbury securityholder who has accepted the offer (in its original or any revised form(s)) and who has not validly withdrawn such acceptance (a “previous acceptor”) if any such revised offer(s) represents, on the date on which it is announced (on such basis as the Financial Advisers may consider appropriate), an improvement (or no diminution) in the value of the consideration offered compared with the consideration or terms previously offered or in the overall value received and/or retained by a Cadbury securityholder. The acceptance by or on behalf of a previous acceptor will, subject as provided in this paragraph 5 (Revised Offer) and paragraph 8 (Overseas Shareholders) of Part B of this Appendix A be deemed an acceptance of the revised offer and will constitute the separate appointment of each of Kraft Foods and any executive officer of, or person authorized by Kraft Foods or the Financial Advisers as his attorney and/or agent with authority:

(i)	to accept the revised offer on behalf of such previous acceptor;

(ii)	if the revised offer includes alternative form(s) of consideration, to make elections for and/or accept the alternative form(s) of consideration on his behalf in the proportions the attorney and/or agent in his absolute discretion thinks fit; and

(iii)	to execute on his behalf and in his name all further documents (if any) and to do all things (if any) as may be required to give effect to such acceptances and/or elections.

In making any election and/or acceptance, the attorney and/or agent will take into account the nature of any previous acceptance(s) or election(s) made by or on behalf of the previous acceptor and other facts or matters he may reasonably consider relevant. The attorney and/or agent shall not be liable to any Cadbury securityholder or any other person in making such election and/or acceptance or in making any determination in respect thereof.

(b)	The deemed acceptance and/or election referred to in paragraph 5(a) (Revised Offer) of Part B of this Appendix A shall not apply, and the power of attorney and the authorities conferred by that paragraph shall not be exercised to the extent that a previous acceptor (i) lodges with the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be) within 14 calendar days of publication and/or filing, as applicable, of the revised documentation, the relevant Acceptance Form in which he validly elects to receive consideration under the revised offer in some other manner, (ii) sends, in the case of uncertificated Cadbury ADSs, an Agent’s Message which contains a valid election to receive consideration under the revised offer in some other manner and such Agent’s Message is valid and is received by the ADS Exchange Agent or (iii) sends (or, if a CREST sponsored member, procures that his CREST sponsor sends), in respect of Cadbury ordinary shares in uncertificated form, an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be changed. Each ESA instruction must, in order for it to be valid and to settle, include the following details:

•	the number of Cadbury ordinary shares in respect of which the changed election is made, together with their ISIN number (this is GB00B2PF6M7O);

•	the member account ID of the previous acceptor, together with his participant ID;

•

the member account ID of the Escrow Agent (this is CADGBP01 (or CADUSD01 if the previous acceptor has made a specific election to receive cash consideration in U.S. dollars) for the basic terms of the offer, CADGBP02 (or CADUSD02 if the previous acceptor has made a specific election to receive cash consideration in U.S. dollars) for additional new shares of Kraft Foods common stock under the mix and match facility and CADGBP03 (or CADUSD03 if the previous acceptor has made a specific election to receive cash consideration in U.S. dollars) for additional cash under the mix and match facility) included in the relevant Electronic Acceptance, together with the Escrow Agent’s participant ID (this is 3RA34);

•	the transaction reference number of the Electronic Acceptance in respect of which the election is to be changed;

•	the intended settlement date for the changed election;

•	the corporate action number for the offer; and

•	input with standard delivery instruction priority of 80,

and, in order that the desired change of election can be effected, must include:

•	the member account ID of the Escrow Agent relevant to the new election.

Any such change of election will be conditional upon the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be) verifying that the request is validly made. Accordingly, the Ordinary Share Exchange Agent will on behalf of Kraft Foods reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message.

(c)	The powers of attorney and authorities conferred by this paragraph 5 (Revised Offer) of Part B of this Appendix A and any acceptance of a revised offer and/or any election in relation to it shall be irrevocable unless and until the previous acceptor withdraws his acceptance having been entitled to do so under paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A.

(d)	Kraft Foods, the Ordinary Share Exchange Agent, the ADS Exchange Agent and the Financial Advisers reserve the right to treat an executed Acceptance Form, TTE Instruction or Agent’s Message relating to the offer (in its original or any previously revised form(s)) which is received (or dated) after the announcement or issue of any revised offer as a valid acceptance of the revised offer (and where applicable a valid election for the alternative forms of consideration). That acceptance will constitute an authority in the terms of paragraph 5(a) (Revised Offer) of Part B of this Appendix A, mutatis mutandis, on behalf of the relevant Cadbury securityholder.

(e)	If Kraft Foods makes a material change in the terms of the offer or it waives a material Condition prior to the end of the initial offer period, Kraft Foods will make appropriate disclosure and extend the initial offer period to the extent required by Rules 14(d)-4(d), 14(d)-6(c) and 14e-1 under the Exchange Act. The minimum period of such extension following material changes in its terms, other than a change in the price, will depend on the facts and circumstances then existing, including the materiality of the changes. With respect to a change in price, a minimum of ten U.S. Business Days is generally required to allow for adequate dissemination to Cadbury securityholders. Any reduction of the minimum acceptance condition will be effected and announced in the manner described in paragraph 2(d) (Minimum Acceptance Condition) of Part B of this Appendix A.

6.	The Mix and Match Facility

(a)	An election under the mix and match facility will only be accepted in respect of a whole number of Cadbury ordinary shares (including those represented by Cadbury ADSs). The number of Cadbury ordinary shares in respect of which an election under the mix and match facility is made represents the number of Cadbury ordinary shares in respect of which the Cadbury securityholder wishes to receive either all cash or, as the case may be, all shares of Kraft Foods common stock, as consideration under the offer.

(b)	The maximum aggregate amount of cash to be paid and the maximum aggregate amount of new shares of Kraft Foods common stock to be issued under the offer will not be varied as a result of elections under the mix and match facility. The available cash and new shares of Kraft Foods common stock will be allocated in accordance with this paragraph 6 (The Mix and Match Facility) of Part B of this Appendix A among Cadbury securityholders who make elections under the mix and match facility.

(c)

Valid elections for new shares of Kraft Foods common stock made by Cadbury securityholders in excess of their basic entitlements to new shares of Kraft Foods common stock under the offer will be satisfied in full where sufficient new shares of Kraft Foods common stock are available as a result of other accepting Cadbury securityholders validly making elections for cash in excess of their basic entitlements to cash, thereby releasing new shares of Kraft Foods common stock to which they would otherwise be entitled under the offer. If the number of new shares of Kraft Foods common stock made available as a result of valid elections under the mix and match facility for cash in excess of the basic entitlement thereto is insufficient to satisfy in full all valid elections for new shares of Kraft Foods common stock in excess of Cadbury securityholders’ basic entitlements thereto, then such elections will be scaled down on a pro rata basis and the balance of the consideration will be satisfied in accordance with the basic terms of the offer.

In the case of a holder of Cadbury ADSs, if a holder of Cadbury ADSs elects under the mix and match facility for new shares of Kraft Foods common stock in excess of the basic entitlement thereto and, as a result, the cash consideration otherwise payable to such holder of Cadbury ADSs is not sufficient to cover the Withdrawal Fee payable by such holder of Cadbury ADSs, then such election will be adjusted to the extent necessary to ensure that the cash consideration payable is sufficient to cover the amount of the Withdrawal Fee.

The term “Withdrawal Fee” means the withdrawal fee of $0.05 per Cadbury ADS payable to the ADS Depositary to withdraw Cadbury ordinary shares represented by Cadbury ADSs.

(d)	Valid elections for cash made by Cadbury securityholders in excess of their basic entitlements to cash under the offer will be satisfied in full where sufficient cash is available as a result of other accepting Cadbury securityholders validly making elections for new shares of Kraft Foods common stock in excess of their basic entitlements to new shares of Kraft Foods common stock thereby releasing cash to which they would otherwise be entitled under the offer. If the amount of cash made available as a result of valid elections under the mix and match facility for new shares of Kraft Foods common stock in excess of the basic entitlement thereto is insufficient to satisfy in full all valid elections for cash in excess of Cadbury securityholders’ basic entitlements to cash, then such elections will be scaled down on a pro rata basis and the balance of the consideration will be satisfied in accordance with the basic terms of the offer.

(e)	To the extent that valid elections under the mix and match facility can be satisfied in accordance with paragraphs 6(c) and 6(d) (The Mix and Match Facility) of Part B of this Appendix A, Cadbury securityholders will receive new shares of Kraft Foods common stock instead of cash due under the offer and vice versa on the basis of £15.94 in cash for each new share of Kraft Foods common stock. This price has been set using an exchange rate of $1.6627 to £1.00 and the closing share price of $26.50 per share of Kraft Foods common stock derived from the NYSE on December 1, 2009, the latest practicable date prior to the printing of the prospectus/offer to exchange and other offer documents. Shares of Kraft Foods common stock may be trading at a lower or higher price than $26.50 at the Settlement Date.

(f)	The mix and match facility will remain open until the end of the initial offer period. Kraft Foods reserves the right to extend the mix and match facility during the subsequent offer period. However, Cadbury securityholders should note that the closing date for the mix and match facility in the subsequent offer period may be earlier than the final closing date of the offer. If the mix and match facility has been closed, Kraft Foods reserves the right to reintroduce a mix and match facility on the same terms as the mix and match facility and subject to the rules of the U.K. Takeover Code and U.S. tender offer rules.

(g)	No election under the mix and match facility will be valid unless, by the time and date on which the mix and match facility closes:

(i)	in respect of Cadbury ordinary shares held in certificated form, both a valid acceptance of the offer and a valid election for the mix and match facility, duly completed in all respects and accompanied by all relevant share certificate(s), and/or other document(s) of title is received;

(ii)	in respect of Cadbury ordinary shares held in uncertificated form, settlement of a Mix and Match TTE Instruction in relation to those shares in accordance with the procedures set out in the section of the prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer” occurs;

(iii)	in the case of Cadbury ADSs, such Cadbury ADSs have been validly tendered and a valid election for the mix and match facility has been made in accordance with the procedures set forth in the prospectus/offer to exchange.

(h)	If a Cadbury securityholder purports to elect for both additional cash and additional new shares of Kraft Foods common stock under the mix and match facility, both purported elections shall be deemed to be void and the relevant Cadbury securityholder shall be deemed to have accepted the offer on its basic terms in respect of all the Cadbury ordinary shares to which the relevant Acceptance Form, TTE Instruction or Agent’s Message relates.

(i)	If a TTE Instruction, Acceptance Form or Agent’s Message that constitutes or includes an election under the mix and match facility is either received after the time and date upon which the mix and match facility closes or is received before such time and date but is not, and is not deemed to be, valid or complete in all respects at such time and date, such election shall, for all purposes, be void and the Cadbury securityholder purporting to make such election shall not, for any purpose, be entitled to receive any variation of consideration under the election but such acceptance (if otherwise valid) shall, subject to the provisions of paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, be deemed to be an acceptance of the offer in respect of the number of Cadbury ordinary shares in respect of which such election was purported to be made and the relevant Cadbury securityholder will, subject to the offer becoming wholly unconditional, be entitled to receive the basic consideration due under the offer in respect thereof.

(j)	If Kraft Foods chooses to leave the mix and match facility open, or to reintroduce or make available a further mix and match facility, for any period or periods after the date upon which the offer becomes wholly unconditional, Kraft Foods shall be entitled, at its absolute discretion, to treat elections received (or validated or completed) during such period or periods as forming a separate pool or pools for the purposes of determining the nominal amount of cash and new shares of Kraft Foods common stock available to meet such elections on whatever basis Kraft Foods may determine.

(k)	The mix and match facility is conditional on the offer becoming wholly unconditional. The mix and match facility will lapse if the offer lapses or expires.

(l)	An election under the mix and match facility by a Cadbury securityholder may not be changed after the time that it is first made. However, acceptances including elections under the mix and match facility may be withdrawn in accordance with the procedures in paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A. This right of withdrawal, except in the limited circumstances set out in paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A, terminates at the time that the offer becomes wholly unconditional.

7.	General

(a)	Except with the consent of the U.K. Takeover Panel, the offer will lapse unless all the Conditions relating to the offer have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Kraft Foods in its reasonable opinion to be and remain satisfied by 8:00 a.m. New York City time (1:00 p.m. London time) on Day 60 (in the case of all Conditions other than the minimum acceptance condition) or 7:00 p.m. New York City time (midnight London time) on Day 60 (in the case of the minimum acceptance condition) or such later time(s) and/or date(s) as Kraft Foods, with the consent of the U.K. Takeover Panel and in accordance with the U.S. tender offer rules, may decide.

(b)	If the offer lapses for any reason:

(i)	it will not be capable of further acceptance;

(ii)	accepting Cadbury securityholders and Kraft Foods will cease to be bound by (a) in the case of Cadbury ordinary shares held in certificated form, Forms of Acceptance submitted; (b) in the case of Cadbury ordinary shares held in uncertificated form, Electronic Acceptances inputted and settled, in each case before the time the offer lapses; and (c) in the case of Cadbury ADSs, the applicable ADS Letter of Transmittal or Agent’s Message submitted, in each case before the time the offer lapses;

(iii)	in respect of Cadbury ordinary shares and Cadbury ADSs held in certificated form, the relevant Acceptance Form, share certificates, Cadbury ADRs and other documents of title will be returned by post within 14 calendar days of the offer lapsing, at the risk of the Cadbury securityholder in question, to the person or agent whose name and address is set out in the relevant box on the relevant Acceptance Form or, if none is set out, to the first-named holder at his registered address. No such documents will be sent to an address in a Restricted Jurisdiction;

(iv)	in respect of Cadbury ordinary shares held in uncertificated form, the Ordinary Share Exchange Agent will immediately after the offer lapses (or within such longer period as the U.K. Takeover Panel may permit, not exceeding 14 calendar days of the offer lapsing) give TFE instructions to Euroclear to transfer all Cadbury ordinary shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the offer to the original available balances of the relevant Cadbury shareholders; and

(v)	in respect of Cadbury ADSs held in uncertificated form, the ADS Exchange Agent will immediately after the offer lapses (or within such longer period as the U.K. Takeover Panel may permit, not exceeding 14 calendar days of the offer lapsing) credit such Cadbury ADSs delivered by book-entry transfer into the ADS Exchange Agent’s account at a Book-Entry Transfer Facility to the original account(s) of the relevant Cadbury ADS holders at the appropriate Book-Entry Transfer Facility.

The term “TFE instruction” means a Transfer from Escrow instruction (as described in the CREST Manual issued by Euroclear).

(c)	Except with the consent of the U.K. Takeover Panel:

(i)	subject to Part E (Acceptance for Cadbury ordinary shares represented by Cadbury ADSs) of this Appendix A, settlement of the consideration to which any Cadbury securityholder is entitled under the offer will be implemented in full in accordance with the terms of the offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Kraft Foods or the Financial Advisers may otherwise be, or claim to be, entitled against that Cadbury securityholder;

(ii)	settlement of the consideration to which any Cadbury shareholder is entitled will be effected in the manner prescribed in the section of the prospectus/offer to exchange entitled “The Offer—Payment of Cash and Stock Consideration” not later than 14 calendar days after the date on which the offer becomes or is declared unconditional or within 14 calendar days of the date of receipt of a valid and complete acceptance, whichever is the later; and

(iii)	settlement of the consideration to which any Cadbury ADS holder is entitled will be effected in the manner prescribed in the section of the prospectus/offer to exchange entitled “The Offer—Payment of Cash and Stock Consideration” not later than 14 calendar days after the date on which the offer becomes or is declared unconditional or within 14 calendar days of the date of receipt of a valid and complete acceptance, whichever is the later.

Subject to paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, Kraft Foods reserves the right not to send any consideration to an address in a Restricted Jurisdiction.

(d)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Acceptance Forms constitute part of the terms of the offer. Words and expressions defined in the prospectus/offer to exchange have the same meaning when used in the Acceptance Forms unless the context requires otherwise. The provisions of this Appendix A shall be deemed to be incorporated into and form part of the Acceptance Forms.

(e)	If the offer is extended beyond January 5, 2010, a reference in the prospectus/offer to exchange and in the Acceptance Forms to January 5, 2010 will (except in the definition of Offer Period and in paragraph 1(a) (Acceptance Period) of Part B of this Appendix A and where the context requires otherwise) be deemed to refer to the date to which the offer is so extended.

(f)	The offer is made in respect of all Cadbury ordinary shares issued and unconditionally allotted at the date of the prospectus/offer to exchange or at such later time as Kraft Foods may, subject to the provisions of the U.K. Takeover Code, determine. The offer documentation contains certain procedures by which Cadbury ADS holders may benefit from the offer in respect of the Cadbury ordinary shares represented by their Cadbury ADSs. Any omission or failure to send the prospectus/offer to exchange, the other offer documents, the Acceptance Forms or any other document relating to the offer and/or notice required to be sent under the terms of the offer to, or any failure to receive the same by, any person to whom the offer is, or should be, made shall not invalidate the offer in any way or create any implication that the offer has not been made to any such person. Subject to the provisions of paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, the offer is made to any Cadbury securityholder to whom the prospectus/offer to exchange, the other offer documents and the Acceptance Forms may not be sent or by whom such documents may not be received, and these persons may collect these documents from the Ordinary Share Exchange Agent at the address set out in paragraph 4(g) (Rights of Withdrawal) of Part B of this Appendix A or the information agent at the address set out on the back cover of the prospectus/offer to exchange.

(g)	Subject to the U.K. Takeover Code and the U.S. tender offer rules, and notwithstanding any other provision of Part B (Further Terms of the Offer) of this Appendix A, Kraft Foods and the Financial Advisers reserve the right to treat as valid in whole or in part any acceptance of the offer if received by the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be) or otherwise on behalf of Kraft Foods that is not entirely in order or in correct form or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other relevant document(s) or the relevant TTE Instruction or Agent’s Message or is received by it at any place or places or in any form or manner determined by either the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be) or Kraft Foods otherwise than as set out in the prospectus/offer to exchange or in the relevant Acceptance Forms. In that event, no issue of new shares of Kraft Foods common stock or payment of cash under the offer will be made until after the acceptance is entirely in order and (as applicable) the relevant transfer to escrow or book-entry transfer has settled or the relevant share certificate(s) and/or other document(s) of title or satisfactory indemnities have been received by the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be).

(h)	If all Conditions are satisfied, fulfilled or, to the extent permitted, waived and sufficient acceptances are received and/or sufficient Cadbury ordinary shares are otherwise acquired, Kraft Foods intends to apply the provisions of Chapter 3 of Part 28 of the U.K. Companies Act to acquire compulsorily any outstanding Cadbury ordinary shares. Kraft Foods intends, after the offer becomes wholly unconditional, to procure the making of an application by Cadbury to the appropriate authorities for the cancellation of the listing and the admission to trading of Cadbury ordinary shares, both not less than 20 U.K. Business Days after the offer becomes wholly unconditional. Kraft Foods also intends, after the offer becomes wholly unconditional to cause Cadbury to procure the cancellation of the listing of the Cadbury ADSs on the NYSE.

(i)	All powers of attorney, appointments of agents and authorities on the terms conferred by or referred to in this Appendix A or in the Acceptance Forms are given by way of security for the performance of the obligations of the Cadbury securityholder and are irrevocable except in the circumstances where the donor of the power of attorney, appointment or authority validly withdraws his acceptance in accordance with paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A.

(j)	No acknowledgement of receipt of any Acceptance Form, transfer by means of CREST, Agent’s Message, communication, notice, share certificate(s) or document(s) of title will be given by or on behalf of Kraft Foods. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from Cadbury securityholders (or their designated agents) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(k)	Subject to paragraph 8 (Overseas Shareholders) of Part B of this Appendix A the offer is made at 10:00 a.m. New York City time (3:00 p.m. London time) on December 4, 2009 by means of the prospectus/offer to exchange and the other offer documents and is capable of acceptance from and after that time. Copies of the other offer documents, relevant Acceptance Forms and any related documents may be collected from the Ordinary Share Exchange Agent at the address specified in paragraph 4(g) of Part B of this Appendix A and copies of the prospectus/offer to exchange, relevant Acceptance Forms and any related documents may be collected from the information agent via the telephone numbers and at the address listed on the back cover of the prospectus/offer to exchange.

(l)

The offer, all acceptances of the offer and all elections in respect of it are governed by and will be construed in accordance with English law. The courts of England and the U.S. have jurisdiction to settle any dispute arising from or connected with the offer, all acceptances of the offer and all elections in respect of it.

(m)

Cadbury ordinary shares will be acquired pursuant to the offer fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after November 9, 2009, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date. Accordingly, Kraft Foods reserves the right to reduce the offer consideration, through an appropriate mechanism, and with appropriate notice under the U.S. tender offer rules, in the event that any such dividends or distributions are declared or return of capital is made.

(n)	All references in this Appendix A to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date hereof).

(o)	In relation to any Electronic Acceptance or Agent’s Message, Kraft Foods reserves the right to make such alterations, additions or modifications to the terms of the offer as may be necessary or desirable to give effect to any purported acceptance of the offer, whether in order to comply with the facilities or requirements of CREST, or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the U.K. Takeover Code and the U.S. tender offer rules or are otherwise made with the consent of the U.K. Takeover Panel.

(p)	For the purposes of the prospectus/offer to exchange, the time of receipt of a TTE Instruction, an ESA instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST and, the time of receipt of an Agent’s Message shall be the time at which the relevant message is received by the ADS Exchange Agent.

(q)	Any references in this Appendix A to the return or dispatch of documents by post shall extend to the return or dispatch by such other method as the U.K. Takeover Panel may approve.

(r)	If the U.K. Takeover Panel requires Kraft Foods to make an offer for Cadbury ordinary shares, including those represented by Cadbury ADSs, under the provisions of Rule 9 of the U.K. Takeover Code, Kraft Foods may make such alterations to the conditions of the offer, including the minimum acceptance condition, as are necessary to comply with the provisions of that Rule.

(s)	The new shares of Kraft Foods common stock will be issued credited as fully paid and will rank pari passu in all respects with the shares of Kraft Foods common stock issued and outstanding at the time the new shares of Kraft Foods common stock are issued pursuant to the offer, including the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid by reference to a record date falling after the date on which the new shares of Kraft Foods common stock are issued to relevant Cadbury securityholders. The new shares of Kraft Foods common stock will be registered under the Securities Act and will be listed on the NYSE.

(t)	Fractions of new shares of Kraft Foods common stock will not be allotted or issued to Cadbury securityholders who accept the offer but will be aggregated and sold in the market and the cash proceeds of sale net of expenses (including as applicable and without limitation, any brokerage fees and commissions, wire transfer fees, stamp duty or other miscellaneous fees and expenses) will be distributed pro rata (subject to any elections as set out in paragraph 9(a) or 9(b) (Currency of Cash Consideration) (as the case may be) of Part B of this Appendix A) to: (I) Cadbury ADS holders entitled thereto in U.S. dollars; and (II) Cadbury shareholders entitled thereto in pounds sterling following conversion from U.S. dollars.

8.	Overseas shareholders

(a)	The release publication or distribution of the prospectus/offer to exchange and any other offer related documentation in jurisdictions other than the U.K., France, Ireland or Spain, and the availability of the offer to Cadbury securityholders who are not resident in the U.K., the U.S., Canada, France, Ireland or Spain may be affected by the laws or regulations of relevant jurisdictions. Therefore any persons who are subject to the laws and regulations of any jurisdiction other than the U.K., the U.S., Canada, France, Ireland or Spain, or Cadbury securityholders who are not resident in such jurisdictions will need to inform themselves about, and observe, any applicable requirements.

(b)	The offer is being made for all of the Cadbury ordinary shares (including those represented by Cadbury ADSs) and is being made into the U.K., the U.S., Canada, France, Ireland and Spain, as well as any other jurisdiction where the offer is capable of being lawfully made in compliance with local laws. The offer is not being extended, and will not be extended directly or indirectly, in or into, or by use of mails or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means, instrumentality or facility or from within such Restricted Jurisdictions unless otherwise determined by Kraft Foods. Accordingly, copies of the prospectus/offer to exchange and the accompanying documents are not being, and must not be, directly or indirectly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from a Restricted Jurisdiction.

Persons receiving such documents (including, without limitation, custodians, nominees and trustees) should observe these restrictions and must not mail or otherwise forward, distribute, or send them in, into or from a Restricted Jurisdiction. Doing so may render any purported acceptance of the offer invalid.

(c)	In making their decision whether or not to accept the offer, Cadbury securityholders who are South African residents will need to take into account the South African Exchange Control Regulations issued in terms of the Currency and Exchanges Act, 1933 (the “Excon Regulations”), and consider whether or not their acceptance of the offer and their subsequent receipt of consideration for their Cadbury ordinary shares from Kraft Foods, whether in the form of cash and/or new shares of Kraft Foods common stock, will be in compliance with the Excon Regulations.

(d)

It is the responsibility of any persons who are subject to the laws and regulations of any jurisdiction other than the U.K., the U.S., Canada, France, Ireland or Spain, or Cadbury securityholders who are not resident in such jurisdictions and who wish to accept the offer to satisfy themselves as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the offer, including obtaining any governmental, exchange control or other consents which may be required or the compliance with other necessary formalities. Each Cadbury securityholder shall be responsible for any such issue, transfer or other taxes or duties or other payments (other than U.K. stamp duty or stamp duty reserve tax) by whomsoever payable and Kraft Foods and the Financial Advisers (and any person acting on behalf of any of them) shall be fully indemnified and held harmless by such Cadbury securityholder for any such issue, transfer or other taxes or duties or other payments which Kraft Foods or the Financial Advisers (and any person acting on behalf of them) may be required to pay.

(e)	Persons wishing to accept the offer must not use the mails or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction for any purpose, directly or indirectly, relating to acceptance of the offer. Envelopes containing Acceptance Forms, evidence of title or other documents relating to the offer should not be postmarked in a Restricted Jurisdiction or otherwise dispatched from such a jurisdiction and all acceptors must provide an address outside a Restricted Jurisdiction for the receipt of the consideration to which they are entitled under the offer or for the return of the Acceptance Forms or any documents of title; otherwise, any purported acceptance may be rendered invalid.

(f)	Subject to the provisions of this paragraph 8 (Overseas Shareholders) of Part B of Appendix A and applicable laws, a Cadbury shareholder may be deemed NOT to have accepted the offer (or, where the context requires not to have validly elected for the mix and match facility) if:

(i)	he puts “No” in Box 5 of the Form of Acceptance and thereby does not make the representations and warranties set out in paragraph (b) of Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A;

(ii)	he completes Box 6A of the Form of Acceptance with an address in a Restricted Jurisdiction or has a registered address in a Restricted Jurisdiction and in any such case does not insert in Box 6B of the Form of Acceptance the name and address of a person or agent outside a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the offer to be sent;

(iii)	he inserts in Box 6B of the Form of Acceptance the name and address of a person or agent in a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the offer to be sent;

(iv)	in any case, the Form of Acceptance received from him is in an envelope postmarked in, or which otherwise appears to Kraft Foods or its agents to have been sent from, a Restricted Jurisdiction; or

(v)	he makes a Restricted Escrow Transfer pursuant to paragraph 8(h) (Overseas Shareholders) of Part B of this Appendix A below unless he also makes a related Restricted ESA Instruction which is accepted by the Escrow Agent.

(g)	Subject to the provisions of this paragraph 8 (Overseas Shareholders) of Part B of this Appendix A and applicable laws, a Cadbury ADS holder may be deemed NOT to have accepted the offer if:

(i)	he cannot give the representations and warranties set out in paragraph (d) of Part E (Acceptance for Cadbury ordinary shares represented by Cadbury ADSs) of this Appendix A subject to paragraph 8(i) (Overseas Shareholders) of Part B of this Appendix A below;

(ii)	he has a registered address in a Restricted Jurisdiction and in any such case does not insert in the relevant part of the ADS Letter of Transmittal the name and address of a person or agent outside a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the offer to be sent;

(iii)	he inserts in the relevant part of the ADS Letter of Transmittal the name and address of a person or agent in a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the offer to be sent; or

(iv)	in any case, the ADS Letter of Transmittal received from him is in an envelope postmarked in, or which otherwise appears to Kraft Foods or its agents to have been sent from, a Restricted Jurisdiction.

(h)	If a holder of Cadbury ordinary shares in uncertificated form is unable to give the representations and warranties set out in paragraph (b) of Part D (Electronic Acceptance for Cadbury ordinary shares in uncertficated form) of this Appendix A, but nevertheless can provide evidence satisfactory to Kraft Foods that he is able to accept the offer in compliance with all relevant legal and regulatory requirements, he may purport to accept the offer by sending (or if a CREST sponsored member, procuring that his CREST sponsor sends) both (1) a TTE Instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”) and (2) one or more valid ESA instructions (a “Restricted ESA Instruction”). Such purported acceptance will not be treated as a valid acceptance unless both the Restricted Escrow Transfer and the Restricted ESA Instruction(s) settle in CREST and Kraft Foods decides, in its absolute discretion, to exercise its right described in paragraph 8(p) (Overseas Shareholders) of Part B of this Appendix A to waive, vary or modify the terms of the offer relating to overseas Cadbury securityholders, to the extent required to permit such acceptance to be made, in each case during the acceptance period. If Kraft Foods decides to permit such acceptance to be made, the Ordinary Share Exchange Agent will on behalf of Kraft Foods accept the purported acceptance as an Electronic Acceptance on the terms of the prospectus/offer to exchange (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, the Ordinary Share Exchange Agent will on behalf of Kraft Foods reject the purported acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and to settle, include the following details:

•	the ISIN number for the Cadbury ordinary shares. This is GB00B2PF6M7O;

•	the number of Cadbury ordinary shares in respect of which the offer is to be accepted;

•	the member account ID and participant ID of the Cadbury shareholder;

•	the participant ID of the Escrow Agent (this is 3RA34) and its member account ID specific to a Restricted Escrow Transfer (this is RESTRICT);

•	the intended settlement date;

•	the corporate action number for the offer; and

•	input with standard delivery instruction priority of 80.

Each Restricted ESA Instruction must, in order for it to be valid and to settle, include the following details:

•	the ISIN number for the Cadbury ordinary shares. This is GB00B2PF6M7O;

•	the number of Cadbury ordinary shares relevant to that Restricted ESA Instruction;

•	the member account ID and participant ID of the accepting Cadbury shareholder;

•	the member account ID and participant ID of the Escrow Agent set out in the Restricted Escrow Transfer;

•

the participant ID and the member account ID of the Escrow Agent relevant to the form of consideration required. This is CADGBP01 (or CADUSD01 if the Cadbury shareholder makes a specific election to receive cash consideration in U.S. dollars) for the basic terms of the offer, CADGBP02 (or CADUSD02 if the Cadbury shareholder makes a specific election to receive cash consideration in U.S. dollars for additional new shares of Kraft Foods common stock under the mix and match facility and CADGBP03 (or CADUSD03 if the Cadbury shareholder makes a specific election to receive cash consideration in U.S. dollars for additional cash under the mix and match facility;

•	the transaction reference number of the Restricted Escrow Transfer to which the Restricted ESA Instruction relates; and

•	the intended settlement date; and the corporate action number for the offer.

(i)	If a holder of a Cadbury ADS in uncertificated form is unable to give the representations and warranties set out in paragraph (d) of Part E (Acceptance for Cadbury ordinary shares represented by Cadbury ADSs) of this Appendix A, but nevertheless can provide evidence satisfactory to Kraft Foods that he is able to accept the offer in compliance with all relevant legal and regulatory requirements, he may purport to accept the offer in the manner advised by the ADS Exchange Agent and applicable DTC procedures provided that Kraft Foods decides, in its absolute discretion, to exercise its right described in paragraph 8(p) (Overseas Shareholders) of Part B of this Appendix A to waive, vary or modify the terms of the offer relating to overseas Cadbury securityholders, to the extent required to permit such acceptance to be made, in each case during the acceptance period.

(j)	Kraft Foods reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in paragraph (b) of Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) or Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) or paragraph (d) of Part E (Acceptance for Cadbury ordinary shares represented by Cadbury ADSs) (as the case may be) of this Appendix A could have been truthfully given by the relevant Cadbury securityholder and, if such investigation is made and as a result Kraft Foods determines (for any reason) that such representations and warranties could not have been so given, such acceptance may be rejected as invalid.

(k)	If any person, despite the restrictions described above and whether pursuant to a contractual or legal obligation or otherwise, forwards the prospectus/offer to exchange or any other offer related documentation in, into or from a Restricted Jurisdiction or uses the mails or any means or instrumentality (including without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or any facilities of a national securities exchange of a Restricted Jurisdiction in connection with that forwarding, that person should:

(i)	inform the recipient of such fact;

(ii)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(iii)	draw the attention of the recipient to this paragraph 8 (Overseas Shareholders) of Part B of this Appendix A.

(l)	Notwithstanding any other provision of this paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, Kraft Foods may in its sole and absolute discretion provide cash consideration or new shares of Kraft Foods common stock to a resident of a Restricted Jurisdiction if Kraft Foods is satisfied, in that particular case, that to do so would not constitute a breach of any securities or other relevant legislation of a Restricted Jurisdiction.

(m)	Kraft Foods and the Financial Advisers each reserve the right to notify any matter, including the making of the offer, to all or any Cadbury securityholders:

(i)	with a registered address outside the U.K., or

(ii)	whom Kraft Foods or the Financial Advisers know to be a custodian, trustee or nominee holding Cadbury ordinary shares for persons who are citizens, residents or nationals of jurisdictions outside the U.K., by announcement in the U.K. through a Regulatory Information Service or in any other appropriate manner or by notice in the London Gazette or paid advertisement in one or more newspapers published and circulated in the U.K. Such notice shall be deemed to have been sufficiently given, despite any failure by any such Cadbury securityholder to receive or see that notice. A reference in the prospectus/offer to exchange to a notice or the provision of information in writing by or on behalf of Kraft Foods is to be construed accordingly. No such document will be sent to an address in a Restricted Jurisdiction.

(n)	The new shares of Kraft Foods common stock to be issued pursuant to the offer will be registered under the Securities Act but have not been, and it is not currently intended that new shares of Kraft Foods common stock will be listed on any stock exchange other than the NYSE. The new shares of Kraft Foods common stock have not been and it is not currently intended that they will be registered under the securities laws of Canada, Australia or Japan or any other jurisdiction. No clearances have been, nor will they be, obtained from the securities commission or similar authority of any province or territory of Canada and no prospectus has been, or will be, filed, or registration made, under any securities law of any province or territory of Canada, nor has a prospectus in relation to the new shares of Kraft Foods common stock been, nor will one be, lodged with, or registered by, the Australian Securities and Investments Commission, nor have any steps been taken, nor will any steps be taken, to enable the new shares of Kraft Foods common stock to be offered in compliance with applicable securities laws of Japan. It is not currently intended that any application will be made for the admission of the new shares of Kraft Foods common stock to the Official List or to trading on the London Stock Exchange.

(o)	If any written notice from a Cadbury securityholder withdrawing his acceptance in accordance with paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A is received in an envelope postmarked in, or which otherwise appears to Kraft Foods or its agents to have been sent from, a Restricted Jurisdiction, Kraft Foods reserves the right, in its absolute discretion, to treat that notice as invalid.

(p)

The provisions of this paragraph 8 (Overseas Shareholders) of Part B of this Appendix A and/or any other terms of the offer relating to overseas Cadbury securityholders may be waived, varied or modified as regards specific Cadbury securityholders or on a general basis by Kraft Foods in its sole discretion. Subject to applicable regulatory requirements, Kraft Foods reserves the right to arrange for the sale or allotment of new shares of Kraft Foods common stock to which overseas shareholders would otherwise be entitled pursuant to the offer or pursuant to Chapter 3 of Part 28 of the U.K. Companies Act but for the fact that they are residents of Restricted Jurisdictions and to remit the cash proceeds of such sale or allotment, net of expenses (including as applicable and without limitation, any brokerage fees and commissions, wire transfer fees, stamp duty or other miscellaneous fees and expenses) in U.S. dollars or pounds sterling (following conversion from U.S. dollars to pounds sterling), to such shareholders instead. Cadbury ADS holders will receive such cash proceeds in U.S. dollars unless they specifically elect to receive them in pounds sterling whereas Cadbury shareholders will receive pounds sterling unless they specifically elect to receive them in U.S. dollars. Settlement of the net cash proceeds to which such Cadbury securityholders are entitled will be effected: (a) in the case of complete acceptances received by the date on which the offer becomes wholly unconditional, within 14 calendar days of such date; and (b) in the case of complete acceptances received after such date but while the offer remains open for acceptance, within 14 calendar days of receipt. Kraft Foods will be entitled to determine at its sole discretion and without liability, the timing of such sales or allotments, the price obtained or the pounds sterling/U.S. dollar exchange rate obtained and such sales or allotments may be made individually or together with other new shares of Kraft Foods common stock to which such provisions apply. Such sales or allotments have not been, and will not be underwritten and the net cash proceeds to be received as a result thereof is uncertain. Any Electronic Acceptance, Agent’s Message or signed Acceptance Form received pursuant to the offer shall constitute the irrevocable appointment of Kraft Foods or the Financial Advisers or any of their respective directors to effect such sale or allotment as his agent with full powers of delegation to do all things as may be necessary for or ancillary to such purpose. References in this paragraph 8 (Overseas Shareholders) of Part B of this Appendix A to a Cadbury securityholder shall include the person or persons making an Electronic Acceptance or transmitting an Agent’s Message and the person or persons executing an Acceptance Form and, in the event of more than one person executing the Acceptance Form, the provisions of this paragraph 8 (Overseas Shareholders) of Part B of this Appendix A apply to them jointly and severally.

Overseas Cadbury securityholders should inform themselves about and observe any applicable legal or regulatory requirements. If you are in any doubt about your position, you should consult your appropriate adviser in the relevant jurisdiction.

9.	Currency of Cash Consideration

(a)	Subject to the remainder of this paragraph 9(a), and to paragraph 9(b) (Currency of Cash Consideration) of Part B of this Appendix A, Cadbury shareholders will receive cash consideration in pounds sterling. Cash consideration payable to Cadbury shareholders who hold Cadbury ordinary shares in certificated form will be effected by the issue of checks. Cash consideration payable to Cadbury shareholders who hold Cadbury ordinary shares in uncertificated form will be credited to the relevant CREST accounts. Instead of receiving cash consideration in pounds sterling, Cadbury shareholders who so wish may elect to receive U.S. dollars on the basis that the cash amount payable in pounds sterling to which such Cadbury shareholders would otherwise be entitled pursuant to the offer will be paid (net of all relevant fees and expenses) in U.S. dollars based on the exchange rate obtainable by the Ordinary Share Exchange Agent on the spot market in London on the date the cash consideration is made available by Kraft Foods to the Ordinary Share Exchange Agent for delivery in respect of the relevant Cadbury ordinary shares. If Cadbury shareholders elect to receive cash consideration in U.S. dollars, payment to Cadbury shareholders who hold Cadbury ordinary shares in certificated form will be effected by the issue of checks and payment to Cadbury shareholders who hold Cadbury ordinary shares in uncertificated form will be credited to the relevant CREST accounts. If CREST rejects a U.S. dollar payment to a Cadbury shareholder because that Cadbury shareholder does not have a U.S. dollar bank account linked to his participant ID or holding of Cadbury ordinary shares or for any other reason, payment will be effected by the issue of checks. Cadbury shareholders may receive such amount in U.S. dollars on the basis set out above only in respect of the whole of their holding of Cadbury ordinary shares in respect of which they accept the offer. Cadbury shareholders may not elect to receive both pounds sterling and U.S. dollars.

(b)

The cash consideration available to Cadbury ADS holders is the same, per Cadbury ordinary share, as that offered to Cadbury shareholders. Cadbury ADS holders will, as their currency default position, receive cash consideration in U.S. dollars on the basis that the cash amount payable in pounds sterling to which such Cadbury ADS holders would otherwise be entitled pursuant to the terms of the offer will be paid (net of all relevant fees and expenses) in U.S. dollars based on the exchange rate obtainable by the ADS Exchange Agent on the spot market in London on the date the cash consideration is made available by

Kraft Foods to the ADS Exchange Agent for delivery in respect of the relevant Cadbury ADSs. Cash consideration payable to Cadbury ADS holders whose Cadbury ADSs are held in certificated form will be effected by the issue of checks. Cash consideration payable to Cadbury ADS holders whose Cadbury ADSs are held in uncertificated form will be credited through DTC. Instead of receiving cash consideration in U.S. dollars, Cadbury ADS holders who so wish may elect to receive pounds sterling. If Cadbury ADS holders elect to receive cash consideration in pounds sterling, payment to all such Cadbury ADS holders will be effected by the issue of checks. Cadbury ADS holders may receive such amount in pounds sterling only in respect of the whole of their holding of Cadbury ADSs in respect of which they accept the offer. Cadbury ADS holders may not elect to receive both U.S. dollars and pounds sterling.

(c)	The actual amount of U.S. dollars received by any Cadbury securityholder receiving their cash consideration in U.S. dollars will depend upon the exchange rate prevailing on the day on which funds are made available by Kraft Foods to the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be). Cadbury securityholders should be aware that the pounds sterling/U.S. dollar exchange rate which is prevailing at the date on which any election is made to receive U.S. dollars and on the dates of dispatch and receipt of payment may be different from that prevailing on the date on which funds are made available by Kraft Foods to the Ordinary Share Exchange Agent or the ADS Exchange Agent (as the case may be). In all cases, fluctuations in the pounds sterling/U.S. dollar exchange rate are at the risk of accepting Cadbury securityholders who elect or are treated as having elected to receive their consideration in U.S. dollars. Any Cadbury ADS holder who wishes to receive instead a certain, fixed cash amount in pounds sterling should elect to receive pounds sterling.

PART C: Form of Acceptance for Cadbury ordinary shares in certificated form

This Part C only applies to Cadbury ordinary shares in certificated form. If you hold all your Cadbury ordinary shares in uncertificated form you should ignore this Part C and instead read Part D. Relevant instructions for holders of Cadbury ordinary shares represented by Cadbury ADSs are set out in Part E.

Without prejudice to the terms of the Form of Acceptance and the provisions of Parts A (Conditions of the Offer) and B (Further Terms of the Offer) of this Appendix A, each Cadbury shareholder who executed and lodges, or who has executed and has had lodged on his behalf, a Form of Acceptance with the Ordinary Share Exchange Agent (subject to the rights of withdrawal set out in the prospectus/offer to exchange) irrevocably undertakes, represents, warrants and agrees to and with Kraft Foods, the Financial Advisers and the Ordinary Share Exchange Agent and so as to bind himself, his personal or legal representatives, heirs, successors and assigns to the following effect:

(a)	that the execution of the Form of Acceptance, whether or not any Boxes are completed, shall constitute:

(i)	an acceptance of the offer in respect of the number of Cadbury ordinary shares in certificated form inserted or deemed to be inserted in Box 1 of the Form of Acceptance as the case may be;

(ii)	if Box 2A or Box 2B is completed, an election under the mix and match facility to receive, subject to availability as a result of offsetting elections, in the case of Box 2A additional new shares of Kraft Foods common stock instead of cash to which he would otherwise have been entitled under the basic terms of the offer, or, in the case of Box 2B, additional cash instead of the new shares of Kraft Foods common stock to which he would otherwise have been entitled under the basic terms of the offer, in each case in respect of the number of Cadbury ordinary shares in certificated form inserted, or deemed to be inserted, in Box 2A or Box 2B of the Form of Acceptance as the case may be; and

(iii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required to enable Kraft Foods to obtain the full benefit of Part C (Form of

Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the offer, in each case on and subject to the terms and conditions set out in the prospectus/offer to exchange and in the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A, each such acceptance, election and undertaking shall be irrevocable. If Box 1 is left blank or a number greater than such Cadbury shareholder’s certificated holding appears in Box 1, or the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed, it will be deemed to be an acceptance by such Cadbury shareholder of the basic terms of the offer in respect of the total number of certificated Cadbury ordinary shares registered in his name; and if Box 2A or Box 2B is completed but Box 1 is not, there shall be deemed to be an acceptance of the offer with an election under the mix and match facility in respect of the number of Cadbury ordinary shares inserted in Box 2A or Box 2B as the case may be and an acceptance of the basic terms of the offer in respect of the remaining (if any) Cadbury ordinary shares comprised in the acceptance;

(b)	that, unless he has written “No” in Box 5 of the Form of Acceptance either: (I) he is a U.S. holder or resident of Canada; or (II):

(i)	he has not received or sent copies or originals of the prospectus/offer to exchange, the Form of Acceptance or any other offer-related documentation in, into, or from a Restricted Jurisdiction;

(ii)	he has not, in connection with the offer or the execution or delivery of the Form of Acceptance, utilized, directly or indirectly, the mails or any means or instrumentality (including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or of any facilities of a national securities exchange of, any Restricted Jurisdiction;

(iii)	he is accepting the offer from outside a Restricted Jurisdiction and was outside such jurisdictions when the Form of Acceptance was delivered;

(iv)	he is not acting on a non-discretionary basis (as agent, nominee, custodian, trustee or otherwise) for or on behalf of a principal unless such principal has given any instructions with respect to the offer from outside a Restricted Jurisdiction;

(v)	he has, if such Cadbury shareholder is a citizen, resident or national or subject to the laws of a jurisdiction outside the U.K., the U.S., Canada, France, Ireland or Spain, observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and has not taken or omitted to take any action that will or may result in Kraft Foods, the Financial Advisers or any other person acting in breach of any legal or regulatory requirements of any such jurisdiction in connection with the offer or his acceptance thereof; and

(vi)	he has paid any issue, transfer or other taxes or other requisite payments due in any such jurisdiction in connection with such acceptance (except for U.K. stamp duty or stamp duty reserve tax);

(c)	that he appoints Kraft Foods and the Financial Advisers and any of their respective directors as his agent and/or attorney (subject to the offer becoming wholly unconditional and his not having validly withdrawn his acceptance) with an irrevocable instruction and authorization to such attorney:

(i)	to complete and execute any form of transfer and/or renunciation and/or other document in relation to the Cadbury ordinary shares referred to in paragraph (a)(i) of this Part C (Form of Acceptance for

Cadbury ordinary shares in certificated form) of this Appendix A and in respect of which the accepting Cadbury shareholder has not validly withdrawn the acceptance in accordance with paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A in favor of Kraft Foods or as it may direct;

(ii)	to deliver any form of transfer and/or renunciation and/or other document with any certificate or other document of title for registration within six months of the offer becoming wholly unconditional; and

(iii)	to take any other action and do all such other acts and things as the agent and/or attorney may think necessary or expedient in connection with his acceptance of the offer including, if relevant, the mix and match facility and to vest in Kraft Foods (or as it may direct) the Cadbury ordinary shares referred to in paragraph (a)(i) of this Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A;

(d)	that the execution of the Form of Acceptance and its delivery to the Ordinary Share Exchange Agent constitutes (subject to the offer becoming wholly unconditional and to the accepting Cadbury shareholders not having validly withdrawn his acceptance), a separate and irrevocable authority and request:

(i)	to Cadbury or its agents to procure the registration of the transfer of those Cadbury ordinary shares referred to in paragraph (a)(i) of this Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of Appendix A and the delivery of the share certificate(s) and other document(s) of title in respect of the Cadbury ordinary shares to Kraft Foods or as it may direct;

(ii)	subject to the provisions in paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, to Kraft Foods or its agents to procure the dispatch by post (or by such other method as may be approved by the U.K. Takeover Panel) of any cash consideration and/or any documents of title or statement of ownership in respect of any new shares of Kraft Foods common stock to which he is entitled under the offer at his risk to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in Box 6B of the Form of Acceptance or, if no person or agent’s name and address (outside a Restricted Jurisdiction) is set out, to the first named holder at his registered address (outside a Restricted Jurisdiction); and

(iii)	unless such Cadbury shareholder is resident in a CSN Restricted Jurisdiction, to Kraft Foods or its agents to issue any new shares of Kraft Foods common stock to which such Cadbury shareholder is entitled to Cede & Co (the nominee entity of DTC) as nominee for CREST International Nominees in consideration for the issue by CREST Depository Limited of CDIs representing such new shares of Kraft Foods common stock to the Corporate Nominee on behalf of such Cadbury shareholder provided that Kraft Foods may (if for any reason it wishes to do so) determine that all or any of such new shares of Kraft Foods common stock to which the Cadbury shareholder is entitled shall be issued under the DRS;

(iv)	subject to the provisions of paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, to Kraft Foods or its agent to procure that Cede & Co is entered on the register of Kraft Foods in respect of any new shares of Kraft Foods common stock to which he is entitled under the offer in consideration of the issue by CREST Depository Limited of CDIs representing such new shares of Kraft Foods common stock to the Corporate Nominee on behalf of the relevant Cadbury shareholders; and

(v)	if such Cadbury shareholder has a registered address in a CSN Restricted Jurisdiction, and subject to the provisions of paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, to Kraft Foods or its agents to procure that his name is entered on the register of Kraft Foods under the DRS in respect of any new shares of Kraft Foods common stock to which he is entitled under the offer.

(e)	that he gives authority to any of Kraft Foods, any executive officer of, or person authorized by, Kraft Foods or the Financial Advisers within the terms of paragraph 5 (Revised Offer) of Part B of this Appendix A subject to the offer becoming wholly unconditional and to the Cadbury shareholder not having validly withdrawn his acceptance;

(f)	that, subject to the offer becoming wholly unconditional and him not having validly withdrawn his acceptance (or if the offer would become or be declared unconditional or lapse immediately upon the outcome of the resolution in question or if the U.K. Takeover Panel otherwise gives its consent) and pending registration in the name of Kraft Foods or as it may direct, he:

(i)	authorizes Kraft Foods to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Cadbury) attaching to the Cadbury ordinary shares in respect of which the offer has been accepted or its deemed to have been accepted;

(ii)	authorizes Cadbury and/or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Cadbury to Kraft Foods at its registered office;

(iii)	authorizes any director of, or person authorized by, Kraft Foods to sign any document and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Cadbury ordinary shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Kraft Foods to attend general and separate class meetings of Cadbury and attending any such meeting (and any adjournment thereof) and exercising on his behalf, the votes attaching to the Cadbury ordinary shares in respect of which the offer has been accepted or deemed to have been accepted such votes to be cast so far as possible to satisfy any outstanding Condition of the offer); and

(iv)	agrees not to exercise any such rights without the consent of Kraft Foods and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Cadbury.

The authorities referred to in this paragraph (f) of this Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of Appendix A will cease to be valid if the acceptance is withdrawn in accordance with paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A;

(g)	that he will deliver to, or procure the delivery to, the Ordinary Share Exchange Agent of his certificate(s) or other document(s) of title in respect of the Cadbury ordinary shares in respect of which the offer has been accepted or is deemed to have been accepted and not validly withdrawn, or a satisfactory indemnity, as soon as possible and in any event within six months of the offer becoming wholly unconditional;

(h)	that he will ratify everything which may be done or effected by any director of, or person authorized by, Kraft Foods or the Financial Advisers in the proper exercise of any of the powers and/or authorities under this Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A;

(i)	that, if any provision of Part B (Further Terms of the Offer) of this Appendix A or this Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A shall be unenforceable or invalid or shall not operate so as to afford Kraft Foods and the Financial Advisers or any of their respective directors or persons authorized by them, the benefit of the authorities and powers of attorney expressed to be given therein, he shall, as soon as practicable, do everything that may be required or desirable to enable Kraft Foods and the Financial Advisers and/or any of their respective directors or persons authorized by them to secure the full benefit of such authorities and powers of attorney;

(j)	that the terms and conditions of the offer are deemed to be incorporated in, and form part of, the Form of Acceptance;

(k)

that he has the right to dispose of the Cadbury ordinary shares comprised in the acceptance and that the Cadbury ordinary shares will be acquired by Kraft Foods pursuant to the offer fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after November 9, 2009, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date;

(l)	that, on execution, the Form of Acceptance takes effect as a deed and that the execution of the Form of Acceptance constitutes his submission to the jurisdiction of the courts of England and the U.S. in relation to all matters arising in connection with the offer and the Form of Acceptance; and

(m)	that he is not a client (as defined in the FSA Handbook) of any of the Financial Advisers in connection with the offer.

The term “Certificated Holder” means a Cadbury shareholder (other than those with a registered address in the U.S. or in any other CSN Restricted Jurisdiction) who holds his Cadbury ordinary shares in certificated form and accepts the offer by following the procedures set out in the offer documentation provided to holders of Cadbury ordinary shares who are not U.S. holders or Canadian residents.

The term “DRS” means Kraft Foods’ Direct Registration System.

The term “Corporate Nominee” means the Ordinary Share Exchange Agent or such wholly owned subsidiary of the Ordinary Share Exchange Agent as the Ordinary Share Exchange Agent may nominate to provide the CSN Facility.

The term “CSN Facility” means the facility under which the Corporate Nominee holds Kraft Foods CDIs on behalf of Certificated Holders and provides certain other services.

The term “CSN Permitted Jurisdiction” means each of Argentina, Austria, Belgium, Botswana, Brazil, Bulgaria, Chile, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Guinea, Hungary, Iceland, Indonesia, Ireland, Italy, Korea, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Mexico, Namibia, Netherlands, Norway, Poland, Paraguay, Peru, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, Taiwan, and the United Kingdom (including the Channel Islands and the Isle of Man).

The term “CSN Restricted Jurisdiction” means any jurisdiction other than a CSN Permitted Jurisdiction.

A reference in this Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A to a Cadbury shareholder includes a reference to the person or persons executing the Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of this Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A shall apply to them jointly and to each of them.

PART D: Electronic Acceptance for Cadbury ordinary shares in uncertificated form

This Part D only applies to Cadbury ordinary shares in uncertificated form. If you hold all your Cadbury ordinary shares in certificated form you should ignore this Part D and instead read Part C. Relevant instructions for acceptances in respect of holders of Cadbury ordinary shares represented by Cadbury ADSs are set out in Part E.

For the purpose of Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A, the phrase “Cadbury ordinary shares in uncertificated form comprised in the acceptance” shall mean the number of Cadbury ordinary shares which are transferred by the relevant Cadbury shareholder by Electronic Acceptance to an escrow account by means of a TTE Instruction.

Without prejudice to the provisions of Parts A and B of this Appendix A each Cadbury shareholder by whom, or on whose behalf, an Electronic Acceptance is made (subject to the rights of withdrawal set out in the prospectus/offer to exchange), irrevocably undertakes, represents, warrants and agrees to and with Kraft Foods, the Financial Advisers, and the Ordinary Share Exchange Agent and so as to bind himself, his personal or legal representatives, heirs, successors and assigns to the following effect:

(a)	that the Electronic Acceptance shall constitute:

(i)	an acceptance of the offer in respect of the number of Cadbury ordinary shares in uncertificated form to which a Basic Offer TTE Instruction or Mix and Match TTE Instruction (as the case may be) relates;

(ii)	an election under the mix and match facility to receive, subject to availability as a result of offsetting elections, additional new shares of Kraft Foods common stock instead of cash, or additional cash instead of new shares of Kraft Foods common stock, in each case to which he would otherwise be entitled under the basic terms of the offer, in respect of the number of Cadbury ordinary shares in uncertificated form to which a Mix and Match TTE Instruction relates; and

(iii)	an undertaking to execute any documents, take any further action and give any further assurances which may be required to enable Kraft Foods to obtain the full benefit of Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A and/or to perfect any of the authorities expressed to be given hereunder and otherwise in connection with his acceptance of the offer, in each case on and subject to the terms and conditions set out or referred to in the prospectus/offer to exchange and that, subject only to the rights of withdrawal set out in paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A, each such acceptance shall be irrevocable;

(b)	that such Cadbury shareholder either: (I) is a U.S. holder or resident of Canada; or (II):

(i)	has not received or sent copies or originals of the prospectus/offer to exchange, the Form of Acceptance, or any other offer-related documentation in, into or from a Restricted Jurisdiction;

(ii)	has not, in connection with the offer, utilized, directly or indirectly, the mails of, or any means or instrumentality (including without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication) of interstate or foreign commerce of, or of any facilities of a national securities exchange of any Restricted Jurisdiction;

(iii)	is accepting the offer from outside a Restricted Jurisdiction and was outside such jurisdiction at the time of the input and settlement of the relevant TTE Instruction(s);

(iv)	is not acting on a non-discretionary basis (as agent, nominee, custodian, trustee or otherwise) for or on behalf of a principal unless such principal has given any instructions with respect to the offer from outside a Restricted Jurisdiction; and

(v)	has, if such Cadbury shareholder is a citizen, resident or national or subject to the laws of a jurisdiction outside the U.K., the U.S., Canada, France, Ireland or Spain, observed the laws of the relevant jurisdiction, obtained all requisite governmental, exchange control and other required consents, complied with all other necessary formalities and has not taken or omitted to take any action that will or may result in Kraft Foods, the Financial Advisers or any other person acting in breach of any legal or regulatory requirements of any such jurisdiction in connection with the offer or his acceptance thereof; and

(vi)	has paid any issue, transfer or other taxes or other requisite payments due in any jurisdiction in connection with such acceptance (except for U.K. stamp duty or stamp duty reserve tax);

(c)	that the Electronic Acceptance constitutes the irrevocable appointment of the Escrow Agent as such Cadbury shareholder’s agent and/or attorney and an irrevocable instruction and authority to the Escrow Agent:

(i)	subject to the offer becoming wholly unconditional and to the relevant Cadbury shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Kraft Foods or its agents may direct) by means of CREST all or any of the Cadbury ordinary shares in uncertificated form to which such Electronic Acceptance relates (but not exceeding the number of Cadbury ordinary shares in uncertificated form in respect of which the offer is accepted or deemed to be accepted); and

(ii)	if the offer does not become unconditional, to give instructions to Euroclear, immediately after the lapsing of the offer (or within such longer period as the U.K. Takeover Panel may permit, not exceeding 14 calendar days following the lapsing of the offer), to transfer all such Cadbury ordinary shares to the original available balance of the accepting Cadbury shareholder;

(d)	that the Electronic Acceptance constitutes (subject to the offer becoming wholly unconditional and to the accepting Cadbury shareholder not having validly withdrawn his acceptance) a separate irrevocable authority and request:

(i)	to Kraft Foods or its agents to procure the making of a CREST payment obligation in favor of the Cadbury shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such Cadbury shareholder is entitled pursuant to his acceptance of the offer, provided that:

(A)	Kraft Foods may (if, for any reason, it wishes to do so) determine that all or any part of such cash consideration shall be paid by check dispatched by post (or by such other method as may be approved by the U.K. Takeover Panel); and

(B)	if the Cadbury shareholder concerned is a CREST member whose registered address is in a Restricted Jurisdiction any cash consideration to which such Cadbury shareholder is entitled (following a determination that payment of such consideration would not constitute a breach of any securities or other legislation of such jurisdiction) shall be paid by cheek dispatched by post (or by such other method as may be approved by the U.K. Takeover Panel);

(ii)	to Kraft Foods or its agents to issue any new shares of Kraft Foods common stock to which such Cadbury shareholder is entitled to Cede & Co (the nominee entity of DTC) as nominee for CREST International Nominees in consideration for the issue by CREST Depository Limited of CDIs representing such new shares of Kraft Foods common stock to such Cadbury shareholder provided that Kraft Foods may (if for any reason it wishes to do so) determine that all or any of such new shares of Kraft Foods common stock to which the Cadbury shareholder is entitled shall be issued under the DRS; and

(iii)	subject to the provisions of paragraph 8 (Overseas Shareholders) of Part B of this Appendix A, to Kraft Foods or its agents to procure that Cede & Co is entered on the register of Kraft Foods in respect of the new shares of Kraft Foods common stock in which he is entitled under the offer in consideration of the issue by CREST Depository Limited of CDIs representing such new shares of Kraft Foods common stock to the relevant Cadbury shareholder (as described in the section of the prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer”);

(e)	that he gives authority to any of Kraft Foods, any executive officer of, or person authorized by, Kraft Foods or the Financial Advisers within the terms of paragraph 5 (Revised Offer) of Part B of this Appendix A subject to the offer becoming unconditional and to the Cadbury shareholder not having validly withdrawn his acceptance;

(f)	that, subject to the offer becoming wholly unconditional and him not having validly withdrawn his acceptance (or if the offer would become or be declared wholly unconditional or lapse immediately upon the outcome of the resolution in question or if the U.K. Takeover Panel otherwise gives its consent) and pending registration in the name of Kraft Foods or as it may direct, he:

(i)	authorizes Kraft Foods to direct the exercise of any votes and any other rights and privileges (including the right to requisition the convening of a general or separate class meeting of Cadbury) attaching to the Cadbury ordinary shares in respect of which the offer has been accepted or is deemed to have been accepted;

(ii)	authorizes Cadbury and/or its agents to send any notice, circular, warrant or other document or communication which may be required to be sent to him as a member of Cadbury to Kraft Foods at its registered office;

(iii)	authorizes any director of, or person authorized by, Kraft Foods to sign any document and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to the Cadbury ordinary shares held by him (including, without limitation, signing any consent to short notice of a general or separate class meeting as his agent and/or attorney and on his behalf and executing a form of proxy appointing any person nominated by Kraft Foods to attend general and separate class meetings of Cadbury and attending any such meeting (and any adjournment thereof) and exercising on his behalf, the votes attaching to the Cadbury ordinary shares in respect of which the offer has been accepted or deemed to have been accepted such votes to be cast so far as possible to satisfy any outstanding condition of the offer); and

(iv)	agrees not to exercise any such rights without the consent of Kraft Foods and irrevocably undertakes not to appoint a proxy for or to attend such general or separate class meetings of Cadbury.

The authorities referred to in this paragraph (f) of this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A will cease to be valid if the acceptance is withdrawn in accordance with paragraph 4 (Rights of Withdrawal) of Part B of this Appendix A;

(g)

that if, for any reason, any Cadbury ordinary shares in respect of which a transfer to escrow instruction has been effected in accordance with the section of the prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer” are converted to certificated form, he will (without prejudice to paragraph (c)(i) of this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such Cadbury ordinary shares so converted to the Ordinary Share Exchange Agent at the address and in the manner referred to in paragraph 4(g) (Rights of Withdrawal) of Part B of this Appendix A or as Kraft Foods or its agents may direct and he shall be deemed upon conversion to undertake, represent, warrant and agree in the terms set out in Part C (Form of Acceptance for Cadbury ordinary shares in certificated form) of this Appendix A in relation to such Cadbury ordinary shares without prejudice to the application (to the extent deemed appropriate by Kraft Foods) of this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A;

(h)	that the creation of a CREST payment obligation in favor of his payment bank in accordance with CREST payment arrangements referred to in paragraph (d) of this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A shall discharge in full any obligation of Kraft Foods to pay to him the cash consideration to which he is entitled pursuant to the offer;

(i)	that he will ratify everything which may be done or effected by any director of, or person authorized by Kraft Foods or the Financial Advisers or the Ordinary Share Exchange Agent in the proper exercise of any of the powers and/or authorities under this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A;

(j)	that he will take (or procure to be taken) the action set out in the section of the prospectus/offer to exchange entitled “The Offer—Procedures for Accepting the Offer” and to transfer all of the Cadbury ordinary shares held by him in uncertificated form and in respect of which the offer has been accepted or deemed to have been accepted and in respect of which such acceptance has not been validly withdrawn to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the offer becoming wholly unconditional;

(k)	that, if any provision of Part B (Further Terms of the Offer) of this Appendix A or this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A shall be unenforceable or invalid or shall not operate so as to afford Kraft Foods, the Financial Advisers, the Ordinary Share Exchange Agent or any of their respective directors or persons authorized by them, the benefit of the authorities and powers of attorney expressed to be given therein, he shall, as soon as practicable, do everything that may be required or desirable to enable Kraft Foods, the Financial Advisers, the Ordinary Share Exchange Agent and/or any of their respective directors or persons authorized by them to secure the full benefit of such authorities and powers of attorney;

(l)	that the making of an Electronic Acceptance constitutes his submission to the jurisdiction of the courts of England and the U.S. in relation to all matters arising in connection with the offer and the Electronic Acceptance;

(m)	that he has the right to dispose of the Cadbury ordinary shares comprised in the acceptance and that the Cadbury ordinary shares will be acquired by Kraft Foods pursuant to the offer fully paid and free from all liens, charges, equities, encumbrances, rights of pre-emption and other interests of any nature whatsoever and together with all rights attaching to them on or after November 9, 2009, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date; and

(n)	that he is not a client (as defined in the FSA Handbook) of any of the Financial Advisers in connection with the offer.

A reference in this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A to a Cadbury shareholder shall include references to the person or persons making an

Electronic Acceptance and in the event of more than one person making an Electronic Acceptance the provisions of this Part D (Electronic Acceptance for Cadbury ordinary shares in uncertificated form) of this Appendix A shall apply to them jointly and to each of them.

PART E: Acceptance for Cadbury ordinary shares represented by Cadbury ADSs

This Part E only applies to Cadbury ordinary shares represented by Cadbury ADSs. If none of your Cadbury ordinary shares are represented by Cadbury ADSs you should ignore this Part E and instead read Parts C or D.

Without prejudice to the terms of the ADS Letter of Transmittal and the provisions of Parts A and B of this Appendix A, by executing the ADS Letter of Transmittal or delivering an Agent’s Message to the ADS Exchange Agent:

(a)	upon, and subject to, the Conditions to and terms of the offer, and effective on the offer becoming wholly unconditional (at which time Kraft Foods will give notice thereof to the ADS Exchange Agent), and if the tendering holder of Cadbury ADSs has not validly withdrawn his acceptance:

(i)	such tendering holder of Cadbury ADSs sells, assigns and transfers to, or upon the order of, Kraft Foods all right, title and interest in and to all Cadbury ADSs with respect to which the offer is accepted; and

(ii)	such tendering holder of Cadbury ADSs irrevocably constitutes and appoints Kraft Foods and its officers, directors and designated agents, including the ADS Exchange Agent, the true and lawful agent and attorney-in-fact of the tendering holder of Cadbury ADSs with respect to such Cadbury ADSs, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to, in Kraft Foods’ sole discretion:

(A)	have the Cadbury ADRs evidencing Cadbury ADSs delivered to the ADS Exchange Agent or, if tender is by book-entry transfer, transfer Cadbury ADSs to the account of the ADS Exchange Agent at the Book-Entry Transfer Facility, together in any such case, with all accompanying evidences of transfer and authenticity upon the order of, Kraft Foods;

(B)	surrender, for the benefit of or upon the order of Kraft Foods, such Cadbury ADRs evidencing such Cadbury ADSs or such Cadbury ADSs maintained on the account books at the Book-Entry Transfer Facility to the ADS Depositary, together with all accompanying evidences of transfer and authenticity, for withdrawal of the underlying Cadbury ordinary shares in accordance with the ADS deposit agreement;

(C)	instruct the ADS Depositary to transfer the Cadbury ordinary shares represented by such Cadbury ADSs to an account or accounts designated by the ADS Exchange Agent;

(D)	present Cadbury ordinary shares represented by such Cadbury ADSs for transfer on the books of Cadbury; and/or

(E)	receive all benefits and otherwise exercise all rights of beneficial ownership of such Cadbury ADSs or Cadbury ordinary shares represented by such Cadbury ADSs;

(b)	the tendering holder of Cadbury ADSs agrees that, effective from and after the date of such execution or, if later, the date on which all Conditions to the offer are satisfied, fulfilled or, where permitted, waived:

(i)	Kraft Foods or its agents shall be entitled to direct the exercise of any votes attaching to Cadbury ordinary shares represented by any Accepted ADSs and any other rights and privileges attaching to such Cadbury ordinary shares, including any right to requisition a general meeting of Cadbury or of any class of its securities;

(ii)	such holder is granting the authority to any executive officer of, or person authorized by, Kraft Foods or its designated agents (including the Financial Advisers) within the terms of paragraph 5 (Revised Offer) of Part B of this Appendix A;

(iii)	the execution of the ADS Letter of Transmittal by a holder of Cadbury ADSs (together with any signature guarantees) and its delivery to the ADS Exchange Agent, or, in the case of Cadbury ADSs in book-entry form, book-entry transfer of Cadbury ADSs to the account maintained by the ADS Exchange Agent at the Book-Entry Transfer Facility and delivery of an Agent’s Message, shall constitute in respect of Accepted ADSs:

(A)	an authority to Cadbury, the ADS Depositary and/or their respective agents from the holder of Accepted ADSs to send any notice, circular, warrant, document or other communications that may be required to be sent to him as a holder of Cadbury ADSs to Kraft Foods at its registered office;

(B)	an authority to Kraft Foods or its agent to sign any consent to short notice of a general meeting or separate class meeting on behalf of the holder of Accepted ADSs and/or to execute a form of proxy in respect of the Accepted ADSs appointing any person nominated by Kraft Foods to attend general meetings and separate class meetings of Cadbury or any adjournment thereof and to exercise the votes attaching to Cadbury ordinary shares represented by such Accepted ADSs on his behalf; and

(C)	the agreement of the tendering holder of Accepted ADSs not to exercise any such rights without the consent of Kraft Foods and the irrevocable undertaking of such tendering holder of Accepted ADSs not to appoint a proxy for or to attend any such general meetings or separate class meetings; and

(iv)	that, in the case of Cadbury ADSs in book-entry form, the creation of a DTC payment obligation in favor of his payment bank in accordance with DTC payment arrangements shall discharge in full any obligation of Kraft Foods to pay him the cash portion of the purchase price to which he is entitled pursuant to the offer;

The term “Accepted ADSs” means Cadbury ADSs in respect of which the offer has been accepted or deemed to have been accepted.

(c)	the tendering holder of Cadbury ADSs represents and warrants that the tendering holder of Accepted ADSs has the full power and authority to accept the offer and to tender, sell, assign and transfer such holder’s Cadbury ADSs tendered in the offer and that Kraft Foods will acquire good title thereto, free from all liens, charges, equitable interests, encumbrances, rights of pre-emption, other third party rights and other interests of any nature whatsoever and together with all rights attaching thereto on or after November 9, 2009, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of capital (whether by reduction of share capital or share premium account or otherwise) made, on or after that date with respect to Cadbury ordinary shares represented by Cadbury ADSs. The tendering holder of Accepted ADSs will, upon request, execute any additional documents and take all other such necessary actions as deemed by the ADS Exchange Agent or Kraft Foods to be necessary or desirable to complete the sale, assignment and transfer of Cadbury ADSs in respect of which the offer is being accepted and, for the avoidance of doubt, to perfect any of the authorities expressed to be given hereunder and/or secure the full benefit of the authorities and powers of attorney expressed to be granted by the ADS Letter of Transmittal or this Appendix A;

(d)	the tendering holder of Cadbury ADSs irrevocably undertakes, represents and warrants to and agrees with Kraft Foods to the effect that such tendering holder of Accepted ADSs:

(i)	has not received or sent copies or originals of the prospectus/offer to exchange or the ADS Letter of Transmittal or any related offering documentation in, into or from any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction;

(ii)	has not used in connection with the offer or the execution or delivery of the ADS Letter of Transmittal, directly or indirectly, the mails of, or any means or instrumentality (including, without limitation, email, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction;

(iii)	is accepting the offer from outside any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction; and

(iv)	is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorized employee of such principal or such principal has given all instructions with respect to the offer from outside any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction; and

(e)	subject to the offer becoming wholly unconditional, the ADS Exchange Agent, as his representative, will, upon the request of Kraft Foods, instruct the ADS Depositary on his behalf to withdraw the Cadbury ordinary shares represented by his tendered Cadbury ADSs and to deliver these Cadbury ordinary shares to the account or accounts designated by the ADS Exchange Agent. At such time, the ADS Depositary will assess the Withdrawal Fee (i.e. $0.05 per Cadbury ADS) which will be deducted from the cash consideration payable to the Cadbury ADS holder.

APPENDIX B – ADDITIONAL INFORMATION REQUIRED BY THE U.K. TAKEOVER CODE

I.	General Information for Cadbury Securityholders

If you are in any doubt about the offer, the contents of the prospectus/offer to exchange to which this Appendix B is attached, which we refer to as the prospectus/offer to exchange, or what action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other independent financial adviser duly authorized under the U.K. Financial Services and Markets Act 2000, as amended from time to time, if you are resident in the United Kingdom or, if not, from another appropriately authorized independent financial adviser in the relevant jurisdiction.

Under the provisions of Rule 8.3 of the U.K. Takeover Code, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Kraft Foods or of Cadbury, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 10:30 a.m. New York City time (3:30 p.m. London time) on the U.K. business day following the date of the relevant transaction. This requirement will continue until the date on which the offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Kraft Foods or of Cadbury, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the U.K. Takeover Code, all “dealings” in “relevant securities” of Kraft Foods or of Cadbury by Kraft Foods or Cadbury, or by any of their respective “associates,” must be disclosed by no later than 7:00 a.m. New York City time (12:00 p.m. London time) on the business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the U.K. Takeover Panel’s website at www.thetakeoverpanel.org.uk/.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the U.K. Takeover Code, which can also be found on the U.K. Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the U.K. Takeover Panel.

II.	Financial Effects of Acceptance of the Offer

The following table shows certain financial effects for a holder of 100 Cadbury ordinary shares (or 25 Cadbury ADSs) accepting the offer. This table disregards tax. In particular, it disregards the tax consequences of holding Cadbury ordinary shares or Cadbury ADSs, new shares of Kraft Foods common stock and the investment of cash consideration, as well as the tax consequences of disposing of Cadbury ordinary shares or Cadbury ADSs under the offer. This table is for illustrative purposes only on the bases and assumptions set out in the notes below, assuming that the offer becomes or is declared wholly unconditional and no election is made under the mix and match facility.

A. Capital value

	Cadbury ordinary shares		Cadbury ADSs
	Notes	£	Notes	$
Market value of 100 Cadbury ordinary shares (25 Cadbury ADSs)	1	568.00	2	936.50
Cash consideration		300.00		498.81
Market value of 25.89 new shares of Kraft Foods common stock	3	412.63	3	686.09

Total value of consideration under the offer		712.63		1,184.90

Increase in capital value		144.63		248.80
This represents an increase of approximately		25.46%		26.5%

B. Gross income

	Cadbury ordinary shares		Cadbury ADSs
	Notes	£	Notes	$
Gross dividend income from 100 Cadbury ordinary shares (25 Cadbury ADSs)	4	16.40	5	26.47
Gross income from re-investment of cash consideration	6	10.62	6	17.66
Gross dividend income from 25.89 new shares of Kraft Foods common stock	7	17.44	7	29.00

Total gross income from consideration		28.06		46.65

Increase in gross income		11.66		20.18
This represents an increase of approximately		71.10%		76.2%

Notes:

1.	Based on the Closing Price of 568 pence per Cadbury ordinary share on September 4, 2009 (the last U.K. business day preceding the announcement by Kraft Foods of a possible offer for Cadbury).

2.	Based on the NYSE Closing Price of $37.46 per Cadbury ADS on September 4, 2009 (the last U.K. business day preceding the announcement by Kraft Foods of a possible offer for Cadbury).

3.	Based on the NYSE Closing Price of $26.50 per share of Kraft Foods common stock and an exchange rate of $1.6627 to £1.00 as quoted from WM/Reuters on December 1, 2009.

4.	The gross dividend income on Cadbury ordinary shares is based on Cadbury’s declared 2008 total dividend of 16.4 pence per share (consisting of a 5.3 pence per share interim 2008 dividend and an 11.1 pence per share final dividend).

5.	The gross dividend income on Cadbury ADS is based on Cadbury’s declared 2008 final dividend of 1.0589 per Cadbury ADS (consisting of a 0.4195 per Cadbury ADS interim 2008 dividend and an 0.6394 per Cadbury ADS final dividend).

6.	The gross interest income on the cash consideration under the offer is calculated on the assumption that the cash is re-invested to yield approximately 3.54% per annum, being the gross redemption yield on U.K. Government Securities with maturity of 10 years, as published by Bloomberg on December 1, 2009 (the last practicable date before printing of the prospectus/offer to exchange and other offer documents).

7.	The gross dividend income from new shares of Kraft Foods common stock is based on Kraft Foods’ declared 2008 total dividend of $1.12 per share (consisting of a $0.27 per share Q1 2008 dividend, a $0.27 per share Q2 2008 dividend, a $0.29 per share Q3 2008 dividend and a $0.29 per share Q4 2008 dividend).

The term “Closing Price” means the closing middle market price of a share as derived from the daily official list of the LSE on any particular date.

The term “NYSE Closing Price” means the closing price of a share on the NYSE on any particular date.

III.	Financing and Cash Confirmation

Kraft Foods is providing the cash consideration payable under the offer from its own resources, funds available from a bridge facility that has been arranged by a syndicate of banks and/or proceeds from alternative financing sources. A summary of the bridge facility is included in the section of the prospectus/offer to exchange entitled “The Offer—Financing of the Offer; Source and Amount of Funds.”

Lazard & Co., Limited, Centerview Partners UK LLP, Citigroup Global Markets Limited and Deutsche Bank AG, London Branch are satisfied that sufficient resources are available to Kraft Foods to satisfy in full the cash consideration payable as a result of full acceptance of the offer.

IV.	Cadbury Share Schemes

The offer will extend to any Cadbury ordinary shares unconditionally allotted or issued before the offer closes (or such earlier time as we may, subject to the rules of the U.K. Takeover Code, decide), as a result of the exercise of options or vesting of awards granted under the Cadbury share schemes.

We will make appropriate proposals in due course to the holders of options and awards granted under the Cadbury share schemes.

V.	Financial Information Relating to Kraft Foods

The information listed below relating to Kraft Foods and its subsidiaries is incorporated by reference pursuant to the U.K. Takeover Code into this Appendix B.

Please enter the web address stated below in your web browser to be brought to the relevant document.

No.	Information	Source of Information

1.	For the last 3 financial years for which the information has been published, turnover, net profits or loss before and after taxation, the charge for tax, the amount absorbed by dividends and earnings and dividends per share	consolidated statements of earnings for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 on page 32 of Kraft Foods’ revised consolidated financial statements filed with the SEC on Form 8-K on November 3, 2009
www.corporate-ir.net/seccapsule/seccapsule.asp?m=f&c=129070&fid=6570610&dc=

No.	Information	Source of Information

2.	A statement of the assets and liabilities shown in the last published audited accounts	consolidated balance sheet at December 31, 2008 on page 33 of Kraft Foods’ revised consolidated financial statements filed with the SEC on Form 8-K on November 3, 2009
www.corporate-ir.net/seccapsule/seccapsule.asp?m=f&c=129070&fid=6570610&dc=

3.	A cash flow statement provided in the last published audited accounts	consolidated statement of cash flows for the year ended December 31, 2008 on page 35 of Kraft Foods’ revised consolidated financial statements filed with to the SEC on Form 8-K on November 3, 2009
www.corporate-ir.net/seccapsule/seccapsule.asp?m=f&c=129070&fid=6570610&dc=

4.	Notes to financial statements	notes to the consolidated financial statements on pages 36 to 75 of Kraft Foods’ revised consolidated financial statements filed with the SEC on Form 8-K on November 3, 2009
www.corporate-ir.net/seccapsule/seccapsule.asp?m=f&c=129070&fid=6570610&dc=

5.	Details in respect of any interim statement made since the last published audited accounts	Kraft Foods’ interim results on pages 1-22 of Kraft Foods’ Quarterly Report on Form 10-Q for the period ending on September 30, 2009, filed with the SEC on November 3, 2009
phx.corporate-ir.net/preview/phoenix.zhtml?c=129070&p=irol-SECText&TEXT=aHR0cDovL2NjYm4uMTBrd 2l6YXJkLmNvbS94bWwvZmlsaW5nLnhtbD9y ZXBv PXRlbmsmaXBhZ2U9NjU4MTcxOCZ hdHRhY2g9T04mc1hCUkw9MQ%3d%3d

The financial information incorporated by reference is available on the relevant website in “read only” format and can be printed from the web addresses detailed above.

VI.	Financial Information Relating to Cadbury

The information listed below relating to Cadbury and its subsidiaries is incorporated by reference pursuant to the U.K. Takeover Code into this Appendix B.

Please enter the web address stated below in your web browser to be brought to the relevant document.

No.	Information	Source of Information

1.	For the last 3 financial years for which the information has been published, turnover, net profit or loss before and after taxation, the charge for tax, the amount absorbed by dividends and earnings and dividends per share	consolidated income statement for the year ended December 31, 2008 on page F-3 to F-4 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008
www.investis.com/cadbury/docs/20-F.pdf
consolidated income statement for the year ended December 31, 2007 on page F-3 to F-4 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2007
www.sec.gov/Archives/edgar/data/744473/000115697308000420/u55102e20vf.htm consolidated income statement for the year ended December 31, 2006 on page F-3 to F-4 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2006
www.sec.gov/Archives/edgar/data/744473/000115697307000624/u52204e20vf.htm

2.	A statement of the assets and liabilities shown in the last published audited accounts	consolidated balance sheet at December 31, 2008 on page F-5 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008 www.investis.com/cadbury/docs/20-F.pdf

3.	A cash flow statement provided in the last published audited accounts consolidated statement of cash flows for the year ended December 31, 2008 on page F-6 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008

www.investis.com/cadbury/docs/20-F.pdf

4.	Notes to financial statements

notes to the consolidated financial statements for the year ended December 31, 2008 on pages F-12 to F-72 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2008

www.investis.com/cadbury/docs/20-F.pdf

notes to the consolidated financial statements for the year ended December 31, 2007 on pages F-13 to F-70 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2007

No.	Information	Source of Information

www.sec.gov/Archives/edgar/data/744473/000115697308000420/u55102e20vf.htm notes to the consolidated financial statements for the year ended December 31, 2006 on pages F-13 to F-80 of Cadbury’s Annual Report on Form 20-F for the year ended December 31, 2006

www.sec.gov/Archives/edgar/data/744473/000115697307000624/u52204e20vf.htm

5.	Details in respect of any interim statement made since the last published audited accounts

Cadbury’s interim results contained in Cadbury’s Report of Foreign Private Issuer on Form 6-K furnished to the SEC on July 29, 2009

www.cadburyinvestors.com/cadbury_ir/press_releases/2009press/2009-07-29/2009-07-29.pdf

Cadbury’s interim management statement dated October 21, 2009

www.cadburyinvestors.com/cadbury_ir/press_releases/2009press/2009-10-21/2009-10-21.pdf

The financial information incorporated by reference is available on the relevant website in “read only” format and can be printed from the web addresses detailed above.

VII.	Certain Information

Kraft Foods refers you to its Form 8-K (including the exhibits thereto) furnished to the SEC on December 4, 2009, which contains certain profit forecast information and information relating to anticipated cost savings, each as required under the U.K. Takeover Code, and to its Form 8-K (including the exhibits thereto) furnished to the SEC on November 3, 2009, which contains certain profit forecast information and information relating to its financial results for the interim period ended September 30, 2009, each as required under the U.K. Takeover Code. Any information furnished with the SEC is not incorporated into the Form S-4 of which the prospectus/offer to exchange is a part.

VIII.	Kraft Foods Information

A. Responsibility of Board of Directors

The directors of Kraft Foods, whose names are set out in the section of the prospectus/offer to exchange entitled “Schedule I—Directors and Executive Officers of Kraft Foods,” accept responsibility for the information contained in the prospectus/offer to exchange, except that the only responsibility accepted by them in respect of the information contained in the prospectus/offer to exchange relating to Cadbury and its subsidiaries, which has been compiled from published sources, is to ensure that that information is correctly and fairly reproduced and presented. To the best of the knowledge and belief of the directors of Kraft Foods (who have taken all reasonable care to ensure that such is the case), the information contained in the prospectus/offer to exchange for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of that information.

B. Kraft Foods Additional Information

The registered office of Kraft Foods and the business address of each of the directors of Kraft Foods is Three Lakes Drive, Northfield, Illinois 60093, United States of America.

Kraft Foods was incorporated on December 7, 2000 in the Commonwealth of Virginia, United States as a corporation under the Virginia Stock Corporation Act with a corporate identification number of 0550179-6.

IX.	Market Quotations

A. NYSE Closing Prices

Set out below are the NYSE Closing Prices of a share of Kraft Foods common stock, the Closing Prices of a Cadbury ordinary share and a Cadbury ADS on:

(i)	the first trading day in each of the six months immediately before the date of the prospectus/offer to exchange;

(ii)	September 4, 2009 (the last trading day before the commencement of the Offer Period); and

(iii)	December 1, 2009 (the latest practicable date before the printing of the prospectus/offer to exchange and other offer documents).

Date	Kraft Foods common stock	Cadbury ordinary shares	Cadbury ADS
	($)	(£)	($)
July 1, 2009	26.61	535.0	35.38
August 3, 2009	28.20	587.5	39.98
September 1, 2009	28.07	577.0	37.26
September 4, 2009	28.10	568.0	37.46
October 1, 2009	25.99	803.5	50.85
November 2, 2009	27.64	781.0	50.91
December 1, 2009	26.50	806.0	53.24

X.	Interests and Dealings

A. Certain Definitions

For purposes of this Section X of this Appendix B:

“acting in concert” with a party means acting or being deemed to be acting in concert with that party for the purposes of the U.K Takeover Code and/or the offer;

“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing;

“associate” of a company has the meaning given in the U.K. Takeover Code and includes:

(a)	the company’s parent, subsidiaries and fellow subsidiaries and their associated companies and companies of which such companies are associated companies (each a “relevant company”);

(b)	connected advisers of the company and persons controlling, controlled by or under the same control as such connected advisers;

(c)	the directors (together in each case with their close relatives and related trusts) of the company and of any relevant company covered in (a) above;

(d)	the pension funds of the company or any relevant company covered in (a) above;

(e)	any investment company, unit trust or other person whose investments an associate manages on a discretionary basis, in respect of the relevant investment accounts;

(f)	an employee benefit trust of the company or any relevant company covered in (a) above; and

(g)	a company having a material trading arrangement with the company.

“connected advisers” includes an organization which (i) is advising Kraft Foods in relation to the offer; (ii) is corporate broker to Kraft Foods; (iii) is advising a person acting in concert with Kraft Foods in relation to the offer or in relation to the matter which is the reason for that person being a member of the relevant concert party; or (iv) is advising a relevant company in relation to the offer;

“dealing” or “dealt” includes: (i) the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities; (ii) the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any securities; (iii) subscribing or agreeing to subscribe for securities; (iv) the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights; (v) the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities; (vi) entering into, terminating or varying the terms of any agreement to purchase or sell securities; and (vii) any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

“disclosure period” means the period commencing on September 7, 2008 (the date twelve months prior to the commencement of the offer period) and ending on December 1, 2009 (the latest practicable date before the printing of the prospectus/offer to exchange and other offer documents);

“exempt fund managers” and “exempt principal trader” have the meanings given in the U.K. Takeover Code;

“Group Directors” means the directors of Kraft Foods’ subsidiary undertakings (but not the Kraft Foods directors);

A person has an “interest” or is “interested” in securities if he has a long economic exposure, whether absolute or conditional, to changes in the price of those securities and in particular a person will be treated as having an interest in securities if: (i) he has legal title and beneficial ownership (i.e. the ability to exercise, or control the exercise of, voting rights) of those securities; (ii) he has the right or option to acquire them or call for their delivery or is under an obligation to acquire them or call for their delivery, in each case, by virtue of any agreement, option or derivative; and he is a party to any (iii) derivative whose value is referenced to their price, or which results, or may result, in a long position in those securities;

“relevant securities” includes (i) Cadbury ordinary shares and any other securities of Cadbury which carry voting rights; (ii) equity share capital of Cadbury or, as the context requires, Kraft Foods; (iii) securities of Kraft Foods which carry substantially the same rights as any to be issued as consideration for the offer; (iv) securities of Cadbury or, as the context requires, Kraft Foods carrying conversion or subscription rights into any of the foregoing;

Ownership or control of 20% or more of the equity share capital of a company is regarded as the test of associated company status and “control” means an interest, or interests, in shares carrying in aggregate 30% or more of the voting rights attributable to the capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest or interests give de facto control.

B. Interests and Dealings in Relevant Securities of Kraft Foods

(i) Interests, rights to subscribe and short positions of Kraft Foods directors and their immediate families.

As at the close of business on December 1, 2009 (the latest practicable date before printing of the prospectus/offer to exchange and other offer documents), the interests in and rights to subscribe in respect of relevant securities of Kraft Foods held by the directors of Kraft Foods and their immediate families and related trusts and companies, all of which are beneficial unless otherwise stated, in relevant securities of Kraft Foods, were as follows:

Relevant securities of Kraft Foods
Name	No. of shares of Kraft Foods common stock		No. of Restricted shares(1)		No. of Deferred shares(2)	Other interests in Kraft Foods common stock
Irene B. Rosenfeld	100,996	(3)	674,464	(4)	—	—
Ajaypal S. Banga	—		—		13,151	—
Myra M. Hart	7,002		—		5,099	—
Lois D. Juliber	2,309		—		9,361	—
Mark D. Ketchum	—		—		13,151	—
Richard A. Lerner, M.D.	—		—		21,077	1,994	(5)
John C. Pope	22,054	(6)	4,989	(7)	—	—
Fredric G. Reynolds	30,000		—		9,361	—
Deborah C. Wright	14,032		—		9,361	—
Frank G. Zarb	8,102	(8)	4,989	(9)	—	—

(1)	Restricted shares are shares of Kraft Foods common stock that have been awarded pursuant to a compensation plan but that have not vested. Restricted shares will vest and become transferable upon satisfaction of conditions under which they have been awarded, and are subject to forfeiture in the event that the director ceases to be a director of Kraft Foods prior to the end of the stated restriction period. Restricted shares carry voting rights and the right to receive dividends but cannot be traded until they vest.

(2)	Deferred shares are shares of Kraft Foods common stock that the director has elected to defer until a specified date or termination of service as a director. Deferred shares accumulate dividends, which are reinvested in Kraft Foods common stock.

(3)	Includes 100 shares of Kraft Foods common stock as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.

(4)	Includes 225,884 shares of Kraft Foods common stock which will vest on July 1, 2011; 144,280 shares of Kraft Foods common stock which will vest on February 12, 2010; 131,000 shares of Kraft Foods common stock which will vest on February 4, 2011; and 173,300 shares of Kraft Foods common stock which will vest on February 17, 2012.

(5)	Share equivalents issued pursuant to the 2001 Compensation Plan for Non-Employee Directors and the 2006 Stock Compensation Plan for Non-Employee Directors. Each share is the economic equivalent of one share of Kraft Foods common stock and is payable in cash on a date chosen by the director or upon termination of service as a director of Kraft Foods. Balances reported are at December 1, 2009 and are based on the closing share price of Kraft Foods common stock ($26.50) on December 1, 2009.

(6)	Includes 300 shares of Kraft Foods common stock as to which Mr. Pope disclaims beneficial ownership, as the shares are held in trusts for his children’s benefit.

(7)	Granted under the 2006 Stock Compensation Plan for Non-Employee Directors on May 20, 2009 and will vest on May 19, 2010 unless Mr. Pope leaves the office of a director before that date.

(8)	Includes 600 shares of Kraft Foods common stock held in trust for the benefit of Mr. Zarb’s son and grandchildren and 1,500 shares of Kraft Foods common stock held by his spouse.

(9)	Granted under the 2006 Stock Compensation Plan for Non-Employee Directors on May 20, 2009 and will vest on May 19, 2010 unless Mr. Zarb leaves the office of a director before that date.

	Share Options
Name	Plan	Maximum Number of shares of Kraft Foods common stock under option		Date of grant	Exercise price per share of Kraft Foods common stock ($)	Exercise period
Irene B. Rosenfeld	2005 Performance Incentive Plan	300,000	(1)	May 3, 2007	33.14	Vesting date – May 2, 2017
		172,920		Feb 4, 2008	29.485	Feb 4, 2007 – Feb 4, 2018
		351,080	(2)	Feb 4, 2008	29.485	Vesting date – Feb 4, 2018
		693,200	(3)	Feb 20, 2009	23.638	Vesting date – Feb 20, 2019
John C. Pope	2001 Compensation Plan for Non- Employee Directors	2,285		July 12, 2001	30.54	Jan 12, 2002 – July 12, 2011
		1,710		April 22, 2002	39.505	Oct 22, 2002 – April 22, 2012
Deborah C. Wright	2001 Compensation Plan for Non- Employee Directors	2,285		July 12, 2001	30.54	Jan 12, 2002 – July 12, 2011
		1,710		April 22, 2002	39.505	Oct 22, 2002 – April 22, 2012

(1)	Granted in connection with Ms. Rosenfeld’s appointment as Chairman and which have not yet vested. One-half of the shares under this performance contingent stock option will vest only if Kraft Foods common stock maintains a trading price of $38.11 for at least ten trading days. The remaining one-half of the award will vest only if Kraft Foods common stock maintains a trading price of $41.43 for at least ten trading days. The share options expire on May 2, 2017, and expire without vesting if the conditions are not met before this date.

(2)	Share options representing the unvested portion of the award made to Ms. Rosenfeld on February 4, 2008. One-half of these will vest on February 4, 2009, and the remaining half will vest on February 4, 2011.

(3)	Share options awarded to Ms. Rosenfeld on February 20, 2009 which have not yet vested. Of these, 33% vest on February 19, 2010; 33% vest on February 18, 2011; and 34% vest on February 17, 2012.

(ii) Interests, rights to subscribe and short positions of the Group Directors

As at the close of business on December 1, 2009 (the latest practicable date before printing of the prospectus/offer to exchange and other offer documents), the interests in and rights to subscribe in respect of relevant securities of Kraft Foods held by Group Directors were as follows:

Name	No. of shares of Kraft Foods common stock	No. of Restricted shares(1)	No. of Restricted Stock Units(2)	No. of Exercisable Options		No. of Non- Exercisable Options(3)
Group Directors	426,679	477,332	843,363	864,292	(4)	1,580,961

(1)	Restricted shares are shares of Kraft Foods common stock that have been awarded to Group Directors pursuant to a compensation plan but that have not yet vested. Restricted shares of Kraft Foods common stock will vest and become transferable upon satisfaction of the conditions on which they have been awarded and are subject to forfeiture in the event that a Group Director ceases to be an employee of Kraft Foods or its subsidiaries prior to the end of the stated restriction period.

(2)	Restricted Stock Units are granted to Group Directors as part of their compensation and represent the right to receive shares of Kraft Foods common stock at a later date, typically three years from the grant date. Restricted Stock Units do not carry voting rights but do carry cash dividend equivalent rights.

(3)	Non-Exercisable Options are options over shares of Kraft Foods common stock that are granted under employee incentive plans which have not yet vested, but which will vest on a future date.

(4)	Includes the grant of 100 options over shares of Kraft Foods common stock to Patrick Tomazeau, which have since been converted into cash settled stock appreciation rights.

Note:	Aggregation has been carried out with the consent of the U.K. Takeover Panel. The Group Directors whose interests are aggregated above are: Jose Roberto Prado de Almeida, Rosanne Angotti, Gianluigi Arduini, Gustavo Armstrong, Silvia Bagliani, James Baur, Christine Bense, Dino J. Bianco, Luc Blommaert, Giampaolo Borghini, Werner Bossard, Thomas R. Boyd, Robert H. Bradish, Barbara L. Brasier, Peter Brunner, Jonas Bruzas, Peter Brydon, Nick Bunker, Maurizio Calenti, Piero Capizzi, Neil Chapman, Rainer Claussen, Jeff Currie, Derk De Vries, Franco Del Fabbro, Valerio Di Natale, Bernd Dreymueller, Ali Erdogan, Marc S. Firestone, Marco Gavazzi, Semsettin Gelgen, Philip D. Gregorcy, Cathy D. Heeley, Michael Heimburger, Robert L. Herst, Fernando Horman, Pierre Iweins, Patricio Jaramillo, Shinsuke Katayama, Johan Keerberg, Sanjay Khosla, Jana Kottasova, Herbert Kueng, Romeo Lacerda, May Lee, Pedro Luis Lopez Matheu, Alejandro Lorenzo, Bruno Luisetti, Rudi Madel, Mark Magnesen, Roseli Marinheiro, Willie J. Miller, Eduardo Monteagudo, Eduardo Montilla, Gerald Neumair, Luca Nobili, Johan Nystedt, Darren O’Brien, Emanuele Olivi, Pradeep Pant, Jean-Philippe Pare, Isabell Pehnke, Paul Petruccelli, Alberto Daniel Pizzi, Gerhard Pleuhs, Alison Posa, Reinhard Puchta, Jose Luis Ramirez, Michael Reinke, Gintaras Rimselis, Kjell Ruth, Hasim Salim, Ignacio Santurio, Chiara Scalzi, Synnoeve Smedal, Franco Suardi, Ashvin Subramanyam, Andrea Szucsany, Claudia P. Temple, Patrick Thomazeau, Dina Rolstad Thune, Antonio Vazquez, Marc Pierre Vermeulen, W. Anthony Vernon, Irene Von der Recke, Carol J. Ward, Dieter Weber, Christoph Wenisch, Haluk Yildiz and Georges El-Zoghbi. A full list of all the interests aggregated above is available for inspection as set out in Section XVIII of this Appendix B.

(iii) Interests in Restricted shares

In addition to the 477,332 interests in Restricted shares disclosed in paragraphs (b)(i) and (b)(ii) above, as at December 1, 2009 (being the latest practicable date before printing of the prospectus/offer to exchange and other offer documents), Kraft Foods held a further 7,318,775 Restricted shares in its Kraft Foods Inc. Stock Program Account in respect of Restricted share awards granted to other employees of Kraft Foods and its subsidiaries.

(iv) Interests, rights to subscribe and short positions of persons acting in concert with Kraft Foods.

As at the close of business on December 1, 2009 (the latest practicable date before printing of the prospectus/offer to exchange and other offer documents), the interests in and short positions in relevant securities of Kraft Foods held by other person(s) acting in concert with Kraft Foods were as follows:

Relevant securities of Kraft Foods
Name	Number of shares of Kraft Foods common stock
Citigroup Global Markets Inc.	2,069,344
Deutsche Bank Securities Inc.	75,159

Short Positions
Name	Number of shares of Kraft Foods common stock
Citigroup Global Markets Inc.	11,155

(v) Dealings in relevant securities of Kraft Foods (including exercise of options) by Kraft Foods directors, their immediate families and related trusts and companies.

The following dealings in relevant securities of Kraft Foods by the directors of Kraft Foods, their immediate families and related trusts and companies have taken place during the disclosure period:

Name	Date	Transaction	Number of shares of Kraft Foods common stock	Price ($)
Irene B. Rosenfeld	Feb 20, 2009	Grant of Restricted shares	173,300	Nil
Irene B. Rosenfeld	Feb 20, 2009	Grant of Share Options(1)	693,200	Nil
Ajaypal S. Banga	Oct 8, 2008	Grant of deferred shares	72	Nil
Ajaypal S. Banga	Jan 13, 2009	Grant of deferred shares	78	Nil
Ajaypal S. Banga	April 8, 2009	Grant of deferred shares	100	Nil
Ajaypal S. Banga	May 20, 2009	Grant of deferred shares	4,989	Nil
Ajaypal S. Banga	July 14, 2009	Grant of deferred shares	138	Nil
Ajaypal S. Banga	Oct 14, 2009	Grant of deferred shares	145	Nil
Myra M. Hart	May 20, 2009	Grant of deferred shares	4,989	Nil
Myra M. Hart	July 14, 2009	Grant of deferred shares	54	Nil
Myra M. Hart	Oct 14, 2009	Grant of deferred shares	56	Nil

Name	Date	Transaction	Number of shares of Kraft Foods common stock		Price ($)
Lois D. Juliber	Oct 8, 2008	Grant of deferred shares	38		Nil
Lois D. Juliber	Jan 13, 2009	Grant of deferred shares	41		Nil
Lois D. Juliber	April 8, 2009	Grant of deferred shares	53		Nil
Lois D. Juliber	May 20, 2009	Grant of deferred shares	4,989		Nil
Lois D. Juliber	July 14, 2009	Grant of deferred shares	98		Nil
Lois D. Juliber	Oct 14, 2009	Grant of deferred shares	103		Nil
Mark D. Ketchum	Oct 8, 2008	Grant of deferred shares	72		Nil
Mark D. Ketchum	Jan 13, 2009	Grant of deferred shares	78		Nil
Mark D. Ketchum	April 8, 2009	Grant of deferred shares	100		Nil
Mark D. Ketchum	May 20, 2009	Grant of deferred shares	4,989		Nil
Mark D. Ketchum	July 14, 2009	Grant of deferred shares	138		Nil
Mark D. Ketchum	Oct 14, 2009	Grant of deferred shares	145		Nil
Richard A. Lerner, M.D.	Oct 8, 2008	Grant of deferred shares	142		Nil
Richard A. Lerner, M.D.	Jan 13, 2009	Grant of deferred shares	155		Nil
Richard A. Lerner, M.D.	April 8, 2009	Grant of deferred shares	198		Nil
Richard A. Lerner, M.D.	May 20, 2009	Grant of deferred shares	4,989		Nil
Richard A. Lerner, M.D.	July 14, 2009	Grant of deferred shares	221		Nil
Richard A. Lerner, M.D.	Oct 14, 2009	Grant of deferred shares	232		Nil
John C. Pope	May 20, 2009	Grant of Restricted shares	4,989		Nil
Frederic G. Reynolds	Oct 8, 2008	Grant of deferred shares	38		Nil
Frederic G. Reynolds	Jan 13, 2009	Grant of deferred shares	41		Nil
Frederic G. Reynolds	April 8, 2009	Grant of deferred shares	53		Nil
Frederic G. Reynolds	May 20, 2009	Grant of deferred shares	4,989		Nil
Frederic G. Reynolds	July 14, 2009	Grant of deferred shares	98		Nil
Frederic G. Reynolds	Oct 14, 2009	Grant of deferred shares	103		Nil
Deborah C. Wright	Oct 8, 2008	Grant of deferred shares	38		Nil
Deborah C. Wright	Jan 13, 2009	Grant of deferred shares	41		Nil
Deborah C. Wright	April 8, 2009	Grant of deferred shares	53		Nil
Deborah C. Wright	May 20, 2009	Grant of deferred shares	4,989		Nil
Deborah C. Wright	July 14, 2009	Grant of deferred shares	98		Nil
Deborah C. Wright	Oct 14, 2009	Grant of deferred shares	103		Nil
Frank G. Zarb	May 13, 2009	Purchase	2,000	(2)	25.03
Frank G. Zarb	May 14, 2009	Purchase	500	(3)	24.937-24.957	(4)
Frank G. Zarb	May 20, 2009	Grant of Restricted shares	4,989		Nil

(1)	Share options awarded to Ms. Rosenfeld under the 2005 Performance Incentive Plan.

(2)	Includes 1,000 shares of Kraft Foods common stock purchased by Mr. Zarb’s spouse at the same price.

(3)	All of the 500 shares of Kraft Foods common stock were purchased by Mr. Zarb for the trust held for the benefit of his son and grandchildren.

(4)	200 shares of Kraft Foods common stock were purchased at $24.937 per share and 300 shares of Kraft Foods common stock were purchased at $24.957 per share.

(vi) Dealings in relevant securities of Kraft Foods (including exercise of options) Group Directors.

The following dealings in relevant securities of Kraft Foods by the Group Directors have taken place during the disclosure period:

Transaction	Date	No. of relevant securities	Price/Price Range (if applicable)($)
Acquisition of shares of Kraft Foods common stock	09/07/08 – 12/06/08	-	-
	12/07/08 – 03/06/09	-	-
	03/07/09 – 06/06/09	-	-
	06/07/09 – 07/06/09	600	25.80
	07/07/09 – 08/06/09	-	-
	08/07/09 – 09/06/09	-	-
	09/07/09 – 12/01/09	100	27.099

Disposal of shares of Kraft Foods common stock	09/07/08 – 12/06/08	8,550	29.29 -33.50
	12/07/08 – 03/06/09	20,729	22.21 -29.64
	03/07/09 – 06/06/09	14,066	23.87 -26.45
	06/07/09 – 07/06/09	3,307	25.49 -26.16
	07/07/09 – 08/06/09	1,318	25.26
	08/07/09 – 09/06/09	3,554	28.00 -28.40
	09/07/09 – 12/01/09	-	-

Grant of Restricted shares(1)	09/07/08 – 12/06/08	-	-
	12/07/08 – 03/06/09	219,880	-
	03/07/09 – 06/06/09	11,160	-
	06/07/09 – 07/06/09	-	-
	07/07/09 – 08/06/09	-	-
	08/07/09 – 09/06/09	35,910	-
	09/07/09 – 12/01/09	-	-

Grant of Restricted Stock Units(2)	09/07/08 – 12/06/08	-	-
	12/07/08 – 03/06/09	316,910	-
	03/07/09 – 06/06/09	-	-
	06/07/09 – 07/06/09	-	-
	07/07/09 – 08/06/09	-	-
	08/07/09 – 09/06/09	-	-
	09/07/09 – 12/01/09	-	-

Grant of options over shares of Kraft Foods common stock	09/07/08 – 12/06/08	1,043,040	-
	12/07/08 – 03/06/09	-	-
	03/07/09 – 06/06/09	-	-
	06/07/09 – 07/06/09	-	-
	07/07/09 – 08/06/09	-	-
	08/07/09 – 09/06/09	-	-
	09/07/09 – 12/01/09	-	-

Exercise of options over shares of Kraft Foods common stock	09/07/08 – 12/06/08	11,790	7.69 -14.42
	12/07/08 – 03/06/09	12,006	7.69 -14.42
	03/07/09 – 06/06/09	13,887	14.42 -17.68
	06/07/09 – 07/06/09	3,840	14.42
	07/07/09 – 08/06/09	-	-
	08/07/09 – 09/06/09	4,414	7.69 -17.68
	09/07/09 – 12/01/09	-	-

(1)	Restricted shares are shares of Kraft Foods common stock that have been awarded to Group Directors pursuant to a compensation plan but that have not yet vested. Restricted shares will vest and become transferable upon satisfaction of the conditions on which they have been awarded and are subject to forfeiture in the event that a Group Director ceases to be an employee of Kraft Foods or its subsidiaries prior to the end of the stated restriction period.

(2)	Restricted Stock Units are granted to Group Directors as part of their compensation and represent the right to receive Kraft Foods common stock at a later date, typically three years from the grant date. Restricted Stock Units do not carry voting rights but do carry cash dividend equivalent rights.

Note:	Aggregation of acquisitions and disposals of Kraft Foods common stock has been carried out in accordance with Note 2 on Rule 24.3 of the U.K. Takeover Code. All acquisitions and disposals are aggregated separately and have not been netted off. The highest and lowest price per share have been stated. Aggregation of other dealings has been carried out with the consent of the U.K. Takeover Panel. The Group Directors whose dealings are aggregate above are: Jose Roberto Prado de Almeida, Rosanne Angotti, Gianluigi Arduini, Gustavo Armstrong, Silvia Bagliani, James Baur, Christine Bense, Dino J. Bianco, Giampaolo Borghini, Werner Bossard, Thomas R. Boyd, Robert H. Bradish, Barbara L. Brasier, Peter Brunner, Jonas Bruzas, Peter Brydon, Nick Bunker, Maurizio Calenti, Piero Capizzi, Neil Chapman, Rainer Claussen, Jeff Currie, Derk De Vries, Franco Del Fabbro, Marc S. Firestone, Valerio Di Natale, Bernd Dreymueller, Ali Erdogan, Marco Gavazzi, Semsettin Gelgen, Philip D. Gregorcy, Cathy D. Heeley, Michael Heimburger, Robert L. Herst, Fernando Horman, Pierre Iweins, Patricio Jaramillo, Shinsuke Katayama, Johan Keerberg, Sanjay Khosla, Jana Kottasova, Herbert Kueng, Romeo Lacerda, May Lee, Pedro Luis Lopez Matheu, Alejandro Lorenzo, Bruno Luisetti, Rudi Madel, Mark Magnesen, Roseli Marinheiro, Willie J. Miller, Eduardo Monteagudo, Eduardo Montilla, Gerald Neumair, Luca Nobili, Johan Nystedt, Darren O’Brien, Emanuele Olivi, Pradeep Pant, Jean-Philippe Pare, Isabell Pehnke, Paul Petruccelli, Alberto Daniel Pizzi, Gerhard Pleuhs, Alison Posa, Reinhard Puchta, Jose Luis Ramirez, Michael Reinke, Gintaras Rimselis, Kjell Ruth, Ignacio Santurio, Chiara Scalzi, Synnoeve Smedal, Franco Suardi, Ashvin Subramanyam, Andrea Szucsany, Claudia P. Temple, Dina Rolstad Thune, Antonio Vazquez, Marc Pierre Vermeulen, W. Anthony Vernon, Irene Von der Recke, Carol J. Ward, Dieter Weber, Christoph Wenisch, Haluk Yildiz and Georges El-Zoghbi. A full list of all dealings aggregated above is available for inspection as set out in Section XVIII of this Appendix B.

(vii) Dealings in relevant securities by persons acting in concert with Kraft Foods.

The following dealings in relevant securities of Kraft Foods by other persons acting in concert with Kraft Foods have taken place during the disclosure period:

Name	Date	Transaction	Number of shares of Kraft Foods common stock	Price/Price Range ($)
Lazard Capital Markets LLC	10/07/08	Acquisition	1,000	30.91
	10/13/08	Disposal	1,000	28.63
	10/01/09	Acquisition	21,291	25.86
	10/01/09	Disposal	21,291	25.87
	10/06/09	Acquisition	35,392	26.13
	10/06/09	Disposal	35,392	26.13
	01/15/09	Acquisition	9,900	27.58
	01/15/09	Disposal	9,900	27.58

Name	Date	Transaction	Number of shares of Kraft Foods common stock	Price/Price Range ($)
Citigroup Global Markets Inc.(1)	09/07/08 – 12/06/08	Acquisitions Disposals	258,878 450,323	26.8900-33.5538 25.5000-33.9000
	12/07/08 – 03/06/09	Acquisitions Disposals	337,277 880,184	24.9208-28.8500 24.9100-28.8500
	03/07/09 – 06/06/09	Acquisitions Disposals	80,478 58,328	22.1417-25.1300 22.1417-25.2000
	06/07/09 – 07/06/09	Acquisitions Disposals	2,282 2,282	25.2628-26.1049 25.2629-26.1050
	07/07/09 – 08/06/09	Acquisitions Disposals	12,468 29,600	27.4183-20.2400 25.7601-28.7100
	08/07/09 – 09/06/09	Acquisitions Disposals	3,226 15,604	27.8381-28.6138 27.8382-28.8301
	09/07/09 – 12/01/09	Acquisitions Disposals	2,254,529 2,663,251	25.7900-28.6400 25.8400-27.6800

Deutsche Bank Securities Inc.(1)	09/07/08 – 12/06/08	Acquisitions Disposals	1,205,522 1,249,037	24.8200-34.7900 25.2200-34.9700
	12/07/08 – 03/06/09	Acquisitions Disposals	1,452,136 1,069,255	21.3400-35.0000 21.1000-29.5700
	03/07/09 – 06/06/09	Acquisitions Disposals	298,611 393,411	21.2400-26.9800 21.2300-27.0000
	06/07/09 – 07/06//09	Acquisitions Disposals	253,127 447,659	24.8100-26.7300 24.9500-26.7400
	07/07/09 – 08/06/09	Acquisitions Disposals	417,259 126,309	27.000-28.7500 26.0500-28.5000
	08/07/09 – 09/06/09	Acquisitions Disposals	93,400 21,000	28.1200-28.9700 28.6900-28.8100
	09/07/09 – 12/01/09	Acquisitions Disposals	— —	— —

(1)	Aggregation of dealings has been carried out in accordance with Note 2 on Rule 24.3 of the U.K. Takeover Code. All acquisitions and disposals are aggregated separately and have not been netted off. The highest and lowest prices per share of Kraft Foods common stock have been stated. A full list of dealings is available for inspection as set out in Section XVIII of this Appendix B.

C. Interests and Dealings in Relevant Securities of Cadbury

(i) Interests, rights to subscribe and short positions of Cadbury relevant securities held by persons acting in concert with Kraft Foods

As at the close of business on December 1, 2009 (the latest practicable date before printing of the prospectus/offer to exchange and other offer documents), the interests in and short positions in respect of relevant securities of Cadbury held by person(s) acting in concert with Kraft Foods were as follows:

Relevant securities of Cadbury
Name	Number of Cadbury ordinary shares
Kraft Foods Global, Inc. Master Retirement Trust	314,686
Hasim Salim(1)	588

(1)	Hasim Salim is a director of PT Kraft Foods Company Indonesia.

Short positions
Name	Number of Cadbury ordinary shares	Number of Cadbury ADSs
Citigroup Global Markets Inc.	1,100	24,811

(ii) Dealings in relevant securities of Cadbury by Kraft Foods, Kraft Foods directors, their immediate families, persons acting in concert with Kraft Foods and persons with whom Kraft Foods or any person acting in concert with Kraft Foods has any arrangement.

The following dealings in relevant securities of Cadbury by persons acting in concert with Kraft Foods have taken place during the disclosure period:

Name	Date	Transaction	Number of Cadbury ordinary shares/Cadbury ADRs	Price/Price Range
Kraft Foods Global, Inc. Master Retirement Trust	May 5, 2009 May 18, 2009	Purchase Purchase	24,398 Cadbury ordinary shares 58,900 Cadbury ordinary shares	$7.87 $8.35
Citigroup Global Markets Inc.(1)	09/07/08 – 12/06/08	Acquisitions Disposals	- -	- -
	12/07/08 – 03/06/09	Acquisitions Disposals	814 Cadbury ordinary shares 814 Cadbury ordinary shares	£5.5100-5.5100 £5.5100-5.5100
	03/07/09 – 06/06/09	Acquisitions Disposals	247,800 Cadbury ADRs 312,900 Cadbury ADRs	$29.000-31.9032 $29.000-31.9032
	06/07/09 – 07/06/09	Acquisitions Disposals	- -	- -
	07/07/09 – 08/06/09	Acquisitions Disposals	807,130 Cadbury ADRs 807,130 Cadbury ADRs	$33.8700-40.8025 $33.8700-40.8025
	08/07/09 – 09/06/09	Acquisitions Disposals	- -	- -
	09/07/09 – 12/01/09	Acquisitions Disposals	- -	- -
Deutsche Bank London AG, London Branch(1)	09/07/08 – 12/06/08	Acquisitions Disposals	56,800 Cadbury ordinary shares 34,191 Cadbury ordinary shares	£5.0192-5.7100 £5.4100-6.3668
	12/07/08 – 03/06/09	Acquisitions Disposals	221,800 Cadbury ordinary shares 203,600 Cadbury ordinary shares	£5.0541-6.0429 £5.1550-5.5722
	03/07/09 – 06/06/09	Acquisitions Disposals	80,200 Cadbury ordinary shares 167,900 Cadbury ordinary shares	£5.0432-5.1784 £4.9775-5.4484
	06/07/09 – 07/06/09	Acquisitions Disposals	86,047 Cadbury ordinary shares 64,447 Cadbury ordinary shares	£5.2050-5.3850 £5.1800-5.3150
	07/07/09 – 08/06/09	Acquisitions Disposals	7,335 Cadbury ordinary shares 7,355 Cadbury ordinary shares	£5.7900-5.7900 £5.7900-5.7900
	08/07/09 – 09/06/09	Acquisitions Disposals	7,455 Cadbury ordinary shares 7,455 Cadbury ordinary shares	£5.7450-5.7450 £5.7450-5.7450
	09/07/09 – 12/01/09	Acquisitions(2) Disposals(2)	18,400 Cadbury ordinary shares 40,000 Cadbury ordinary shares	£7.8900-7.8900 £7.8750-7.8750
Deutsche Bank Securities Inc.(1)	09/07/08 –12/06/08	Acquisitions Disposals	89,744 Cadbury ADRs 126,084 Cadbury ADRs	$29.6000-46.8700 $29.9100-46.8600
	12/07/08 – 03/06/09	Acquisitions Disposals	117,134 Cadbury ADRs 124,363 Cadbury ADRs	$28.2800-37.2700 $28.3200-37.1900
	03/07/09 – 06/06/09	Acquisitions Disposals	175,503 Cadbury ADRs 204,751 Cadbury ADRs	$28.0700-36.0900 $28.0300-35.8600
	06/07/09 – 07/06/09	Acquisitions Disposals	21,806 Cadbury ADRs 76,931 Cadbury ADRs	$34.3200-35.7000 $34.2517-35.8000
	07/07/09 – 08/06/09	Acquisitions Disposals	- -	- -
	08/07/09 – 09/06/09	Acquisitions Disposals	- -	- -
	09/07/09 – 12/01/09	Acquisitions Disposals	- -	- -

(1)	Aggregation of dealings has been carried out in accordance with Note 2 on Rule 24.3 of the U.K. Takeover Code. All acquisitions and disposals are aggregated separately and have not been netted off. The highest and lowest prices per Cadbury ordinary share or Cadbury ADR have been stated. A full list of dealings is available for inspection as set out in Section XVIII of this Appendix B.

(2)	These transactions took place as a consequence of book flattening. The U.K. Takeover Panel informed Deutsche Bank AG, London Branch on an ex parte basis that such transactions were permissible and have no U.K. Takeover Code consequences.

D. Other Interests in Kraft Foods

(i) Persons (excluding directors) who have a sufficient interest in Kraft Foods to have a potential 5% or greater interest in Cadbury following completion of the offer.

As at the close of business on December 1, 2009 (being the latest practicable date before the publication of the prospectus/offer to exchange and other offer documents), the persons notified to Kraft Foods who had interests in Kraft Foods sufficient to have a potential indirect interest of 5% or more in the equity capital of Cadbury immediately following completion of the offer are:

Name	No. of shares of Kraft Foods common stock(1)	% of voting rights
Warren E. Buffett/Berkshire Hathaway Inc.(2)	138,272,500	9.4

(1)	Pursuant to the requirements of the SEC and the Exchange Act, the Kraft Foods shareholders listed above were required to notify Kraft Foods of their interests in Kraft Foods as at December 31, 2008 within 45 days of that date, but have not made any further notifications to Kraft Foods since February 17, 2009.

(2)	Based on the Schedule 13G/A filed jointly by Mr. Buffett and his affiliates on February 17, 2009 with the SEC. Mr. Buffett and Berkshire Hathaway share voting and dispositive power over all reported shares, which include shares beneficially owned by certain subsidiaries of Berkshire Hathaway.

According to the 2008 Annual Report of Berkshire Hathaway, Berkshire Hathaway is a holding company owning subsidiaries that engage in a number of diverse business activities including property and casualty insurance and reinsurance, utilities and energy, finance, manufacturing, services and retailing. Mr. Warren Buffett is the Chairman of the Board of Directors of Berkshire Hathaway, and makes the investment decisions and all other asset allocation decisions of Berkshire, in consultation with Mr. Charles Munger who is the Vice Chairman of Berkshire Hathaway’s Board of Directors. Apart from its interests in Kraft Foods Inc., Berkshire Hathaway also has interests in the following businesses which may be considered relevant to the business of Cadbury. Based on publicly available information, Berkshire Hathaway has controlling interests in International Dairy Queen and See’s Candies and non-controlling interests in Wrigleys (non-equity) and Nestlé.

E. Persons Acting in Concert

(i) Persons acting in concert with Kraft Foods.

In addition to the Kraft Foods directors, Kraft Foods’ relevant companies, their directors and related pension funds, the persons who are acting in concert with Kraft Foods for the purposes of the offer are:

Name	Entity Type	Registered Address	Relationship with Kraft Foods
Lazard & Co., Limited	English private limited company	50 Stratton Street, London W1J 8LL, United Kingdom	Lead financial adviser

Centerview Partners UK LLP	English limited liability partnership	10 Norwich Street, London EC4A 1BD, United Kingdom	Financial adviser

Citigroup Global Markets Limited	English private limited company	Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB, United Kingdom	Financial adviser and corporate broker

Deutsche Bank AG, London Branch (and its affiliates)	German public limited company	Deutsche Bank AG, London Branch address: 1 Great Winchester Street, London EC2N 2DB, United Kingdom	Financial adviser and corporate broker

Houlihan Lokey Howard & Zukin Financial Advisors, Inc.	California corporation	1930 Century Park West, Los Angeles, CA 90067 United States of America	Financial adviser

F. General

Except as disclosed above, none of Kraft Foods, any of Kraft Foods’ relevant companies, any of the Kraft Foods directors, any other Group Directors, any members of such directors’ immediate families or any related trusts or companies, and any other person acting in concert with Kraft Foods was interested, had any rights to subscribe or had any short positions in respect of any relevant securities of Cadbury or Kraft Foods on December 1, 2009 (the latest practicable date before printing of the prospectus/offer to exchange and other offer documents) nor has any such person dealt in any relevant securities of Cadbury or Kraft Foods during the disclosure period.

Neither Kraft Foods nor any person acting in concert with Kraft Foods has borrowed or lent any relevant securities of Cadbury or Kraft Foods during the disclosure period, except for any borrowed shares which have either been on-lent or sold.

None of Kraft Foods, any person acting in concert with Kraft Foods, and any associates (as defined in the U.K. Takeover Code) of Kraft Foods has any arrangements in relation to any relevant securities.

XI. Kraft Foods Contracts

A. Material Contracts

General

Except as disclosed below, there have been no contracts entered into by Kraft Foods or any of its subsidiaries during the period commencing on September 7, 2007 (the date two years before the commencement of the Offer Period) and ending on December 1, 2009 (the latest practicable date before the printing of the prospectus/offer to exchange and other offer documents) which are outside the ordinary course of business and which are or may be considered material or which have been entered into at any time by Kraft Foods or any Kraft Foods subsidiary and contain provisions under which Kraft Foods or any Kraft Foods subsidiary has an obligation or entitlement which is, or may be, material to the business of Kraft Foods and its subsidiaries at the date of the prospectus/offer to exchange.

(i) Indenture Agreement, dated October 17, 2001

Kraft Foods is party to an Indenture, dated October 17, 2001 (the “Indenture”) with Deutsche Bank Trust Company Americas, as successor trustee. The Indenture does not limit the amount of debt that Kraft Foods may issue under the Indenture and provides that additional debt securities may be issued up to the aggregate principal amount authorized by a resolution of the board of directors of Kraft Foods. Kraft Foods may issue debt securities from time to time in one or more series with the same or various maturities, at par, at a discount or at a premium. There is no requirement that any other debt securities that Kraft Foods issues be under the Indenture. Thus, any other debt securities that Kraft Foods issues may be issued under other indentures or documentation containing provisions different from those included in the Indenture.

A default with respect to a single series of debt securities under the Indenture will not necessarily constitute a default with respect to any other series of debt securities issued under the Indenture. A default under Kraft Foods’ other indebtedness will not be a default under the Indenture. If an event of default (as defined in the Indenture) for any series of debt securities occurs and continues (other than an event of default involving Kraft Foods’ bankruptcy, insolvency or reorganization), either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series may require Kraft Foods upon notice in writing to Kraft Foods, to immediately repay the entire principal (or, in the case of (a) certain debt securities specified in the Indenture, a lesser amount as provided in those debt securities or (b) indexed debt securities, an amount determined by the terms of those indexed debt securities), of all the debt securities of such series together with accrued interest on the debt securities.

The Indenture limits the amount of liens that Kraft Foods or its subsidiaries may incur or otherwise create in order to secure indebtedness for borrowed money. A sale and leaseback transaction is prohibited unless certain requirements are met. The Indenture does not require Kraft Foods to maintain any financial ratios, minimum levels of net worth or liquidity or restrict payment of dividends, the making of other distributions on Kraft Foods common stock or the redemption of Kraft Foods common stock.

(ii) Tax Sharing Agreement between Kraft Foods and Altria, dated March 30, 2007

On March 30, 2007, Kraft Foods entered into a tax sharing agreement with Altria Group Inc. (“Altria”) regarding post-spin-off rights and obligations related to pre-spin-off taxes. The agreement generally governs Altria’s and Kraft Foods’ respective rights, responsibilities and obligations after the distribution with respect to taxes attributable to Kraft Foods’ business, as well as any taxes incurred by Altria or Kraft Foods as a result of the failure of the distribution to qualify for tax-free treatment under Section 355 of the U.S. Internal Revenue Code of 1986, as amended.

(iii) Master Sale and Purchase Agreement between Kraft Foods and Groupe Danone S.A., dated October 29, 2007

On November 30, 2007, Kraft Foods acquired LU biscuit for €5.1 billion in cash. The acquisition included 32 manufacturing facilities and approximately 14,000 employees. Kraft Foods acquired net assets consisting primarily of goodwill of $4.052 billion (which will not be deductible for statutory tax purposes), intangible assets of $3.546 billion (substantially all of which are indefinite-lived), receivables of $757 million, property, plant and equipment of $1.054 billion and inventories of $204 million, and assumed liabilities of $1.063 billion consisting primarily of accounts payable and accruals. These purchase price allocations were based upon appraisals that were finalized in the third quarter of 2008.

(iv) Post Cereal Split-Off Agreements, dated November 15, 2007

On August 4, 2008, Kraft Foods via a “Reverse Morris Trust” transaction agreement dated November 15, 2007 completed the split-off of the Post cereals business into Ralcorp Holdings Inc., after an exchange with its shareholders. The exchange was tax free to participating shareholders for U.S. federal income tax purposes.

In this split-off transaction, approximately 46.1 million shares of Kraft Foods common stock were tendered and were valued at $1.644 billion. The Kraft Foods shareholders had the option to exchange some or all of their shares of Kraft Foods common stock and receive shares of common stock of Cable Holdco. Cable Holdco was Kraft Foods’ wholly-owned subsidiary that owned certain assets and liabilities of the Post cereals business. In exchange for the contribution of the Post cereals business, Cable Holdco issued approximately $665 million in debt securities, issued shares of its common stock and assumed a $300 million credit facility. Following the merger of Cable Holdco and a Ralcorp subsidiary, the Cable Holdco common stock was exchanged for shares of Ralcorp common stock on a one-for-one basis. Upon closing, Kraft Foods used the cash equivalent net proceeds, approximately $960 million, to repay debt. As a result of the split-off, Kraft Foods recorded a gain on discontinued operations of $926 million, or $0.61 per diluted share, in 2008. The results of the Post cereals business were reflected as discontinued operations on the consolidated statement of earnings and prior period results were revised in a consistent manner.

(v) Bridge Facility Agreement, dated November 9, 2009

Please see the section of the prospectus/offer to exchange entitled “The Offer—Financing of the Offer; Source and Amount of Funds” for a description of this credit agreement.

(vi) Three-year revolving credit agreement dated November 30, 2009

On November 30, 2009, Kraft Foods entered into a revolving credit agreement for a three-year senior unsecured revolving credit facility in an aggregate principal amount of $4.5 billion with the lenders named therein and Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc., as joint bookrunners, and Deutsche Bank AG New York Branch and Citibank, N.A., as co-administrative agents, Deutsche Bank AG New York Branch, as paying agent, HSBC Securities (USA) Inc., as syndication agent, Credit Suisse Securities (USA) LLC and JPMorgan Chase Bank, N.A., as co-documentation agents, and Deutsche Bank Securities Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Banc of America Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, BBVA Securities Inc., BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc., RBS Securities, Inc. and SG Americas Securities, LLC, as joint lead arrangers. The revolving credit agreement replaces Kraft Foods’ existing $4.5 billion five-year revolving credit agreement dated April 15, 2005 which was terminated on November 30, 2009. Kraft Foods expects to use the revolving credit facility for general corporate purposes (to the extent it is not used to support Kraft Foods’ commercial paper issuances).

The revolving credit agreement provides for Kraft Foods and certain of its subsidiaries that it may designate to borrow up to the aggregate amount of the unused commitments under the revolving credit facility on or after November 30, 2009 and prior to the termination of the revolving credit agreement. Under the revolving credit agreement, Kraft Foods has guaranteed the obligations of any subsidiary borrower. At Kraft Foods’ request, the amount of the revolving credit facility may be increased by up to $500 million in the aggregate by agreement of Kraft Foods and the lenders providing the increased commitments. The revolving credit agreement terminates on November 30, 2012, provided that Kraft Foods may, on no more than three occasions, request that the lenders extend their commitments for successive one-year periods. All committed pro rata borrowings under the revolving facility will bear interest at a variable annual rate based on LIBOR or base rate, at Kraft Foods’ election, plus an applicable margin based on its three-year credit default swap mid-rate spread (as determined pursuant to the revolving credit agreement).

The revolving credit agreement requires Kraft Foods to maintain a minimum total shareholders’ equity (excluding accumulated other comprehensive income or losses) of not less than $23.0 billion, which minimum level would be increased, if the proposed acquisition of Cadbury is consummated, by 75% of any increase in such total shareholders’ equity as a direct result of the issuance by Kraft Foods of equity securities to finance the proposed acquisition of Cadbury or to refinance certain indebtedness. The revolving credit agreement also contains customary representations, covenants and events of default.

XII. Cadbury Board of Director Information

As far as Kraft Foods is aware, the directors of Cadbury are as follows:

Name	Position
Roger Carr	Chairman
Todd Stitzer	Chief Executive Officer
Andrew Bonfield	Chief Financial Officer
Dr. Wolfgang Berndt	Non-Executive Director
Colin Day	Non-Executive Director
Baroness Hogg	Non-Executive Director
Lord Christopher Patten	Non-Executive Director
Raymond Viault	Non-Executive Director
Guy Elliot	Senior Independent Non-Executive Director

XIII. No Agreements between Cadbury and Kraft Foods

Except as disclosed in the prospectus/offer to exchange, no agreement, arrangement or understanding (including any compensation arrangement) exists between Kraft Foods or any person acting in concert with Kraft Foods and any of the directors, recent directors, shareholders or recent shareholders of Cadbury or any person interested or recently interested in shares of Cadbury having any connection with or dependence on the offer.

XIV. Emoluments

The emoluments of the Kraft Foods directors will be assessed by the Human Resources and Compensation Committee of Kraft Foods in the ordinary course of events which may take into account the successful completion of the offer. However, except as aforesaid, the emoluments of the Kraft Foods board of directors will not be affected by the acquisition of Cadbury or by any other associated transaction.

XV. Ultimate Owner of Cadbury securities

Except as disclosed in the prospectus/offer to exchange, there is no agreement, arrangement or understanding by which any securities acquired in pursuance of the offer will be transferred to any other person, but Kraft Foods reserves the right to transfer any such shares to any Kraft Foods subsidiary.

XVI. Consents

A.	Lazard & Co. Limited has given and not withdrawn its written consent to the references to its name in this Appendix B in the form and context in which they appear.

B.	Centerview Partners UK LLP has given and not withdrawn its written consent to the references to its name in the form and context in which they appear.

C.	Citigroup Global Markets Limited has given and not withdrawn its written consent to the references to its name in the form and context in which they appear.

D.	Deutsche Bank AG, London Branch has given and not withdrawn its written consent to the references to its name (and that of its affiliates) in the form and context in which they appear.

E.	Houlihan Lokey Howard & Zukin Financial Advisors, Inc. has given and not withdrawn its written consent to the references to its name in this Appendix B in the form and context in which they appear.

By giving such consent, none of the above parties admits that it is an expert with respect to any part of the Registration Statement on Form S-4 of Kraft Foods to which this Appendix B is attached within the meaning of the term “experts” as used in, or that it comes within the category of persons whose consent is required under, the Securities Act or the rules and regulations of the SEC promulgated thereunder.

XVII. No Material Change

A. No material change in the financial or trading position of Kraft Foods or its Subsidiaries since December 31, 2008

Except as disclosed in the prospectus/offer to exchange (including the documents incorporated by reference into the prospectus/offer to exchange and listed in the section of the prospectus/offer to exchange entitled “Incorporation by Reference”), there has been no material change in the financial or trading position of Kraft Foods or its subsidiaries which has occurred since December 31, 2008 (the date to which the latest audited accounts of Kraft Foods and its subsidiaries were prepared).

B. No material change in the financial or trading position of Cadbury since December 31, 2008

As far as Kraft Foods is aware and except as publicly announced by Cadbury, except as disclosed in the prospectus/offer to exchange or the documents incorporated by reference into the prospectus/offer to exchange (which are listed in the section of the prospectus/offer to exchange entitled “Incorporation by Reference”), there has been no material change in the financial or trading position of Cadbury which has occurred since December 31, 2008 (the date to which the latest audited accounts of Cadbury were prepared).

XVIII. Documents Available for Inspection

Copies of the following documents are available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at Clifford Chance LLP, 10 Upper Bank Street, London, E14 5JJ, England until the end of the Offer Period:

A.	the prospectus/offer to exchange (including any documents incorporated herein by reference), the U.K. offer document, the U.K. prospectus, the Form of Acceptance, and the ADS Letter of Transmittal;

B.	Kraft Foods’ articles of incorporation, as amended from time to time, and Kraft Foods’ by-laws, as amended and restated from time to time;

C.	the revised audited consolidated financial statements of Kraft Foods for the year ended December 31, 2008 and December 31, 2007;

D.	the Form 8-K referred to in Section VII of this Appendix B;

E.	the full list of dealings that have been aggregated in Section X of this Appendix B;

F.	the material contracts referred to in Section XI of this Appendix B (which include documents relating to the financing arrangements for the offer); and

G.	the written consents referred to in Section XVI of this Appendix B.

The ADS Exchange Agent for the offer is:

Computershare Trust Company, N.A

By Mail:	By Overnight Delivery:

Computershare Trust Company, N.A. Attn: Corp Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. Attn: Corp Actions Suite V 250 Royall Street Canton, MA 02021

Facsimile Transmission for Eligible Institutions: (617) 360-6810	To Confirm Facsimile Transmission Only: (781) 575-2332

The Ordinary Share Exchange Agent for the offer in the United States and Canada is:

Computershare Investor Services PLC

By Mail:	By Overnight Delivery:

c/o Computershare Trust Company, N.A. Attn: Corp Actions P.O. Box 43011 Providence RI 02940-3011	c/o Computershare Trust Company, N.A. Attn: Corp Actions Suite V 250 Royall Street Canton, MA 02021

Any questions or requests for assistance may be directed to the information agent at the address or telephone numbers set forth below. Additional copies of this prospectus/offer to exchange, the ADS Letter of Transmittal and/or the Form of Acceptance may be obtained from the information agent at its address and telephone numbers set forth below. Holders of Cadbury ordinary shares or Cadbury ADSs may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The information agent for the offer is:

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

Toll-Free in the United States (800) 868-1391

Outside the United States (212) 806-6859

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS/OFFER TO EXCHANGE

Item 20.	Indemnification of Directors and Officers

Kraft Foods is a Virginia corporation. The Virginia Stock Corporation Act (the “VSCA”) permits indemnification of a corporation’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended. Sections 13.1-697 and 13.1-702 of the VSCA generally authorize a Virginia corporation to indemnify its directors, officers, employees or agents in civil or criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Additionally, Section 13.1-704 of the VSCA provides that a Virginia corporation has the power to make any further indemnity to any director, officer, employee or agent, including under its articles of incorporation or any by-law or shareholder resolution, except an indemnity against their willful misconduct or a knowing violation of the criminal law. Kraft Foods’ articles of incorporation, as amended, require Kraft Foods to indemnify its directors, officers and other eligible persons to the full extent permitted by the VSCA.

Kraft Foods’ articles of incorporation, as amended, also provide that, to the full extent that the VSCA permits the limitation or elimination of the liability of directors, officers and other eligible persons, no director, officer or such eligible person of Kraft Foods shall be liable to Kraft Foods or its shareholders for monetary damages arising out of any transaction, occurrence or course of conduct. Section 13.1-692.1 of the VSCA presently permits the elimination of liability of directors and officers in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of a corporation, except for liability resulting from such persons having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any unlawful insider trading or manipulation of the market for any security. Sections 13.1-692.1 and 13.1-696 to -704 of the VSCA are hereby incorporated by reference herein.

Kraft Foods carries insurance on behalf of directors, officers, employees or agents that may cover liabilities under the Securities Act.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

See the Exhibit Index.

(b)	Financial Statement Schedules.

None.

(c)	Reports, Opinions and Appraisals.

None.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus/offer to exchange required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus/offer to exchange any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus/offer to exchange filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) To respond to requests for information that is incorporated by reference into the prospectus/offer to exchange pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northfield, State of Illinois on the 4th day of December, 2009.

KRAFT FOODS INC.

By:	/s/ Marc S. Firestone
	Name:	Marc S. Firestone
	Title:	Executive Vice President, Corporate & Legal Affairs and General Counsel

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Irene B. Rosenfeld (Irene B. Rosenfeld)	Director, Chairman and Chief Executive Officer	December 4, 2009

/s/ Timothy R. McLevish (Timothy R. McLevish)	Executive Vice President and Chief Financial Officer	December 4, 2009

/s/ Kim Harris Jones (Kim Harris Jones)	Senior Vice President and Corporate Controller	December 4, 2009

/s/ Ajaypal S. Banga (Ajaypal S. Banga)	Director	December 4, 2009

/s/ Myra M. Hart (Myra M. Hart)	Director	December 4, 2009

/s/ Lois D. Juliber (Lois D. Juliber)	Director	December 4, 2009

/s/ Mark D. Ketchum (Mark D. Ketchum)	Director	December 4, 2009

/s/ Richard A. Lerner (Richard A. Lerner, M.D.)	Director	December 4, 2009

/s/ John C. Pope (John C. Pope)	Director	December 4, 2009

/s/ Fredric G. Reynolds (Fredric G. Reynolds)	Director	December 4, 2009

/s/ Deborah C. Wright (Deborah C. Wright)	Director	December 4, 2009

/s/ Frank G. Zarb (Frank G. Zarb)	Director	December 4, 2009

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-57162) filed with the SEC on March 16, 2001).

4.2	Articles of Amendment to the Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-57162) filed with the SEC on March 16, 2001).

4.3	Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 21, 2009).

5.1	Form of Opinion of Hunton & Williams as to the validity of the Kraft Foods Class A Common Stock being registered.

10.1	Acquisition and Refinancing Bridge Credit Agreement by and among Kraft Foods Inc., the lenders named therein and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and HSBC Securities (USA) Inc., as joint bookrunners, and Citibank, N.A. and Deutsche Bank AG Cayman Islands Branch, as co-administrative agents (incorporated by reference to Exhibit 99.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 4, 2009).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hunton & Williams LLP (to be included in Exhibit 5.1).*

24.1	Power of Attorney of Irene B. Rosenfeld.

24.2	Power of Attorney of Timothy R. McLevish.

24.3	Power of Attorney of Kim Harris Jones.

24.4	Power of Attorney of Ajaypal S. Banga.

24.5	Power of Attorney of Myra M. Hart.

24.6	Power of Attorney of Lois D. Juliber.

24.7	Power of Attorney of Mark D. Ketchum.

24.8	Power of Attorney of Richard A. Lerner, M.D.

24.9	Power of Attorney of John C. Pope.

24.10	Power of Attorney of Fredric G. Reynolds.

24.11	Power of Attorney of Deborah C. Wright.

24.12	Power of Attorney of Frank G. Zarb.

99.1	Form of Acceptance.

99.2	Form of ADS Letter of Transmittal.

99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients.

99.5	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

99.6	Summary advertisement as published in The Wall Street Journal on December 4, 2009.

*	To be filed by amendment.